As filed with the Securities and Exchange Commission on April 8, 2026.

Registration No. 333-292132

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Volato Group, Inc.

(Exact name of registrant as specified in its charter.)

Delaware	4522	86-2707040
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1954 Airport Road

Suite 124

Chamblee, Georgia 30341

844-399-8998

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Liotta

Chief Executive Officer

1954 Airport Road

Suite 124

Chamblee, Georgia 30341

844-399-8998

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Kate L. Bechen Hallie D. Heath Dykema Gossett PLLC 111 E. Kilbourn Ave., Suite 1050 Milwaukee, WI 53202 (414) 488-7300	Darrin M. Ocasio, Esq. Sharon Carroll, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the merger agreement described in this proxy statement / prospectus to consummate the business combination are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in the preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED APRIL 8, 2026

PROXY STATEMENT FOR
SPECIAL MEETING OF VOLATO GROUP, INC.

PROSPECTUS FOR
119,497,564 SHARES OF CLASS A COMMON STOCK

OF VOLATO GROUP, INC.

On July 28, 2025, Volato Group, Inc., a Delaware corporation (“Volato”, “we”, “us”, “our” or the “Company”), entered into an Agreement and Plan of Merger and Reorganization (as amended, the “Merger Agreement”) with Volato Merger Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of Volato (“Merger Sub”), and M2i Global, Inc., a Nevada corporation (“M2i Global”), pursuant to which Merger Sub will merge with and into M2i Global, with M2i Global surviving the merger as a wholly-owned subsidiary of Volato (together with all other transactions contemplated by the Merger Agreement, the “Merger”). Collectively, we refer to Volato and the surviving corporation following the Merger as the Combined Company.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, $0.001 par value per share, of M2i Global (“M2i Global Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of Class A common stock, par value $0.0001 per share of Volato (the “Volato Common Stock” or “our Common Stock”) equal to 85% of the Volato Common Stock on an as converted and fully diluted basis at the Effective Time, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and as may be adjusted in accordance with the Merger Agreement (the “Merger Consideration”). Based on an assumption of approximately 21,087,805 fully diluted shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time, Volato estimates that the Merger will result in the issuance of Merger Consideration consisting of approximately 119,497,564 shares of Volato Common Stock. However, the actual amount of the Merger Consideration will be determined at the Effective Time and is subject to change based on the fully diluted number of shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time. Volato estimates that the aggregate value of this estimated Merger Consideration is approximately $28.6 million, or $0.239 per share of common stock of the Combined Company, based on the trading price of Volato Common Stock as of April 2, 2026 and the anticipated number of Combined Company shares outstanding upon closing. The foregoing estimate and information herein does not give effect to the proposed reverse stock split (as described in more detail below and elsewhere in the accompanying proxy statement/prospectus). For additional information regarding the Merger Agreement, see “The Merger Agreement.”

It is expected that, immediately after the closing of the Merger, holders of M2i Global Common Stock as of immediately prior to the Effective Time will collectively own approximately 85% of the issued and outstanding common stock of the Combined Company on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and the holders of Volato Common Stock as of immediately prior to the Effective Time will collectively own approximately 15% of the issued and outstanding common stock of the Combined Company on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants.

Volato Common Stock is currently traded on the NYSE American LLC (“NYSE American”) under the symbol “SOAR”. Volato intends to file an initial listing application for the Combined Company with the Nasdaq Stock Market LLC (“Nasdaq”). After the closing of the Merger, Volato is expected to be renamed to “M2i Global, Inc.” and it is expected that the Volato Common Stock will trade on Nasdaq under the symbol “SOAR”. On April 2, 2026, the last reported sale price of the Volato Common Stock on the NYSE American was $0.239 per share.

Volato is holding a special meeting of stockholders (the “Special Meeting”) in order to obtain the stockholder approvals necessary to complete the Merger and related matters. The Special Meeting will be held on [●], 2026, at 9:00 AM Eastern Time, virtually at https://edge.media-server.com/mmc/go/SOAR2026SGM, unless postponed or adjourned to a later date, for the purpose of considering and voting upon the matters set forth in the Notice of Special Meeting of Stockholders and the accompanying proxy statement/prospectus.

As described in the accompanying proxy statement/prospectus, certain Volato stockholders holding, in the aggregate, approximately 12% of the issued and outstanding shares of Volato Common Stock as of July 28, 2025, on a fully diluted basis, are parties to a stockholder voting and support agreement, pursuant to which such stockholders have, among other things, agreed to vote in favor of the Merger and certain other matters.

After careful consideration each of the Volato board of directors (the “Volato Board”) and M2i Global board of directors (the “M2i Global Board”) have approved the Merger Agreement and have determined that it is advisable to consummate the Merger and related transactions. The Volato board of directors has approved the proposals described in the accompanying proxy statement/prospectus and recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

We may amend or supplement this proxy statement/prospectus from time to time by filing amendments or supplements as required. You should read the entire proxy statement/prospectus and any amendments or supplements carefully.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This proxy statement/prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

More information about Volato, M2i Global, the Merger Agreement and the transactions contemplated thereby and the proposals being considered at the Special Meeting is contained in the accompanying proxy statement/prospectus. Volato urges you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 20 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2026, and is first being mailed to Volato’s stockholders and M2i Global’s stockholders on or about [●], 2026.

MERGER RELATED PROPOSALS – YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Volato Group, Inc. and Stockholders of M2i Global, Inc.:

As previously announced, the boards of directors of Volato and M2i Global have unanimously approved the Merger. On July 28, 2025, Volato entered into the Merger Agreement with Merger Sub and M2i Global, pursuant to which Merger Sub will merge with and into M2i Global, with M2i Global surviving the Merger as a wholly-owned subsidiary of Volato. Collectively, we refer to Volato and the surviving corporation following the Merger as the Combined Company.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of M2i Global Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of Volato Common Stock equal to 85% of the Volato Common Stock on an as converted and fully diluted basis at the Effective Time, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and as may be adjusted in accordance with the Merger Agreement. Based on an assumption of approximately 21,087,805 fully diluted shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time, Volato estimates that the Merger will result in the issuance of Merger Consideration consisting of approximately 119,497,564 shares of Volato Common Stock. However, the actual amount of the Merger Consideration will be determined at the Effective Time and is subject to change based on the fully diluted number of shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time. Volato estimates that the aggregate value of this estimated Merger Consideration is approximately $28.6 million, or $0.239 per share of common stock of the Combined Company, based on the trading price of Volato Common Stock as of April 2, 2026 and the anticipated number of Combined Company shares outstanding upon closing. The foregoing estimate and information herein does not give effect to the proposed reverse stock split (as described in more detail below and elsewhere in the accompanying proxy statement/prospectus). For additional information regarding the Merger Agreement, see “The Merger Agreement.”

It is expected that, immediately after the closing of the Merger, holders of M2i Global Common Stock as of immediately prior to the Effective Time will collectively own approximately 85% of the issued and outstanding common stock of the Combined Company on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and the holders of Volato Common Stock as of immediately prior to the Effective Time will collectively own approximately 15% of the issued and outstanding common stock of the Combined Company on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants.

Volato Common Stock is currently traded on the NYSE American under the symbol “SOAR”. Volato intends to file an initial listing application for the Combined Company with Nasdaq. After the closing of the Merger, Volato is expected to be renamed to “M2i Global, Inc.” and it is expected that the Volato Common Stock will trade on Nasdaq under the symbol “SOAR”. On April 2, 2026, the last reported sale price of the Volato Common Stock on the NYSE American was $0.239 per share.

To obtain the approvals of the Volato stockholders required in connection with the Merger, Volato will hold a special meeting of stockholders (the “Special Meeting”).

Under the terms of the Nevada Revised Statues and the certificate of incorporation of M2i Global, stockholders of M2i Global holding in excess of a majority of the voting shares intend to act by written consent to approve and adopt the Merger and the Merger Agreement. The foregoing written consent is a closing condition under the Merger Agreement. Accordingly, the approval of any other shareholder of M2i Global for the Merger is not expected to be required and M2i Global is not requesting a vote on this matter, and unless such stockholders dissent and seek appraisal, they will be entitled to receive their pro rata share of the Merger Consideration upon consummation of the Merger. Accordingly, no meeting of the stockholders of M2i Global is required to consider and vote on, among other things, a proposal to adopt the Merger Agreement.

The parties cannot consummate the Merger unless the stockholders of Volato approve the Merger Proposal, the Stock Issuance Proposal and the Election of Directors Proposal, each as described in the accompanying proxy statement/prospectus. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Special Meeting virtually, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting.

The Volato board of directors has carefully considered and unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Volato and its stockholders. The Volato board of directors unanimously recommends that Volato stockholders vote “FOR” the Merger Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Election of Directors Proposal and “FOR” each of the other proposals to be considered at the Special Meeting and described in the accompanying proxy statement/prospectus.

The obligations of Volato and M2i Global to consummate the Merger are subject to the satisfaction or waiver of several conditions, as set forth in the Merger Agreement, including receipt of stockholder approval for the required proposals described above. The accompanying proxy statement/prospectus contains detailed information about Volato, M2i Global, the Special Meeting, the Merger Agreement, the Merger and the other business to be considered by the Volato stockholders at the Special Meeting. Volato and M2i Global encourage you to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 20 of the accompanying proxy statement/prospectus for a discussion of the risks you should consider in evaluating the Merger and how it will affect you.

On behalf of the Volato Board and the M2i Global Board, thank you for your consideration and continued support.

Matthew Liotta	Alberto Rosende
Chair and Chief Executive Officer	Chief Executive Officer and Director
Volato Group, Inc.	M2i Global, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the securities to be issued in connection with the Merger or any other transaction described in the accompanying proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [●], 2026, and is first being mailed to Volato’s stockholders and M2i Global’s stockholders on or about [●], 2026.

VOLATO GROUP, INC.

1954 Airport Road, Suite 124

Chamblee, Georgia 30341

NOTICE OF SPECIAL MEETING
TO BE HELD ON [●], 2026

Dear Volato Stockholder:

You are cordially invited to attend the special meeting of stockholders (the “Special Meeting”) in order to obtain the stockholder approvals necessary to complete the Merger and related matters. The Special Meeting will be held on [●], 2026, at 9:00 AM Eastern Time, virtually at https://edge.media-server.com/mmc/go/SOAR2026SGM, unless postponed or adjourned to a later date, for the purpose of considering and voting upon the matters set forth in this notice.

Time	9:00 AM Eastern Time

Date	[●], 2026

Place	The Special Meeting will be conducted virtually via live webcast. You will be able to attend the Special Meeting by visiting https://edge.media-server.com/mmc/go/SOAR2026SGM, where you will be able to submit questions and vote online during the meeting.

Purpose	Stockholders are being asked to vote upon the following proposals:

(i)	The Merger Proposal: A proposal to (i) approve and adopt the Merger Agreement between Volato, Merger Sub, and M2i Global, pursuant to which, among other things, Merger Sub will merge with and into M2i Global, with M2i Global surviving the Merger as a wholly-owned subsidiary of Volato; and (ii) approve the transactions contemplated by the Merger Agreement, including the Merger. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

(ii)	The Stock Issuance Proposal: A proposal to approve, for the purpose of complying with the NYSE American LLC Company Guide Sections 712(b) and 713(b), the issuance of 20% or more of the issued and outstanding shares of Volato Common Stock as Merger Consideration pursuant to the Merger Agreement, which will result in a change of control of Volato.

(iii)	The Election of Directors Proposal: A proposal to approve the election of seven directors to serve staggered terms on the Combined Company’s board of directors.

(iv)

The Name Change Proposal: A proposal to approve an amendment to Volato’s Second Amended and Restated Certificate of Incorporation, which will effect a change in the Company’s name from “Volato Group, Inc.” to “M2i Global, Inc.”. A copy of the proposed name change amendment is attached to this proxy statement/prospectus as Annex B.

(v)	The Stock Incentive Plan Proposal: A proposal to approve the M2i Global, Inc. 2026 Stock Incentive Plan. A copy of the M2i Global, Inc. 2026 Stock Incentive Plan is attached to this proxy statement/prospectus as Annex C.

(vi)

The Reverse Stock Split Proposal: A proposal to grant the Volato Board the discretion to amend Volato’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio not less than one-for-two and not greater than one-for-twenty five, with the exact ratio to be set within that range at the discretion of the Volato Board without further approval or authorization of the Volato stockholders. A copy of the proposed reverse stock split amendment is attached to this proxy statement/prospectus as Annex D.

(vii)	The Adjournment Proposal: A proposal to approve the adjournment of the Special Meeting to a later date, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals.

Record Date	April 17, 2026

Meeting Admissions	All stockholders as of the record date, or their duly appointed proxies, may attend the virtual meeting. In order to attend the Special Meeting, you must register in advance at https://edge.media-server.com/mmc/go/SOAR2026SGM and provide the control number located on your proxy card. Upon completing your registration, you will receive further instructions via email.

Voting by Proxy	If you are a stockholder of record, you may vote via the internet, by telephone or by submitting a proxy card by mail. If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you may also have the choice of instructing the record holder as to the voting of your shares over the internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

The Merger Proposal, the Stock Issuance Proposal and the Election of Directors Proposal are conditioned on one another (the “Required Proposals”). The remaining proposals, consisting of the Name Change Proposal, the Stock Incentive Plan Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal are not Required Proposals. Unless the Required Proposals are approved, the other proposals will not be presented at the Special Meeting because they are conditioned on the approval of the Required Proposals.

These items of business listed above are described in more detail in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of Volato Common Stock at the close of business on the Record Date are entitled to notice of, and to vote and have their votes counted at, the Special Meeting.

Your vote is very important. Please vote whether or not you plan to attend the Special Meeting. Your promptness in voting will assist us in ensuring that a quorum is present or represented. The proxy card contains instructions on how to vote online or by telephone. If you have received a paper copy of our proxy materials, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope to ensure receipt by our tabulator. You may also vote online or by phone by following the instructions contained in this proxy statement/prospectus.

Sincerely,

/s/ Matthew Liotta
Matthew Liotta
Chair and Chief Executive Officer
Chamblee, Georgia
[●], 2026

M2i GLOBAL, INC.

APPROVAL OF THE MERGER BY M2i GLOBAL STOCKHOLDERS

M2i Global has obtained stockholder approval of the Merger and adoption of the Merger Agreement. Under applicable Nevada Revised Statutes, and M2i Global’s certificate of incorporation, no further vote or consent of any other stockholder of M2i Global is necessary to approve the Merger and adopt the Merger Agreement. Accordingly, M2i Global is not soliciting any stockholder votes or consents by this information statement/ prospectus.

M2i GLOBAL IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND M2i GLOBAL A PROXY.

Approval of Merger and Merger Agreement

By way of a unanimous consent of the board of directors of M2i Global dated July 28, 2025, the M2i Global board of directors approved and adopted the Merger and the Merger Agreement and determined that the Merger and the Merger Agreement are in the best interests of M2i Global and its stockholders. M2i Global’s board of directors also recommended that the stockholders of M2i Global authorize, adopt and approve the Merger and Merger Agreement. Pursuant to M2i Global’s certificate of incorporation and applicable law, the holders of M2i Global Common Stock are entitled to one vote per share on all matters voted upon by M2i Global stockholders, and the sole holder of M2i Global’s Series A Super Voting Preferred Stock is entitled to 10,000 votes per share of voting stock. Prior to the closing, stockholders representing in excess of the requisite number of shares of M2i Global voting capital stock required under Nevada law to approve the Merger will execute and deliver written consents approving the Merger and adopting the Merger Agreement.

As a result, in accordance with the NRS and M2i Global’s certificate of incorporation, the Merger and the Merger Agreement were approved and adopted by the requisite holders of the outstanding shares of capital stock of M2i Global entitled to vote on this matter.

Notice Under NRS

This information statement/prospectus serves as notice to M2i Global’s stockholders pursuant to NRS of the approval of the Merger and the Merger Agreement by less than unanimous consent of stockholders.

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ADDITIONAL INFORMATION

Additional business and financial information about Volato can be found in documents previously filed by Volato with the Securities and Exchange Commission (“SEC”). You may obtain this information without charge through the SEC’s website at http://www.sec.gov or upon your written or oral request by contacting the Company’s Secretary at 1954 Airport Road, Suite 124, Chamblee, GA 30341 or by calling (844) 399-8998.

To ensure timely delivery of these documents, any request should be made no later than [●], 2026 to receive them before the Special Meeting.

For additional details about where you can find information about Volato, please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form S-4 that we filed with the SEC, constitutes a prospectus of Volato under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules thereunder, with respect to shares of Volato Common Stock to be issued to M2i Global stockholders pursuant to the Merger Agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting.

Volato has supplied all the information contained in this proxy statement/prospectus relating to Volato and M2i Global has supplied all information contained in this proxy statement/prospectus relating to M2i Global. Volato and M2i Global have both contributed to the information related to the Merger contained in this proxy statement/prospectus.

You should rely only on the information contained in this proxy statement/prospectus. Neither we nor M2i Global have authorized anyone to provide you with any information or to make any representations other than those contained in this proxy statement/prospectus. We and M2i Global take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this proxy statement/prospectus, is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read the entirety of this proxy statement/prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

This proxy statement/prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements contained in this proxy statement/prospectus other than statements of historical fact, including statements regarding our future results of operations, financial position, market size and opportunity, our business strategy and plans, the factors affecting our performance and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” the negative of such terms, or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors.” Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about:

●	Volato’s ability to solicit a sufficient number of proxies to approve the Merger and other related matters;

●	expectations related to the terms and timing of the closing, including whether the conditions to the closing will be satisfied and whether the closing will occur at all;

●	the occurrence of any event giving rise to the right of a party to terminate the Merger Agreement;

●	Volato’s continued listing on the NYSE American until the closing;

●	the expected benefits of and potential value created by the Merger;

●	expectations related to the projected capitalization of the Combined Company;

●	the timing for the effectiveness of the proposed reverse stock split and the anticipated benefits of the proposed reverse stock split;

●	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger;

●	the plans, strategies and objectives of future operations of Volato, M2i Global, and the Combined Company;

●	the business, operations, economic conditions and financial performance of Volato, M2i Global, and the Combined Company;

●	the attraction and retention of highly qualified personnel for Volato, M2i Global, and the Combined Company;

●	the ability to obtain financing or access capital markets in the future;

●	the ability of Volato, M2i Global, and the Combined Company to protect their intellectual property rights;

●	expectations concerning Volato’s, M2i Global’s, and the Combined Company’s relationships and actions with third parties;

●	the ability to obtain and maintain the listing on Nasdaq following the Merger;

●	the Combined Company’s ability to compete with existing and new competitors in existing and new markets and offerings;

●	the Combined Company’s ability to acquire new businesses or pursue strategic transactions;

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●	global and domestic economic conditions and their impact on the financial performance and operations of Volato, M2i Global, and the Combined Company;

●	future regulatory, judicial, and legislative changes in Volato’s, M2i Global’s, and the Combined Company’s industries; and

●	other factors detailed under the section titled “Risk Factors.”

We caution you that the foregoing list may not contain all of the forward-looking statements made in this proxy statement/prospectus. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this proxy statement/prospectus or to conform these statements to actual results or revised expectations.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement/prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should read this proxy statement/prospectus and the documents that we reference in this proxy statement/prospectus, and have filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus is a part, with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following section provides answers to frequently asked questions about the Merger and the Special Meeting. This section, however, provides only summary information and may not address all questions that may be important to you. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections. You are urged to read this proxy statement/prospectus, including the annexes and other documents referred to herein, in its entirety. The following information and other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split.

Questions and Answers about the Merger

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because you have been identified as a Volato stockholder as of the Record Date for the Special Meeting and you are entitled to vote to approve the matters set forth herein. This document serves as:

●	a proxy statement of Volato used to solicit proxies by the Volato Board for the Special Meeting to vote on the matters set forth herein; and

●	a prospectus of Volato used to offer shares of Volato Common Stock to be issued as consideration for Volato’s acquisition of M2i Global in the Merger.

Volato stockholders are being asked to consider and vote upon proposals to approve the Merger Agreement, the issuance of Volato Common Stock as the Merger Consideration, and other related proposals. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Merger and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes, and the other documents referred to herein, carefully and in their entirety.

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THE VOTE OF VOLATO STOCKHOLDERS IS IMPORTANT. VOLATO STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES, AND THE OTHER DOCUMENTS REFERRED TO HEREIN, IN THEIR ENTIRETY AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Q:	What is M2i Global?

A:	M2i Global, through its subsidiary U.S. Minerals and Metals Corp., provides engineering, research, and services that integrate people, technology, and solutions from across sectors to ensure access to critical minerals and metals for national defense and economic security. M2i Global aims to create and manage a Critical Minerals Reserve for M2i Global, which management believes, if successfully implemented, could provide an uninterrupted supply chain of the most critical minerals and metals, thus mitigating the current and future vulnerabilities of this vital supply chain. See “M2i Global Business” and “M2i Global Management’s Discussion and Analysis of Financial Condition and Results of Operations” for important business and financial information regarding M2i Global.

Q:	What interests do Volato’s current directors and officers have in the Merger?

A:

In considering the recommendation of the Volato Board to vote in favor of the proposals, holders of Volato Common Stock should be aware that, aside from their interests as stockholders, Volato’s directors and officers may have interests in the Merger that are different from, or in addition to, those of Volato’s other stockholders generally. Volato’s directors were aware of and considered these interests, among other matters, in evaluating the Merger, and in recommending that the Volato stockholders approve the Merger Agreement and the related proposals. These interests include, among other things, (i) that Matthew Liotta will resign as Chief Executive Officer of Volato, be appointed as president of the aviation technology business lines of the Combined Company, and remain on the board of directors, (ii) that Mark Heinen will remain as Chief Financial Officer of the Combined Company, and (iii) that Michael Prachar will remain as Chief Operating Officer of the Combined Company. Additionally, subsequent to the execution of the Merger Agreement, Alan D. Gaines was appointed to the Volato Board effective as of December 19, 2025. It is expected that he will remain on the board of directors of the Combined Company after the closing.

These interests may have influenced the Volato Board in making their recommendation that you vote in favor of the proposals. The Volato Board determined that the overall benefits expected to be received by Volato and its stockholders in the Merger outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Volato Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by Volato with any other business or businesses, and (ii) these interests could be adequately disclosed to stockholders in this proxy statement/prospectus, and that stockholders could take them into consideration when deciding whether to vote in favor of the proposals. For more information, please see the section titled “The Merger – Interests of Volato’s Current Directors and Officers in the Merger”.

Q:	What interests do M2i Global’s current directors and officers have in the Merger?

A:

M2i Global’s directors and officers have interests in the Merger that are different from or in addition to (and which may conflict with) those of Volato stockholders and M2i Global stockholders generally. These interests include, among other things: M2i Global’s pre-merger directors are expected to continue as directors of the Combined Company’s board of directors or as an executive officer of the Combined Company following consummation of the Merger, as described in the section “Management Following the Merger.” Certain current members of the board of directors of M2i Global and affiliated entities of certain of M2i Global’s directors (as described under “Beneficial Ownership of M2i Global”) hold shares of M2i Global Common Stock which will be converted into the right to receive Merger Consideration upon closing of the Merger. In addition, one of the directors of M2i Global, Douglas Cole, holds 100,000 shares of Series A Super Voting Preferred Stock of M2i Global, which will be converted into 100,000 shares of common stock of M2i Global immediately prior to consummation of the Merger, and then exchanged for shares of Volato Common Stock at the Effective Time, which will be equal to less than 1% of the Combined Company’s common stock following consummation of the Merger. However, Mr. Cole’s aggregate ownership of the Combined Company will equal approximately 11.6%. Upon closing, the holders of M2i Global Common Stock immediately prior the Effective Time, including Mr. Cole, will collectively own 85% of the Combined Company’s common stock. These interests may present such officers and directors with actual or potential conflicts of interest. The M2i Global Board was aware of these potential conflicts of interests during its deliberations on the merits of the Merger, in making its decisions in approving the Merger, the Merger Agreement, and the related transactions, and in deciding to recommend that the M2i Global stockholders vote for the Merger.

For more information, please see the section titled “The Merger – Interests of M2i Global’s Current Directors and Officers in the Merger.”

Q:	Did the Volato Board obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to proceed with the Merger?

A:	Yes. The Volato Board received a fairness opinion from Houlihan Capital, LLC, which concluded that, as of the date of its opinion and based on and subject to the assumptions, qualifications and other matters set forth therein, the Merger Consideration to be issued by Volato in the Merger was fair, from a financial point of view, to Volato’s stockholders. See “The Merger – Opinion of Houlihan Capital, LLC” for additional information regarding the scope, assumptions made, procedures followed, matters considered, qualifications and limitations of the review undertaken and other matters considered by Houlihan Capital, LLC in connection with the preparation of its fairness opinion.

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Q:	Are any of the proposals conditioned on one another?

A:	Yes. The Merger Proposal, the Stock Issuance Proposal and the Election of Directors Proposal are conditioned on one another (the “Required Proposals”). The remaining proposals, consisting of the Name Change Proposal, the Stock Incentive Plan Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal are not Required Proposals. Unless the Required Proposals are approved, the other proposals will not be presented at the Special Meeting because they are conditioned on the approval of the Required Proposals. The approval of the Required Proposals are conditions to the closing. It is important for you to note that if the Required Proposals do not receive the requisite vote for approval, Volato will not consummate the Merger.

Q:	When and where will the Special Meeting take place?

A:	The Special Meeting will be held on [●], 2026, at 9:00 AM Eastern Time, virtually via the Internet at https://edge.media-server.com/mmc/go/SOAR2026SGM or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	What is the Merger?

A:	Subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, Merger Sub will merge with and into M2i Global, with M2i Global surviving the Merger as a wholly-owned subsidiary of Volato. For more information please see the sections titled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:	What will M2i Global stockholders receive in the Merger?

A:	Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of M2i Global Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of Volato Common Stock equal to 85% of the Volato Common Stock on an as converted and fully diluted basis at the Effective Time, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and as may be adjusted in accordance with the Merger Agreement.

Based on an assumption of approximately 21,087,805 fully diluted shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time, Volato estimates that the Merger will result in the issuance of Merger Consideration consisting of approximately 119,497,564 shares of Volato Common Stock. However, the actual amount of the Merger Consideration will be determined at the Effective Time and is subject to change based on the fully diluted number of shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time. The foregoing estimate and other information herein does not give effect to the proposed reverse stock split (as described in more detail elsewhere in this proxy statement/prospectus).

For more information please see the sections titled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:	What are the material U.S. federal income tax consequences of the Merger to M2i Global stockholders?

A:	Subject to the qualifications and limitations set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger,” the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and a M2i Global U.S. holder (as defined elsewhere in this proxy statement/prospectus) will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of Volato Common Stock in exchange for shares of M2i Global capital stock in the Merger.

The U.S. federal income tax consequences described above may not apply to all holders of M2i Global capital stock. Accordingly, each M2i Global U.S. holder should consult its own tax advisor with respect to the particular tax consequences of the Merger to such M2i Global U.S. holder. For more information please see the section titled “Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement/prospectus.

Q:	What are the U.S. federal income tax consequences of the Merger to Volato stockholders?

A:	Volato stockholders will not sell, exchange or dispose of any Volato Common Stock in the Merger. Thus, there will be no U.S. federal income tax consequences to Volato stockholders upon the closing of the Merger.

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Q:	What are the U.S. federal income tax consequences of the proposed reverse stock split to Volato stockholders?

A:	The proposed reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder (as defined elsewhere in this proxy statement/prospectus) generally should not recognize gain or loss upon the proposed reverse stock split, except with respect to cash received in lieu of a fractional share of common stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of Volato Common Stock received pursuant to the proposed reverse stock split should equal the aggregate adjusted tax basis of the shares of Volato Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Volato Common Stock), and such U.S. Holder’s holding period in the shares of Volato Common Stock received should include the holding period in the shares of Volato Common Stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Volato Common Stock surrendered to the shares of Volato Common Stock received in a recapitalization pursuant to the proposed reverse stock split. U.S. Holders of shares of Volato Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. holder that receives cash in lieu of a fractional share of Volato Common Stock pursuant to the proposed reverse stock split is expected to recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis allocable to such fractional share of Volato Common Stock. Any such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of Volato Common Stock surrendered is greater than one year as of the effective date of the proposed reverse stock split.

For more information please see the section titled “The Reverse Stock Split Proposal – Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” in this proxy statement/prospectus.

Q:	What equity stake will current Volato stockholders hold in the Combined Company immediately after the closing?

A:	Irrespective of the final calculation of the Merger Consideration described above, Volato stockholders will experience significant dilution as a result of the Merger. It is expected that, immediately after the closing of the Merger, holders of M2i Global Common Stock as of immediately prior to the Effective Time will collectively own approximately 85% of the issued and outstanding common stock of the Combined Company on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and the holders of Volato Common Stock as of immediately prior to the Effective Time will collectively own approximately 15% of the issued and outstanding common stock of the Combined Company on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants.

Q:	What conditions must be satisfied to complete the Merger?

A:	In addition to approval of the Required Proposals, there are a number of closing conditions contained in the Merger Agreement, including, among others, (i) the approval of the Merger by the M2i Global stockholders and the Volato stockholders, (ii) the approval of the listing of the Combined Company on Nasdaq, (iii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and (iv) Volato having net debt of not more than $10,000,000 at the closing. Such net debt closing condition can be waived by M2i Global. While Volato expects that it will have less than $10,000,000 in net debt at the time of the closing, Volato currently does not have binding agreements or commitments which would result in Volato’s net debt not exceeding $10,000,000 at closing. For a summary of the conditions that must be satisfied or waived prior to the closing of the Merger, see the section titled “The Merger Agreement – Closing Conditions.”

Q:	Why is Volato seeking stockholder approval to issue the Merger Consideration?

A:	Because the Volato Common Stock is listed on the NYSE American, Volato is subject to the rules of the stock exchange. Volato is seeking stockholder approval of the Stock Issuance Proposal in order to comply with the NYSE American LLC Company Guide (“Company Guide”) Sections 712 and 713.

Under Company Guide Section 712(b), stockholder approval is required in connection with the issuance of securities as consideration for an acquisition of another company if the issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more. Volato expects to issue up to approximately 119,497,564 shares of Volato Common Stock as Merger Consideration, representing greater than 20% of Volato’s outstanding common stock prior to the issuance. Accordingly, under Company Guide Section 712(b), the issuance of Volato Common Stock as Merger Consideration in the Merger requires Volato stockholder approval.

Additionally, under Company Guide Section 713(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Accordingly, under Company Guide Section 713(b), the issuance of Volato Common Stock as Merger Consideration in the Merger requires Volato stockholder approval because it will result in a “change of control” of Volato.

Q:	Will the Combined Company common stock trade on an exchange?

A:	Volato Common Stock is currently traded on the NYSE American under the symbol “SOAR”. Volato intends to file an initial listing application for the Combined Company with Nasdaq. After the closing of the Merger, Volato is expected to be renamed to “M2i Global, Inc.” and it is expected that the Volato Common Stock will continue to trade on Nasdaq under the symbol “SOAR”. The approval of the listing of the Combined Company on Nasdaq is a closing condition, but there can be no assurance that such condition will be met or that Volato will obtain listing approval from Nasdaq. If the closing condition is not met or if listing approval is not obtained, the Merger will not be consummated unless the condition is waived. The condition is not expected to be waived by the applicable parties; however, if such condition is waived, Volato will not recirculate an updated proxy statement/prospectus, nor will it solicit a new vote of stockholders prior to proceeding with the Merger. Accordingly, you are advised that Volato stockholders will not have certainty regarding the listing of the Combined Company’s shares at the time you are asked to vote at the Special Meeting.

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Q:	Do M2i Global’s stockholders need to approve the Merger?

A:	Yes. Pursuant to the Merger Agreement, M2i Global has agreed to obtain the requisite approval of the M2i Global stockholders in the form of a written consent promptly, but in no event later than sixty (60) days, after date that the registration statement of which this proxy statement/prospectus forms a part becomes effective under the Securities Act.

Q:	Will the management of the Combined Company change in connection with the Merger?

A:

It is expected that, at the closing, (i) Matthew Liotta will resign as Chief Executive Officer of Volato, and be appointed as president of the aviation technology business lines of the Combined Company, (ii) Major General (Ret.) Alberto Rosende will become the Chief Executive Officer of the Combined Company, (iii) Mark Heinen will remain as Chief Financial Officer of the Combined Company, and (iv) Michael Prachar will remain as Chief Operating Officer of the Combined Company.

Additionally, it is expected that each of Matthew Liotta, Major General (Ret.) Alberto Rosende, Douglas Cole, Alan D. Gaines, Douglas MacLellan, Michael Sander and Anthony Short will be appointed to serve as directors of the Combined Company. For more information, please see the section titled “Management Following the Merger.”

Q:	Do I have appraisal or dissenters’ rights in connection with the proposed Merger?

A:	Volato stockholders do not have appraisal or dissenters’ rights under the Delaware General Corporation Law (“DGCL”) in connection with the Merger.

Q:	What happens if the Merger is not consummated?

A:	There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Merger Agreement – Termination of the Merger Agreement” for information regarding the parties’ specific termination rights.

Q:	When is the Merger expected to be completed?

A:	Under the Merger Agreement, the closing will occur no later than the second business day after the date on which the closing conditions set forth in the Merger Agreement have been satisfied or waived or at such other time and date as may be agreed to in writing by Volato and M2i Global. The Merger is anticipated to close in the second quarter of 2026, but the exact timing cannot be predicted. For a description of the closing conditions, see the section titled “The Merger Agreement – Closing Conditions.”

Questions and Answers about the Special Meeting

Q:	What proposals are stockholders of Volato being asked to vote upon?

A:	Stockholders of Volato are being asked to vote upon the following proposals:

(i)	The Merger Proposal: A proposal to (i) approve and adopt the Merger Agreement between Volato, Merger Sub, and M2i Global, pursuant to which, among other things, Merger Sub will merge with and into M2i Global, with M2i Global surviving the Merger as a wholly-owned subsidiary of Volato; and (ii) approve the transactions contemplated by the Merger Agreement, including the Merger. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

(ii)	The Stock Issuance Proposal: A proposal to approve, for the purpose of complying with the NYSE American LLC Company Guide Sections 712(b) and 713(b), the issuance of 20% or more of the issued and outstanding shares of Volato Common Stock as Merger Consideration pursuant to the Merger Agreement, which will result in a change of control of Volato.

(iii)	The Election of Directors Proposal: A proposal to approve the election of seven directors to serve staggered terms on the Combined Company’s board of directors.

(iv)	The Name Change Proposal: A proposal to approve an amendment to Volato’s Second Amended and Restated Certificate of Incorporation, which will effect a change in the Company’s name from “Volato Group, Inc.” to “M2i Global, Inc.”. A copy of the proposed name change amendment is attached to this proxy statement/prospectus as Annex B.

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(v)	The Stock Incentive Plan Proposal: A proposal to approve the M2i Global. Inc. 2026 Stock Incentive Plan. A copy of the M2i Global, Inc. 2026 Stock Incentive Plan is attached to this proxy statement/prospectus as Annex C.

(vi)	The Reverse Stock Split Proposal: A proposal to grant the Volato Board the discretion to amend Volato’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio not less than one-for-two and not greater than one-for-twenty five, with the exact ratio to be set within that range at the discretion of the Volato Board without further approval or authorization of the Volato stockholders. A copy of the proposed reverse stock split amendment is attached to this proxy statement/prospectus as Annex D.

(vii)	The Adjournment Proposal: A proposal to approve the adjournment of the Special Meeting to a later date, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals.

Q:	How does the Volato Board recommend that I vote?

A:	The Volato Board recommends that you vote “FOR” each of the proposals.

Q:	How many votes do I have at the Special Meeting?

A:	Each share of Volato Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval at the Special Meeting. As of the close of business on the Record Date, there were [●] shares of Volato Common Stock outstanding.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:	Directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote on the election of directors. Any shares not voted “FOR” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. Abstentions and broker non-votes will have no effect on the outcome of the election.

Approval of each of the other proposals requires the affirmative vote of a majority of the votes cast by the holders of Volato Common Stock represented in person, online or by proxy and entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposals.

Q:	What constitutes a quorum at the Special Meeting?

A:	The presence, by virtual attendance or by proxy, of holders of at least a one third (1/3) of the outstanding shares of Volato Common Stock issued and outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Votes withheld, abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present. As of the Record Date, [●] shares of Volato Common Stock would be required to achieve a quorum.

Q:	What happens if I sell my shares of Volato Common Stock before the Special Meeting?

A:	The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Volato Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the Special Meeting. If you transfer your shares of Volato Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:	What do I need to do now?

A:	You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes and the other documents referred to herein and to consider how the Merger and related matters will affect you as a stockholder. You should then submit a proxy to vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, submit your voting instructions on the voting instruction form provided by the broker, bank or nominee.

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Q:	What is the difference between holding shares as a stockholder of record and as a beneficial holder?

A:	If your shares of Volato Common Stock are registered directly in your name with Volato’s transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record). For shares of Volato Common Stock held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Volato Common Stock are voted.

Shares in “street name.” For shares of Volato Common Stock held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	How do I vote?

A:	If you are a stockholder of record and your shares are registered directly in your name, you may vote:

●	By Internet or Telephone. Please follow the instructions on the proxy card. Votes submitted by internet or telephone must be received by 11:59 p.m. Eastern Time on [●], 2026.

●	By Mail. Please complete, sign, date and mail your proxy card in the enclosed, postage-prepaid envelope. If you sign and return the enclosed proxy card but do not specify how you want your shares voted, they will be voted FOR each proposal, and will be voted according to the discretion of the proxy holder upon such other matters that may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting. If you are mailed or otherwise receive or obtain a proxy card or voting instruction form, and you choose to vote by internet or by telephone, you do not have to return your proxy card or voting instruction form. Votes submitted by mail must be received by [●], 2026.

●	In Person at the Special Meeting. You may also vote in person by attending the virtual Special Meeting by visiting https://edge.media-server.com/mmc/go/SOAR2026SGM. To attend the virtual Special Meeting and vote your shares, you must register in advance and provide the control number located on your proxy card.

If your shares are held in street name (held for your account by a broker or other nominee):

●	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by internet or telephone.

●	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares by mail.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:	At the Special Meeting, Volato will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Assuming a quorum is present, abstentions will have no effect on the proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Volato without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxy holders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:	Yes. Whether or not you plan to attend the Special Meeting, please read this proxy statement/prospectus carefully and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

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Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Volato believes that the Merger Proposal, the Stock Issuance Proposal, the Election of Directors Proposal, and the Adjournment Proposal are non-routine matters and therefore your broker, bank or nominee cannot vote your shares without your instruction on such proposals.

A “broker non-vote” refers to a share represented at the meeting held by a broker, as to which instructions have not been received from the beneficial owner or person entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such share. If there are any broker non-votes, they will not be treated as shares present for the purpose of determining the presence of a quorum at the Special Meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	You may revoke your proxy at any time before it is voted by notifying Volato’s Corporate Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the internet or by telephone prior to the close of the internet voting facility or the telephone voting facility. You may also attend the virtual meeting and vote during the meeting. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

Q:	Where will I find the voting results of the Special Meeting?

A:	The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days of the Special Meeting and following certification of the voting results, Volato will file a Current Report on Form 8-K with the SEC reporting the final voting results of the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Volato will pay the cost of soliciting proxies for the Special Meeting. Volato has engaged InvestorCom to assist in the solicitation of proxies for the Special Meeting. Volato has agreed to pay InvestorCom a fee of $8,500 in connection with the services relating to the Special Meeting. Volato will reimburse InvestorCom for reasonable out-of-pocket expenses and will indemnify InvestorCom and its affiliates against certain claims, liabilities, losses, damages and expenses. Volato will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Volato Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Volato Common Stock and in obtaining voting instructions from those owners. Volato’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person online. Such banks, brokers and other custodians, nominees and fiduciaries will not be paid any additional amounts for soliciting proxies.

Q:	Are there risks that I should consider as a Volato stockholder in deciding how to vote?

A:	Yes, you should read and carefully consider the risk factors set forth in the section titled “Risk Factors” and the documents included and incorporated by reference in this proxy statement/prospectus, which set forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the Combined Company will be subject and risks and uncertainties to which each of Volato and M2i Global, as independent companies, are subject.

Q:	What happens if the Special Meeting is postponed or adjourned?

A:	Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

Q:	What if I have technical difficulties or trouble accessing the Special Meeting?

A:	If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor at:

InvestorCom

1055 Washington Boulevard – Suite 520

Stamford, CT 06901

Toll Free (877) 972-0090

Banks and Brokers call collect (203) 972-9300

info@investor-com.com

To obtain timely delivery, Volato stockholders must request the materials no later than [●], 2026. You may also obtain additional information about Volato from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement and the other annexes to which you are referred in this proxy statement/prospectus. For more information, please see the section titled “Where You Can Find More Information.” As used in this proxy statement/prospectus, unless the context requires otherwise, the terms “Company,” “Volato,” “we,” “our” and “us” refer to Volato Group, Inc. and its consolidated subsidiaries.

The Parties to the Merger

Volato

Volato initially operated under the name Aerago, Inc., which was formed on January 7, 2021, in the State of Georgia. On August 31, 2021, Aerago, Inc. filed an amendment to its Articles of Incorporation to change its name to Volato, Inc. On December 1, 2023, the Company consummated a business combination transaction (the “Business Combination”) pursuant to a business combination agreement (the “Business Combination Agreement”), dated August 1, 2023 between the Company, PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“PACI Merger Sub”), and Volato, Inc. Pursuant to the terms of the Business Combination Agreement, PACI Merger Sub merged with and into Volato, Inc., with Volato, Inc. surviving the merger as a wholly-owned subsidiary of the Company. In connection with the consummation of the Business Combination, the Company changed its name from “PROOF Acquisition Corp I” to “Volato Group, Inc.”

Volato is an aviation company advancing the industry with innovative solutions in aviation software and on-demand flight access. Historically, we generated revenue through our aircraft ownership program. This program was a focused commercial strategy including deposit products, charter flights, and aircraft management services. Our aviation experience led to the development of our proprietary software, products and applications “Mission Control”, “Vaunt”, and “Parslee”. Mission Control drives efficiency across operations and supports operators in managing fractional ownership, charter, and other services. Vaunt is an experiential private aviation platform that connects travelers to private, empty leg flights. Parslee is a document intelligence platform that enhances the performance of leading large language models (“LLMs”) by adding deterministic structure and auditability to complex documents such as contracts and SEC filings. With a commitment to advanced technology and customer-focused solutions, we are building scalable tools to elevate service quality and operational effectiveness in private aviation.

In September 2024, Volato announced an agreement with flyExclusive, Inc. (“flyExclusive”) to transition the management of our aircraft ownership program fleet operations to flyExclusive. Our management expects that this arrangement will provide substantial cost savings to the Company and allow us to focus on high-growth proprietary software sales. We took delivery of all Gulfstream G280s in 2025.

Volato’s principal executive office is located at 1954 Airport Rd., Suite 124, Chamblee, Georgia 30341 and its telephone number is 844-399-8998.

M2i Global

M2i Global was incorporated in the State of Nevada on June 12, 2018. On June 7, 2023, M2i Global filed with the Secretary of State of Nevada an Amendment to the Certificate of Incorporation to change its corporate name from “Inky, Inc.”, to “M2i Global, Inc.”, effective June 7, 2023.

M2i Global was formerly engaged in developing mobile software applications for smartphones and table devices. During May 2023, M2i Global became the sole shareholder of U.S. Minerals and Metals Corp., a Nevada corporation (“USMM”) through the issuance of preferred and common shares for cash. Concurrently, M2i Global shifted its operations to specialization in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners. M2i Global’s vision is to develop and execute a complete global value supply chain for critical minerals for the United States government and certain trading partners of the United States. To implement this vision, M2i Global intends to operate three key business divisions as set forth below:

●	M2i Mining, Processing & Refining: a business engaged in sourcing, extraction, processing, refining, transporting and selling primary minerals and metals;

●	M2i Scrap & Recycling: a business engaged in the collection, processing, transporting and selling of scrap, recycled and reused metals; and

●	M2i Government and Defense Industrial Base: a business unit established by M2i Global to align its operations with current U.S. policy and to facilitate M2i Global’s participation in related U.S. government programs.

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On June 30, 2024, M2i Global and Komodo Capital (“Komodo”), a company specializing in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners, entered into a strategic partnership (the “Strategic Partnership”), in order for Komodo to use its relationships to provide M2i Global with access to various critical minerals, with an ultimate goal of suppling the U.S. government and U.S. free trade partners with these critical minerals. Komodo Capital also offers comprehensive advisory services. M2i Global issued 8,000,000 shares of common stock valued at $800 as part of this agreement.

On June 30, 2024, M2i Global and NTM Minerals Limited (“NTM”), a company specializing in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners, entered into an exclusive offtake agreement (the “Offtake Agreement”), in which NTM will provide for 88,000 tonnes of copper, currently valued at approximately $850 million. M2i Global is granted offtake rights for a maximum of 88,000 tonnes of copper that is sourced from the Redbank tenements in return for 12 million shares of M2i Global’s common stock. NTM shall receive additional payments for incremental resource increases or upgrades from the Redbank tenements. M2i retains the option to participate in production pre-funding opportunities.

M2i Global’s principal executive office is located at 885 Tahoe Blvd., Box 55, Incline Village, NV 89451 and its telephone number is 775-909-6000.

Merger Sub

Merger Sub is a Nevada corporation and wholly owned subsidiary of Volato, formed for the purpose of effecting the Merger. Merger Sub owns no material assets and does not operate any business. Merger Sub’s principal executive office is located at 1954 Airport Rd., Suite 124, Chamblee, Georgia 30341 and its telephone number is 844-399-8998.

Operations of the Combined Company

Overview

Following completion of the Merger, the Combined Company will operate as a diversified technology and industrial enterprise focused on developing and commercializing software, data-driven systems, and operational infrastructure to support the critical-minerals supply chain and related government and industrial programs. The business will integrate M2i Global’s critical-minerals operations with Volato’s proprietary software assets, creating a technology-enabled platform designed to enhance transparency, traceability, and efficiency within the minerals, metals, and government-supply sectors.

Business Operations

The Combined Company will operate primarily through two complementary divisions:

1.	Critical Minerals and Industrial Operations, conducted through M2i Global, U.S. Minerals & Metals Corp., and affiliated entities; and

2.	Software and Data Solutions, derived from Volato’s proprietary software assets, including the Mission Control, Vaunt, and Parslee platforms.

Together, these business lines position the Combined Company to capture growth across the rapidly evolving markets for critical-mineral supply chains, sustainability compliance, and data-driven industrial management.

Critical Minerals and Industrial Operations

Through M2i Global, the Combined Company will focus on building a complete value chain for critical minerals required by the United States government and its free-trade partners. M2i Global’s operations encompass exploration, extraction, processing, recycling, and logistics for strategic metals essential to the energy-transition, defense, and technology sectors.

The critical-minerals division will continue to operate through three key business units:

1.	M2i Mining, Processing & Refining — engaged in sourcing, extraction, refining, transportation, and sale of primary minerals and metals;

2.	M2i Scrap & Recycling — focused on collection, processing, and resale of recycled and reused metals, advancing circular-economy objectives and supply resilience; and

3.	M2i Government and Defense Industrial Base — a business unit established by M2i Global to align its operations with current U.S. policy and to facilitate M2i Global’s participation in related U.S. government programs.

Software and Data Solutions

The Combined Company will leverage Volato’s existing proprietary software assets to enhance operational visibility and efficiency across the critical-minerals value chain and other industrial applications. These technologies include:

1.	Mission Control, an enterprise-resource and logistics-management platform adaptable for industrial supply-chain and asset-tracking operations;

2.	Vaunt, a marketplace and network-optimization tool that can be repurposed to connect suppliers, buyers, and logistics providers within the minerals and materials ecosystem; and

3.	Parslee, a document-intelligence and compliance platform that introduces deterministic structure and auditability to complex contracts, offtake agreements, and regulatory filings—enhancing transparency and governance across the supply chain.

By integrating these software capabilities, the Combined Company expects to offer digital-infrastructure solutions that improve efficiency, traceability, and compliance for industrial clients and government programs.

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The Merger

Subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, Merger Sub will merge with and into M2i Global, with M2i Global surviving the Merger as a wholly-owned subsidiary of Volato. At the Effective Time, each share of M2i Global Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of Volato Common Stock equal to 85% of the Volato Common Stock on an as converted and fully diluted basis at the Effective Time, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and as may be adjusted in accordance with the Merger Agreement.

Based on an assumption of approximately 21,087,805 fully diluted shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time, Volato estimates that the Merger will result in the issuance of Merger Consideration consisting of approximately 119,497,564 shares of Volato Common Stock. However, the actual amount of the Merger Consideration will be determined at the Effective Time and is subject to change based on the fully diluted number of shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time. The foregoing estimate and information herein does not give effect to the proposed reverse stock split (as described in more detail elsewhere in this proxy statement/prospectus).

For more information please see the sections titled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Reasons for the Volato Board’s Approval of the Merger

During the course of its evaluation of the Merger Agreement and the transactions contemplated thereby, the Volato Board held numerous meetings, consulted with Volato’s senior management and legal counsel and reviewed and assessed a significant amount of information. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Volato Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including:

●	the financial condition and prospects of Volato and its current business and the risks associated with continued operations, the current stock price of Volato Common Stock, the overall prospects of Volato’s current operations, and the costs of operating as a public company;

●	the Volato Board’s view, following a review with Volato’s management of M2i Global’s current business plan, of the likelihood that the Combined Company would possess sufficient resources to fund the business of the Combined Company;

●	the ability of Volato stockholders to participate in the growth and value creation of the Combined Company following the Merger by virtue of their continued ownership of Volato Common Stock;

●	the experience of the senior management team and board of directors of the Combined Company, which will consist of representatives from Volato and M2i Global; and

●	the Volato Board’s consideration of the financial analyses of Houlihan Capital, LLC, including its opinion to the Volato Board as to the fairness of the Merger, from a financial point of view and as of the date of the opinion, as more fully described under the caption “The Merger – Opinion of Houlihan Capital, LLC.”

For a more complete description of the Volato Board’s reasons for the Merger, please see the section titled “The Merger – Reasons for the Volato Board’s Approval of the Merger.”

Opinion of Houlihan Capital, LLC

On August 6, 2025, Volato engaged Houlihan Capital, LLC to evaluate the fairness, from a financial point of view, of the transactions contemplated by the Merger Agreement. On October 21, 2025, Houlihan Capital, LLC reviewed with the Volato Board certain financial analyses and rendered its oral opinion to the Volato Board, which opinion was confirmed by delivery of a written opinion, dated September 29, 2025 (the “Fairness Opinion”). Houlihan Capital, LLC concluded that, based on and subject to the matters described in its opinion, the Merger Consideration being paid by Volato in the transaction was fair, from a financial point of view, to Volato’s stockholders. The full text of the Fairness Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Houlihan Capital, LLC in rendering its opinion, is attached as Annex E and is incorporated into this proxy statement/prospectus by reference in its entirety.

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Reasons for the M2i Global Board’s Approval of the Merger

During the course of its evaluation of the Merger Agreement and the transactions contemplated thereby, the M2i Global Board held numerous meetings, consulted with M2i Global’s senior management and legal counsel and reviewed and assessed a significant amount of information. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the M2i Global Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including:

●	M2i Global’s need for capital to support the development of M2i Global’s assets and business plan and the potential to access public market capital, including sources of capital from a broader range of investors than it could otherwise obtain if it continued to operate as a privately-held company;

●	the expectation that the Merger would be a more time-and cost-effective means to access capital than other options considered;

●	the potential to provide its current shareholders with greater liquidity by owning stock in a public company listed on Nasdaq;

●	the potential of Volato’s commercial logistics management platform to expand M2i Global’s technological capabilities; and

●	the assets and capabilities of the Combined Company and the potential synergies resulting from the Merger enabling M2i Global to support its mission to enable and further the critical mineral supply chain for the U.S., its allies and partners.

For a more complete description of the M2i Global’s Board’s reasons for the Merger, please see the section titled “The Merger – Reasons for the M2i Global Board’s Approval of the Merger.”

The Merger Agreement

This section describes the material provisions of the Merger Agreement but does not purport to describe all of its terms. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A. Volato stockholders and other interested parties are urged to read the Merger Agreement in its entirety. See the section titled “The Merger Agreement” in this proxy statement/prospectus for more information.

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of M2i Global Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of Volato Common Stock equal to 85% of the Volato Common Stock on an as converted and fully diluted basis at the Effective Time, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and as may be adjusted in accordance with the Merger Agreement. The actual amount of the Merger Consideration will be determined at the Effective Time and is subject to change based on the fully diluted number of shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time in accordance with the Merger Agreement.

Volato’s stockholders will continue to own and hold their existing shares of Volato Common Stock as of closing of the Merger.

Representations and Warranties

The Merger Agreement contains a number of customary representations and warranties made by each of Volato, Merger Sub, and M2i Global as of the date of the Merger Agreement or other specified dates. Certain of the representations and warranties are qualified by materiality and/or information provided in the disclosure schedules to the Merger Agreement. The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement. In addition, such representations and warranties were made only as of the date of the Merger Agreement, or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

The representations and warranties of the parties contained in the Merger Agreement terminate as of, and do not survive, the closing.

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Covenants of the Parties

The Merger Agreement contains a number of customary covenants made by each of Volato, Merger Sub, and M2i Global. Each of the parties has agreed to use its reasonable best efforts to consummate the Merger and other transactions contemplated by the Merger Agreement.

Volato will distribute this proxy statement/prospectus to seek the approval of its stockholders to, among other things, (i) adopt and approve the Merger Agreement and the Merger; (ii) appoint members of the post-closing board of directors; and (iii) approve such other matters as the parties mutually determine to be necessary or appropriate in order to effect the Merger.

The parties agreed that the post-closing board of directors will consist of seven directors, comprised of (i) six directors designated prior to the closing by M2i Global, and (ii) Matthew Liotta, who will be designated as Class I director on the post-closing board of directors.

Preparation of the Registration Statement

Volato agreed to, as promptly as practicable after the date of the Merger Agreement, in cooperation with M2i Global, prepare and file with the SEC, the registration statement of which this proxy statement/prospectus forms a part to effect the registration under the Securities Act of the shares of Volato Common Stock that will be issued as Merger Consideration in connection with the Merger. Volato agreed to use its commercially reasonable efforts to have the registration statement declared effective as promptly as practicable after filing, including by responding to comments of the SEC.

Closing Conditions

The consummation of the Merger is subject to customary closing conditions, including, among others, (i) the adoption of the Merger Agreement and the transactions contemplated thereby by the board of directors and the requisite stockholders of Volato and M2i Global, (ii) the absence of any law or order by any governmental entity in effect that seeks to enjoin, make illegal, delay or otherwise restrain or prohibits the consummation of the Merger, (iii) the approval of the listing of the Combined Company on Nasdaq, (iv) subject to certain materiality exceptions, the accuracy of certain representations and warranties contained in the Merger Agreement and the compliance by each party with the covenants contained in the Merger Agreement, (v) the absence of a material adverse effect with respect to each of Volato and M2i Global from the date of the Merger Agreement until the closing, (vi) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (vii) Volato having net debt of not more than $10,000,000 at the closing, and (viii) delivery of certain certificates and opinions as agreed to between the parties under the Merger Agreement.

The net debt closing condition can be waived by M2i Global. While Volato expects that it will have less than $10,000,000 in net debt at the time of the closing, Volato currently does not have binding agreements or commitments which would result in Volato’s net debt not exceeding $10,000,000 at closing.

Termination

The Merger Agreement provides certain termination rights for both Volato and M2i Global, including if the closing has not occurred on or prior to March 31, 2026; provided, that this right to terminate the Merger Agreement shall not be available to any party whose action or failure to comply with its obligations under the Merger Agreement or any of the other transaction documents has been the primary cause of, or has primarily resulted in, the failure of the closing to occur on or prior to such date.

Stockholder Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, each of Volato’s officers and directors and certain other significant stockholders, who collectively hold approximately 12% of the issued and outstanding Volato Common Stock, on a fully diluted basis, entered into a stockholder voting and support agreement (the “Stockholder Support Agreement”). The Stockholder Support Agreement provides that, among other things, each of the parties thereto has agreed to vote or cause to be voted all of the shares of Volato Common Stock owned by such stockholder in favor of, among other things, the Merger Agreement.

Stock Market Listing

Volato Common Stock is currently traded on the NYSE American under the symbol “SOAR”. Volato intends to file an initial listing application for the Combined Company with Nasdaq. After the closing of the Merger, Volato is expected to be renamed to “M2i Global, Inc.” and it is expected that the Volato Common Stock will trade on Nasdaq under the symbol “SOAR”. The approval of the listing of the Combined Company on Nasdaq is a closing condition, but there can be no assurance that such condition will be met or that Volato will obtain listing approval from Nasdaq.

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Management Following the Merger

Upon the closing, the business and affairs of the Combined Company will be managed under the direction of the board of directors of the Combined Company (the “Combined Company Board”). It is expected that, at the closing, (i) Matthew Liotta will resign as Chief Executive Officer of Volato and be appointed as president of the aviation technology business lines of the Combined Company, (ii) Major General (Ret.) Alberto Rosende will become the Chief Executive Officer of the Combined Company, (iii) Mark Heinen will remain as Chief Financial Officer of the Combined Company, and (iv) Michael Prachar will remain as Chief Operating Officer of the Combined Company. Additionally, it is expected that each of Matthew Liotta, Major General (Ret.) Alberto Rosende, Douglas Cole, Alan D. Gaines, Douglas MacLellan, Michael Sander and Anthony Short will be appointed to serve as directors of the Combined Company. For more information, please see the section titled “Management Following the Merger.”

Interests of Volato’s Current Directors and Officers in the Merger

In considering the recommendation of the Volato Board to vote in favor of the proposals, holders of Volato Common Stock should be aware that, aside from their interests as stockholders, Volato’s directors and officers may have interests in the Merger that are different from, or in addition to, those of Volato’s other stockholders generally. Volato’s directors were aware of and considered these interests, among other matters, in evaluating the Merger, and in recommending that the Volato stockholders approve the Merger Agreement and the related proposals. These interests include, among other things, (i) that Matthew Liotta will resign as Chief Executive Officer of Volato, be appointed as president of the aviation technology business lines of the Combined Company, and remain on the board of directors, (ii) that Mark Heinen will remain as Chief Financial Officer of the Combined Company, and (iii) that Michael Prachar will remain as Chief Operating Officer of the Combined Company. Additionally, subsequent to the execution of the Merger Agreement, Alan D. Gaines was appointed to the Volato Board effective as of December 19, 2025. It is expected that he will remain on the board of directors of the Combined Company after the closing.

These interests may have influenced the Volato Board in making their recommendation that you vote in favor of the proposals. The Volato Board determined that the overall benefits expected to be received by Volato and its stockholders in the Merger outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Volato Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by Volato with any other business or businesses, and (ii) these interests could be adequately disclosed to stockholders in this proxy statement/prospectus, and that stockholders could take them into consideration when deciding whether to vote in favor of the proposals. For more information, please see the section titled “The Merger – Interests of Volato’s Current Directors and Officers in the Merger”.

Interests of M2i Global’s Current Directors and Officers in the Merger

M2i Global’s directors and officers have interests in the Merger that are different from or in addition to (and which may conflict with) those of Volato stockholders and M2i Global stockholders generally. These interests include, among other things, expected service as members of the Combined Company’s board of directors or as an executive officer of the Combined Company following consummation of the Merger, as described above under “Management Following the Merger.” Certain current members of the board of directors of M2i Global and affiliated entities of certain of M2i Global’s directors (as described under “Beneficial Ownership of M2i Global”) hold shares of common stock of M2i Global which will be converted into the right to receive Merger Consideration upon closing of the Merger. In addition, one of the directors of M2i Global, Douglas Cole, holds 100,000 shares of Series A Super Voting Preferred Stock of M2i Global, which will be converted into 100,000 shares of common stock of M2i Global immediately prior to consummation of the Merger, and then exchanged for shares of Volato Common Stock at the Effective Time, which will be equal to less than 1% of the Combined Company’s common stock following consummation of the Merger. However, Mr. Cole’s aggregate ownership of the Combined Company will equal approximately 11.6%. Upon closing, the holders of M2i Global Common Stock immediately prior the Effective Time, including Mr. Cole, will collectively own 85% of the Combined Company’s common stock. These interests may present such officers and directors with actual or potential conflicts of interest. The M2i Global Board was aware of these potential conflicts of interests during its deliberations on the merits of the Merger, in making its decisions in approving the Merger, the Merger Agreement, and the related transactions, and in deciding to recommend that the M2i Global stockholders vote for the Merger.

For more information, please see the section titled “The Merger – Interests of M2i Global’s Current Directors and Officers in the Merger”.

Material U.S. Federal Income Tax Consequences of the Merger to M2i Global Stockholders

Subject to the qualifications and limitations set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger,” the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and a M2i Global U.S. holder (as defined elsewhere in this proxy statement/prospectus) will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of Volato Common Stock in exchange for shares of M2i Global capital stock in the Merger.

For more information please see the section titled “Material U.S. Federal Income Tax Consequences of the Merger” in this proxy statement/prospectus. The material U.S. federal income tax consequences described above may not apply to all M2i Global U.S. holders of M2i Global capital stock. Accordingly, each M2i Global U.S. holder should consult its own tax advisor with respect to the particular tax consequences of the Merger to such M2i Global U.S. holder.

Material U.S. Federal Income Tax Consequences of the Merger to Volato Stockholders

Volato stockholders will not sell, exchange or dispose of any Volato Common Stock in the Merger. Thus, there will be no U.S. federal income tax consequences to Volato stockholders upon the closing of the Merger.

Material U.S. Federal Income Tax Consequences of the Proposed Reverse Stock Split to Volato Stockholders

The proposed reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder (as defined elsewhere in this proxy statement/prospectus) generally should not recognize gain or loss upon the proposed reverse stock split, except with respect to cash received in lieu of a fractional share of common stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of Volato Common Stock received pursuant to the proposed reverse stock split should equal the aggregate adjusted tax basis of the shares of Volato Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Volato Common Stock), and such U.S. Holder’s holding period in the shares of Volato Common Stock received should include the holding period in the shares of Volato Common Stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Volato Common Stock surrendered to the shares of Volato Common Stock received in a recapitalization pursuant to the proposed reverse stock split. U.S. Holders of shares of Volato Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. holder that receives cash in lieu of a fractional share of Volato Common Stock pursuant to the proposed reverse stock split is expected to recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis allocable to such fractional share of Volato Common Stock. Any such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of Volato Common Stock capital stock surrendered is greater than one year as of the effective date of the proposed reverse stock split.

For more information please see the section titled “The Reverse Stock Split Proposal – Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” in this proxy statement/prospectus.

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Regulatory Matters

The parties are not aware of any material regulatory approvals or actions that are required for completion of the Merger. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Appraisal Rights

Volato stockholders do not have appraisal or dissenters’ rights under the DGCL in connection with the Merger.

Anticipated Accounting Treatment

The Merger is expected to be accounted for as a reverse acquisition under the acquisition method of accounting for business combinations pursuant to the provisions of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. M2i Global was determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) M2i Global stockholders will obtain a controlling financial interest in the Combined Company; (ii) M2i Global stockholders will have the ability to control the composition of the Combined Company Board; (iii) M2i Global stockholders will hold a majority (approximately 85%) of the Combined Company’s outstanding voting interests; and (iii) a majority of the Combined Company’s management will consist of current M2i Global management.

Under the reverse acquisition model, the Merger will be treated as M2i Global issuing equity for the equity of Volato. Under the acquisition method of accounting, the estimated purchase price will be allocated to Volato’ assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. Any excess of purchase price over the preliminary estimate of the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the preliminary fair values of identified intangible assets, certain other assets, and other assumed liabilities. Additionally, the final purchase price allocation will depend on a number of factors that cannot be predicted with certainty at this time. The final valuation may materially change the purchase price and the allocation of the purchase price, which could materially affect the fair values assigned to the assets, and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus as well as the actual accounting for the Merger at the closing.

For More information please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus.

Comparison of Stockholders’ Rights

Volato is incorporated under the laws of the State of Delaware and, accordingly, the rights of Volato stockholders are currently, and will continue to be, governed by the DGCL. M2i Global is incorporated under the laws of the State of Nevada and, accordingly, the rights of M2i Global stockholders are currently governed by the NRS. If the Merger is completed, M2i Global stockholders will become stockholders of Volato, and their rights will be governed by the DGCL, the Volato Bylaws and the Volato Certificate of Incorporation. The rights of Volato stockholders contained in the Volato governing documents differ from the rights of M2i Global stockholders under the NRS and the M2i Global governing documents, as more fully described under the section titled “Comparison of Corporate Governance and Stockholder Rights” in this proxy statement/prospectus.

NYSE American Compliance

Volato Common Stock is currently listed on the NYSE American under the symbol “SOAR”. On June 18, 2024, Volato received a notice from the NYSE American advising Volato that it was not in compliance with the NYSE American continued listing standards set forth in (i) Section 1003(a)(i) of the NYSE American Company Guide (the “Company Guide”) requiring a company to have stockholders’ equity of at least $2.0 million if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years and (ii) Section 1003(a)(ii) of the Company Guide requiring a company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years (collectively, the “Minimum Stockholders’ Equity Requirements”). On July 18, 2024, Volato submitted a plan (the “Compliance Plan”) to the NYSE American outlining certain actions Volato had taken and would take to regain compliance with the Minimum Stockholders’ Equity Requirements by December 18, 2025.

On September 5, 2024, NYSE American notified Volato that NYSE American accepted the Compliance Plan and granted Volato through December 18, 2025 to regain compliance with the Minimum Stockholders’ Equity Requirements (the “Compliance Period”). During the Compliance Period, Volato was subject to quarterly review by NYSE American to determine if Volato was making progress consistent with the Compliance Plan. If Volato did not regain compliance with the Minimum Stockholders’ Equity Requirements by December 18, 2025, or if Volato did not make sufficient progress consistent with its Compliance Plan, then the NYSE American could have initiated delisting proceedings to delist the Volato Common Stock from the NYSE American.

On December 18, 2025, Volato received written notice (the “Compliance Notice”) from NYSE American that Volato had regained compliance with all the NYSE American continued listing standards set forth in Part 10 of the Company Guide. Specifically, Volato resolved the continued listing deficiencies with respect to the Minimum Stockholders’ Equity Requirements. Volato will be subject to NYSE American’s normal continued listing monitoring. However, if Volato fails to comply with any of the continued listing requirements within one year of the date of the Compliance Notice, NYSE American will examine the relationship between the two incidents of noncompliance and re-evaluate Volato’s method of financial recovery from the first incident. As a result, NYSE American could, depending on the circumstances. truncate the compliance procedures described in the Company Guide, or immediately initiate delisting proceedings.

On March 17, 2026, Volato received a notice from the NYSE American advising Volato that it was not in compliance with the NYSE American continued listing standards set forth in (i) Section 1003(a)(i) of the Company Guide requiring a company to have stockholders’ equity of at least $2.0 million if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years and (ii) Section 1003(a)(ii) of the Company Guide requiring a company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years (collectively, the “Minimum Stockholders’ Equity Requirements”). The Company must submit a plan (the “Plan”) by April 16, 2026 to the NYSE American outlining actions it has taken or will take to regain compliance with the continued listing standards by December 17, 2026. If the Plan is not permitted or the Plan is not accepted, delisting proceedings will commence.

The notice has no immediate impact on the listing of the Company’s shares of common stock on the NYSE American. The Company’s common stock will continue to be listed and traded on the NYSE American under the ticker “SOAR”, during the nine-month period allotted for the Company to regain compliance, subject to the Company’s compliance with the other continued listing standards of the NYSE American.

The notice does not affect the Company’s ongoing business operations or its reporting requirements with the United States Securities and Exchange Commission.

The Company is committed to regaining compliance with the NYSE American’s continued listing standards but cannot guarantee that it will regain compliance within the allotted period of time.

Summary of Risk Factors

Risks Related to the Merger

●	Neither Volato nor M2i Global can be sure if or when the Merger will be completed.
●	The closing is subject to approval by the Volato stockholders and the M2i Global stockholders. Failure to obtain these approvals would prevent the closing.
●	Volato stockholders will experience significant ownership and voting power dilution in connection with the Merger and may not realize a benefit from the Merger commensurate with that dilution.
●	The Merger may be completed even though certain events occur prior to the closing that materially and adversely affect Volato or M2i Global.

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●	The officers and directors of Volato and M2i Global have interests in the Merger that may be different from or in addition to, the interests of Volato and M2i Global stockholders generally.
●	Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
●	The market price of Volato Common Stock may decline and the value of M2i Global’s securities may be adversely affected as a result of the announcement and pendency of the Merger.
●	If the Merger is not completed, the Volato Board may decide to pursue a dissolution and liquidation of Volato. In such an event, the amount of cash available for distribution to its stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.
●	Litigation relating to the Merger could require Volato or M2i Global to incur significant costs and suffer management distraction and could delay or enjoin the Merger.
●	Volato or M2i Global may waive one or more of the closing conditions without re-soliciting stockholder approval.

Risks Related to Volato

●	We have a limited operating history and history of net losses, and may continue to experience net losses in the future.
●	The Company may not be able to continue to operate its business if it is not successful in securing additional sources of capital and, as a result, may not be able to continue as a going concern.
●	We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on commercially acceptable terms, or at all.
●	If we are unable to comply with the continued listing requirements of the NYSE American, then our Common Stock will be delisted from the NYSE American.
●	If our Common Stock is delisted from the NYSE American, then we could face significant and material adverse consequences as a result and our investors will experience limitations upon their ability to effect transactions in our Common Stock.
●	If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of the Common Stock.
●	Sales of Common Stock, or the perception of such sales, by us pursuant to this proxy statement/prospectus in the public market or otherwise, could cause the market price for our Common Stock to decline.
●	Because we became a publicly traded company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.
●	The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

Risks Related to M2i Global

●	As a start-up or development stage company, our business and prospects are difficult to evaluate because we have a very limited operating history and our business model is evolving, an investment in us is considered a high-risk investment whereby you could lose your entire investment.
●	Our results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.
●	We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited and if we are unable to secure such financing, our profitability may be adversely affected.
●	Holders of the Series A Super-Voting Preferred Stock will control the operations of the Company for the foreseeable future.
●	The failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.
●	Without additional financing to develop our business plan, our business may fail.
●	Our accountant has indicated doubt about our ability to continue as a going concern.
●	To maintain and grow our business, we will be required to make substantial capital expenditures. If we are unable to obtain needed capital or financing on satisfactory terms, we may have to curtail our operations and delay our construction and growth plans, which may materially adversely affect our business, financial condition, results of operations, and cash flows.
●	Because we can issue additional shares, purchasers of our shares may incur immediate dilution and may experience further dilution.
●	The Series A Super-Voting Preferred stockholders will have the ability to direct the voting of a majority of the voting power of our Common Stock, and their interests may conflict with those of our other stockholders.
●	There is not an active liquid trading market for the Company’s common stock.

Risks Related to the Combined Company

●	Combining the two companies may be more difficult, costly or time consuming than expected, and the Combined Company may not realize all of the anticipated benefits of the Merger.
●	Volato and M2i Global will incur substantial direct and indirect costs as a result of the Merger and the Combined Company will incur substantial direct and indirect costs following the Merger.
●	The actual financial position and results of operations of the Combined Company after the Merger may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.
●	Both Volato and M2i Global have operated with a loss and negative cash flows for the entirety of their existence and it is expected the Combined Company will have to raise significant capital in the future that could be dilutive to stockholders of the Combined Company.
●	If the perceived benefits of the Merger do not meet the expectations of investors or securities analysts, the market price of Volato’s securities or, following the Merger, the Combined Company’s securities, may decline.
●	You may not have the same benefits as an investor in an underwritten public offering.
●	You may experience future dilution as a result of future equity offerings by the Combined Company.
●	The Combined Company’s operating results may fluctuate significantly.
●	The Combined Company’s principal shareholders, directors and executive officers will own a significant percentage of its capital shares, and also have significant influence over the Combined Company’s management.
●	If the Combined Company’s estimates or judgments relating to its critical accounting policies are based on assumptions that change or prove to be incorrect, its operating results could fall below its publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of its common stock.
●	If the Combined Company is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the Combined Company and materially and adversely affect its business and operating results.
●	Certain of the Combined Company’s proposed directors and executive officers also work with other companies and organizations and such other positions may create conflicts of interest in the future.

Corporate Information

Our business mailing address is 1954 Airport Rd., Suite 124, Chamblee, Georgia 30341 and our telephone number is 844-399-8998. We also maintain a website at flyvolato.com. The information contained in or accessible from our website is not incorporated into this proxy statement/prospectus, and you should not consider it part of this proxy statement/prospectus. We have included our website address in this proxy statement/prospectus solely as an inactive textual reference. You should not rely on any such information in making the decision of whether to purchase our securities.

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MARKET PRICE AND DIVIDEND INFORMATION

Volato and the Combined Company

The Volato Common Stock is currently listed on the NYSE American under the symbol “SOAR”. On July 28, 2025, the last day of trading prior to the announcement of the Merger, the last reported sale price of our Common Stock on the NYSE American was $1.71 per share and on April 2, 2026, the last reported sale price of our Common Stock on the NYSE American was $0.239 per share.

Because the market price of the Volato Common Stock is subject to fluctuation, the market value of the shares of the Volato Common Stock that M2i Global stockholders will be entitled to receive in the Merger may increase or decrease. Assuming the approval of the initial listing application of the Combined Company with Nasdaq, the Volato Common Stock will trade under Volato’s new name, “M2i Global, Inc.,” and the current trading symbol “SOAR.”

As of April 2, 2026, there were approximately 448 holders of record of Volato Common Stock. For detailed information regarding the beneficial ownership of Volato, see the section of this proxy statement/prospectus titled “Beneficial Ownership of Volato.”

Volato has not paid any cash dividends to its stockholders. It is Volato’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenue and earnings, if any, capital requirements and general financial condition subsequent to the closing. The payment of any cash dividends subsequent to the Merger will be within the discretion of the Combined Company Board.

M2i Global

M2i Global’s Common Stock began trading on the OTC Pink Market under the symbol “INKI”, and subsequently uplisted to the OTCQB Market on April 30, 2024. On June 8, 2023, its stock symbol changed to “MTWO”. On July 28, 2025, the last day of trading prior to the announcement of the Merger, the last reported sale price of M2i Global’s Common Stock on the OTCQB Market was $0.1180 per share and on April 2, 2026, the last reported sale price of M2i Global’s Common Stock on the OTCQB Market was $0.0252 per share.

As of April 2, 2026, there were approximately 455 stockholders of record holding 746,806,085 shares of M2i Global’s Common Stock. For detailed information regarding the beneficial ownership of M2i Global, see the section of this proxy statement/prospectus titled “Beneficial Ownership of M2i Global.”

M2i Global has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends on its common stock in the foreseeable future. It is M2i Global’s present intention to retain all earnings to implement its business plan.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks described under the heading “Risk Factors” in this proxy statement/prospectus before making an investment decision. Our business, financial condition, or results of operations could be harmed by any of these risks. As a result, you could lose some or all of your investment in our Common Stock. The risks and uncertainties described in this proxy statement/prospectus are not the only ones we face. Additional risks not currently known to us or that we do not presently consider significant may also impair our business operations. Certain statements in this proxy statement/prospectus are forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements discussed under “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus. For additional information, see “Where You Can Find More Information.”

Risks Related to the Merger

Neither Volato nor M2i Global can be sure if or when the Merger will be completed.

The closing is subject to the satisfaction or waiver of various closing conditions, including the authorization of the Merger by M2i Global’s stockholders and the approval of the Required Proposals described herein by Volato’s stockholders. Neither Volato nor M2i Global can guarantee that the closing conditions set forth in the Merger Agreement will be satisfied. If the Merger is not completed, the Volato Board, in discharging its fiduciary obligations to Volato stockholders, will evaluate other strategic alternatives or financing options that may be available, which alternatives may not be as favorable to Volato stockholders as the Merger, if available at all. Any future sale, merger, financing or other transaction may be subject to further stockholder approval. Volato may also be unable to find, evaluate or complete other strategic alternatives, which may have a material adverse effect on Volato’s business, financial condition or results of operations.

Volato’s and M2i Global’s efforts to complete the Merger could cause substantial disruptions in and create uncertainty surrounding, their respective businesses, which may materially adversely affect their results of operation and businesses. Uncertainty as to whether the Merger will be completed may also affect Volato’s and M2i Global’s ability to retain and motivate existing employees. A substantial amount of Volato’s and M2i Global’s management’s and employees’ attention is being directed toward the closing and thus is being diverted from their respective day-to-day operations. Uncertainty as to Volato’s and M2i Global’s future could adversely affect their relationship with collaborators, suppliers, vendors, regulators and other business partners and stakeholders. For example, vendors, collaborators and other counterparties may defer decisions concerning working with Volato or M2i Global or seek to change existing business relationships with Volato or M2i Global, during the pendency of the Merger. Changes to or termination of, existing business relationships could adversely affect Volato and M2i Global’s business, results of operations and financial condition, as well as the market price of Volato Common Stock. The adverse effects of the pendency of the Merger could be exacerbated by any delays in the closing or by the termination of the Merger Agreement.

For a description of the closing conditions, please see the section of this proxy statement/prospectus titled “The Merger Agreement – Closing Conditions.”

The closing is subject to approval by the Volato stockholders and the M2i Global stockholders. Failure to obtain these approvals would prevent the closing.

The closing is subject to certain approvals by the Volato stockholders and the M2i Global stockholders. Failure to obtain the required stockholder approvals may result in a material delay in, or the abandonment of, the Merger. Any delay in completing the Merger may materially adversely affect the timing and benefits that are expected to be achieved from the Merger.

Volato stockholders will experience significant ownership and voting power dilution in connection with the Merger and may not realize a benefit from the Merger commensurate with that dilution.

Pursuant to the terms of the Merger Agreement and upon the closing, the Volato stockholders as of immediately prior to the Effective Time are expected to own approximately 15% of the Combined Company common stock and the M2i Global stockholders as of immediately prior to the Effective Time are expected to own approximately 85% of the Combined Company common stock, each on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants. Accordingly, the issuance of Volato Common Stock to M2i Global stockholders in the Merger will significantly reduce the ownership stake and relative voting power of each share of Volato Common Stock held by current Volato stockholders. Consequently, following the Merger, the ability of current Volato stockholders to influence Combined Company management will be substantially reduced.

If the Combined Company is unable to realize the strategic and financial benefits currently anticipated from the Merger, Volato stockholders will have experienced substantial dilution of their ownership interests in Volato without receiving the expected commensurate benefit or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the expected strategic and financial benefits currently anticipated from the Merger.

The intended benefits of the Merger may not be realized.

The Merger pose risks for Volato’s and M2i Global’s ongoing operations, including, among others:

●	that senior management’s attention may be diverted from management of the respective businesses, current operations and development;

●	that there are significant costs and expenses associated with any undisclosed or potential liabilities; and

●	that unforeseen difficulties may arise in integrating Volato’s and M2i Global’s businesses in the Combined Company.

As a result of the foregoing and other factors, risks and characteristics, the Combined Company may be unable to realize the full strategic and financial benefits currently anticipated from the Merger and Volato and M2i Global cannot assure you that the Merger will be accretive to Volato or M2i Global stockholders in the near term or at all. Furthermore, if Volato or M2i Global stockholders fail to realize the intended benefits of the Merger or they take longer than expected to achieve, the market price of the Combined Company’s common stock could decline to the extent that the market price reflects those anticipated benefits. Volato stockholders will have experienced substantial dilution of their ownership interests in Volato without receiving any commensurate benefit or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

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The market value of Volato and M2i Global may change between the date of this proxy statement/prospectus and the closing and the fairness opinion obtained by Volato will not reflect subsequent changes.

The Volato Board obtained an opinion of Houlihan Capital, LLC to address the fairness to Volato’s stockholders of the consideration to be paid by Volato in the Merger, from a financial point of view, as of September 29, 2025. Subsequent changes in the operation and prospects of Volato or M2i Global, general market and economic conditions and other factors, some of which may be beyond the control of Volato or M2i Global and on which Houlihan Capital, LLC’s opinion was based, may significantly alter the value of M2i Global or Volato or the price of the shares of Volato Common Stock, by the time the Merger are completed. Because Volato does not anticipate asking Houlihan Capital, LLC to update its opinion, the opinion will not address the fairness of the consideration from a financial point of view as of any other date other than the date of such opinion. For a description of the opinion that Volato obtained from Houlihan Capital, LLC, please refer to “The Merger – Opinion of Houlihan Capital, LLC.”

The Merger is subject to the requirements of the HSR Act, and regulatory authorities may impose conditions that could have an adverse effect on Volato and/or M2i Global following the Merger or that could delay, prevent or increase the costs associated with completion of the Merger.

Completion of the Merger is conditioned upon the expiration or termination of any waiting period under the provisions of the HSR Act. Under the Merger Agreement, Volato and M2i Global have agreed to use commercially reasonable efforts to obtain all necessary approvals, consents, ratifications, permissions, waivers or authorizations and make all necessary filings and other submissions, if any, and give all notices, if any, required to be made and given in connection with the Merger. However, there can be no assurance that these approvals will be obtained and that the other closing conditions will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the closing or require changes to the terms of the Merger Agreement or other agreements to be entered into in connection with the Merger Agreement which may delay completion of the Merger or impose additional material costs on or materially limit the revenues of the Combined Company following the completion of the Merger. There can be no assurance that regulators will choose not to impose such conditions or changes in terms, and, if imposed, such conditions or changes in terms may delay or lead to the abandonment of the Merger.

The Merger may be completed even though certain events occur prior to the closing that materially and adversely affect Volato or M2i Global.

The Merger Agreement provides that either Volato or M2i Global can refuse to complete the Merger if there is a material adverse effect with the other party occurring between the date of the Merger Agreement and the closing. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Volato or M2i Global, including, but not limited to:

●	general economic or political conditions or conditions generally affecting the industries in which the parties operate;

●	any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities anywhere in the world, or any governmental or other response or reaction to any of the foregoing; and

●	any change in GAAP or applicable law or the interpretation thereof.

Volato or M2i Global may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Merger, the Combined Company’s stock price may suffer.

The officers and directors of Volato and M2i Global have interests in the Merger that may be different from or in addition to, the interests of Volato and M2i Global stockholders generally.

Some of Volato’s directors and officers have interests in the Merger that are different from Volato’s stockholders generally and that may influence them to support or approve the Merger without regard to the interests of Volato’s other stockholders. For example, (i) Matthew Liotta will resign as Chief Executive Officer of Volato, be appointed as president of the aviation technology business lines of the Combined Company, and remain on the board of directors, (ii) Mark Heinen will remain as Chief Financial Officer of the Combined Company, (iii) Michael Prachar will remain as Chief Operating Officer of the Combined Company, and (iv) Alan D. Gaines will remain on the board of directors.

The Volato Board was aware of certain of these interests and considered them, among other matters, in the decision to approve the Merger Agreement.

The interests of Volato and M2i Global directors and executive officers are described in more detail in the sections titled “The Merger – Interests of Volato’s Directors and Officers in the Merger” and “The Merger – Interests of M2i Global’s Directors and Officers in the Merger” in this proxy statement/prospectus. Volato and M2i Global stockholders should be aware of these interests when they consider voting on or consenting to, as applicable, matters relating to the Merger.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The Merger Agreement contains restrictions on Volato’s ability to solicit, initiate or knowingly encourage, induce or facilitate the communication, making or submission of any third party proposals relating to alternative transactions or to provide information to or engage in discussions with, a third party in relation to an alternative transaction, subject to certain exceptions. The Merger Agreement also contains provisions that require Volato to hold the Special Meeting even if the Volato Board withholds, amends, withdraws or modifies its recommendation regarding the proposals. Before the Volato Board may change its recommendation to stockholders to vote in favor of the proposals, Volato must, among other things, provide M2i Global with notice and negotiation rights. These provisions could discourage a potential third party acquiror from considering or proposing an acquisition transaction.

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Furthermore, each of Volato’s officers and directors and certain other significant stockholders, who collectively hold approximately 12% of the issued and outstanding Volato Common Stock as of July 28, 2025, on a fully diluted basis, have entered into the Stockholder Support Agreement. These Volato stockholders also agreed to vote against any Acquisition Proposal (as defined in the Merger Agreement and elsewhere in this proxy statement/prospectus). As a result, the Stockholder Support Agreement may discourage other parties from attempting to engage in a transaction with Volato, even if those parties would otherwise be willing to offer greater value to Volato stockholders than that offered by M2i Global under the Merger Agreement.

Volato and M2i Global will be subject to certain contractual restrictions while the Merger is pending.

The Merger Agreement restricts each of Volato and M2i Global from making certain acquisitions and divestitures, entering into certain contracts, incurring certain indebtedness and expenditures, paying dividends, repurchasing or issuing equity securities outside certain limited exceptions and taking other specified actions until the earlier of the closing or the termination of the Merger Agreement without the consent of the other party. These restrictions may prevent Volato and M2i Global from pursuing attractive business opportunities that may arise prior to the closing and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Merger could be exacerbated by any delays in the closing or the termination of the Merger Agreement. See the section titled “The Merger Agreement – Covenants; Conduct of Business Pending the Merger” in this proxy statement/prospectus.

The market price of Volato Common Stock may decline and the value of M2i Global’s securities may be adversely affected as a result of the announcement and pendency of the Merger.

The market price of Volato Common Stock may decline and the value of M2i Global’s securities may be adversely affected as a result of the announcement and pendency of the Merger for a number of reasons, including if:

●	investors react negatively to the prospects of the Combined Company’s business and financial condition following the Merger; and/or

●	the attention of Volato or M2i Global management is directed towards the closing and other transaction-related considerations and is diverted from the day-to-day business operations of Volato or M2i Global, as applicable and matters related to the Merger require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Volato or M2i Global, as applicable.

A decline in the market price of Volato Common Stock or an adverse effect upon the value of M2i Global’s securities could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, Volato, M2i Global or the Combined Company.

If the Merger is not completed, the Volato Board may decide to pursue a dissolution and liquidation of Volato. In such an event, the amount of cash available for distribution to its stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that the Merger will be completed. If the Merger is not completed, the Volato Board may decide to pursue a dissolution and liquidation of Volato. In such an event, the amount of cash available for distribution to Volato stockholders will depend heavily on the timing of such decision, as with the passage of time the amount of cash available for distribution is expected to be reduced as Volato continues to fund its operations and transaction-related expenses. In addition, if the Volato Board were to approve and recommend and Volato stockholders were to approve, a dissolution and liquidation of Volato, Volato would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to Volato stockholders. As a result of this requirement, a portion of Volato’s remaining cash assets may need to be reserved pending the resolution of such obligations. In addition, Volato may be subject to litigation or other claims related to a dissolution and liquidation. If a dissolution and liquidation were pursued, the Volato Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Volato Common Stock could lose all or a significant portion of their investment in the event of liquidation, dissolution or winding up of Volato.

Litigation relating to the Merger could require Volato or M2i Global to incur significant costs and suffer management distraction and could delay or enjoin the Merger.

Volato or M2i Global could be subject to demands or litigation related to the Merger, whether or not the Merger is consummated. Such actions may create uncertainty relating to the Merger or delay or enjoin the Merger and responding to such demands is often expensive and could divert management time and resources. In addition, such demands or litigation could lead to a dissolution or bankruptcy of Volato if the costs associated with such demands or litigation are significant enough.

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Volato and M2i Global are expected to incur substantial expenses related to the Merger.

Volato and M2i Global have incurred and expect to continue to incur, substantial fees and expenses in connection with the Merger, including legal, accounting, financial advisory and other transaction fees and costs associated with the Merger. As of April 2, 2026, M2i Global has incurred approximately $244,248 of fees and expenses related to the Merger, primarily consisting of legal, audit and accounting fees, and anticipates incurring approximately $100,000 of additional fees and expenses prior to the closing. As of April 2, 2026, Volato has incurred approximately $908,658 of fees and expenses related to the Merger, primarily consisting of legal, audit and accounting fees, and anticipates incurring approximately $165,000 of additional fees and expenses prior to the closing. Actual transaction costs may substantially exceed Volato’s and M2i Global’s respective estimates and may have an adverse effect on the Combined Company’s financial condition and operating results.

In addition, the Combined Company may also incur significant integration-related fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Volato and M2i Global continue to assess the magnitude of these costs and additional unanticipated costs may be incurred in the Merger and the integration of the two companies’ businesses.

Volato or M2i Global may waive one or more of the closing conditions without re-soliciting stockholder approval.

Volato or M2i Global may determine to waive, in whole or in part, one or more of the closing conditions. Volato and M2i Global expect to evaluate the materiality of any waiver and its effect on Volato or M2i Global stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus or any re-solicitation of proxies, approvals or voting cards is required in light of such waiver. Any determination to waive any condition to the Merger or as to re-soliciting stockholder approval or amending this proxy statement/prospectus as a result of a waiver will be made by Volato or M2i Global, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

Recent rulings from the U.S. Supreme Court could result in material changes to tax regulatory authority and administrative interpretations of established rules.

The Supreme Court’s decision in Loper Bright Enterprises v. Raimondo could significantly impact the Treasury Department’s (“Treasury”) and Internal Revenue Service’s (“IRS”) authority to interpret the Internal Revenue Code of 1986, as amended (“Code”), and issue tax regulations. This may affect:

●	the validity and enforceability of existing Treasury Regulations, particularly where Congressional authorization is not explicit;

●	the deference courts give to IRS interpretations, revenue rulings, notices, and other administrative guidance;

●	treatment of tax positions previously taken based on Treasury Regulations or IRS guidance;

●	the IRS’s ability to adopt new interpretations or create new rules without specific statutory authorization;

●	the continued validity of tax planning strategies that rely on Treasury Regulations; and

●	the level of certainty available through IRS private letter rulings and other administrative determinations.

Any judicial reexamination of Treasury and IRS authority could result in increased tax uncertainty and compliance costs, the need to reevaluate and potentially restructure existing arrangements, greater risk of challenge to tax positions based on regulatory interpretations, reduced availability of administrative guidance and different courts reaching inconsistent conclusions about regulatory validity.

Any such changes could materially affect our intended tax treatment described hereunder.

Risks Related to Volato

Risks Related to Our Limited Operating History, Business and Industry

We have a limited operating history and history of net losses, and may continue to experience net losses in the future.

You should consider our business and prospects in light of the risks, expenses, and difficulties encountered by companies in their early stage of development. We launched our business through Volato, Inc. on January 7, 2021. Accordingly, we have limited operating history upon which to base an evaluation of our business and prospects. The Company’s current and proposed operations are subject to all business risks associated with newer enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its markets, difficulty in managing its growth and the entry of competitors into the market.

We have experienced significant net losses since our inception and, given our limited operating history, we may experience continuing net losses for the foreseeable future and may never become profitable (as determined by U.S. Generally Accepted Accounting Principles (“GAAP”) or otherwise). We may not accurately anticipate how quickly we might use our funds and whether such funds are sufficient to bring the business to profitability and pay our liabilities. Even if we achieve profitability, we cannot be certain that we will be able to sustain or increase profitability. To achieve and sustain profitability, we must accomplish numerous objectives, including broadening and stabilizing our sources of revenue and increasing the number of customers that utilize our services. Accomplishing these objectives may require significant capital investments. We cannot assure you that we will be able to achieve these objectives.

The Company may not be able to continue to operate its business if it is not successful in securing additional sources of capital and, as a result, may not be able to continue as a going concern.

The Company is dependent on funds from its operations, proceeds from its financing arrangements and additional fundraising in order to sustain its ongoing operations. The Company has suffered recurring losses from operations and has a significant accumulated deficit. As a result of these recurring losses from operations, negative cash flows from operating activities and the need for additional capital there is substantial doubt of the Company’s ability to continue as a going concern. Therefore, our independent registered public accounting firm included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern in its report on the Company’s audited financial statements for the year ended December 31, 2025. The financial statements have been prepared in accordance with GAAP, which contemplate that the Company will continue to operate as a going concern. The Company’s financial statements do not contain any adjustments that might result if it is unable to continue as a going concern. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition and operating results. In such circumstances, the Company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or more of its products, seek alternative financing arrangements, declare bankruptcy or terminate its operations entirely.

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We may not be able to successfully implement our growth strategies.

Our growth strategies include, among other things, attracting new customers and retaining existing customers, expanding our addressable market by opening up private aviation to customers that have not historically used private aviation services, expanding into new markets and developing adjacent businesses. We face numerous challenges in implementing our growth strategies, including our ability to execute on market, business, product/service and geographic expansions. For example, our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training, and managing an increasing number of employees. These difficulties may result in the erosion of our brand image, divert the attention of our management and key employees, and impact our financial and operational results.

Our strategies for growth are dependent on, among other things, our ability to expand existing products and services and launch new products and services. Although we may devote significant financial and other resources to the expansion of our products and service offerings, our efforts may not be commercially successful or achieve the desired results. Our financial results and our ability to maintain or improve our competitive position will depend on our ability to effectively gauge the direction of our key marketplaces and successfully identify, develop, market, and sell new or improved products and services in these changing marketplaces. Our inability to successfully implement our growth strategies could have a material adverse effect on our business, financial condition, and results of operations and any assumptions underlying estimates of expected cost savings or expected revenues may be inaccurate.

Our growth also depends in part on our ability to successfully enter new markets and offer new services and products. Significant changes to our existing geographic coverage or the introduction of new and unproven markets may require us to obtain and maintain applicable permits, authorizations, or other regulatory approvals. Developing and launching new or expanded locations involves significant risks and uncertainties, including risks related to the reception of such locations by existing and potential future customers, increases in operational complexity, unanticipated delays or challenges in implementing such new locations or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast customer demand), and negative publicity in the event such new or enhanced locations are perceived to be unsuccessful. Significant new initiatives may result in operational challenges affecting our business. In addition, developing and launching new or expanded service offerings may involve significant upfront investment, such as additional marketing, and such expenditures may not generate a return on investment. Any of the foregoing risks and challenges could negatively impact our ability to attract and retain customers. If these new or expanded service offerings are unsuccessful or fail to attract a sufficient number of customers to be profitable, our business, financial condition, and results of operations could be adversely affected.

We are exposed to the risk of a decrease in demand for private aviation services.

Our business is concentrated on private aviation services, which are vulnerable to changes in consumer preferences, discretionary spending, and other market changes impacting luxury goods and discretionary purchases. In addition, demand for private aviation services may be significantly and adversely impacted by factors affecting air travel generally, such as adverse weather changes, the occurrence of geopolitical events such as war, such as the current conflicts in Ukraine, terrorism, civil unrest, political instability, market volatility, environmental or climatic factors, natural disaster, pandemic or epidemic outbreak, public health crisis and general economic conditions. The global economy has in the past, and may in the future, experience recessionary periods and periods of economic instability such as the business disruption and related financial impact resulting from the global COVID-19 health crisis. During such periods, our current and future users may choose not to make discretionary purchases or may reduce overall spending on discretionary purchases. These changes could result in reduced consumer demand for air transportation, including our private aviation services, or could shift demand from our private aviation services to other methods of air or ground transportation for which we do not offer a competing service.

Any of these factors that cause the demand for private aviation services to decline may also result in delays that could reduce the attractiveness of private air charter travel versus other means of transportation, particularly for shorter distance travel. Delays could frustrate passengers, affecting our reputation and potentially reducing demand for our services as a result of flight cancellations and increased costs. We may also experience decreased demand, as well as a loss of reputation, in the event of an accident involving an aircraft booked through our platform or any actual or alleged misuse of our platform or aircraft booked through our platform by customers in violation of law. Any of the foregoing circumstances or events which reduced the demand for private jet charters could negatively impact the Company’s ability to establish its business and achieve profitability. If we are unable to generate demand or there is a future shift in consumer spending away from private aviation services, our business, financial condition, and results of operations could be adversely affected.

We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on commercially acceptable terms, or at all.

Our operations are capital intensive, and we require sufficient liquidity levels for our operations and strategic growth plans. We have financed our operations and capital expenditures primarily through private financing rounds, credit agreements, convertible debt, and through financing of aircraft pre-delivery payment obligations. In the future, we expect to need to raise additional capital through public or private financing or other arrangements. This financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Numerous factors may affect our ability to obtain financing or access the capital markets in the future on terms attractive to us, including our liquidity, operating cash flows, and the timing of capital requirements, credit status and any credit ratings assigned to us, market conditions in the private aviation industry, U.S. and global economic conditions, and conditions in the capital markets generally, and the availability of our assets as collateral for future financings. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on commercially acceptable terms, we may not be able to grow our business or respond to competitive pressures and our business, results of operations, and financial condition could be materially adversely affected.

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The loss of key personnel upon whom we depend on to operate our business or the inability to attract additional qualified personnel could adversely affect our business.

We believe that our future success will depend in large part on our ability to retain or attract highly qualified management, and technical and other personnel. We may not be successful in retaining key personnel or in attracting other highly qualified personnel. Any inability to retain or attract significant numbers of qualified management and other personnel would have a material adverse effect on our business, results of operations, and financial condition.

Federal, state, and local tax rules can adversely impact our results of operations and financial position.

We are subject to federal, state, and local taxes in the United States. Significant judgment is required in sourcing revenue among various jurisdictions, and in determining the provision for income taxes. We believe our income tax estimates are reasonable, but such estimates assume no changes in current tax rates. In addition, if the Internal Revenue Service or other taxing authority disagrees with a tax position we have taken, as to sourcing, tax rates, or otherwise, and upon final adjudication, we are required to change our position, we could incur additional tax liability, including interest and penalties. These costs and expenses could have a material adverse impact on our financial condition, results of operations, and cash flows. Additionally, the taxability of our offerings is subject to various interpretations within the taxing jurisdictions in which we operate. Consequently, in the ordinary course of business, a jurisdiction may contest our reporting positions with respect to the application of the respective taxing statute to our offerings. A conflicting position taken by a state or local taxation authority on the taxability of our offerings could result in additional tax liabilities and could negatively impact our competitive position in that jurisdiction. If we fail to comply with applicable tax laws and regulations, we could suffer civil or criminal penalties in addition to the delinquent tax assessment. To the extent our offerings are or may be determined to be taxable in a given jurisdiction, the jurisdiction may still increase the tax rate assessed on such offerings. The property and gross receipts taxation of a mobile asset business such as aviation also varies widely among U.S. jurisdictions. The Company seeks to directly or indirectly pass-through such taxes to our customers. In the event we are not able to pass-through any such taxes, our results of operations, financial condition, and cash flows could be adversely impacted.

For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Congress may consider, and could include some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect the Company’s business and future profitability.

The Company may seek to expand its business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect the Company’s after-tax profitability and financial results.

In the event that the Company’s business expands domestically or internationally, its effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect the Company’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction, and (d) pre-tax operating results of the Company’s business.

Additionally, the Company may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. The Company’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on the Company’s after-tax profitability and financial condition. Additionally, the Internal Revenue Service and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with the Company’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If the Company does not prevail in any such disagreements, the Company’s profitability may be affected.

The Company’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

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The Company’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “IRC”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards (“NOLs”) to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If the Company has experienced an ownership change at any time since its incorporation, the Company may be subject to limitations on its ability to utilize its existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, future changes in the Company’s stock ownership, which may be outside of the Company’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit the Company’s use of accumulated state tax attributes. As a result, even if the Company earns net taxable income in the future, its ability to use its pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to the Company.

Our aviation business is dependent on third-party operators to provide flights for our customers. If third-party operators’ flights, which are required to serve a substantial portion of our business, are not available or do not perform adequately, our costs may increase and our business, financial condition, and results of operations could be adversely affected.

We rely on flyExclusive as a third-party operator to provide flights for our Vaunt product. As such, we are subject to the risk of disruptions to their operations, which has in the past and may in the future result from many of the same risk factors disclosed in this proxy statement/prospectus, such as the impact of adverse economic conditions and the inability of third parties to hire or retain skilled personnel, including pilots and mechanics. We expect that as competition in the private aviation market grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees and prepayments or deposits, may increase. This may require us to purchase or lease additional aircraft that may not be available or require us to incur significant capital or operating expenditures.

If our efforts to continue to build our strong brand identity and achieve high customer satisfaction and loyalty are not successful, we may not be able to attract or retain customers, and our operating results may be adversely affected.

Maintaining a good reputation globally is important to our business. We must continue to build and maintain a strong brand identity for our products and services, which have expanded over time. We believe that a strong brand identity will continue to be important in attracting customers. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract customers will be adversely affected. From time to time, our customers may express dissatisfaction with our products and services, in part due to factors that could be outside of our control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with our products and services is widespread or not adequately addressed, our brand may be adversely impacted, and our ability to attract and retain customers may be adversely affected. With respect to our planned expansion into additional markets, we will also need to establish our brand, and to the extent it is not successful, our business in new markets would be adversely impacted.

Through our marketing, advertising, and communications with our customers, we set the tone for the brand as aspirational but also within reach. We strive to create high levels of customer satisfaction through the experience provided by our team and representatives. The ease and reliability of our services, including our ability to provide high-quality customer support, helps us attract and retain customers. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain skilled employees who can support our customers and are sufficiently knowledgeable about our product and services. As we continue to grow our business and improve our platform, we will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition, and results of operations.

Our reputation or brand image also could be adversely impacted by, among other things, any failure to maintain high ethical, social, and environmental sustainability practices for all of our operations and activities, our impact on the environment, public pressure from investors or policy groups to change our policies, such as movements to institute a “living wage,” customer perceptions of our advertising campaigns, sponsorship arrangements or marketing programs, customer perceptions of our use of social media, or customer perceptions of statements made by us, our employees and executives, agents or other third parties. We operate in a highly visible industry that has significant exposure to social media. Negative publicity, including as a result of misconduct by our customers, vendors, or employees, can spread rapidly through social media. Should we not respond in a timely and appropriate manner to address negative publicity, our brand and reputation may be significantly harmed. Damage to our reputation or brand image or loss of customer confidence in our services could adversely affect our business and financial results as well as require additional resources to rebuild or repair our reputation.

A delay or failure to identify and devise, invest in, and implement certain important technology, business, and other initiatives could have a material impact on our business, financial condition and results of operations.

Our business is characterized by changing technology, introductions and enhancements of models of aircraft and services, and shifting customer demands, including technology preferences. Our future growth and financial performance will depend in part upon our ability to develop, market, and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with our products and services could result in our revenues decreasing over time. If we are unable to upgrade our operations or fleet with the latest technological advances in a timely manner, or at all, our business, financial condition, and results of operations could suffer.

Our Parslee platform depends on third-party artificial intelligence services, and our business could be adversely affected by changes in the availability, pricing, or performance of those services.

Our Parslee platform relies on large language model Application Programming Interfaces (“APIs”) provided by third-party vendors, including Microsoft Azure OpenAI, to deliver its core functionality. We do not develop or operate our own large language models. As a result, our ability to deliver Parslee’s products and services is dependent on the continued availability, reliability, and performance of these third-party services on commercially reasonable terms. These vendors may change their pricing, modify or discontinue their APIs, impose usage restrictions, degrade service quality, or experience outages, any of which could disrupt Parslee’s functionality, increase our operating costs, or require us to identify and integrate alternative providers, which we may be unable to do in a timely manner or at all.

All customer data requiring LLM operations through Parslee is transmitted to these third-party large language model providers. Although we rely on contractual and technical safeguards to protect customer data, a security incident, data breach, or unauthorized use of customer data by a third-party provider could expose us to regulatory action, litigation, reputational harm, and loss of customer confidence. We do not control the data handling practices of these third-party providers, and their practices may change in ways that are inconsistent with our contractual commitments to our customers or with applicable law.

Large language models may generate inaccurate, incomplete, or misleading outputs. Parslee is designed for use in enterprise environments involving complex documents such as contracts and regulatory filings, where accuracy is important. If a customer relies on Parslee’s output and that output contains errors attributable to the underlying language model, we could face claims of liability, loss of customers, or damage to our reputation, regardless of whether the error originated with our platform or the third-party model.

The regulatory landscape governing artificial intelligence is evolving rapidly at the federal, state, and international levels. A number of jurisdictions have enacted or proposed legislation addressing AI use in commercial settings, including requirements related to transparency, automated decision-making, data governance, and the use of personal information in AI systems. As our AI-related product offerings develop, we may become subject to additional or changing regulatory requirements. The costs of compliance, or our failure to comply, could have a material effect on our business, financial condition, and results of operations.

Parslee is in an early stage of commercial development, with all current products in beta. Parslee entered its first paying pilot programs in the third quarter of 2025. There is no assurance that Parslee will achieve broader commercial adoption or generate material revenue. Our ability to grow Parslee’s business will depend on, among other things, our ability to retain and expand customer relationships, maintain reliable access to third-party AI services, and adapt to a rapidly changing competitive and regulatory environment.

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We rely on our information technology systems to manage numerous aspects of our business. A cyber-based attack of these systems could disrupt our ability to deliver services to our customers and could lead to increased overhead costs, decreased revenues, and harm to our reputation.

We rely on information technology networks and systems to operate and manage our business. Our information technology networks and systems process, transmit, and store personal and financial information, and proprietary information of our business, and also allow us to coordinate our business across our operation bases. Information technology systems also allow us to communicate with our employees and externally with customers, suppliers, partners, and other third parties. While we believe we take reasonable steps to secure these information technology networks and systems, and the data processed, transmitted, and stored thereon, the networks, systems, and data may be susceptible to cyberattacks, viruses, malware, or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, our proprietary information and our customers’ personal information. In addition, cyberattacks, viruses, malware, or other damage or unauthorized access to our information technology networks and systems, could result in damage, disruptions, or shutdowns to our platform. Any of the foregoing could cause substantial harm to our business, require us to make notifications to our customers, governmental authorities, or the media, and could result in litigation, investigations, or inquiries by government authorities, or subject us to penalties, fines, and other losses relating to the investigation and remediation of an attack or other unauthorized access or damage to our information technology systems and networks.

System failures, defects, errors, or vulnerabilities in our website, applications, backend systems, or other technology systems or those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition, and results of operations.

Our systems, or those of third parties upon which we rely, may experience service interruptions, outages, or degradation because of hardware and software defects or malfunctions, human error, or malfeasance by third parties or our employees, contractors, or service providers, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, cyberattacks, or other events. Our insurance may not be sufficient, and we may not have sufficient remedies available from our third-party service providers, to cover all of the losses that may result from interruptions, outages, or degradation.

We may experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our technology platform. These events could result in losses of revenue due to increased difficulty of booking services through our technology platform, impacts on on-time performance, and resultant errors in operating our business. A prolonged interruption in the availability or reduction in the availability or other functionality of our platform could adversely affect our business and reputation and could result in negative publicity, customer dissatisfaction, or the loss of customers.

We rely on third parties maintaining open marketplaces to distribute our mobile and web applications and we rely on third parties to provide the software we use in certain of our products and services, including the provision of our flight management system. If these third parties interfere with the distribution of our products or services, with our use of the software, or with the interoperability of our platform with the software, our business would be adversely affected.

Our platform’s mobile applications rely on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make applications available for download. We additionally rely on such third-party marketplaces for access to certain third-party applications that we use to provide our services. We cannot be assured that the marketplaces through which we distribute our applications will maintain their current structures or that such marketplaces will not charge us fees to list our applications for download.

We rely upon certain third-party software and integrations with certain third-party applications to provide our platform and products and services. As our products expand and evolve, we may use additional third-party software or have an increasing number of integrations with other third-party applications, software, products and services. Third-party applications, software, products and services are constantly evolving, and we may not be able to maintain or modify our platform, including our mobile and web-based applications and our flight management system, to ensure our compatibility with third-party offerings following development changes. Moreover, some of our competitors or technology partners may take actions which disrupt the interoperability of our products or services with their own products or services, or exert strong business influence on our ability to, and the terms on which we may, operate our platform and provide our products and services to customers. In addition, if any of our third-party providers cease to provide access to the third-party software that we use, do not provide access to such software on terms that we believe to be attractive or reasonable, do not provide us with the most current version of such software, modify their products, standards or terms of use in a manner that degrades the functionality or performance of our platform or is otherwise unsatisfactory to us, or give preferential treatment to competitive products or services, we may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all. Any of these events could adversely affect our business, financial condition, and results of operations.

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If we are unable to adequately protect our intellectual property interests or are found to be infringing on the intellectual property interests of others, we may incur significant expense, and our business may be adversely affected.

We believe that our intellectual property, such as our trademarks, domain names, website, mobile and web-based applications, software, copyrights, trade secrets, and inventions, among others, plays an important role in protecting our brand and the competitiveness of our business. If we do not adequately protect our intellectual property, our brand and reputation may be adversely affected, and our ability to compete effectively may be impaired. The Company protects its intellectual property through a combination of trademark, copyright, contracts, and policies. However, the steps we take to protect our intellectual property may be inadequate, and unauthorized parties may attempt to copy or reverse engineer aspects of our intellectual property or obtain and use information that we regard as proprietary and, if successful, may potentially cause us to lose market share, harm our ability to compete, and result in reduced revenue. In addition, our business is subject to the risk of third parties infringing our intellectual property. We may not always be successful in securing protection for, or identifying or stopping infringements of, our intellectual property and we may need to resort to litigation in the future to enforce our rights in this regard. Any such litigation could result in significant costs and a diversion of resources. Further, such enforcement efforts may result in a ruling that our intellectual property rights are unenforceable.

Moreover, companies in the aviation and technology industries are frequently subject to litigation based on allegations of intellectual property infringement, misappropriation, or other violations. As we expand and raise our profile, the likelihood of intellectual property claims being asserted against us grows. Further, we may acquire or introduce new products or services, which may increase our exposure to patent and other intellectual property claims. Any intellectual property claims asserted against us, whether or not having any merit, could be time-consuming and expensive to settle or litigate. If we are unsuccessful in defending a claim, we may be required to pay substantial damages or could be subject to an injunction or agree to a settlement that may prevent us from using our intellectual property or making our Common Stock, products, or services available to customers. Some intellectual property claims may require us to seek a license to continue our operations, and those licenses may not be available on commercially reasonable terms or may significantly increase our operating expenses. If we are unable to procure a license, we may be required to develop non-infringing technological alternatives, which could require significant time and expense. Any of these events could adversely affect our business, financial condition, or operations.

As part of our growth strategy, we may engage in future acquisitions that could disrupt our business and have an adverse impact on our financial condition.

We have and intend to continue to explore potential strategic acquisitions of assets and businesses, including partnerships or joint ventures with third parties. Our management has limited experience with acquiring and integrating acquired strategic assets and companies into our business, and there is no assurance that any future acquisitions will be successful. We may not be successful in identifying appropriate targets for transactions. In addition, we may not be able to continue the operational success of acquired businesses or successfully finance or integrate any assets or businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership, or joint venture may reduce our cash reserves, may negatively affect our earnings and financial performance, and, to the extent financed with the proceeds of debt, may increase our indebtedness, and, to the extent acquired or financed through equity issuance, dilute our current investors. We cannot ensure that any acquisition, partnership, or joint venture we make will not have a material adverse effect on our business, financial condition, and results of operations.

Acquisition transactions involve risks, including, but not limited to:

●	insufficient revenue to offset liabilities assumed;

●	inability to obtain any required third-party approvals;

●	requirements to enter into restrictive covenants in connection with obtaining third-party consents;

●	inadequate return of capital;

●	regulatory or compliance issues, including securing and maintaining regulatory approvals;

●	unidentified issues not discovered in due diligence;

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●	integrating the operations or (as applicable) separately maintaining the operations;

●	financial reporting;

●	managing geographically dispersed operations;

●	potential unknown risks associated with an acquisition;

●	unanticipated expenses related to acquired businesses or technologies and their integration into our existing business or technology;

●	the potential loss of key employees, customers or partners of an acquired business; or

●	the tax effects of any acquisitions.

We may never realize the full value of our intangible assets or our long-lived assets, causing us to record impairments that may materially adversely affect our financial conditions and results of operations.

In accordance with applicable accounting standards, we are required to test our indefinite-lived intangible assets for impairment on an annual basis, or more frequently where there is an indication of impairment. In addition, we are required to test certain of our other assets for impairment where there is any indication that an asset may be impaired, such as our market capitalization being less than the book value of our equity.

We may be required to recognize losses in the future due to, among other factors, tight credit markets, government regulatory changes, decline in the fair values of certain tangible or intangible assets, unfavorable trends in historical or forecasted results of operations and cash flows, and an uncertain economic environment, as well as other uncertainties.

We can provide no assurance that a material impairment loss of tangible or intangible assets will not occur in a future period. An impairment loss could have a material adverse effect on our financial condition and results of operations.

Risks Related to Legal and Regulatory Matters

Because our software could be used to collect and store personal information, privacy concerns in the territories in which we operate could result in additional costs and liabilities to us or inhibit sales of our software.

The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage, and disclosure of personal information and breach notification procedures. We are also required to comply with laws, rules, and regulations relating to data security. Interpretation of these laws, rules, and regulations and their application to our software and professional services in applicable jurisdictions is ongoing and cannot be fully determined at this time.

In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (the “CCPA”), and other state and federal laws relating to privacy and data security. By way of example, the CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. It includes a framework that includes potential statutory damages and private rights of action. There is some uncertainty as to how the CCPA, and similar privacy laws emerging in other states, could impact our business as it depends on how these laws will be interpreted. As we expand our operations, compliance with privacy laws may increase our operating costs.

We are subject to the Telephone Consumer Protection Act and similar state laws in connection with our marketing activities, and noncompliance could result in significant financial exposure.

In connection with our marketing efforts, including those related to our Vaunt subscription program and other consumer-facing products and services, we engage in various outbound communications to prospective and existing customers, including telephone calls, text messages, and email campaigns. These activities are subject to the Telephone Consumer Protection Act of 1991, as amended (the “TCPA”), and its implementing regulations, as well as analogous state consumer protection statutes. The TCPA imposes significant restrictions on the use of autodialed and prerecorded telephone calls and text messages to wireless numbers, and requires prior express written consent for certain marketing communications. Violations of the TCPA may be enforced through private class action lawsuits and by the Federal Communications Commission and state attorneys general, with statutory damages ranging from $500 to $1,500 per violation. Because each unsolicited call or text message to a single recipient may constitute a separate violation, aggregate exposure in class action litigation can be substantial.

Although we have implemented policies and procedures designed to comply with the TCPA and similar laws, the legal landscape surrounding the TCPA continues to evolve, including ongoing judicial and regulatory developments regarding the definition of an “automatic telephone dialing system,” the scope of consent requirements, and the FCC’s one-to-one consent rules. There can be no assurance that our compliance measures, or those of third-party vendors conducting outreach on our behalf, will be deemed adequate under current or future interpretations of the law. To the extent any third-party vendor uses methods or contacts individuals in a manner that does not satisfy applicable consent requirements, we could face vicarious liability for such conduct. Any actual or alleged noncompliance with the TCPA or similar laws could result in costly litigation, significant settlement payments or judgments, reputational harm, and increased compliance costs, any of which could have a material adverse effect on our business, financial condition, and results of operations.

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Risks Related to Our Contractual Obligations

Our obligations in connection with our contractual obligations, including debt financing obligations, could impair our liquidity and thereby harm our business, results of operations, and financial condition.

We have significant debt financing obligations, and we may incur additional obligations as we expand our operations.

The ability to timely pay our existing or future contractual obligations, including required payments under the Convertible Notes (as described below), will depend on the results of our operations, cash flow, liquidity, and ability to secure additional financing, which will in turn depend on, among other things, the success of our current business strategy, U.S. and global economic and political conditions, the availability and cost of financing, and other factors that may be beyond our control. If our liquidity is materially diminished, our cash flow available to fund our working capital requirements, debt service obligations, capital expenditures, and strategic initiatives may be materially and adversely affected, or we may not be able to realize the benefits of, or otherwise maintain, certain relationships with our business partners. We cannot be assured that our operations will generate sufficient cash flow to make any required payments, or that we will be able to obtain financing to make expenditures in pursuit of our strategic initiatives. The amount of our contractual obligations and timing of required payments could have a material adverse effect on our business, results of operations, and financial condition.

Agreements governing our debt obligations include financial and other covenants that provide limitations on our business and operations under certain circumstances, and failure to comply with any of the covenants in such agreements could adversely impact us.

Our financing agreements, including those in connection with the Convertible Notes (as defined below), and other financing agreements that we may enter into from time to time, contain certain affirmative, negative, and financial covenants, and other customary events of default. Certain covenants in our financing agreements are subject to important exceptions, qualifications, and cure rights, including, under limited circumstances, the requirement to provide additional collateral or prepay or redeem certain obligations. In addition, certain of our financing agreements are or may be cross-collateralized, such that an event of default or acceleration of indebtedness under one agreement could result in an event of default under other financing agreements. If we fail to comply with such covenants, if any other events of default occur for which no waiver or amendment is obtained, or if we are unable to timely refinance the debt obligations subject to such covenants or take other mitigating actions, the holders of our indebtedness could, among other things, declare outstanding amounts immediately due and payable and, subject to the terms of relevant financing agreements, repossess or foreclose on collateral, including certain of our aircraft or other assets used in our business. The acceleration of significant indebtedness or actions to repossess or foreclose on collateral may cause us to renegotiate, repay, or refinance the affected obligations, and there is no assurance that such efforts would be successful or on terms we deem attractive. In addition, any acceleration or actions to repossess or foreclose on collateral under our financing agreements could result in a downgrade of any credit ratings then applicable to us, which could result in additional events of default or limit our ability to obtain additional financing.

Stockholders may experience dilution of their ownership interest due to the issuance of additional shares of Common Stock upon the conversion of certain convertible notes, especially since the notes have fluctuating conversion rates that are set at a discount to market prices of our shares of Common Stock during the period immediately following conversion.

On December 4, 2024, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”), pursuant to which the Company has agreed to issue 10% original issue discount senior unsecured convertible promissory notes (“Convertible Notes”) in an aggregate original principal amount of up to $36,000,000, which are convertible into shares of the Company’s Common Stock. The closing of the first tranche was consummated on December 4, 2024, and the Company issued the initial Convertible Note for an aggregate original principal amount of $4,500,000. The closing of the second tranche was consummated on June 13, 2025, and the Company issued the second tranche Convertible Note for an aggregate original principal amount of $1,500,000. The closing of the third tranche was consummated on July 21, 2025, and the Company issued the third tranche Convertible Note for an aggregate original principal amount of $3,000,000. The closing of the fourth tranche was consummated on October 16, 2025, and the Company issued the fourth tranche Convertible Note for an aggregate original principal amount of $2,220,000.

Issuances of additional Convertible Notes are subject to the terms and conditions of the Securities Purchase Agreement. The shares of Common Stock issuable upon full conversion of the Convertible Notes issued and issuable under the Securities Purchase Agreement would result in significant dilution to existing stockholders.

Risks Related to Ownership of Our Securities and Being a Public Company

If we are unable to comply with the continued listing requirements of the NYSE American, then our Common Stock will be delisted from the NYSE American.

Our Common Stock is currently listed on the NYSE American under the symbol “SOAR”. If we are unable to comply with the continued listing requirements of the NYSE American, our Common Stock will be delisted from the NYSE American, which will limit investors’ ability to effect transactions in our Common Stock and subject us to additional trading restrictions. For example, in order to maintain our listing, we must maintain a minimum amount of stockholders’ equity. In addition to this objective standard, NYSE American may delist the securities of any issuer for other reasons involving the judgment of NYSE American, including if our Common Stock sells at a low price per share for a substantial period of time.

On June 18, 2024, the Company was notified by the NYSE American that the Company was not in compliance with NYSE American’s Minimum Stockholders’ Equity Requirements. On July 18, 2024, the Company submitted its Compliance Plan to the NYSE American, which outlined certain actions the Company had taken and would take to regain compliance with the Minimum Stockholders’ Equity Requirements by December 18, 2025. On September 5, 2024, NYSE American accepted the Compliance Plan and granted the Company through December 18, 2025 to regain compliance with the Minimum Stockholders’ Equity Requirements. During the Compliance Period, the Company was required to provide quarterly updates to NYSE American on the progress that the Company had made regarding the Compliance Plan. If the Company did not regain compliance with the Minimum Stockholders’ Equity Requirements by December 18, 2025, or if the Company did not make sufficient progress consistent with its Compliance Plan, then the NYSE American could have initiated delisting proceedings to delist the Company’s Common Stock from the NYSE American.

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On December 18, 2025, the Company received the Compliance Notice from NYSE American, which stated that the Company had regained compliance with all the NYSE American continued listing standards set forth in Part 10 of the Company Guide. Specifically, the Company resolved the continued listing deficiencies with respect to the Minimum Stockholders’ Equity Requirements. The Company will be subject to NYSE American’s normal continued listing monitoring. However, if the Company fails to comply with any of the continued listing requirements within one year of the date of the Compliance Notice, NYSE American will examine the relationship between the two incidents of noncompliance and re-evaluate the Company’s method of financial recovery from the first incident. As a result, NYSE American could, depending on the circumstances. truncate the compliance procedures described in the Company Guide, or immediately initiate delisting proceedings.

On March 17, 2026, Volato received a notice from the NYSE American advising Volato that it was not in compliance with the NYSE American continued listing standards set forth in (i) Section 1003(a)(i) of the Company Guide requiring a company to have stockholders’ equity of at least $2.0 million if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years and (ii) Section 1003(a)(ii) of the Company Guide requiring a company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years (collectively, the “Minimum Stockholders’ Equity Requirements”). The Company must submit a plan (the “Plan”) by April 16, 2026 to the NYSE American outlining actions it has taken or will take to regain compliance with the continued listing standards by December 17, 2026. If the Plan is not permitted or the Plan is not accepted, delisting proceedings will commence.

The notice has no immediate impact on the listing of the Company’s shares of common stock on the NYSE American. The Company’s common stock will continue to be listed and traded on the NYSE American under the ticker “SOAR”, during the nine-month period allotted for the Company to regain compliance, subject to the Company’s compliance with the other continued listing standards of the NYSE American.

The notice does not affect the Company’s ongoing business operations or its reporting requirements with the United States Securities and Exchange Commission.

The Company is committed to regaining compliance with the NYSE American’s continued listing standards but cannot guarantee that it will regain compliance within the allotted period of time.

The Company is committed to maintaining compliance with the continued listing requirements. Although the Company believes it will be able to maintain compliance with such requirements, there can be no assurance that it will be able to maintain compliance and a determination by NYSE American that we fail to meet the continued listing standards may result in our securities being delisted from NYSE American.

If our Common Stock is delisted from the NYSE American, then we could face significant and material adverse consequences as a result and our investors will experience limitations upon their ability to effect transactions in our Common Stock.

If the NYSE American delists our Common Stock from trading on its exchange, including if such delisting were to occur immediately without being able to submit a compliance plan or appeal such delisting, and we are not able to list our securities on another national securities exchange (though we expect the common stock would qualify to be quoted on an over-the-counter market), we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	substantial impairment on our ability to raise additional funds;

●	loss of institutional investor interest and a decreased ability to issue additional securities or obtain additional financing in the future;

●	a determination that our Common Stock is a “penny stock,” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	potential breaches of representations or covenants of our agreements pursuant to which we made representations or covenants relating to our compliance with applicable listing requirements, which, regardless of merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Common Stock is listed on the NYSE American, our Common Stock qualifies as a covered securities under such statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we were no longer listed on the NYSE American, our Common Stock would not be a covered security and we would be subject to regulation in each state in which we offer our Common Stock and other Company securities.

The Company has identified material weaknesses in its internal control over financial reporting, which could, if not remediated, adversely affect its ability to report its financial condition and results of operations in a timely and accurate manner. If the Company fails to comply with requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, the business could be harmed and its stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require the Company to assess its internal control over financial reporting annually. The rules governing the standards that must be met for management to assess its internal control over financial reporting are complex. They require significant documentation, testing, and possible remediation of any significant deficiencies in and/or material weaknesses of internal controls in order to meet the detailed standards under these rules. Additionally, it is necessary for us to maintain effective internal control over financial reporting to prevent fraud and errors and to maintain effective disclosure controls and procedures so that we can provide timely and reliable financial and other information. These obligations are intended, among other things, to ensure that information required to be disclosed by us in filings with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules, and that information required to be disclosed in reports under the Exchange Act, is accumulated and communicated to our management, including our principal executive and financial officers. A failure to maintain adequate internal controls may adversely affect the Company’s ability to provide financial statements that accurately reflect its financial condition and report information on a timely basis. The Company has evaluated its internal control over financial reporting and determined that it was not effective as of December 31, 2025 and that material weaknesses existed as of that date, and the Company has also concluded that its disclosure controls and procedures were not effective as of December 31, 2025 due to material weaknesses in its internal control over financial reporting. For more information, see “Item 9 – Controls and Procedures – Report of Management on Internal Control over Financial Reporting” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

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The Company has began, and will continue the process of remediating its identified material weakness. Management’s continuing evaluation and work to enhance the Company’s internal control over financial reporting has required and will continue to require the dedication of additional resources and management time and expense. If the Company fails to maintain the effectiveness of its internal controls, including any failure to implement new or improved controls, or if the Company experiences difficulties in their implementation, the Company’s business and operating results could be harmed, and the Company could fail to meet its financial reporting obligations, which in turn could affect the market price of the Company’s securities. In addition, perceptions of the Company among customers, lenders, investors, securities analysts and others could also be adversely affected. The current material weaknesses or any weaknesses or deficiencies identified in the future could also hurt confidence in the Company’s business and the accuracy and completeness of the Company’s financial statements, and adversely affect the Company’s ability to do business with these groups.

The Company can give no assurances that the remediation measures it has implemented and will begin implementing, or any future measures it may take, will remediate the material weaknesses identified or that any additional material weaknesses will not arise or be identified in the future due to the Company’s failure to implement and maintain effective internal control over financial reporting. In addition, even if the Company is successful in strengthening its controls and procedures, those controls and procedures may not be effective to prevent or identify irregularities or ensure the fair and accurate presentation of the Company’s financial statements included in its periodic reports filed with the SEC.

Issuances of our Common Stock in the future could dilute existing stockholders and adversely affect the market price of our Common Stock.

We have the authority to issue up to 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our Common Stock without shareholder approval, subject to certain limitations imposed by applicable stock exchange rules. Future issuances of our securities could be at prices substantially below the price paid for our Common Stock by our current stockholders. Issuances of our Common Stock could result in dilution of the ownership interests of existing stockholders, which may further dilute common stock book value, and that dilution may be material.

Sales of Common Stock, or the perception of such sales, by us in the public market or otherwise, could cause the market price for our Common Stock to decline.

The sale of Common Stock in the public market or otherwise, including sales pursuant to this proxy statement/prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

In the future, we may also issue securities in connection with investments or acquisitions. The amount of shares of Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of Common Stock. Ultimately, any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to stockholders.

Anti-takeover provisions contained in the Company’s Certificate of Incorporation and applicable laws could impair a takeover attempt.

The Company’s Certificate of Incorporation affords certain rights and powers to the Company’s board of directors (the “Board”) that could contribute to the delay or prevention of an acquisition that it deems undesirable, such as establishing a classified Board so that not all members of our Board are elected at one time. Delaware law also permits the Company to take certain actions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board, such as:

●	authorizing the issuance of “blank check” preferred stock that could be issued by our Board to increase the number of outstanding shares and thwart a takeover attempt;

●	requiring cause to remove directors;

●	requiring all stockholder actions to be taken at a meeting of our stockholders;

●	establishing advance notice and duration of ownership requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

●	prohibiting the use of cumulative voting for the election of directors; and

●	limiting the ability of stockholders to call special meetings or amend our bylaws.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management to the extent permitted, whether by our Certificate of Incorporation or merely as a function of Delaware law. Any provision of our Certificate of Incorporation, Delaware law, or otherwise that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

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Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

The Delaware General Corporation Law (the “DGCL”) empowers us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

We may indemnify each of our present and future directors, officers, employees or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to us, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The DGCL further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

Our Certificate of Incorporation designates specific courts as the exclusive forum for substantially all stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or Bylaws, any action asserting a claim governed by the internal affairs doctrine of the State of Delaware or any other action asserting an “internal corporate claim” (as defined in Section 115 of the DGCL), confer jurisdiction to the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware), unless we consent in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We also note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Our Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

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In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzberg, et al. v. Sciabacucchi which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.

Our management team has limited experience managing a public company.

Although during the period prior to the Business Combination we expended a significant amount of time, money, and effort on preparing to be a public company, our management team has limited experience managing a publicly traded company, interacting with public company investors and research analysts, and complying with the increasingly complex laws and requirements pertaining to public companies, including those related to timely public disclosures, financial reporting, internal controls, and enterprise risk management. As a result, our management team may not efficiently manage our responsibilities as a public company. As a public company, we are subject to significant regulatory oversight, reporting obligations under U.S. securities laws, and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could result in less time being devoted to management and the achievement of our growth strategy and operational goals.

Failure to adequately comply with the requirements of being a public company, including deficiencies in financial reporting or ineffective disclosure controls and procedures and internal control over financial reporting, could cause investors to lose confidence in our reported financial and other information and materially adversely affect our business, financial condition, and results of operation, as well as severely negatively affect the price of the Common Stock.

The requirements of being a public company may strain our resources, divert our management’s attention, and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and any rules promulgated thereunder, as well as the rules of the NYSE American. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. These laws, regulations, and standards are subject to varying interpretations and may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required and, as a result, our management’s attention may be diverted from other business concerns.

These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of our Board. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements can have a material adverse effect on our operations, business, financial condition, or results of operations.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The per share price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of our management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities.

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Because we became a publicly traded company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.

Because we became a publicly traded company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there was no independent third-party underwriter selling the shares of our common stock, and, accordingly, our stockholders did not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public security offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors, and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Although PACI performed a due diligence review and investigation of Volato, Inc. in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in us because PACI’s due diligence review and investigation may not have uncovered facts that would be important to a potential investor that may have been uncovered by a third-party investigation.

If we became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that it “had, after reasonable investigation, reasonable grounds to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.”

The amount of due diligence conducted by PACI and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Volato, Inc. Accordingly, it is possible that defects in our business operations or problems with our management that would have been discovered if we had conducted an underwritten public offering were not discovered in connection with the Business Combination, which could adversely affect the market price of our common stock.

In addition, because we did not become a publicly traded company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of us. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of us than they might otherwise be if we had become a publicly traded company by means of a traditional underwritten initial public offering because they may be less familiar with us as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for our common stock could have an adverse effect on our ability to develop a liquid market for our common stock. The lack of a liquid market for our common stock will adversely affect the stock price.

If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our Common Stock, or if our operating results do not meet their expectations, our Common Stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us and our businesses. If equity research analysts do not commence coverage of us, the trading price for our common stock could be negatively impacted. To the extent equity research analysts do provide research coverage of our Common Stock, we will not have any control over the content and opinions included in their reports. The trading price of our Common Stock could decline if one or more equity research analysts downgrade our securities or publish unfavorable research about our businesses, or if our operating results do not meet analyst expectations. If any equity research analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which could cause the price and trading volume of our Common Stock to decline.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following December 3, 2026, the fifth anniversary of our initial public offering, which closed on December 3, 2021, (ii) in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of shares of our Common Stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

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In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our share price may be more volatile.

Risks Related to M2i Global

As used in this section titled “Risks Related to M2i Global”, unless the context requires otherwise, the terms “Company,” “M2i Global,” “we,” “our” and “us” refer to M2i Global, Inc. and its consolidated subsidiaries.

Risks Associated with Small Company Size and Liquidity Risks

As a start-up or development stage company, our business and prospects are difficult to evaluate because we have a very limited operating history and our business model is evolving, an investment in us is considered a high-risk investment whereby you could lose your entire investment.

We have recently commenced operations and, therefore, we are considered a “start-up” or “development stage” company. We will incur significant expenses in order to implement our business plan. As an investor, you should be aware of the difficulties, delays, and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated developmental, advertising, and marketing expenses. We cannot assure you that our proposed business plan will materialize or prove successful, or that we will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment.

Our results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.

We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability. Our business is in an early development stage. There is no assurance that even if we successfully implement our business plan, that we will be able to curtail our losses. Further, as we are a development stage enterprise, we expect that net losses and the working capital deficiency will continue. If we incur additional significant operating losses, our stock price may decline, perhaps significantly.

We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited and if we are unable to secure such financing, our profitability may be adversely affected.

We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited as banks and other financial institutions may be reluctant to extend credit to businesses they perceive as lacking prolonged operating histories, an industry that may be politically undesirable, and limited information relating to revenues and costs upon which they can evaluate the merits and risks of any such credit extension. Our inability to secure bank credit facilities (or some other form of cash/liquid injection) may have an adverse effect on our results of operations. In the absence of such bank financing, our limited operating history and assets and the lag often existing between commencing business operations and profitability may force us to rely solely on business operation revenues in order to support our company, which revenues may not be sufficient to meet our operating and administrative expenses. If we do not have sufficient cash to meet our expenses, whether from revenues or bank credit, we may have to curtail or cease business operations.

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The holder of the Series A Super-Voting Preferred Stock, Douglas Cole, will control the operations of M2i Global for the foreseeable future.

The holder of the Series A Super-Voting Preferred Stock, Douglas Cole, votes on Company matters on an “as-converted” basis of one vote of Series A Super-Voting Preferred Stock to 10,000 votes of Common Stock. As a result of this Series A Super-Voting Preferred stock ownership, Mr. Cole will continue to influence the vote on all matters submitted to a vote of our shareholders, including the election of directors, amendments to the certificate of incorporation and the by-laws, and the approval of significant corporate transactions.

We have never declared or paid a cash dividend on our common stock nor will we in the foreseeable future.

We presently intend to retain all earnings to implement our business plan; accordingly, we do not anticipate the declaration of any dividends for Common Stock in the foreseeable future. You will not receive dividend income from an investment in the shares and as a result, the purchase of the shares should only be made by an investor who does not expect a dividend return on the investment.

Accordingly, investors who anticipate the need for immediate income from their investments by way of cash dividends should refrain from purchasing any of our securities. As we do not intend to declare dividends in the future, you may never see a return on your investment, and you indeed may lose your entire investment.

If payment of dividends does occur at some point in the future, it would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any common stock dividends will be within the discretion of the Company’s board of directors (the “Board”).

We incur professional fees in connection with being a reporting company under the Securities Exchange Act of 1934, as amended and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

Our Company is subject to the reporting requirements of the 1934 Act and as such, we are required to file 10-Ks, 10-Qs and 8-Ks and other reports with the Securities and Exchange Commission. We will incur professional fees (i.e., attorney, auditors, and filing agents) in connection with the preparation and filing of such reports and we currently anticipate such costs to range from $25,000 to $50,000 per year. If we are unable to file such reports, we will be delinquent in our filings which could adversely affect the marketability of the Common Stock.

Complying with these statutes, regulations and requirements will occupy a significant amount of time for our Board and management and will significantly increase our costs and expenses. Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act of 2002 for our fiscal years, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.

As a reporting company under the 1934 Act, we are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. This process may divert internal resources and will take a significant amount of time, effort, and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting, and/ or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors, which could adversely affect our ability to comply with our periodic reporting obligations under the 1934 Act.

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You may not be able to resell any shares you purchased.

Presently, there is an extremely limited trading market for our Common Stock. There is no assurance that any trading market will be present or expand. This means that it may be hard or impossible for you to find a willing buyer for your shares should you decide to sell them in the future.

Risks Associated with Our Business

We may not acquire market share or achieve profits due to competition in our industries.

We operate in a highly competitive marketplace with various competitors. Increased competition may result in reduced gross margins and/or loss of market share, either of which would seriously harm its business and results of operations. Management cannot be certain that the Company will be able to compete against current or future competitors or that competitive pressure will not seriously harm its business. Some of our competitors are much larger and have greater access to capital, sales, marketing and other resources. These competitors may be able to respond more rapidly to new regulations or devote greater resources to the development and promotion of their business model than the Company can. Furthermore, some of these competitors may make acquisitions or establish cooperative relationships among themselves or with third parties in the industry to increase their ability to rapidly gain market share.

Without additional financing to develop our business plan, our business may fail.

Because we have generated only minimal revenue from our business and cannot anticipate when we will be able to generate meaningful revenue from our business, we will need to raise additional funds to conduct and grow our business. We do not currently have sufficient financial resources to completely fund the development of our business plan. We anticipate that we will need to raise further financing. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing stockholders.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Our success is largely dependent on our ability to hire highly qualified personnel. This is particularly true in those parts of our business that are related to intellectual property generation or exploitation. These individuals are in high demand and we may not be able to attract the personnel we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Failure to hire key personnel when needed, or on acceptable terms, would have a significant negative effect on our business and our operations.

Our accountant has indicated doubt about our ability to continue as a going concern.

We have suffered recurring losses from operations. The continuation of the Company as a going concern is dependent upon the Company attaining and maintaining profitable operations and/or raising additional capital. Our financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company discontinue operations. The recurring losses from operations and net capital deficiency raise substantial doubt about the Company’s ability to continue as a going concern.

A wide range of economic and logistical factors may negatively impact our operating results.

Our operating results will be affected by a wide variety of factors that could materially affect revenues and profitability, including the timing and cancellation of customer orders and projects, competitive pressures on pricing, availability of personnel, and market acceptance of our services. As a result, we may experience material fluctuations in future operating results on a quarterly and annual basis which could materially affect our business, financial condition and operating results.

We must obtain, maintain, and renew governmental permits and approvals to operate in the mineral and metals industry, which can be a costly and time-consuming process and result in restrictions.

Numerous governmental permits and approvals are required to operate in the mineral and metals industry. State and federal regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of exploration or production operations.

The permitting rules, and the interpretations of these rules, are complex, change frequently, and are often subject to discretionary interpretations by regulators, all of which may make compliance more difficult or impractical, and which may possibly preclude the continuance of some of our business operations.

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If we fail to effectively manage our growth, our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with our business plan, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Because we have limited operating history and have not yet generated significant revenues or operating cash flows, you may have difficulty evaluating our ability to successfully implement our business strategy.

Because of our limited operating history, the operating performance of our properties and our business strategy have not yet been proven. As a result, our historical financial statements do not provide a meaningful basis to evaluate our operations or our ability to achieve our business strategy. Therefore, it may be difficult for you to evaluate our business and results of operations to date and assess our future prospects.

In addition, we may encounter risks and difficulties experienced by companies whose performance is dependent upon newly-constructed or newly-acquired assets, such as any one of our acquired business units failing to perform as expected, having higher than expected operating costs, having lower than expected customer revenues, or suffering equipment breakdown, failures or operational errors. We may be less successful in achieving a consistent operating level capable of generating cash flows from our operations as compared to a company whose major assets have had longer operating histories. In addition, we may be less equipped to identify and address operating risks and hazards in the conduct of our business than those companies whose major assets have had longer operating histories.

Risks associated with operational events in connection with our activities globally, resulting in significant adverse impacts on our people, communities, the environment or our business.

We engage in activities that have the potential to cause harm to our people and assets, communities, other stockholders and/or the environment, including serious injuries, illness and fatalities, loss of infrastructure, amenities and livelihood, and damage to sites of cultural significance. An operational event at our operations or through our value chain could also cause damage or disruptions to our assets and operations, impact our financial performance, result in litigation or class actions and cause long-term damage to our license to operate and reputation. The potential physical impacts of climate change could increase the likelihood and/or severity of risks associated with operational events. Impacts of operational events may also be amplified if we fail to respond in a way that is consistent with our corporate values and stockholder expectations.

We will likely depend on a limited number of customers for a significant portion of our revenues.

We will likely depend on a limited number of customers for a significant portion of our revenues. The failure to obtain additional customers or the loss of all or a portion of the revenues attributable to any customer as a result of competition, creditworthiness, inability to negotiate extensions or replacement of contracts or otherwise, could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

To maintain and grow our business, we will be required to make substantial capital expenditures. If we are unable to obtain needed capital or financing on satisfactory terms, we may have to curtail our operations and delay our construction and growth plans, which may materially adversely affect our business, financial condition, results of operations, and cash flows.

In order to maintain and grow our business, we will need to make substantial capital expenditures associated with operations and facilities, which have not yet been constructed. Constructing, maintaining and expanding infrastructure, is capital intensive. We must continue to invest capital to maintain or to increase our production and to develop any future acquired properties. Decisions to increase our production levels could also affect our capital needs. We cannot assure you that we will be able to maintain our production levels or generate sufficient cash flow, or that we will have access to sufficient financing to continue our production, permitting and development activities, and we may be required to defer all or a portion of our capital expenditures.

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A deterioration of economic conditions in our prospective customers’ industries could cause a decline in demand for our services impacting, among other things, our ability to obtain capital. Renewed or continued weakness in the economic conditions of any of the industries served by prospective customers could have a material adverse effect on our business, financial condition, results of operations, and cash flows, including, for example:

●	the tightening of credit or lack of credit availability to prospective customers could adversely affect our ability to collect our trade receivables; and

●	our ability to access the capital markets may be restricted at a time when we intend to raise capital for our business, including for capital improvements.

The business of the other parties to our strategic alliances may involve many hazards and operating risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could adversely affect our business, results of operations, financial condition, and cash flows.

The mining companies that we enter into strategic alliances with are subject to many hazards and operating risks. Although our operating partners maintain insurance coverage customary to the industry, it is possible that the many hazards and operating risks could result in our inability to satisfy contractual obligations. This could result in prospective customers initiating claims against us. The operating risks that may have a significant impact on our future operations include:

●	environmental hazards;

●	mining and processing equipment failures and unexpected maintenance problems;

●	inclement or hazardous weather conditions and natural disasters or other force majeure events;

●	seismic activities, ground failures, rock bursts or structural cave-ins or slides;

●	delays in moving our mining equipment;

●	railroad delays or derailments;

●	security breaches or terroristic acts; and

●	other hazards or occurrences that could also result in personal injury and loss of life, pollution and suspension of operations.

Any of these risks could adversely affect our ability to conduct operations with the other parties to our strategic alliances or result in substantial loss to us or such partners as a result of claims for:

●	personal injury or loss of life;

●	damage to and destruction of property, natural resources and equipment;

●	pollution, contamination and other environmental damage to our properties or the properties of others;

●	potential legal liability and monetary losses;

●	regulatory investigations, actions and penalties;

●	suspension of our operations; and

●	repair and remediation costs.

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Although we maintain insurance for a number of risks and hazards, we may not be insured or fully insured against the losses or liabilities that could arise from a significant accident in our future operations. We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution, contamination and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay future dividends to our common stockholders.

We may be unsuccessful in integrating the operations of any future acquisitions, including acquisitions involving new lines of business, with our existing operations, and in realizing all or any part of the anticipated benefits of any such acquisitions.

From time to time, we may evaluate and acquire assets and businesses that we believe complement our existing assets and business. The assets and businesses we acquire may be dissimilar from our initial lines of business. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. Our capitalization and results of operations may change significantly as a result of future acquisitions. We may also add new lines of business to our existing operations. Acquisitions and business expansions involve numerous risks, including the following:

●	difficulties in the integration of the assets and operations of the acquired businesses or lines of business;

●	inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas;

●	the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk; and

●	the diversion of management’s attention from other operations.

Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar and may lead to increased litigation and regulatory risk. Also, following an acquisition, we may discover previously unknown liabilities associated with the acquired business or assets for which we have no recourse under applicable indemnification provisions. If an acquired business or new line of business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our results of operations may be materially adversely affected.

If we do not make sufficient or effective capital expenditures, we will be unable to develop and grow our business. To fund our projected capital expenditures, we will be required to use cash from our operations, incur debt or issue additional Common Stock or other equity securities. Using cash from our operations will reduce cash available for maintaining or increasing our operating activities. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our future debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control.

In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant stockholder dilution.

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

Our future level of debt could have important consequences to us, including the following:

●	our ability to obtain additional financing, if necessary, for working capital, capital expenditures or other purposes may be impaired, or such financing may not be available on favorable terms;

●	our funds available for operations and future business opportunities will be reduced by that portion of our cash flow required to make interest payments on our debt;

●	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

●	our flexibility in responding to changing business and economic conditions may be limited.

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Our ability to service any future debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

Terrorist attacks or cyber-incidents could result in information theft, data corruption, operational disruption and/or financial loss.

Like most companies, we have become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications and services, to operate our businesses, to process and record financial and operating data, communicate with our business partners, as well as other activities related to our businesses. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. Deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties, or cloud-based applications could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third-party liability. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents.

We may face restricted access to international markets in the future.

Access to international markets may be subject to ongoing interruptions and trade barriers due to policies and tariffs of individual countries, and the actions of certain interest groups to restrict the import or export of certain commodities. Although there are currently no significant trade barriers existing or impending of which we are aware that do, or could, materially affect our access to certain markets, there can be no assurance that our access to these markets will not be restricted in the future.

Risks associated with market concentration and our ability to sell and deliver products into existing and future key markets, impacting our economic efficiency.

We rely on the sale and delivery of the commodities we produce to customers around the world. Changes to laws, international trade arrangements, contractual terms or other requirements and/or geopolitical developments could result in physical, logistical or other disruptions to our operations in, or the sale or delivery of our commodities to, key markets. These disruptions could affect sales volumes or prices obtained for our products, adversely impacting our financial performance, results of operations and growth prospects.

The availability and reliability of transportation facilities and fluctuations in transportation costs could affect the demand for our products.

Transportation logistics will play an important role in allowing us to supply our partners’ products to prospective customers. Any significant delays, interruptions or other limitations on the ability to transport their products could negatively affect our operations. Delays and interruptions of rail services because of accidents, failure to complete construction of rail infrastructure, infrastructure damage, lack of rail or port capacity, weather-related problems, governmental regulation, terrorism, strikes, lock-outs, third-party actions or other events could impair our ability to supply our future partners’ products to customers and adversely affect our profitability. In addition, transportation costs represent a significant portion of the delivered cost of minerals and, as a result, the cost of delivery is a critical factor in a customer’s purchasing decision. Increases in transportation costs, and fluctuations in the price of locomotive diesel fuel and demurrage, could make our partners’ products less competitive, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows to our stockholders.

We must secure an initial storage facility so that we can establish our initial critical private minerals reserve, and there can be no assurance that such a storage facility for its critical minerals reserve will be established in the near term, or at all.

We have selected Hawthorne Army Depot, located in Hawthorne, Nevada (“HAWD”), as the potential location of our initial private critical minerals reserve. In December 2025, we submitted a Request for Use of Facilities (“RUF”) to HAWD for a proposed lease of storage space. Pending acceptance of the RUF, and the subsequent execution of a tenant use agreement with HAWD, we plan to use leased storage space at HAWD to establish our initial storage location for our critical minerals reserve. However, there can be no assurance that HAWD will approve the RUF and execute a tenant use agreement with us for storage space, whether in the near term or at all. If the RUF is denied, then we will seek a lease at an alternative storage facility.

Further, the HAWD property is owned by the U.S. government and, if the RUF is approved and HAWD executes a tenant use agreement with us, the U.S. government may, at any time, cancel and terminate the tenant use agreement. In such an event, we would attempt to promptly secure alternative storage space for our critical minerals reserve and we might not be able to obtain a lease of similar pricing and terms, or at all.

Risks Related to Environmental, Health, Safety and Other Regulations

The operations of our strategic alliance counterparts may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could expose us to significant costs and liabilities.

The operations of our strategic alliance counterparts currently use hazardous materials and generate limited quantities of hazardous wastes from time to time. Drainage flowing from or caused by mining activities can be acidic with elevated levels of dissolved metals, a condition referred to as “acid mine drainage,” or may include other pollutants requiring treatment. We could become subject to claims for toxic torts, natural resource damages and other damages as well as for the investigation and clean-up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of conditions at sites that counterparts to our strategic alliances operate, as well as at sites that they previously owned or operated, or may acquire. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or for the entire share.

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Environmental activism and initiatives aimed at limiting climate change and a reduction of air pollutants could interfere with our business activities, operations and ability to access capital sources.

Participants in the mining industry are frequently targeted by environmental activist groups that openly attempt to disrupt the industry. It is possible that our strategic alliance counterparts may be the target of such activism in the future, including when we attempt to grow our business through acquisitions, when our strategic alliance counterparts commence new mining operations or register our securities with the SEC. If that were to happen, our ability to operate our business or raise capital could be materially and adversely impacted.

Our future strategic alliance counterparts’ mines are subject to stringent foreign, federal and state safety regulations that increase their cost of doing business at active operations and may place restrictions on theirs or our methods of operation. Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability. In addition, government inspectors in certain circumstances may have the ability to order the mining operations of our strategic alliance counterparts to be shut down based on safety considerations.

Federal, state, local and foreign mining regulations are routinely expanded, changed, applied or interpreted in manners which could fundamentally alter the ability of our Company to carry on our business, by raising compliance costs and increasing potential liability. This and other future mine safety rules could potentially result in or require significant expenditures by our strategic alliance counterparts, as well as additional safety training and planning, enhanced safety equipment, more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements. At this time, it is not possible to predict the full effect that current, new or proposed statutes, regulations and policies will have on the operating costs of our strategic alliance counterparts, but any expansion of existing regulations, or making such regulations more stringent may inadvertently have a negative impact on the profitability of our operations.

Our business model may result in various legal proceedings, which may have an adverse effect on our business.

Due to the nature of our business, at times we may be involved in legal proceedings incidental to our normal business activities. We will not be able to predict the outcome, and there is always the potential that the costs of litigation in an individual matter or the aggregation of many matters could have an adverse effect on our cash flows, results of operations or financial position.

A resurgence of COVID-19 or a new pandemic may have a negative impact on our business.

A resurgence of COVID-19 or a new pandemic could present a significant and unforecastable risk to the Company and our business plan. Any restrictions on national and international travel, required closures, travel and import/export restrictions, and sipping impacts may make made it increasingly difficult to carry out normal business activities related to corporate finance efforts, the pursuit of new customers for the Company’s products and services and curtailment of delivery of commodities to customers. As a result, a resurgence of the COVID-19 pandemic or a new pandemic will almost certainly increase risks of lower revenues and higher losses for the Company.

Risks Related to Our Common Stock

Trading on the OTCQB Market may be volatile and sporadic, which could depress the market price of our Common Stock and make it difficult for our stockholders to resell their shares.

Our Common Stock is quoted on the OTCQB Market operated by OTC Markets Group Inc. Trading in stock quoted on the OTCQB Market is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our Common Stock for reasons unrelated to operating performance. Moreover, the OTCQB Market is not a stock exchange, and trading of securities on the OTCQB Market is often more sporadic than the trading of securities listed on a quotation system or a stock exchange. Accordingly, shareholders may have difficulty reselling any of the shares.

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Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our Common Stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because we can issue additional shares, purchasers of our shares may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 1,010,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, including 100,000 shares of Series A Super-Voting Preferred Stock. The Board has the authority to approve additional share issuances, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, our stockholders may experience more dilution in their ownership of the Company in the future.

An active, liquid and orderly trading market for our common stock may not develop or be maintained, and our stock price may be volatile and/or decrease substantially as a result of the sale of the shares.

Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Common Stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Common Stock, you could lose a substantial part or all of your investment in our Common Stock.

The following factors could affect our stock price:

●	our operating and financial performance;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

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●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our Common Stock;

●	sales of our Common Stock by us or underwriters or the perception that such sales may occur;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our stockholders;

●	general market conditions, including fluctuations in commodity prices;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

The Series A Super-Voting Preferred stockholder, Douglas Cole, has the ability to direct the voting of a majority of the voting power of M2i Global’s Common Stock, and his interests may conflict with those of our other stockholders.

The Series A Super-Voting Preferred stockholder, Douglas Cole, holds voting control equivalent to approximately 60.74% of the voting stock of M2i Global prior to the consummation of the Merger, based on the common stock of M2i Global outstanding as on April 2, 2026. The 100,000 shares of Series A Super Voting Preferred Stock of M2i Global will be converted into 100,000 shares of common stock of M2i Global immediately prior to consummation of the Merger, and then exchanged for shares of Volato Common Stock at the Effective Time, which will be equal to less than 1% of the Combined Company’s common stock following consummation of the Merger. However, Mr. Cole’s aggregate ownership of the Combined Company will equal approximately 11.6%.

As a result, the Series A Super-Voting Preferred stockholder is able to control matters requiring stockholder approval, including the election of directors, changes to our organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our Common Stock will be able to affect the way we are managed or the direction of our business. The interests of the Series A Super-Voting Preferred stockholder with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders. The Series A Super-Voting Preferred stockholder’s concentration of voting control may also adversely affect the trading price of our Common Stock to the extent investors perceive a disadvantage in owning stock of a company with significant stockholders.

We may issue preferred stock whose terms could adversely affect the voting power or value of our Common Stock.

Our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our Common Stock respecting dividends and distributions, as our Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Common Stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the Common Stock.

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We are an “emerging growth company” under the federal securities laws and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and we may take advantage of certain exemptions from various reporting requirements that are not applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our Common Stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our Common Stock or if our operating results do not meet their expectations, our stock price could decline.

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.

Our articles of incorporation authorize the issuance of 1,010,000,000 shares of capital stock, consisting of 1,000,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, including 100,000 shares of Series A Super-Voting Preferred stock, both with a par value of $0.001. If we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in our control.

There is not an active liquid trading market for the Company’s common stock.

The Company’s common stock is quoted on the OTCQB Market under the symbol “MTWO”. However, there has been minimal reported trading to date in the Company’s common stock, and we cannot give an assurance that an active trading market will develop. As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price, our securities. This severely limits the liquidity of the Common Stock and may adversely affect the market price of our Common Stock. A limited market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or assets by using Common Stock as consideration.

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Risks Related to the Combined Company

Combining the two companies may be more difficult, costly or time consuming than expected, and the Combined Company may not realize all of the anticipated benefits of the Merger.

Volato and M2i Global have operated and, until the consummation of the Merger, will continue to operate, independently. The Combined Company may not be able to successfully achieve the anticipated benefits of the Merger at all or they may take longer to realize than expected. The difficulties of operating the Combined Company may include, among others:

●	the diversion of management attention to integration matters;

●	difficulties in integrating functions, personnel and systems;

●	declines in results of operations, financial condition or cash flows;

●	a decline in the market price of Volato’s shares of common stock;

●	contingent liabilities that are larger than expected;

●	potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the Merger;

●	disruption of existing relationships with patients, doctors, business partners, and other constituencies; and

●	the disruption of, or the loss of momentum in, ongoing research and development.

Many of these factors are outside the control of Volato and M2i Global, and any one of them could result in increased costs, decreased expected revenues and diversion of management time and energy, which could materially impact the business, financial condition, results of operations and cash flows of the Combined Company. These factors could cause dilution to the earnings per share of the Combined Company, decrease or delay the expected benefits of the Merger and negatively impact the price of Volato’s shares.

As a result, it cannot be assured that the Combined Company will realize the full benefits anticipated from the Merger within the anticipated time frames, or at all.

In addition, following the Merger, Volato will become responsible for M2i Global’s liabilities and obligations, including with respect to legal, financial, regulatory, and compliance matters. These obligations will result in additional cost and investment by Volato and, if Volato has underestimated the amount of these costs and investments or if Volato fails to satisfy any such obligations, Volato and M2i Global may not realize the anticipated benefits of the Merger. Further, it is possible that there may be unknown, contingent or other liabilities or problems that may arise in the future, the existence and/or magnitude of which Volato and M2i Global was previously unaware. Any such liabilities or problems could have an adverse effect on the Combined Company’s business, financial condition, results of operations or cash flows.

Further, following completion of the Merger, the Combined Company will be susceptible to many of the risks described in the sections herein entitled “Risks Related to Volato” and “Risks Related to M2i Global.” To the extent any of the events in the risks described in those sections occur, those events could cause the potential benefits of the Merger not to be realized and the market price of the Combined Company’s common stock to decline.

Volato and M2i Global will incur substantial direct and indirect costs as a result of the Merger and the Combined Company will incur substantial direct and indirect costs following the Merger.

Volato and M2i Global will incur substantial expenses in connection with and as a result of consummating the Merger, and over a period of time following the consummation of the Merger, Volato also expects to incur substantial expenses as a Combined Company. A portion of the transaction costs related to the Merger will be incurred regardless of whether the Merger is consummated. While Volato and M2i Global have assumed that a certain level of transaction expenses will be incurred, factors beyond Volato’s and M2i Global’s control could affect the total amount or the timing of these expenses. These expenses could adversely affect the financial condition, results of operations and cash flows of the Combined Company following the consummation of the Merger.

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The actual financial position and results of operations of the Combined Company after the Merger may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and may not be an indication of what Volato’s financial position or results of operations would have been had the Merger been consummated on the dates indicated. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of Volato and M2i Global and certain adjustments and assumptions regarding Volato after giving effect to the Merger. The assets and liabilities have been measured at fair value based on various preliminary estimates using assumptions that Volato and M2i Global management believes are reasonable, utilizing information currently available. These fair value measurements can be highly subjective and the reasonable application of measurement principles may result in a range of alternative estimates using the same facts and circumstances. These estimates, which require extensive use of accounting estimates and management judgment, may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma financial information and the Combined Company’s financial position and future results of operations.

In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect the Combined Company’s financial condition or results of operations following the consummation of the Merger. Any material variance from the pro forma financial information may cause significant variations in the market price of Volato’s shares.

Both Volato and M2i Global have operated with a loss and negative cash flows for a majority of their existence and it is expected the Combined Company will have to raise significant capital in the future that could be dilutive to stockholders of the Combined Company.

Both Volato and M2i Global have operated with a loss and negative cash flows for the past two completed fiscal years. The Combined Company may not be able to raise capital to continue operations in the future which could result in bankruptcy or liquidation of the Combined Company. Adequate funding may not be available to the Combined Company on acceptable terms, or at all.

If the perceived benefits of the Merger do not meet the expectations of investors or securities analysts, the market price of Volato’s securities or, following the Merger, the Combined Company’s securities, may decline.

If the perceived benefits of the Merger do not meet the expectations of investors or securities analysists, the market price of Volato’s securities prior to the closing may decline. The market value of Volato’s securities at the time of the Merger may vary significantly from their prices on the date of the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Volato’s shareholders vote on the Merger.

In addition, following the Merger, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of a shareholder’s investment. Further, the valuation ascribed to the Combined Company in the Merger may not be indicative of the price that will prevail in the trading market following the Merger.

Further, the equity markets in general have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of shares of common stock of the Combined Company, which could cause a decline in the value of its common stock. Price volatility of shares of common stock of the Combined Company might worsen if the trading volume of its common stock is low. In the past, shareholders have initiated class action lawsuits against certain companies following periods of volatility in the market prices of such companies’ shares. Such litigation, if instituted against the Combined Company, could cause it to incur substantial costs and divert management’s attention and resources from its business. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors”, could have a dramatic and material adverse impact on the market price of shares of common stock of the Combined Company.

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You may not have the same benefits as an investor in an underwritten public offering.

The Combined Company will be a publicly listed company upon the completion of the Merger. The Merger and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of shares of common stock of the Combined Company or M2i Global’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following factors.

Like other Mergers and spin-offs which are an underwritten initial public offering, in connection with the Merger, you will not receive the benefits of the diligence performed by underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy and completeness of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, Volato and M2i Global have engaged financial advisors (rather than an underwriter) in connection with the Merger. The role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities.

In addition, because there are no underwriters engaged in connection with the Merger, prior to the opening of trading on Nasdaq on the trading day immediately following the closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of shares of common stock of the Combined Company on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of common stock of the Combined Company or helping to stabilize, maintain or affect the public price of such shares following the closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with such shares that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of shares of common stock of the Combined Company could result in a more volatile price for shares of common stock of the Combined Company.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of shares of common stock of the Combined Company on Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to shares of common stock of the Combined Company or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for shares of common stock of the Combined Company.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if M2i Global became a publicly listed company through an underwritten initial public offering instead of upon completion of the Merger.

The Combined Company does not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the capital appreciation, if any, of shares of common stock of the Combined Company.

M2i Global has not paid cash dividends on its common stock and the Combined Company does not anticipate paying cash dividends on its common stock in the foreseeable future. The payment of dividends on capital shares of the Combined Company will depend on its earnings, financial condition and other business and economic factors affecting the Combined Company at such time as its board of directors may consider relevant. Since the Combined Company does not intend to pay dividends, a shareholder’s ability to receive a return on such shareholder’s investment will depend on any future appreciation in the market value of its common stock. There is no guarantee that shares of common stock of the Combined Company will appreciate or even maintain the price at which its shareholders have purchased it.

Future sales of a substantial number of shares of common stock of the Combined Company may cause the price of its common stock to decline.

If the Combined Company’s existing shareholders sell, or indicate an intention to sell, substantial amounts of the shares of common stock of the Combined Company after the closing of the Merger, the trading price of the shares of common stock of the Combined Company could decline and it could impair the Combined Company’s ability to raise capital through the sale of additional equity securities.

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You may experience future dilution as a result of future equity offerings by the Combined Company.

In order to raise additional capital for general corporate purposes, in the future the Combined Company may offer additional shares of its common stock or other securities convertible into or exchangeable for our common stock at prices that may be lower than the current price per share of our common stock. In addition, investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which the Combined Company sells additional shares of its common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in prior offerings.

Post consummation of the Merger, the Combined Company may have outstanding warrants, which may cause dilution to its stockholders, have a material adverse impact on the market price of its common stock and make it more difficult for it to raise funds through future equity offerings.

Post consummation of the Merger, the Combined Company may have outstanding warrants. These outstanding warrants would give the holders a right to exercise in exchange for receiving shares of common stock of the Combined Company. The issuance of such shares of common stock upon the exercise of warrants by the Combined Company would dilute the percentage ownership interest of stockholders, might dilute the book value per share of the Combined Company’s common stock and would increase the number of its publicly traded shares, which could depress the market price of its common stock.

In addition to the dilutive effects described above, the perceived risk of dilution as a result of the significant number of outstanding warrants may cause common stockholders of the Combined Company to be more inclined to sell their shares, which would contribute to a downward movement in the price of its common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on the Combined Company’s common stock price could encourage investors to engage in short sales of its common stock, which could further contribute to price declines. The fact that the Combined Company’s stockholders and warrant holders can sell substantial amounts of common stock in the public market, whether or not sales have occurred or are occurring, could make it more difficult for it to raise additional funds through the sale of equity or equity-related securities in the future at a time and price that the Combined Company deems reasonable or appropriate, or at all.

The Combined Company’s operating results may fluctuate significantly.

The Combined Company expects its operating results to be subject to quarterly, and possibly annual, fluctuations. The Combined Company net loss and other operating results will be affected by numerous factors, including:

●	variations in the level of expenses related to the Combined Company’s offerings, products and business plan;

●	any intellectual property infringement lawsuit in which the Combined Company may become involved;

●	regulatory developments affecting the products and services of the Combined Company, regulatory approvals, and the level of underlying demand for such products and services and purchasing patterns; and

●	the Combined Company’s execution of any collaborative, licensing or similar arrangements, and the timing of payments the Combined Company may make or receive under these arrangements.

If the Combined Company’s quarterly or annual operating results fall below the expectations of investors or securities analysts, the price of its common stock could decline substantially. Furthermore, any quarterly or annual fluctuations in the Combined Company’s operating results may, in turn, cause the price of its common stock to fluctuate substantially.

If securities or industry analysts do not publish research or reports about the Combined Company’s business, or if they issue an adverse opinion regarding its share, its share price and trading volume could decline.

The trading market for shares of common stock of the Combined Company will be influenced by the research and reports that industry or securities analysts publish about the Combined Company or its business. If no or few securities or industry analysts commence coverage of the Combined Company, the trading price for its shares would be negatively impacted. In the event the Combined Company obtains securities or industry analyst coverage, if any of the analysts who cover it issues an adverse opinion regarding the Combined Company, its business model, its intellectual property or its share performance, or if its operating results fail to meet the expectations of analysts, its share price would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to publish reports on it regularly, the Combined Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

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The Combined Company’s principal shareholders, directors and executive officers will own a significant percentage of its capital shares, and also have significant influence over the Combined Company’s management.

Following the closing of the Merger, the Combined Company’s directors, executive officers, holders of 5% or more of the Combined Company’s capital shares and their respective affiliates are expected to beneficially own, in the aggregate, approximately 25.9% of the Combined Company’s outstanding voting shares. For a detailed discussion regarding the details and assumptions underlying the Combined Company’s shareholding post consummation of the Merger, see “Beneficial Ownership of the Combined Company”. This concentration of voting power may make it less likely that any other holder of shares of common stock of the Combined Company will be able to affect the way the Combined Company is managed and could delay or prevent an acquisition of the Combined Company on terms that other shareholders may desire. This could prevent transactions in which shareholders might otherwise recover a premium for their shares over current market prices.

If the Combined Company’s estimates or judgments relating to its critical accounting policies are based on assumptions that change or prove to be incorrect, its operating results could fall below its publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of its common stock.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Combined Company’s financial statements and accompanying notes. The Combined Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. If the Combined Company’s assumptions change or if actual circumstances differ from its assumptions, its operating results may be adversely affected and could fall below its publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of shares of common stock of the Combined Company.

Adverse developments affecting the financial services industry could adversely affect the Combined Company’s current and projected business operations and its financial condition and results of operations.

If financial institutions in which the Combined Company holds funds for working capital and operating expenses were to fail, there can be no assurance that such governmental agencies would take action to protect the Combined Company’s uninsured deposits in a similar manner.

If a financial institution in which the Combined Company holds such funds fails or is subject to significant adverse conditions in the financial or credit markets, it could be subject to a risk of loss of all or a portion of such uninsured funds or be subject to a delay in accessing all or a portion of such uninsured funds. Any such loss or lack of access to these funds could adversely impact the Combined Company’s short-term liquidity and ability to meet its operating expense obligations.

In addition, widespread investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for the Combined Company to acquire financing on acceptable terms or at all. Any decline in available funding or access to the Combined Company’s cash and liquidity resources could, among other risks, adversely impact its ability to meet its operating expenses, financial obligations or fulfill our other obligations, result in breaches of its financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on the Combined Company’s liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, a vendor on which the Combined Company is reliant could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. Any critical vendor bankruptcy or insolvency, or any breach or default by a critical vendor, or the loss of any significant vendor relationships, may have a material adverse impact on the Combined Company’s business.

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If the Combined Company is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the Combined Company and materially and adversely affect its business and operating results.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Combined Company’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. While the Combined Company intends to have systems and processes in place to identify and if necessary, continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If the Combined Company identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, the Combined Company may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in the Combined Company’s financial reporting and its share price may decline as a result.

The Combined Company will incur increased costs as a result of operating as a public company, and its management will devote substantial time to related compliance initiatives.

As a public company, the Combined Company will incur significant legal, accounting and other expenses that M2i Global did not incur as a private company. The Combined Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as rules and regulations adopted, and to be adopted, by the SEC and Nasdaq. The Combined Company’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, the Combined Company expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly, which will increase its operating expenses. For example, the Combined Company expects these rules and regulations to make it more difficult and more expensive for the Combined Company to obtain directors’ and officers’ liability insurance and the Combined Company may be required to incur substantial costs to maintain sufficient coverage. the Combined Company cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on its board, its board committees or as executive officers. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

As a public company, the Combined Company will be required to incur additional costs and obligations in order to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act. Under these rules, the Combined Company will be required to make a formal assessment of the effectiveness of its internal control over financial reporting, and once it ceases to be an emerging growth company, the Combined Company will be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, the Combined Company will be engaging in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, the Combined Company will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of its internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are designed and operating effectively, and implement a continuous reporting and improvement process for internal control over financial reporting.

The rules governing the standards that must be met for management to assess the Combined Company’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, the Combined Company’s management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. These reporting and other obligations place significant demands on the Combined company’s management and administrative and operational resources, including accounting resources.

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In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. The Combined Company intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of its management’s time and attention from revenue-generating activities to compliance activities. If the Combined Company’s efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against the Combined Company and there could be a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Certain of the Combined Company’s proposed directors and executive officers also work with other companies and organizations and such other positions may create conflicts of interest in the future.

Some of the Combined Company’s officers and directors will serve only part-time and are subject to conflicts of interest. Each of such officers and directors will be devoting part of their working time to other endeavors, including consulting relationships with other entities, and may have responsibilities to these other entities. Such conflicts may also include deciding how much time to devote to the Combined Company’s affairs. Because of these relationships, our officers and directors may be subject to conflicts of interest.

While we believe that the Combined Company will not, encounter any issue as a result of such additional roles/ responsibilities, the duties to such businesses/ organizations may compete for such persons’ full attention to the Combined Company’s business; accordingly, they may have conflicts of interest in allocating time between the separate business activities.

General economic and political conditions could have a material adverse effect on the Combined Company.

External factors can affect our financial condition. Such external factors include general domestic and global economic conditions, such as interest rates, tax law including tax rate changes, and factors affecting global economic stability, and the political environment regarding healthcare in general. We cannot predict to what extent the global economic conditions may negatively impact the Combined Company’s business. For example, negative conditions in the credit and capital markets could impair our ability to access the financial markets for working capital and could negatively impact our ability to borrow.

Failure to protect the Combined Company’s information technology infrastructure against cyber-based attacks, network security breaches, service interruptions or data corruption could materially disrupt its operations and adversely affect its business.

The operation of the Combined Company’s business will depend on our information technology systems. It will rely on its information technology systems to, among other things, effectively manage sales and marketing data, accounting and financial functions, inventory management, product development tasks, customer service and technical support functions. Its information technology systems may be vulnerable to damage or interruption from earthquakes, fires, floods and other natural disasters, terrorist attacks, power losses, computer system or data network failures, security breaches, data corruption, and cyber-based attacks. Cyber-based attacks can include computer viruses, computer denial-of-service attacks, phishing attacks, worms, and other malicious software programs or other attacks, covert introduction of malware to computers and networks, impersonation of authorized users, and efforts to discover and exploit any design flaws, bugs, security vulnerabilities, or security weaknesses, as well as intentional or unintentional acts by employees or other insiders with access privileges, intentional acts of vandalism by third parties and sabotage. In addition, federal, state, and international laws and regulations, such as the General Data Protection Regulation adopted by the European Union and European Economic Area countries can expose the Combined Company to enforcement actions and investigations by regulatory authorities, and potentially result in regulatory penalties and significant legal liability, if the Combined Company’s information technology security efforts fail.

The Combined Company may in the future become involved in lawsuits, to protect or enforce its intellectual property, which can be expensive and time consuming and could result in the diversion of significant resources.

Adverse proceedings such as litigation or challenges to the validity of our patents can be expensive, time consuming and may divert the efforts of our technical and managerial personnel, which could in turn harm its business, whether or not it receives a favorable determination. In addition, in an infringement or other adverse proceeding, a court may decide that the patent the Combined company seeks to enforce is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that the patent in question does not cover the technology in question. An adverse result in any litigation or proceeding could place one or more of the Combined Company’s patents at risk of being invalidated, interpreted narrowly or found unenforceable. Some of its competitors may be able to devote significantly more resources to intellectual property litigation, and may have significantly broader patent portfolios to assert against the Combined Company, if it asserts rights against them.

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The Combined Company may lose important patents or patent rights if it does not timely pay required patent fees or annuities.

Non-payment or delay in payment of patent fees or annuities, whether intentional or unintentional, may result in loss of patents or patent rights important to the Combined Company’s business. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

Many of the Combined Company’s competitors may have significant resources and incentives to apply for and obtain intellectual property rights that could limit or prevent its ability to commercialize our current or future products in the United States or abroad.

Many of the Combined Company’s competitors who have significant resources and have made substantial investments in competing technologies may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the U.S. or in international markets. The Combined Company’s U.S. or foreign patents may be challenged, circumvented by competitors or others or may be found to be invalid, unenforceable or insufficient. In most cases in the United States patent applications are published 18 months after filing the application, or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, there can be no certainty that the Combined Company was the first to make the inventions covered by each of its pending patent applications, or that it was the first to file patent applications for such inventions.

If the Combined Company is unable to protect the confidentiality of our proprietary information and know-how, the value of its technology and products could be adversely affected.

In addition to patented technology, the Combined Company may rely on its unpatented proprietary technology, trade secrets, processes and know-how. It would generally seek to protect this information by confidentiality agreements with employees, consultants, scientific advisors and third parties. These agreements may be breached, and the Combined Company may not have adequate remedies for any such breach. In addition, its trade secrets may otherwise become known or be independently developed by competitors. To the extent that the Combined Company’s employees, consultants or contractors use intellectual property owned by others in their work for the Combined Company, disputes may arise as to the rights in related or resulting know-how and inventions.

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THE SPECIAL MEETING OF VOLATO STOCKHOLDERS

Date, Time and Place

The Special Meeting will be held on [●], 2026, at 9:00 AM Eastern Time, virtually at https://edge.media-server.com/mmc/go/SOAR2026SGM, unless postponed or adjourned to a later date. Volato is sending this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the Volato Board for use at the Special Meeting and any adjournments or postponements of the Special Meeting. This proxy statement/prospectus is first being furnished to Volato stockholders on or about [●], 2026.

Purposes of the Special Meeting

Stockholders of Volato are being asked to vote upon the following proposals:

(i)	The Merger Proposal: A proposal to (i) approve and adopt the Merger Agreement between Volato, Merger Sub, and M2i Global, pursuant to which, among other things, Merger Sub will merge with and into M2i Global, with M2i Global surviving the Merger as a wholly-owned subsidiary of Volato; and (ii) approve the transactions contemplated by the Merger Agreement, including the Merger. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

(ii)	The Stock Issuance Proposal: A proposal to approve, for the purpose of complying with the NYSE American LLC Company Guide Sections 712(b) and 713(b), the issuance of 20% or more of the issued and outstanding shares of Volato Common Stock as Merger Consideration pursuant to the Merger Agreement, which will result in a change of control of Volato.

(iii)	The Election of Directors Proposal: A proposal to approve the election of seven directors to serve staggered terms on the Combined Company’s board of directors.

(iv)	The Name Change Proposal: A proposal to approve an amendment to Volato’s Second Amended and Restated Certificate of Incorporation, which will effect a change in the Company’s name from “Volato Group, Inc.” to “M2i Global, Inc.”. A copy of the proposed name change amendment is attached to this proxy statement/prospectus as Annex B.

(v)	The Stock Incentive Plan Proposal: A proposal to approve the M2i Global, Inc. 2026 Stock Incentive Plan. A copy of the M2i Global, Inc. 2026 Stock Incentive Plan is attached to this proxy statement/prospectus as Annex C.

(vi)	The Reverse Stock Split Proposal: A proposal to grant the Volato Board the discretion to amend Volato’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio not less than one-for-two and not greater than one-for-twenty five, with the exact ratio to be set within that range at the discretion of the Volato Board without further approval or authorization of the Volato stockholders. A copy of the proposed reverse stock split amendment is attached to this proxy statement/prospectus as Annex D.

(vii)	The Adjournment Proposal: A proposal to approve the adjournment of the Special Meeting to a later date, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals.

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Volato Board Recommendation

After careful consideration, the Volato Board determined unanimously that each of the proposals is fair to, and in the best interests of, Volato and its stockholders. The Volato Board has approved and declared advisable and unanimously recommends that you vote or give instructions to vote “FOR” each of the proposals.

Record Date and Voting Power

Only holders of record of Volato Common Stock at the close of business on the Record Date are entitled to notice of and to vote at, the Special Meeting. Each share of Volato Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval at the Special Meeting. As of the close of business on the Record Date, there were [●] shares of Volato Common Stock outstanding.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Volato Board for use at the Special Meeting.

If, as of the Record Date, your shares were registered directly in your name with the transfer agent for Volato Common Stock, then you are a stockholder of record.

If you are a stockholder of record, you may vote at the Special Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the internet or by telephone. Whether or not you plan to attend the Special Meeting, Volato encourages you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Special Meeting, you may still attend the Special Meeting and vote during the virtual meeting. In such case, your previously submitted proxy will be disregarded.

The procedures for voting are as follows:

●	To vote at the Special Meeting, attend the Special Meeting and follow the instructions to vote at the Special Meeting.

●	To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Special Meeting, Volato will vote your shares in accordance with the proxy card.

●	To vote by proxy over the internet, follow the instructions provided on the proxy and vote at https://edge.media-server.com/mmc/go/SOAR2026SGM.

●	To vote by telephone, you may vote by proxy by calling the toll-free number found on the proxy card.

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If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from Volato. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials or contact your broker, bank or other agent to request a proxy.

All properly executed proxies that are not revoked will be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting in accordance with the instructions contained in the proxy. If a holder of Volato Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” all of the proposals in accordance with the recommendation of the Volato Board.

You may revoke your proxy at any time before it is voted by notifying Volato’s Corporate Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the internet or by telephone prior to the close of the internet voting facility or the telephone voting facility. You may also attend the virtual meeting and vote during the meeting. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

Required Vote

Directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote on the election of directors. Any shares not voted “FOR” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. Abstentions and broker non-votes will have no effect on the outcome of the election.

Approval of each of the other proposals requires the affirmative vote of a majority of the votes cast by the holders of Volato Common Stock represented in person, online or by proxy and entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposals.

Solicitation of Proxies

Volato will pay the cost of soliciting proxies for the Special Meeting. Volato has engaged InvestorCom to assist in the solicitation of proxies for the Special Meeting. Volato has agreed to pay InvestorCom a fee of $8,500 in connection with the services relating to the Special Meeting. Volato will reimburse InvestorCom for reasonable out-of-pocket expenses and will indemnify InvestorCom and its affiliates against certain claims, liabilities, losses, damages and expenses. Volato will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Volato Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Volato Common Stock and in obtaining voting instructions from those owners. Volato’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person online. Such banks, brokers and other custodians, nominees and fiduciaries will not be paid any additional amounts for soliciting proxies.

Other Matters

As of the date of this proxy statement/prospectus, the Volato Board does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

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THE MERGER

This section and the section titled “The Merger Agreement” in this proxy statement/prospectus describe the material aspects of the Merger and the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, for a more complete understanding of the Merger and the Merger Agreement. See the section titled “Where You Can Find More Information” inf this proxy statement/prospectus.

The Merger

On July 28, 2025, Volato entered into the Merger Agreement with Merger Sub and M2i Global, pursuant to which Merger Sub will merge with and into M2i Global, with M2i Global surviving the merger as a wholly-owned subsidiary of Volato. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of M2i Global Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of Volato Common Stock equal to 85% of the Volato Common Stock on an as converted and fully diluted basis at the Effective Time, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and as may be adjusted in accordance with the Merger Agreement. Based on an assumption of approximately 21,087,805 fully diluted shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time, Volato estimates that the Merger will result in the issuance of Merger Consideration consisting of approximately 119,497,564 shares of Volato Common Stock. However, the actual amount of the Merger Consideration will be determined at the Effective Time and is subject to change based on the fully diluted number of shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time.

It is expected that, immediately after the closing of the Merger, holders of M2i Global Common Stock as of immediately prior to the Effective Time will collectively own approximately 85% of the issued and outstanding common stock of the Combined Company on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and the holders of Volato Common Stock as of immediately prior to the Effective Time will collectively own approximately 15% of the issued and outstanding common stock of the Combined Company on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants.

Volato Common Stock is currently traded on the NYSE American under the symbol “SOAR”. Volato intends to file an initial listing application for the Combined Company with Nasdaq. After the closing of the Merger, Volato is expected to be renamed to “M2i Global, Inc.” and it is expected that the Volato Common Stock will trade on Nasdaq under the symbol “SOAR”.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following summary does not catalogue every conversation among the respective parties, their boards of directors and management, their respective representatives or other parties. The terms of the Merger Agreement are the result of arm’s-length negotiations between the Volato Board and management team and the M2i Global Board and management team, along with their respective advisors.

Volato’s Board and management team, Matt Liotta, Chief Executive Officer, Mark Heinen, Chief Financial Officer, and Mike Pracher, Chief Operating Officer, (the “Volato Management Team”) have regularly evaluated the long-term strategic goals and plans of Volato, its operations and financial performance and overall industry conditions. As part of these evaluations, Volato has considered, among other things, potential opportunities for strategic partnerships and collaborations, business combinations, acquisitions and other financial and strategic alternatives, including a sale of Volato. During early 2025, at the Volato Board’s direction, the Volato Management Team conducted a formal review of strategic alternatives to enhance shareholder value and address Volato’s NYSE American listing compliance. Volato evaluated capital infusions, partnerships, and potential business combinations, concluding that a merger transaction could provide the most shareholder value.

On March 28, 2025, Volato was introduced to M2i Global by Alliance Global Partners. M2i Global had no pre-existing relationship with Volato. M2i Global engaged Alliance Global Partners (“AGP”) on May 13, 2025, to serve as the exclusive strategic advisor to M2i Global with respect to any transaction or series of transactions related to any acquisition, disposition of one or more of the Company’s material assets, reverse merger, or restructuring with a counterparty approved by M2i Global in its sole discretion. Under the terms of the engagement between M2i Global and AGP, M2i Global agreed to pay, at the time of closing of such transaction, in immediately available funds, a transaction fee equal to 8.00% of the total consideration with respect to such transaction, with 4.00% in cash and 4.00% in the common stock of the surviving entity. On June 16, 2025, Volato engaged Curvature Securities, LLC (“Curvature”) to serve as the strategic advisor to Volato related to a merger transaction with M2i Global. Under the terms of the engagement between Volato and Curvature, Volato agreed to pay, at the time of closing of such transaction, a transaction fee equal to 2.5% of the total consideration with respect to such transaction, with 1.25% in cash and 1.25% in common stock of the surviving entity.

On April 15, 2025, Volato received access to the M2i Global data room and immediately began conducting full due diligence on M2i Global. The diligence process was conducted by the Volato Management Team and included review of public filings, M2i Global mineral offtake agreements, and business plans, supplemented by question and answer exchanges between M2i Global and Volato. The Volato Management Team, assisted by its advisors, held meetings with M2i Global’s management, Doug Cole, Executive Chairman and Alberto Rosende, Chief Executive Officer, (the “M2i Global Management Team”) to assess business operations and financial condition of both companies, and strategic fit.

On April 22, 2025, M2i Global presented an initial non-binding letter of intent (“LOI”) to Volato, which included terms for a potential merger between Volato and M2i Global. The LOI contemplated a two-step transaction in which (i) Volato acquires at least 51% of the issued and outstanding shares of M2i Global for certain selling shareholders, and then (ii) Volato acquires M2i Global in a reverse merger transaction. As net consideration for the two-step transaction, M2i Global’s stockholders would receive 19.99% of the outstanding shares of the common stock of the Combined Company and shares of newly created convertible preferred stock representing the balance of the merger consideration, with such conversion occurring upon the approval of Volato’s stockholders. Upon conversion, Volato legacy stockholders’ ownership of the Combined Company would be 10%, with M2i’ Global’s stockholders holding the remaining 90%. The LOI also included terms such as: (a) the provision of retention payments to Volato’s officers (in lieu of change of control payments) for inducing such officers to remain with the Combined Company post-closing, (b) no post-closing indemnification obligations on the part of either party or any of its directors, officers or stockholders, (c) none of the representations and warranties and pre-closing covenants of the parties in the definitive transaction documents surviving the closing, (d) undetermined caps on Volato indebtedness, (e) a mutual break-up fee, and (f) a lock-up agreement.

On April 25, 2025, the Volato Management Team spoke with the M2i Global Management Team regarding M2i Global’s business and the LOI. On May 9, 2025, the Volato Management Team and the M2i Global Management Team held a second call to discuss the LOI. Discussions during these calls focused on valuation parameters, capital structure, and leadership transition planning. Discussions were also had regarding the proposed two-step structure and whether a single-step acquisition of M2i Global was a more preferable structure for the parties. Volato emphasized maintaining continuity of its software business, while M2i Global highlighted opportunities to integrate Volato’s data-management capabilities into its minerals supply-chain operations.

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On May 12, 2025, M2i Global presented a revised non-binding LOI to Volato, which included a single-step acquisition of M2i Global by Volato. Specifically, Volato would acquire M2i Global in a reverse merger transaction. Immediately following the closing of the reverse merger, Volato legacy stockholders’ ownership of the Combined Company would be 10%, with M2i Global’s stockholders holding the remaining 90%. This revised LOI contemplated a significant reduction in Volato indebtedness, but no longer included a specific indebtedness cap. This revised LOI also updated the management structure and board of directors composition, removed the break-up fee, and removed the lock-up agreement requirement.

After additional negotiations, on May 15, 2025, Volato circulated a further revised LOI in which a Volato debt/liability cap of $10 million was added and the management team and board of directors composition was further revised.

After additional negotiations, on May 16, 2025, Volato circulated a further revised LOI in which Volato public warrants were excluded from the fully-diluted share count in determining percentage ownership of Combined Company, and the board of directors was revised further.

On May 19, 2025, the Volato Management Team presented the most recently revised LOI to Volato’s Board. The Volato Board reviewed the proposal and discussed potential synergies. The Volato Board then approved continued due diligence. Volato’s management advised that M2i Global’s focus on critical minerals and government-supply infrastructure represented a compelling diversification opportunity for Volato’s technology platform. The Volato Board determined that M2i Global was an attractive potential merger target and directed the Volato Management Team to move forward with full due diligence and enter into a non-binding letter of intent with M2i Global.

In subsequent discussions between M2i Global and Volato, the Volato Management Team discussed the need to provide for the continuation of this software business, and amend the debt conditions and valuation adjustments. After this discussion, the LOI was amended and restated to provide for the continuation of Volato’s software business and the elimination of equity adjustments for excess debt in favor of a flat $10 million total liability cap as a closing condition. On June 9, 2025, the Volato Management Team presented the revised LOI to Volato’s Board. At this meeting, management outlined modifications to ensure Volato’s software assets would remain a core component of the combined entity. The Volato Board authorized execution of the amended LOI and further negotiations toward definitive terms.

From May 19, 2025 until July 28, 2025, representatives of Volato and M2i Global communicated weekly regarding the potential merger. Mr. Liotta, Mr. Heinen and Mr. Prachar of Volato, and Douglas Cole and Major General (Ret) Alberto Rosende of M2i Global, participated in some or all of the communications. Other executives, financial advisors and legal counsel of each of Volato and M2i Global participated in certain of the meetings.

Starting on May 19, 2025, regular meetings were held with representatives of Volato, counsel to Volato, representatives of M2i Global, and counsel to M2i Global to discuss prospective terms of the merger and the regulatory filings necessary to effect and close the merger. Between May 19, 2025 and July 28, 2025 the parties negotiated the terms of the Merger Agreement. Among the issues the parties focused on during these negotiations were (i) the change in the legacy Volato shareholder ownership post-merger to 15% from 10% in the LOI, (ii) the exclusion of all Volato public and private warrants in determining the fully dilute shares outstanding since they are significantly out of the money, (iii) the definition of liabilities, (iv) the exclusion of a net cash closing condition in addition to a net debt closing condition, (v) the scope of pre-closing controls on Volato business decisions without the need for M2i consent, and (vi) the look-back period for certain representations and warranties.

On July 15, 2025, the Volato Board reviewed and approved the draft of the proposed merger agreement. During the meeting at which the Volato Board definitively approved the terms of the merger, the Volato Management Team explained the negotiation and evaluation process, and the Volato Board reviewed and considered, among other things, the structure and terms of the merger and the consideration to be delivered to the M2i Global stockholders.

On July 28, 2025, the Merger Agreement was executed by the parties. Prior to the execution of the Merger Agreement, the parties had exchanged access to virtual data rooms and completed due diligence. Additional diligence requests were made in order to get a better understanding regarding M2i Global’s business. Concurrently with the execution of the Merger Agreement, disclosure schedules were provided by M2i Global and Volato.

On August 6, 2025, the Volato Board engaged Houlihan Capital, LLC to provide an evaluation of M2i Global and a fairness opinion. On October 21, 2025, Houlihan Capital, LLC reviewed with the Volato Board certain financial analyses and rendered its oral opinion to the Volato Board, which opinion was confirmed by delivery of a written opinion, dated September 29, 2025.

On January 19, 2026, the parties entered into Amendment No. 1 to Agreement and Plan of Merger and Reorganization to extend the Outside Date from January 15, 2026 to March 31, 2026.

Between July 28, 2025 and April 8, 2026, the parties collaborated on drafting the proxy statement/prospectus and associated financial information. The Volato Board received periodic updates on regulatory progress, integration planning, and expected timing for stockholder approval.

Reasons for the Volato Board’s Approval of the Merger

During the course of its evaluation of the Merger Agreement and the transactions contemplated thereby, the Volato Board held numerous meetings, consulted with Volato’s senior management and legal counsel and reviewed and assessed a significant amount of information. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Volato Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including:

●	the financial condition and prospects of Volato and its current business and the risks associated with continued operations, the current stock price of Volato Common Stock, the overall prospects of Volato’s current operations, and the costs of operating as a public company;

●	the Volato Board’s view, following a review with Volato’s management of M2i Global’s current business plan, of the likelihood that the Combined Company would possess sufficient resources to fund the business of the Combined Company;

●	the ability of Volato stockholders to participate in the growth and value creation of the Combined Company following the Merger by virtue of their continued ownership of Volato Common Stock;

●	the experience of the senior management team and board of directors of the Combined Company, which will consist of representatives from Volato and M2i Global; and

●	the Volato Board’s consideration of the financial analyses of Houlihan Capital, LLC, including its opinion to the Volato Board as to the fairness of the Merger, from a financial point of view and as of the date of the opinion, as more fully described under the caption “The Merger – Opinion of Houlihan Capital, LLC.”

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Reasons for the M2i Global Board’s Approval of the Merger

The following discussion sets forth material factors considered by the M2i Global Board in reaching its determination to approve the terms and authorize the execution of the Merger Agreement for the purpose of implementing the Merger; however, it may not include all of the factors considered by the M2i Global Board. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger Agreement, the M2i Global Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The M2i Global Board viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors on the M2i Global Board may have given different weight to different factors.

In the course of reaching its decision to approve the Merger, the M2i Global Board had multiple calls among themselves, had weekly project meetings, consulted advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:

●	M2i Global’s need for capital to support the development of M2i Global’s assets and business plan and the potential to access public market capital, including sources of capital from a broader range of investors than it could otherwise obtain if it continued to operate as a privately-held company;

●	the expectation that the Merger would be a more time-and cost-effective means to access capital than other options considered;

●	the potential to provide its current shareholders with greater liquidity by owning stock in a public company listed on Nasdaq;

●	the potential of Volato’s commercial logistics management platform to expand M2i Global’s technological capabilities, including:

●	Logistics coordination and real-time visibility. Volato has developed a commercial logistics and operations platform used to manage complex, time-sensitive aviation activity, including scheduling, asset deployment, multi-party communications, and real-time operational data integration. The M2i Global Board believes that these capabilities could be adapted over time to provide M2i Global with improved visibility and coordination across its planned sourcing, processing, storage and distribution activities for critical minerals. This includes potential applications in tracking material movements, coordinating transportation among partner facilities, and improving real-time situational awareness across M2i’s planned network;

●	Systems infrastructure for government-facing programs. M2i Global’s government and defense industrial base initiatives contemplate the development of a Critical Minerals Reserve and potential participation for M2i Global and its customers. M2i Global would like to create a program that would be attractive to all market participants, including potentially the U.S. government. Volato’s experience building regulated, auditable operational technology for aviation customers provides a foundation that could support data integrity, compliance needs and system reliability for these programs;

●	Enhanced data integration and analytics. Volato’s platforms integrate operational, financial and customer data across multiple counterparties and systems. The M2i Global Board believes that these underlying data-integration and automation capabilities could accelerate M2i Global’s ability to develop digital tools for its Mining, Processing & Refining, Scrap & Recycling, and Government & DIB business units. Potential applications include end-to-end traceability, inventory optimization, demand forecasting, and supply-chain resilience analytics for critical minerals and materials;

●	Broader combined-company technology resources. The Merger provides M2i Global with access to Volato’s software engineering organization, scalable cloud-based platform infrastructure, and experience building proprietary technology for regulated markets. The M2i Global Board believes that these capabilities would expand M2i Global’s internal capacity to design, implement and maintain the digital systems required to support its long-term business plan;

●	the assets and capabilities of the Combined Company and the potential synergies resulting from the Merger enabling M2i Global to support its mission to enable and further the critical mineral supply chain for the U.S., its allies and partners;

●	M2i Global Board’s belief that no alternatives to the Merger were reasonably likely to create greater value for M2i Global stockholders, after reviewing the various financing and other strategic options to enhance shareholder value that were considered by the M2i Global Board, including continuing to operate as an independent company;

●	the projected financial position, operations, management structure, geographic locations, operating plans, cash burn rate and financial projections of the Combined Company, and the expected cash resources of the Combined Company (including the ability to support the Combined Company’s current and planned operations);

●	the fact that shares of Volato Common Stock issued to M2i Global stockholders will be registered pursuant to a registration statement on Form S-4 by Volato and will become freely tradable by M2i Global stockholders who are not affiliates of M2i Global;

●	the likelihood that the Merger will be consummated on a timely basis and the viable strategic alternatives for M2i Global if the Merger does not occur (including, among other things, M2i Global’s financial prospects and access to the capital needed to continue successful operations);

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●	the terms and conditions of the Merger and the Merger Agreement, including, without limitation, the following:

●	the determination that the anticipated Exchange Ratio and expected relative percentage ownership of (i) M2i Global stockholders, option holders and warrant holders and (ii) Volato stockholders, option holders, warrant holders, and RSU holders whose shares of Volato Common Stock will remain outstanding after the Merger in the Combined Company is appropriate based, in the judgment of M2i Global’s board of directors, on M2i Global’s board of director’s assessment of the approximate valuations of M2i Global and Volato;

●	the limited number and nature of the conditions of the obligations of Volato to consummate the Merger;

●	the rights of Volato under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Volato receive a superior proposal;

●	the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations to close the Merger, were reasonable in light of the entire transaction;

●

the expectation that the Merger will qualify as a transaction described under Section 368(a) of the Code for U.S. federal income tax purposes, with the result that M2i Global stockholders generally will not recognize gain or loss upon the exchange of M2i Global Common Stock for Volato Common Stock pursuant to the Merger;

●	the ability to obtain a Nasdaq listing upon the closing of the Merger;

●	the fact that as of immediately following the closing of the Merger, the board of directors of the Combined Company will consist of seven (7) members, six (6) of whom will be designated by M2i Global; and

●	the determination of M2i Global Board that the Merger Agreement, the related documents and agreements, and the transactions contemplated by the foregoing, including the Merger, were advisable and are fair to and in the best interests of M2i Global and its stockholders.

The M2i Global Board also considered a number of uncertainties and risks in its deliberations concerning the Merger, including the following:

●	the risk that the Merger might not be completed in a timely manner, or at all, and the potential adverse effect of the public announcement of the Merger or delay or failure to complete the Merger on the reputation of M2i Global and the ability of M2i Global to obtain financing in the future;

●	the potential increase in Volato net debt prior to the closing of the Merger;

●	the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies;

●	the possibility that Volato could under certain circumstances consider unsolicited acquisition proposals if superior to the Merger;

●	the additional public company expenses and obligations that M2i Global’s business will be subject to following the Merger to which it has not previously been subject; and

●	various other risks associated with the combined company and the Merger, including the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus/information statement.

The M2i Global Board weighed the benefits, advantages and opportunities of a potential transaction against the uncertainties and risks described above, as well as the possible diversion of management attention for an extended period of time. After taking into account these and other factors, the M2i Global Board approved the terms and authorized execution of the Merger Agreement for the purpose of implementing the Merger.

Interests of Volato’s Directors and Officers in the Merger

In considering the recommendation of the Volato Board to vote in favor of the proposals, holders of Volato Common Stock should be aware that, aside from their interests as stockholders, Volato’s directors and officers may have interests in the Merger that are different from, or in addition to, those of Volato’s other stockholders generally. Volato’s directors were aware of and considered these interests, among other matters, in evaluating the Merger, and in recommending that the Volato stockholders approve the Merger Agreement and the related proposals. These interests include, among other things, (i) that Matthew Liotta will resign as Chief Executive Officer of Volato, be appointed as president of the aviation technology business lines of the Combined Company, and remain on the board of directors, (ii) that Mark Heinen will remain as Chief Financial Officer of the Combined Company, and (iii) that Michael Prachar will remain as Chief Operating Officer of the Combined Company. Additionally, subsequent to the execution of the Merger Agreement, Alan D. Gaines was appointed to the Volato Board effective as of December 19, 2025. It is expected that he will remain on the board of directors of the Combined Company after the closing.

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These interests may have influenced the Volato Board in making their recommendation that you vote in favor of the proposals. The Volato Board determined that the overall benefits expected to be received by Volato and its stockholders in the Merger outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Volato Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by Volato with any other business or businesses, and (ii) these interests could be adequately disclosed to stockholders in this proxy statement/prospectus, and that stockholders could take them into consideration when deciding whether to vote in favor of the proposals.

Interests of M2i Global’s Directors and Officers in the Merger

M2i Global’s directors and officers have interests in the Merger that are different from or in addition to (and which may conflict with) those of Volato stockholders and M2i Global stockholders generally. These interests include, among other things, expected service as members of the Combined Company’s board of directors or as an executive officer of the Combined Company following consummation of the Merger, as described above under “Management Following the Merger.” Certain current members of the board of directors of M2i Global and affiliated entities of certain of M2i Global’s directors (as described under “Beneficial Ownership of M2i Global”) hold shares of common stock of M2i Global which will be converted into the right to receive Merger Consideration upon closing of the Merger. In addition, one of the directors of M2i Global, Doug Cole, holds 100,000 shares of Series A Super Voting Preferred Stock of M2i Global, which will be converted into 100,000 shares of common stock of M2i Global immediately prior to consummation of the Merger, and then exchanged for shares of Volato Common Stock at the Effective Time, which will be equal to less than 1% of the Combined Company’s common stock following consummation of the Merger. However, Mr. Cole’s aggregate ownership of the Combined Company will equal approximately 11.6%. Upon closing, the holders of M2i Global Common Stock immediately prior the Effective Time, including Doug Cole, will collectively own 85% of the Combined Company’s common stock. These interests may present such officers and directors with actual or potential conflicts of interest. The M2i Global Board was aware of these potential conflicts of interests during its deliberations on the merits of the Merger, in making its decisions in approving the Merger, the Merger Agreement, and the related transactions, and in deciding to recommend that the M2i Global stockholders vote for the Merger.

Opinion of Houlihan Capital, LLC

On August 6, 2025, Volato engaged Houlihan Capital, LLC (“Houlihan Capital”) to provide an independent financial fairness opinion in connection with the Transaction. Volato selected Houlihan Capital to act as its financial advisor based on Houlihan Capital’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which Volato operates and its knowledge of Volato’s business and affairs. On October 21, 2025, Houlihan Capital orally presented its opinion to the Volato Board, which was memorialized in a written opinion dated September 29, 2025, reflecting the analyses and conclusions delivered to the Board (the “Opinion”), subject to the qualifications, assumptions, and limitations set forth in the Opinion, as of such date, the Transaction is fair to the stockholders of Volato from a financial point of view.

Pursuant to the terms of Volato’s engagement of Houlihan Capital, the opinion was provided to the Volato Board and may only be relied upon by the Volato Board, although Volato’s stockholders may, by virtue of the Merger and other applicable law, indirectly receive the benefit thereof. Liability of Houlihan Capital or the Volato Board to any other person or entity with respect to the Fairness Opinion, if any, would be separate and apart from any liability under Houlihan Capital’s contract with Volato and depend on the standing of such nonparty claimant, as may be determined by a court of competent jurisdiction. Volato stockholders should seek their own legal advice on this issue. That resolution of the question of the availability of a state law defense to Houlihan Capital will have no effect on the rights and responsibilities of the Volato Board under applicable state law. Further, the availability of such a state law defense to Houlihan Capital would have no effect on the rights and responsibilities of either Houlihan Capital or the Volato Board under the federal securities laws.

The full text of the Opinion delivered to the Volato Board, dated September 29, 2025, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Houlihan Capital in rendering the Opinion, is attached to this proxy statement/prospectus as Annex E and incorporated by reference into this proxy statement/prospectus. The summary of the Opinion set forth in this proxy solicitation/prospectus statement is qualified in its entirety by reference to the full text of the Opinion. All Volato stockholders are urged to, and should, read the Opinion carefully and in its entirety. The Opinion was directed to the Volato Board and addressed only the fairness from a financial point of view to its stockholders, as of the date of the Opinion, of Transaction pursuant to the Merger Agreement. The Opinion did not address any other aspect or implications of the Transaction and does not constitute an opinion, advice or recommendation as to how any Volato stockholder should vote at the stockholder meeting. In addition, the Opinion did not in any manner address the prices Volato shares would trade following the Transaction or at any time. The Opinion was reviewed and unanimously approved by Houlihan Capital’s Opinion committee.

In arriving at its opinion, Houlihan Capital reviewed and/or considered several pieces of information, including, but not limited to, the following:

●	discussions with the senior management of Volato and M2i Global, during which topics addressed included, but were not limited to, a transaction overview, the historical performance of Volato (giving effect to the Merger), and the future outlook for Volato;

●	Volato’s reports on Form 10-K and Form 10-Q, and other documents filed with the SEC;

●	Volato’s pro forma capitalization upon closing of the Merger, as of September 2, 2025;

●	the LOI and the Merger Agreement;

●	the M2i Platform Competition Analysis: National Platform and Site-Specific Comparison;

●	presentations by representatives of M2i Global and Volato;

●	a review of the industry in which M2i Global operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses; and

●	indications of value for M2i Global using generally accepted valuation methodologies.

In addition, Houlihan Capital had discussions with Volato Management and M2i Management and their respective advisors concerning the material terms of the Transaction and Volato’s and M2i’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as Houlihan Capital deemed relevant, necessary or appropriate.

In preparing the Opinion, Houlihan Capital relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan Capital and assumed such accuracy and completeness for purposes of rendering an opinion. In addition, Houlihan Capital has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Volato or M2i, nor, except as stated herein, has Houlihan Capital been furnished with any such evaluation or appraisal. Houlihan Capital has further relied upon the assurances and representations from Volato Management that they are unaware of any facts that would make the information provided to Houlihan Capital to be incomplete or misleading in any material respect for the purposes of the Opinion. Houlihan Capital has not assumed responsibility for any independent verification of this information, nor has it assumed any obligation to verify this information. Nothing came to Houlihan Capital’s attention in the course of this engagement which would lead it to believe that (i) any information provided to Houlihan Capital or assumptions made by Houlihan Capital are insufficient or inaccurate in any material respect or (ii) it is unreasonable for Houlihan Capital to use and rely upon such information or make such assumptions.

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For purposes of its opinion, because no future projections were available for use in the analysis, Houlihan Capital elected to rely on the publicly traded stock prices for the M2i Global and Volato as an indication of value as Level 1 inputs. Houlihan Capital was not asked to determine and, accordingly, performed no analysis to determine, if such trading prices represent the fair market value of such shares. Additionally, Houlihan Capital was not provided with any financial projections or forecasts for M2i Global or Volato. As a result, Houlihan Capital did not use any discounted cash flow valuation methodology.

Houlihan Capital relied upon and assumed, without independent verification, that there were no material changes since the date of the most recent presentations provided to Houlihan Capital by the parties through the date of its opinion, and that there was no information or facts that would make the information reviewed by Houlihan Capital incomplete or misleading. Houlihan Capital also assumed that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the Merger will be satisfied without waiver thereof and (d) the Merger will be completed in a timely manner in accordance with the terms described in the agreements provided to Houlihan Capital, without any amendments or modifications thereto or any adjustment to the aggregate consideration. Houlihan Capital also relied upon and assumed, without independent verification, that all consents and approvals necessary for the completion of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed.

Houlihan Capital was not requested to make and did not make, any physical inspection or independent appraisal or evaluation of any of the assets or liabilities (contingent or otherwise) of M2i Global, Volato or any other party. Furthermore, Houlihan Capital did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which M2i Global or Volato is a party or may be subject.

Houlihan Capital’s opinion addressed only the fairness, from a financial point of view, to Volato’s stockholders of the Merger Consideration. Houlihan Capital has not been engaged to render any opinion with respect to the fairness of the Merger Consideration to any other person or entity or as to any other aspect of the Merger and Houlihan Capital specifically renders no such opinions. Houlihan Capital has not been engaged to serve as the financial advisor to the Volato Board or Volato and Houlihan Capital was not involved in the negotiation or structuring of the term sheet for the Merger or the Merger Agreement. Houlihan Capital has not been involved in the raising of any funding for or with respect to or associated with Volato, M2i Global, or any other party to the Merger Agreement or provided any advice with respect to any such funding. Houlihan Capital has not been engaged to do, and has not done, any legal or contract review or (except as is customary in engagements of this type) any other due diligence review of the Merger or M2i Global. Houlihan Capital has not been asked to consider any non-financial elements of the Merger or any other alternatives that might be available to the Volato Board, Volato, and/or the stockholders of Volato. In rendering its opinion, Houlihan Capital’s services were in its capacity as an independent valuation consultant and not as a fiduciary to the Volato Board, Volato, the stockholders of Volato, the stockholders of M2i Global, or any other person or entity or as a broker/dealer, underwriter or investment advisor.

In preparing its opinion to the Volato Board, Houlihan Capital performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with the Volato Board in connection with Houlihan Capital’s opinion. The summary of Houlihan Capital’s analyses described below is not a complete description of such analyses underlying Houlihan Capital’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Houlihan Capital arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Houlihan Capital considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond M2i Global’s control. No company, transaction or business used in Houlihan Capital’s analyses as a comparison is identical to M2i Global or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Houlihan Capital’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in and the results derived from, Houlihan Capital’s analyses are inherently subject to substantial uncertainty.

Houlihan Capital was not requested to, and it did not, recommend the specific consideration payable in the Merger, which consideration was determined between Volato and M2i Global and the decision to enter into the Merger Agreement and the Merger was solely that of the Volato Board. Houlihan Capital’s opinion and financial analyses were only one of many factors considered by the Volato Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Volato Board or Volato’s management with respect to the Merger or the Merger Consideration.

The following is a summary of the material financial and comparative analyses that Houlihan Capital deemed to be appropriate for the Transaction that were reviewed with the Volato Board at its meeting held on October 21, 2025, in connection with Houlihan Capital’s delivery of its Opinion. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Houlihan Capital’s analyses, the tables must be read together with the text of each summary. The summary of Houlihan Capital’s financial and comparative analyses described below is not a complete description of the analyses underlying the Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Fees Paid to Houlihan Capital

Houlihan Capital was engaged on a fixed fee basis in the amount of $75,000, plus expense reimbursement, and such compensation is not contingent upon the completion of the Merger. Houlihan Capital provided no additional services associated with the Merger.

Houlihan Capital Conflict Disclosure

Houlihan Capital, a FINRA member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. In compliance with Item 1015 of Regulation M-A, Houlihan Capital hereby confirms that, within the past two years, neither Houlihan Capital nor any of its representatives have had any material relationships or engagements with Volato or M2i of any of their affiliates. This includes, but is not limited to, any financial or advisory services, lending relationships, or any other material financial transactions or engagements, including any agreements with any party to the Merger Agreement or any of their affiliates providing for the provision of future services by Houlihan Capital nor any of its representatives. Neither Houlihan Capital nor any of its affiliates beneficially owns any equity securities of Volato or M2i Global. The purpose of this disclosure is to ensure transparency and to highlight Houlihan Capital’s commitment to deliver an unbiased and independent Opinion. Houlihan Capital has conducted a thorough internal review to verify the absence of any such relationships and remain committed to the principles of integrity and objectivity in its professional practice. Houlihan Capital was engaged on a fixed fee basis, and their compensation is not contingent upon the completion of the Business Combination.

Volato has agreed to indemnify Houlihan Capital for certain specified matters arising out of the engagement, consistent with customary fairness-opinion practice.

Financial Projections

Houlihan Capital was not provided with any financial projections or forecasts for M2i Global. Accordingly, Houlihan Capital did not use any discounted cash flow valuation methodology.

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Fair Market Value Analyses

Market Approach for Volato

Houlihan Capital utilized the publicly quoted trading price and the 30-day volume-weighted average price (“VWAP”) of Volato’s common stock as an indication of the value of Volato’s equity on a stand-alone basis:

●	Spot Price. Volato’s last sale price as of June 11, 2025 was $2.17 per share. Multiplying the traded price by the then-outstanding shares of common stock yielded an indicated equity value of approximately $4.5 million.

●	VWAP. The 30-day VWAP of Volato’s common stock as of September 2, 2025 was $0.5825. The VWAP was calculated using Volato’s adjusted volume-weighted average price for the 30 trading days’ closing prices, according to S&P Capital IQ, preceding the reference date. Multiplying the VWAP by the then-outstanding shares of common stock yielded an indicated equity value of approximately $5.0 million.

Volato’s common stock is quoted on the NYSE American. While this listing provides greater transparency and regulatory oversight relative to over-the-counter markets, the NYSE American generally experiences lower trading volume and liquidity than the larger national exchanges such as the NYSE or NASDAQ. As a result, the market price of the Company’s common stock may be subject to greater volatility and less analyst coverage than securities traded on more liquid exchanges. While Houlihan Capital relied upon the publicly quoted trading price and the 30-day VWAP of Volato’s common stock as an indication of value, it was noted that the characteristics of NYSE American may affect the reliability of these market inputs. Accordingly, Houlihan Capital’s analysis incorporated the understanding that such market-based indications of value may differ from valuations derived under alternative methodologies or from securities traded on larger, more liquid exchanges.

Market Approach for M2i Global

Houlihan Capital utilized the publicly quoted trading price and the 30-day VWAP of M2i Global’s common stock as an indication of the value of M2i Global’s equity on a stand-alone basis:

●	Spot Price. M2i Global’s last sale price as of June 11, 2025 was $0.13 per share. Multiplying the traded price by the then-outstanding shares of common stock yielded an indicated equity value of approximately $85.2 million.

●	VWAP. The 30-day VWAP of M2i Global’s common stock as of July 9, 2025 was $0.1143. The VWAP was calculated using M2i Global’s adjusted volume-weighted average price for the 30 trading days’ closing prices, according to S&P Capital IQ, preceding the reference date. Multiplying the VWAP by the then-outstanding shares of common stock yielded an indicated equity value of approximately $78.1 million.

M2i Global’s common stock is quoted on the OTCQB Market, which, while subject to certain reporting and compliance requirements, generally has less trading volume, reduced liquidity, and lower analyst coverage compared to securities listed on a national exchange. As a result, the market price of M2i Global’s common stock may not fully reflect the intrinsic value of the business and may be more susceptible to volatility, wider bid–ask spreads, and less efficient price discovery. While Houlihan Capital relied upon the publicly quoted trading price and the 30-day VWAP of M2i Global’s common stock as an indication of value, it was noted that the characteristics of OTCQB trading may affect the reliability of these market inputs. Accordingly, Houlihan Capital’s analysis incorporated the understanding that such market-based indications of value may differ from valuations derived under alternative methodologies or from securities traded on more liquid national exchanges.

Value Conclusion

To conclude on a range of equity values as indicated by the above analyses, Houlihan Capital applied 100% weighting to the market approach. The market approach analysis for Volato indicated an approximate range of $4.5 million to $5.0 million for the equity value of Volato. The market approach analysis for M2i Global indicated an approximate range of $78.1 million to $85.2 million for the equity value of M2i Global.

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Valuation of Warrants

Houlihan Capital utilized the Black-Scholes model to estimate the fair market values of Volato’s warrants as of September 29, 2025. As shown below, the warrants carry little value. Given (1) the negligible value of the warrants determined in Houlihan Capital’s analysis below and (2) how far the current stock prices are from the respective strike prices of the instruments, the determination of the fairness of the Merger was not materially impacted by the presence of these instruments.

Houlihan Capital performed a Black-Scholes analysis for the public warrants and private warrants, each with a $287.50 strike price based on their terms, using the following assumptions:

●	Time to Expiration: 3.17 years, based on the contractual expiration date.

●	Spot Price: the price per share calculated by Houlihan Capital.

●	Strike Price: $278.50, the contractual strike price.

●	Risk-Free Rate: 3.65%, based on the yield of the U.S. Treasury note matching the time to expiration as of September 29, 2025.

●	Expected Dividend Payout Ratio: 0%, based on the expected dividend payout ratio for Volato.

●	Volatility: 100%, based on the volatility of Volato.

Volato Group, Inc.

Fair Market Value of Public Warrants

As of September 29, 2025

(in thousands, except per share data)

Black-Scholes Inputs	Low	High
Spot Price (1)	$0.58	$2.17
Strike Price (2)	$287.50	$287.50
Time to Expiration (Years) (3)	3.17	3.17
Risk Free Rate (4)	3.65%	3.65%
Dividend Yield	0.00%	0.00%
Annual Volatility (5)	100.00%	100.00%
Call Value	$0.0012	$0.0342
Dilution Factor (6)	1.0%	1.0%
Warrant Value	$0.0012	$0.0339
Warrants Outstanding	552	552
Fair Market Value of Public Warrants	$0.7	$18.7

(1) Based on the value calculated by Houlihan Capital.

(2) Contractual strike price.

(3) Based on the contractual expiration date of 5 years.

(4) Interpolated 3.17-year treasury rate.

(5) Based on an analysis of the volatility.

(6) Calculated as 1 - (1 / (1 + (Number of Warrants Outstanding / Shares Outstanding))) (1 - (1 / 1 + (552,000 / 56,985,060))).

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Volato Group, Inc.

Fair Market Value of Private Warrants

As of September 29, 2025

(in thousands, except per share data)

Black-Scholes Inputs	Low	High
Spot Price (1)	$0.58	$2.17
Strike Price (2)	$287.50	$287.50
Time to Expiration (Years) (3)	3.17	3.17
Risk Free Rate (4)	3.65%	3.65%
Dividend Yield	0.00%	0.00%
Annual Volatility (5)	100.00%	100.00%
Call Value	$0.0012	$0.0342
Dilution Factor (6)	1.0%	1.0%
Warrant Value	$0.0012	$0.0339
Warrants Outstanding	609	609
Fair Market Value of Private Warrants	$0.8	$20.6

(1) Based on the value calculated by Houlihan Capital.

(2) Contractual strike price.

(3) Based on the contractual expiration date of 5 years.

(4) Interpolated 3.17-year treasury rate.

(5) Based on an analysis of the volatility.

(6) Calculated as 1 - (1 / (1 + (Number of Warrants Outstanding / Shares Outstanding))) (1 - (1 / 1 + (609,195 / 56,985,060))).

Conclusion

As shown below, to determine the exchange ratios for the Merger, Houlihan Capital used the spot and adjusted VWAP price as of June 11, 2025, the day before the announcement of the initial term sheet regarding the Merger. The spot price was calculated as of the last close price as of June 11, 2025, for both Volato and M2i Global. The adjusted VWAP was calculated using the volume weighted average of market capitalizations divided by Volato’s and M2i Global’s shares outstanding immediately prior to the transaction, as was shown in the respective capitalization tables provided to Houlihan Capital. The two market exchange ratios were then compared to the transaction exchange ratio of 0.07088.

Volato Group, Inc.

Valuation Summary

As of September 29, 2025

(in thousands, except per share values)

	Low	High
	Spot Price (1)	VWAP (2)
Volato Share Price	$2.1700	$0.5825
M2i Global Share Price	$0.1300	$0.11430
Exchange Ratio	0.05991	0.19625

		Issuance Exchange
Volato Shares Issued to M2i Global Legacy Shareholders		48,437
M2i Global Legacy Shares		683,413
Exchange Ratio		0.07088

(1) Spot price as of the last sale price as of June 11, 2025.

(2) Calculated based on the 30-Day volume weighted average close price as of June 11, 2025, adjusted for dilution as of September 29, 2025.

As of September 29, 2025, Houlihan Capital concluded, based upon and subject to the assumptions, conditions and limitations set forth in the written opinion, that the Merger is fair to Volato’s shareholders from a financial point of view.

Board of Directors and Management Following the Merger

Upon the closing, the business and affairs of the Combined Company will be managed under the direction of the Combined Company Board. It is expected that, at the closing, (i) Matthew Liotta will resign as Chief Executive Officer of Volato and be appointed as president of the aviation technology business lines of the Combined Company, (ii) Major General (Ret.) Alberto Rosende will become the Chief Executive Officer of the Combined Company, (iii) Mark Heinen will remain as Chief Financial Officer of the Combined Company, and (iv) Michael Prachar will remain as Chief Operating Officer of the Combined Company. Additionally, it is expected that each of Matthew Liotta, Major General (Ret.) Alberto Rosende, Douglas Cole, Alan D. Gaines, Douglas MacLellan, Michael Sander and Anthony Short will be appointed to serve as directors of the Combined Company. For more information, please see the section titled “Management Following the Merger.”

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Anticipated Accounting Treatment

The Merger is expected to be accounted for as a reverse acquisition under the acquisition method of accounting for business combinations pursuant to the provisions of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. M2i Global was determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) M2i Global stockholders will obtain a controlling financial interest in the Combined Company; (ii) M2i Global stockholders will have the ability to control the composition of the Combined Company Board; (iii) M2i Global stockholders will hold a majority (approximately 85%) of the Combined Company’s outstanding voting interests; and (iii) a majority of the Combined Company’s management will consist of current M2i Global management.

Under the reverse acquisition model, the Merger will be treated as M2i Global issuing equity for the equity of Volato. Under the acquisition method of accounting, the estimated purchase price will be allocated to Volato’ assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. Any excess of purchase price over the preliminary estimate of the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the preliminary fair values of identified intangible assets, certain other assets, and other assumed liabilities. Additionally, the final purchase price allocation will depend on a number of factors that cannot be predicted with certainty at this time. The final valuation may materially change the purchase price and the allocation of the purchase price, which could materially affect the fair values assigned to the assets, and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus as well as the actual accounting for the Merger at the closing.

For More information please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus.

Regulatory Matters

The parties are not aware of any material regulatory approvals or actions that are required for completion of the Merger. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Stock Market Listing

Volato Common Stock is currently traded on the NYSE American under the symbol “SOAR”. Volato intends to file an initial listing application for the Combined Company with Nasdaq. After the closing of the Merger, Volato is expected to be renamed to “M2i Global, Inc.” and it is expected that the Volato Common Stock will trade on Nasdaq under the symbol “SOAR”. The approval of the listing of the Combined Company on Nasdaq is a closing condition, but there can be no assurance that such condition will be met or that Volato will obtain listing approval from Nasdaq.

Appraisal Rights and Dissenters’ Rights

Volato

Under the DGCL, Volato stockholders are not entitled to appraisal or dissenters’ rights in connection with the Merger.

M2i Global

Under the Nevada Dissenter’s Rights Statutes (NRS 92A.300 through NRS 92A.500, inclusive), any M2i Global stockholder who does not vote or sign a written consent (and who does not cause or permit the stockholder’s shares to be voted) in favor of the Merger will have the right to dissent from the Merger and, in lieu of receiving the merger consideration with respect to the stockholder’s M2i Global shares, obtain payment of the fair value (as defined in NRS 92A.320) of the stockholder’s M2i Global shares, but only if the stockholder complies with all other applicable requirements under the Nevada Dissenter’s Rights Statutes. The Merger must also be approved by the M2i global stockholders in order for a dissenting shareholder to obtain payment of fair value under the Nevada Dissenter’s Rights Statutes.

If the Merger is approved and the Merger is consummated, M2i Global will comply with the applicable provisions of the Nevada Dissenter’s Rights Statutes, including by providing the notification required by NRS 92A.410(2) and the dissenter’s notice described in NRS 92A.430.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the anticipated material U.S. federal income tax consequences of the Merger to M2i Global U.S. holders (as defined below) of M2i Global capital stock that exchange their shares of M2i Global capital stock for shares of Volato Common Stock in the Merger, but does not purport to be a complete analysis of all potential tax consequences that may be relevant to M2i Global U.S. holders. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, applicable Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as currently in effect as of the date hereof, and all of which are subject to change (including as a result of the Supreme Court ruling in Loper Bright Enterprises v. Raimondo), possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the Merger.

This discussion is limited to M2i Global U.S. holders that hold M2i Global capital stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, stock held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a M2i Global U.S. holder’s particular circumstances, including the impact of the alternative minimum tax, the Medicare contribution tax on net investment income or the rules related to “qualified small business stock” within the meaning of Section 1202 of the Code. In addition, it does not address consequences relevant to M2i Global U.S. holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the U.S.;

●	U.S. holders whose functional currency is not the U.S. dollar;

●	persons holding M2i Global capital stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell M2i Global capital stock under the constructive sale provisions of the Code;

●	persons who hold or received M2i Global capital stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds M2i Global capital stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding M2i Global capital stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

In addition, the following discussion does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, transactions in which shares of M2i Global capital stock are acquired or disposed of other than in exchange for shares of Volato Common Stock in the Merger, (b) the tax consequences to holders of convertible notes or warrants of M2i Global, or (c) the tax consequences of the ownership of shares of Volato Common Stock following the Merger.

THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO A M2I GLOBAL U.S. HOLDER MAY BE COMPLEX. THESE CONSEQUENCES WILL DEPEND ON THEIR INDIVIDUAL SITUATION. M2I GLOBAL U.S. HOLDERS OF M2I GLOBAL CAPITAL STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF ANY CHANGES IN THOSE LAWS.

For purposes of this discussion, a “M2i Global U.S. holder” is a beneficial owner of M2i Global capital stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation, or an entity treated as a corporation, organized in or under the laws of the U.S. or any state or political subdivision or the District of Columbia;

●	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

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Material U.S. Federal Income Tax Consequences of the Merger Generally

The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. An opinion of Dykema Gossett, P.L.L.C with respect to the Merger’s qualification a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code has been included as Exhibit 8.1 to this proxy statement/ prospectus. The opinion described above will not be binding on the IRS or any court. M2i Global and Volato have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in this discussion. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. Provided the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (i) each of M2i Global and Volato will be a party to such reorganization within the meaning of Section 368(b) of the Code, (ii) neither M2i Global nor Volato will recognize any gain or loss as a result of the Merger and (iii) a M2i Global U.S. holder of M2i Global capital stock that exchanges M2i Global capital stock for Volato Common Stock generally will not recognize gain or loss (except in respect of cash received in lieu of fractional shares of Volato Common Stock, as discussed below).

The aggregate tax basis of the Volato Common Stock a M2i Global U.S. holder of M2i Global capital stock receives in the Merger (including any fractional shares deemed received and redeemed for cash as described below) will be the same as the aggregate tax basis of the M2i Global capital stock surrendered in exchange for the Volato Common Stock, reduced by any basis allocable to a fractional share of Volato Common Stock for which cash is received. The holding period of the Volato Common Stock received (including any fractional shares deemed received and sold for cash as described below) will include the holding period of the shares of M2i Global capital stock surrendered.

If a M2i Global U.S. holder acquired different blocks of Volato Common Stock at different times or at different prices, the Volato Common Stock such M2i Global U.S. holder receives will be allocated pro rata to each block of M2i Global capital stock, and the basis and holding period of each block of Volato Common Stock such M2i Global U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of M2i Global capital stock exchanged for such block of Volato Common Stock.

Potential Dividend Treatment

In some cases, if a M2i Global U.S. holder of M2i Global capital stock actually or constructively owns shares of Volato Common Stock (other than the shares of Volato Common Stock received as consideration in connection with the Merger), the M2i Global U.S. holder’s recognized gain could be treated as having the effect of the distribution of a dividend under Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the M2i Global U.S. holder’s ratable share of Volato’s accumulated earnings and profits (as calculated for U.S. federal income tax purposes). The determination of whether a M2i Global U.S. holder will recognize a capital gain or dividend income as a result of its exchange of M2i Global capital stock in the Merger is complex and must be determined on a stockholder-by-stockholder basis. Accordingly, each M2i Global U.S. holder should consult his, her or its own independent tax advisor as to the tax consequences of the Merger, including such determination, in its particular circumstances.

Information Reporting and Backup Withholding

In certain instances, a M2i Global U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments such M2i Global U.S. holder may receive. Such M2i Global U.S. holder generally will not be subject to backup withholding, however, if he, she or it:

●	furnish a correct taxpayer identification number, certify that such M2i Global U.S. holder is not subject to backup withholding on the IRS Form W-9 or successor form included in the letter of transmittal such M2i Global U.S. holder will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

●	provide proof that such M2i Global U.S. holder is otherwise exempt from backup withholding.

Any amount withheld under the backup withholding rules is not additional tax and will generally be allowed as a refund or credit against such M2i Global U.S. holder’s U.S. federal income tax liability, provided such M2i Global U.S. holder timely furnishes the required information to the IRS.

A M2i Global U.S. holder who receives Volato Common Stock as a result of the Merger will be required to retain records pertaining to the Merger. Each M2i Global U.S. holder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Volato Common Stock in the Merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the Merger, the date of the Merger, such M2i Global U.S. holder’s basis in the M2i Global capital stock surrendered and the fair market value of the Volato Common Stock received in the Merger. A “significant holder” is a holder of M2i Global capital stock who, immediately before the Merger, owned at least 5% (by vote or value) of the outstanding stock of M2i Global or securities of M2i Global with a basis for U.S. federal income tax purposes of at least $1 million.

This discussion is for general information purposes only and does not constitute tax advice. Holders of M2i Global capital stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty. Holders of M2i Global capital stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this proxy statement/prospectus.

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THE MERGER AGREEMENT

The following section summarizes material provisions of the Merger Agreement, which is included in this proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of each of Volato, Merger Sub and M2i Global are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus. Our stockholders are urged to read the Merger Agreement carefully and in its entirety as well as this proxy statement/prospectus before making any voting decisions, including the approval of the proposals.

The Merger Agreement is included in this proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Volato, Merger Sub, M2i Global or their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties were made only for purposes of the Merger Agreement and as of specified dates and were qualified and subject to important limitations agreed to by the parties, were solely for the benefit of the other parties to the Merger Agreement and: may not be intended as statements of fact, but rather as a way of contractually allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been qualified by certain confidential disclosures that were made between the parties to the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors and reports and documents filed with the SEC.

Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents of Volato incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement and such subsequent information may or may not be fully reflected in Volato’s public disclosures. The representations and warranties in the Merger Agreement will not survive the closing.

This summary is qualified in its entirety by reference to the Merger Agreement.

Terms of the Merger; Merger Consideration

On July 28, 2025, Volato entered into the Merger Agreement with Merger Sub and M2i Global, pursuant to which Merger Sub will merge with and into M2i Global, with M2i Global surviving the merger as a wholly-owned subsidiary of Volato. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of M2i Global Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a number of shares of Volato Common Stock equal to 85% of the Volato Common Stock on an as converted and fully diluted basis at the Effective Time, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and as may be adjusted in accordance with the Merger Agreement. Based on an assumption of approximately 21,087,805 fully diluted shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time, Volato estimates that the Merger will result in the issuance of Merger Consideration consisting of approximately 119,497,564 shares of Volato Common Stock. However, the actual amount of the Merger Consideration will be determined at the Effective Time and is subject to change based on the fully diluted number of shares of Volato Common Stock issued and outstanding immediately prior to the Effective Time.

It is expected that, immediately after the closing of the Merger, holders of M2i Global Common Stock as of immediately prior to the Effective Time will collectively own approximately 85% of the issued and outstanding common stock of the Combined Company on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and the holders of Volato Common Stock as of immediately prior to the Effective Time will collectively own approximately 15% of the issued and outstanding common stock of the Combined Company on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants.

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Prior to the closing, M2i Global will prepare and deliver to Volato, at least five (5) business days prior to the closing, a certificate signed by M2i Global’s Chief Executive Officer setting forth, as of immediately prior to the Effective Time, (i) each holder of M2i Global Common Stock, (ii) such holder’s name and address, (iii) the number and type of M2i Global Common Stock held as of immediately prior to the Effective Time for each such holder, and (iv) the number of shares of Volato Common Stock to be issued to such holder pursuant to the Merger Agreement.

As of the Effective Time, all outstanding shares of M2i Global Common Stock will no longer be outstanding, will automatically be canceled and will cease to exist. Additionally, each holder of any shares of M2i Global Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, as described herein and subject to the terms and conditions set forth in the Merger Agreement.

No fractional shares of Volato Common Stock will be issued in the Merger. If the aggregate number of shares of Volato Common Stock that would otherwise be paid to any former M2i Global stockholder is not a whole number, then such aggregate number will be rounded down to the nearest whole number in the event that the fractional share that otherwise would be so paid is less than five-tenths (0.5) of a share of Volato Common Stock and rounded up to the nearest whole number in the event that the fractional share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of a share of Volato Common Stock. No cash will be paid for any fractional share eliminated by such rounding.

The Closing

The closing will take place remotely via the electronic exchange of documents and signatures as promptly as practicable, but in no event later than the second business day, after the date on which the closing conditions set forth in the Merger Agreement have been satisfied or waived (to the extent permitted by law) or at such other time and date as may be agreed to in writing by Volato and M2i Global.

The Merger will become effective at such time as a certificate of merger with respect to the Merger is duly filed with the Secretary of State of the State of Nevada or at such later date or time as may be agreed by M2i Global and Volato in writing and specified in such certificate of merger in accordance with the Nevada Revised Statutes (“NRS”).

Volato and M2i Global currently expect the closing to occur in the second quarter of 2026. However, as the Merger is subject to the satisfaction or waiver of other conditions described in the Merger Agreement, it is possible that factors outside the control of Volato and M2i Global could result in the Merger being completed at a later time or not at all.

Combined Company Governance Matters

The Merger Agreement contains certain provisions relating to governance matters of the Combined Company following the closing.

Governing Documents

At the Effective Time, the certificate of incorporation of the Combined Company will be identical to the Second Amended and Restated Certificate of Incorporation of Volato immediately prior to the Effective Time, except that, at the Effective Time, Volato will file an amendment to its certificate of incorporation to effect a change in the Company’s name from “Volato Group, Inc.” to “M2i Global, Inc.”.

Board of Directors and Executive Officers of the Combined Company

Prior to the closing, Volato must take all necessary action to cause (i) the Volato Board to be comprised of seven members as of the closing and (ii) the appointment to the Combined Company Board of each of the individuals nominated by M2i Global and the appointment of Matthew Liotta as a Class I director.

The Combined Company Board is expected to initially be fixed at seven members, six of whom are designees of M2i Global, consisting of: Matthew Liotta, Major General (Ret.) Alberto Rosende, Douglas Cole, Alan D. Gaines, Douglas MacLellan, Michael Sander and Anthony Short. In addition, the parties expect Major General (Ret.) Alberto Rosende to serve as the Chief Executive Officer of the Combined Company, Mark Heinen to serve as Chief Financial Officer of the Combined Company, and Michael Prachar to serve as Chief Operating Officer of the Combined Company. Individuals who will serve as other executive officers of the Combined Company, if any, have not yet been determined.

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Representations and Warranties

The Merger Agreement contains customary representations and warranties of Volato and M2i Global for a transaction of this type relating to, among other things:

●	corporate organization and power, and similar corporate matters;

●	organizational documents;

●	authority to enter into the Merger Agreement and the related agreements, and the binding nature thereof;

●	votes required for completion of the Merger;

●	except as otherwise specifically disclosed in the Merger Agreement, the fact that the consummation of the Merger would not contravene the organizational documents, certain laws, governmental authorization or certain contracts of the parties, or result in any encumbrance on the parties’ assets or require the consent of any third party;

●	capitalization;

●	documents filed with the SEC and financial statements, and the accuracy of information contained in those documents;

●	material changes or events;

●	liabilities;

●	title to assets;

●	real property;

●	intellectual property;

●	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such material contracts;

●	regulatory compliance, permits and restrictions;

●	legal proceedings and orders;

●	tax matters;

●	labor and employment matters and benefit plans;

●	environmental matters;

●	insurance;

●	transactions with affiliates;

●	any brokerage or finder’s fee or other fee or commission in connection with the Merger;

●	privacy and data security;

●	anti-corruption;

●	sanctions laws; and

●	with respect to Volato, the valid issuance in the Merger of Volato Common Stock.

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Many of the representations and warranties in the Merger Agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue, inaccurate or incorrect unless their failure to be true or correct would, individually or in the aggregate, be material or have a material adverse effect, as the case may be). In addition, certain of the representations and warranties in the Merger Agreement are subject to “knowledge” qualifications (that is, those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation or warranty did not have knowledge that such representation or warranty was untrue, inaccurate or incorrect). Furthermore, each of the representations and warranties is subject to the qualifications set forth in the parties’ disclosure schedules and SEC filings.

Covenants; Conduct of Business Pending the Merger

Each of Volato and M2i Global has agreed to certain covenants in the Merger Agreement governing the conduct of its respective business between the date of the Merger Agreement and the closing or the earlier termination of the Merger Agreement.

Volato

From the date of the Merger Agreement until the earlier of the closing and the termination of the Merger Agreement (the “Pre-Closing Period”), except as permitted by the Merger Agreement or as required by applicable law, Volato must and must cause each of its subsidiaries to, use commercially reasonable efforts to (i) conduct its business and operations in the ordinary course of business and in material compliance with all applicable law and the requirements of all material contracts, and (ii) continue to pay material outstanding accounts payable and other material current liabilities (including payroll) when due and payable.

In addition, except as otherwise specifically contemplated or permitted by the Merger Agreement, as set forth in Volato’s disclosure schedules, as may be required by law, or with the prior written consent of M2i Global, at all times during the Pre-Closing Period, Volato will not, and will not cause or permit any of its subsidiaries to, do any of the following:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Volato Common Stock from terminated employees, directors or consultants of Volato);

●	sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Volato Common Stock issued upon the valid exercise or settlement of outstanding Volato options or Volato warrants, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

●	except as required to give effect to anything in contemplation of the closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Merger;

●	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

●	(A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

●	(A) adopt, establish or enter into any Volato Employee Plan (as defined in the Merger Agreement), including, for avoidance of doubt, any equity awards plans, (B) cause or permit any Volato Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer, or, employee; provided, however, that consultants may be retained on terms permitting termination by Volato without notice to provide supplemental support services as reasonably may be needed by Volato, or to fill vacancies to the extent such positions are existing as of the date hereof and which vacancies occur after the date hereof;

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●	enter into any material transaction;

●	acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;

●	sell, assign, transfer, license, sublicense or otherwise dispose of any Volato Intellectual Property (as defined in the Merger Agreement);

●	withdraw any patent applications that have been submitted with the relevant patent agencies, or delay in responding any inquiries from the relevant patent agencies with respect to the submitted patent applications;

●	(A) make, change or revoke any tax election; (B) file any amended income or other material tax return; (C) adopt or change any material accounting method in respect of taxes; (D) enter into any material tax closing agreement, settle any tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any tax claim or assessment (other than as a result of any extension to file a tax return that is automatically granted); or (F) apply for or surrender any claim for tax refund;

●	waive, settle or compromise any pending or threatened legal proceeding against Volato or any of its subsidiaries;

●	delay or fail to repay when due any material obligation, including accounts payable and accrued expenses (provided, however, that any such accounts payable or accrued expenses need not be paid if the validity or amount thereof shall at the time be contested in good faith);

●	forgive any loans to any person, including its employees, officers, directors or affiliates;

●	terminate or modify, or fail to exercise renewal rights with respect to, any insurance policy;

●	(A) materially change pricing or royalties or other payments set or charged by Volato or any of its subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by persons who have licensed intellectual property to Volato or any of its subsidiaries;

●	enter into, amend or terminate any Volato Contract (as defined in the Merger Agreement); or

●	agree, resolve or commit to do any of the foregoing.

M2i Global

During the Pre-Closing Period, except as expressly contemplated or permitted by the Merger Agreement, as set forth in M2i Global’s disclosure schedules, as may be required by law, or with the prior written consent of Volato, M2i Global will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and in material compliance with all applicable law and the requirements of all material contracts

In addition, except as expressly contemplated or permitted by the Merger Agreement, as set forth in M2i Global’s disclosure schedules, as may be required by law, or with the prior written consent of Volato, at all times during the Pre-Closing Period, M2i Global will not, and will not cause or permit any of its subsidiaries to, do any of the following:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of M2i Global Capital Stock (as defined in the Merger Agreement) or other securities (except for shares of M2i Global Common Stock from terminated employees, directors or consultants of M2i Global);

●	except as required to give effect to anything in contemplation of the closing, amend any of its or its subsidiaries’ organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Merger;

●	other than in the ordinary course of business, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to more than 25% of the shares of M2i Global Capital Stock outstanding as of the date of the Merger Agreement: (A) any capital stock or other security of M2i Global or any of its subsidiaries (except for shares of outstanding M2i Global Common Stock issued upon the valid exercise of any options issued by M2i Global), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of M2i Global or any of its subsidiaries;

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●	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

●	(A) adopt, establish or enter into any M2i Global Employee Plan (as defined in the Merger Agreement under “Company Employee Plan”), including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any M2i Global Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer or employee;

●	sell, assign, transfer, license, sublicense or otherwise dispose of any material M2i Global Intellectual Property (as defined in the Merger Agreement under “Company Intellectual Property” and other than pursuant to non-exclusive licenses in the ordinary course of business);

●	(A) make, change or revoke any material tax election; (B) file any amended income or other material tax return; (C) adopt or change any material accounting method in respect of taxes; (D) enter into any material tax closing agreement, settle any material tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment (other than as a result of any extension to file a tax return that is automatically granted); or (F) apply for or surrender any claim for tax refund;

●	forgive any loans to any person, including its employees, officers, directors or affiliates;

●	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

●	agree, resolve or commit to do any of the foregoing.

Access and Investigation

Subject to the terms of the confidentiality obligations between the parties, during the Pre-Closing Period, upon reasonable notice, each party will, and will use commercially reasonable efforts to cause such party’s representatives to:

●	provide the other party and such other party’s representatives with reasonable access during normal business hours to such party’s representatives, personnel, property and assets and to all existing books, records, tax returns, work papers and other documents and information relating to such party and its subsidiaries;

●	provide the other party and such other party’s representatives with such copies of the existing books, records, tax returns, work papers, product data, and other documents and information relating to such party and its subsidiaries, and with such additional financial, operating and other data and information regarding such party and its subsidiaries as the other party may reasonably request;

●	permit the other party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such party responsible for such party’s financial statements and the internal controls of such party to discuss such matters as the other party may deem necessary; and

●	make available to the other party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority (as defined in the Merger Agreement) in connection with the Merger.

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Any investigation conducted by either Volato or M2i Global pursuant to the Merger Agreement will be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. Notwithstanding the foregoing, no access or examination contemplated by the Merger Agreement will be permitted to the extent that it would require any party or its subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable law; provided, that such party or its subsidiary (i) will be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) will provide to the other party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) will enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other party in order that all such information may be provided to the other party without causing such violation or waiver.

No Solicitation

The parties agreed that, during the Pre-Closing Period, neither of them, nor any of their subsidiaries will, nor will they or any of their subsidiaries authorize any of their representatives to, directly or indirectly, except as provided in the Merger Agreement:

●	solicit, initiate or knowingly encourage, induce or facilitate the communication, making or submission of any Acquisition Proposal or Acquisition Inquiry (each as defined below);

●	furnish any non-public information regarding Volato or M2i Global (as applicable) to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

●	engage in discussions or negotiations (other than to inform any person of the existence of the provisions of the Merger Agreement) with any person with respect to any Acquisition Proposal or Acquisition Inquiry;

●	approve, endorse or recommend any Acquisition Proposal;

●	execute or enter into any letter of intent or any contract contemplating or otherwise relating to any Acquisition Transaction; or

●	publicly propose, resolve or agree to do any of the foregoing.

If any party or any representative of such party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party will promptly, but not later than one (1) business day after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry, advise the other party orally and in writing of such Acquisition Proposal or Acquisition Inquiry, including the identity of the person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof. Such Party will keep the other party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

As defined in the Merger Agreement, “Acquisition Proposal” means, any offer or proposal, whether written or oral, contemplating or otherwise relating to any transaction or series of related transactions (other than the Merger) involving:

●	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which such party is a constituent entity, (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding shares of Volato Common Stock (in the case of Volato) or M2i Global Capital Stock (in the case of the M2i Global) or (iii) in which such party or any of its subsidiaries issues securities representing 20% or more of the outstanding shares of Volato Common Stock (in the case of Volato) or M2i Global Capital Stock (in the case of the M2i Global); or

●	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the assets of such party and its subsidiaries, taken as a whole (as determined by such party’s board of directors or a committee thereof).

Any transactions, series of related transactions, agreement or discussion entered into or proposed to enter into by M2i Global for purposes of raising capital that is otherwise in accordance with the terms of the Merger Agreement will not be deemed an Acquisition Proposal.

As defined in the Merger Agreement, “Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by a party to the other party) that could reasonably be expected to lead to an Acquisition Proposal.

Notification of Certain Matters

During the Pre-Closing Period, each party will promptly notify the other if any of the following occurs:

●	any notice or other communication is received from any person alleging that the consent of such person is or may be required in connection with the Merger;

●	any legal proceeding against or involving or otherwise affecting such party or its subsidiaries is commenced, or, to the knowledge of such party, threatened against such party or, to the knowledge of such party, any director, officer or key employee of such party;

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●	such party becomes aware of any inaccuracy in any representation or warranty made by such party in the Merger Agreement; or

●	the failure of such party to comply with any covenant or obligation of such party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in the Merger Agreement, impossible or materially less likely.

No such notice will be deemed to supplement or amend the disclosure schedules of the parties for the purpose of (i) determining the accuracy of any of the representations and warranties made by M2i Global in the Merger Agreement or (ii) determining whether any condition has been satisfied. Any failure by either party to provide such notice will not be deemed to be a breach, unless such failure to provide notice was knowing and intentional.

Filing of Registration Statement

Volato agreed to, as promptly as practicable after the date of the Merger Agreement, in cooperation with M2i Global, prepare and file with the SEC, the registration statement of which this proxy statement/prospectus forms a part to effect the registration under the Securities Act of the shares of Volato Common Stock that will be issued as Merger Consideration in connection with the Merger. Volato agreed to use its commercially reasonable efforts to have the registration statement declared effective as promptly as practicable after filing, including by responding to comments of the SEC.

Efforts to Obtain Stockholder Approvals

Volato agreed to, as promptly as practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act, use commercially reasonable efforts to cause this proxy statement/prospectus to be disseminated to stockholders of Volato. Additionally, Volato agreed to, through the Volato Board, recommend to Volato stockholders that they vote for the Required Proposals.

M2i Global agreed to obtain the requisite approval of the M2i Global stockholders in the form of a written consent promptly, but in no event later than sixty (60) days, after date that the registration statement of which this proxy statement/prospectus forms a part becomes effective under the Securities Act.

No Indemnification

Each Party will be responsible for the actions or inactions of itself, or its present or former directors, officers or shareholders (“D&O Parties”). Neither Party or its D&O Parties will have any right under the Merger Agreement or under other legal principle to be indemnified or reimbursed by the other party or any of D&O Parties, provided, that nothing in the Merger Agreement will limit the liability of either party or its D&O Parties, joint or several, arising out of gross negligence, fraud or willful misconduct of such party.

Closing Conditions

The parties’ obligations to effect the Merger are subject to the satisfaction or written waiver (to the extent permitted by applicable law) by each of the parties, at or prior to the closing, of the following conditions:

●	the registration statement of which this proxy statement/prospectus forms a part having been declared effective under the Securities Act and there being no current stop order, proceeding seeking a stop order, or threatened proceeding seeking a stop order by the SEC with respect to the registration statement;

●	any applicable waiting periods, including any extensions thereof, under the HSR Act having expired or otherwise been terminated;

●	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other governmental authority of competent jurisdiction, preventing the consummation of the Merger being in effect and no law being in effect which would make the consummation of the Merger illegal;

●	each of Volato and M2i Global having obtained the required approvals of their respective boards of directors;

●	each of Volato and M2i Global having obtained the required approvals of their respective stockholders;

●	the approval of the listing of the Combined Company on Nasdaq, subject to official notice of issuance; and

●	all due diligence on each party being completed to the satisfaction of Sichenzia Ross Ference Carmel LLP and AGP.

In addition, Volato and Merger Sub’s obligations to effect the Merger are subject to the satisfaction or written waiver (to the extent permitted by applicable law) by Volato, at or prior to the closing, of the following conditions:

●	certain representations and warranties of M2i Global being true and correct in all respects, subject to certain exceptions, as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date);

●	M2i Global not having breached, or failed to perform in any material respect, any agreements or covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

●	Volato having received certain certificates and opinions as required under the Merger Agreement;

●	there being no material adverse effect with respect to M2i Global;

●	the required approval of M2i Global’s stockholders being in full force and effect; and

●	Sichenzia Ross Ference Carmel LLP having furnished its opinion with respect to certain tax matters in accordance with the Merger Agreement as may be required.

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Finally, M2i Global’s obligations to effect the Merger are subject to the satisfaction or written waiver (to the extent permitted by applicable law) by M2i Global, at or prior to the closing, of the following conditions:

●	certain representations and warranties of Volato being true and correct in all respects, subject to certain exceptions, as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date);

●	Volato and Merger Sub not having breached, or failed to perform in any material respect, any agreements or covenants required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time;

●	M2i Global having received certain certificates, resignations, and other ancillary documents as required under the Merger Agreement;

●	there being no material adverse effect with respect to Volato;

●	Dykema Gossett PLLC having furnished its opinion with respect to certain tax matters in accordance with the Merger Agreement as may be required;

●	Volato having completed the termination of certain agreements and rights without any liability being imposed on the part of Volato or M2i Global following the Merger; and

●	Volato having net debt of not more than $10,000,000 at the closing.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the requisite stockholder approvals, under the following circumstances:

●	by mutual written consent of Volato and M2i Global;

●	by either Volato or M2i Global if the Merger is not consummated by March 31, 2026 (the “Outside Date”); provided, however, that this right to will not be available to M2i Global or Volato if such party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of the Merger Agreement, provided, further, that the Outside Date can be extended by mutual consent of Volato and M2i Global;

●	by either Volato or M2i Global if a court or other Governmental Authority of competent jurisdiction shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

●	by either Volato or M2i Global if the Special Meeting is held and Volato’s stockholders do not approve the Required Proposals;

●	by M2i Global (at any time prior to the approval of the Required Proposals by the Volato stockholders) if a Volato Triggering Event (as defined in the Merger Agreement) occurs;

●	by either party, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by another party or if any representation or warranty of such party becomes inaccurate, in either case, such that certain conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes inaccurate; provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further, that if such inaccuracy in the other party’s representations and warranties or breach by the other party of any representation, warranty, covenant or agreement is curable by such party then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from the terminating party to the other party of such breach or inaccuracy and its intention to terminate and (ii) the other party ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the terminating party to the other party of such breach or inaccuracy, its intention to terminate, and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that the Merger Agreement will not terminate as a result of such particular breach or inaccuracy if such breach by the other party is cured prior to such termination becoming effective);

●	by Volato (at any time prior to the approval of the Required Proposals by the Volato stockholders) and following compliance with certain requirements set forth in the Merger Agreement, upon the Volato Board authorizing Volato to enter into a Permitted Alternative Agreement (as defined in the Merger Agreement); or

●	by Volato (at any time prior to the requisite approval of M2i Global’s stockholders) if an M2i Global Triggering Event (as defined in the Merger Agreement under “Company Triggering Event”) occurs.

If the Merger Agreement is validly terminated, the Merger Agreement will become void and of no effect without liability or obligation of any party, except in the case of fraud or a willful breach of the Merger Agreement. The provisions of the Merger Agreement relating to certain disclosure obligations, effects of termination, non-survival of representations and warranties, amendment, waiver, counterparts, entire agreement applicable law, jurisdiction, assignability, notices, cooperation, severability, remedies, specific performance, and no third party beneficiaries will continue in effect notwithstanding termination of the Merger Agreement.

Amendment

Subject to compliance with applicable law, the Merger Agreement may be amended with the approval of the respective boards of directors of M2i Global, Merger Sub and Volato at any time before or after obtaining the requisite stockholder approvals of each party. However, after any such approval, no amendment of the Merger Agreement will be made that requires further approval of the parties’ stockholders.

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THE STOCKHOLDER SUPPORT AGREEMENT

Concurrently with the execution and delivery of the Merger Agreement, each of Volato’s officers and directors and certain other significant stockholders, who collectively hold approximately 12% of the issued and outstanding Volato Common Stock, on a fully diluted basis (the “Supporting Stockholders”), entered into the Stockholder Support Agreement. The Stockholder Support Agreement provides that, among other things, each of the parties thereto has agreed to vote or cause to be voted all of the shares of Volato Common Stock owned by such stockholder in favor of, among other things, the Merger Agreement.

Transfer and Voting Restrictions

The Supporting Stockholders agreed (i) during the period commencing with the execution and delivery of the Merger Agreement and expiring on the Effective Date, to not transfer any of the Volato Common Stock held by the Supporting Stockholders, and (ii) except as otherwise permitted by the Merger Agreement or applicable law, to not commit any act that would restrict a Supporting Stockholder’s legal power, authority and right to vote all of the shares held by the Supporting Stockholder or otherwise prevent or disable a Supporting Stockholder from performing any obligations under the Stockholder Support Agreement.

Agreement to Vote Shares

The Supporting Stockholders agreed (i) until the Effective Time, at any meeting of the Volato stockholders, and on every action or approval by written consent of the Volato stockholders with respect to the Required Proposals, to be present (in person or by proxy) and vote, or exercise their right to consent with respect to, all shares held by the Supporting Stockholders (a) in favor of the Required Proposals, (b) against any Acquisition Proposal, and (c) in favor of an adjournment of the meeting of the Volato stockholders, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Required Proposals; and (ii) if the Supporting Stockholder is the beneficial owner, but not the record holder, of shares of Volato Common Stock, to take all actions necessary to cause the record holder and any nominees to be present (in person or by proxy) and vote all the Supporting Stockholder’s shares in accordance with the terms of the Stockholder Support Agreement.

THE MERGER PROPOSAL

Overview

Holders of Volato Common Stock are being asked to (i) approve and adopt the Merger Agreement between Volato, Merger Sub, and M2i Global, pursuant to which, among other things, Merger Sub will merge with and into M2i Global, with M2i Global surviving the Merger as a wholly-owned subsidiary of Volato; and (ii) approve the transactions contemplated by the Merger Agreement, including the Merger.

Volato stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the Merger. Please see the sections titled “The Merger” and “The Merger Agreement” in this proxy statement/prospectus for more information and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Headquarters; Trading Symbols

After completion of the Merger, the corporate headquarters and principal executive office of the Combined Company will be located at 885 Tahoe Blvd., Box 55, Incline Village, NV 89451 and our Common Stock is expected to trade on Nasdaq under the symbol “SOAR”.

Vote Required

Approval of the Merger Proposal requires the affirmative vote of a majority of the votes cast by the holders of Volato Common Stock represented in person, online or by proxy and entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal. This proposal is conditioned upon the approval of the other Required Proposals, and the Merger cannot be consummated without the approval of the Required Proposals.

Recommendation of the Volato Board

THE VOLATO BOARD UNANIMOUSLY RECOMMENDS THAT VOLATO STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

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THE STOCK ISSUANCE PROPOSAL

Overview

Holders of Volato Common Stock are being asked to approve, for the purpose of complying with the NYSE American LLC Company Guide Sections 712(b) and 713(b), the issuance of 20% or more of the issued and outstanding shares of Volato Common Stock as Merger Consideration pursuant to the Merger Agreement, which will result in a change of control of Volato.

Because the Volato Common Stock is listed on the NYSE American, Volato is subject to the rules of the stock exchange. Volato is seeking stockholder approval of the Stock Issuance Proposal in order to comply with Company Guide Sections 712 and 713.

It is expected that, immediately after the closing of the Merger, holders of M2i Global Common Stock as of immediately prior to the Effective Time will collectively own approximately 85% of the issued and outstanding common stock of the Combined Company on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants, and the holders of Volato Common Stock as of immediately prior to the Effective Time will collectively own approximately 15% of the issued and outstanding common stock of the Combined Company on a fully diluted basis, excluding shares of Volato Common Stock underlying outstanding Volato warrants.

Under Company Guide Section 712(b), stockholder approval is required in connection with the issuance of securities as consideration for an acquisition of another company if the issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more. Volato expects to issue up to approximately 119,497,564 shares of Volato Common Stock as Merger Consideration, representing greater than 20% of Volato’s outstanding common stock prior to the issuance. Accordingly, under Company Guide Section 712(b), the issuance of Volato Common Stock as Merger Consideration in the Merger requires Volato stockholder approval.

Additionally, under Company Guide Section 713(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. A “change of control” of the company, includes, but is not limited to, an issuance that constitutes a “Reverse Merger.” NYSE American considers a Reverse Merger to be a transaction in which a listed issuer combines with, or into, an entity not listed on the exchange, resulting in a change of control of the listed issuer. In determining whether a change of control constitutes a Reverse Merger, NYSE American considers all relevant factors, including, but not limited to, changes in the management, board of directors, voting power, ownership, and financial structure of the listed issuer, as well as the nature of the businesses and the relative size of both the listed issuer and the unlisted entity. Although the NYSE American has not adopted any rule as to what constitutes a “change of control,” the staff of the NYSE American has advised Volato that NYSE American deems the Merger to be a “change of control.” Accordingly, under Company Guide Section 713(b), the issuance of Volato Common Stock as Merger Consideration in the Merger requires Volato stockholder approval because it will result in a “change of control” of Volato.

The terms of, reasons for, and other aspects of the Merger Agreement, the Merger, the issuance of shares of Volato Common Stock pursuant to the terms of the Merger Agreement, and the resulting change of control are described in detail in the other sections in this proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Vote Required

Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the holders of Volato Common Stock represented in person, online or by proxy and entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal. This proposal is conditioned upon the approval of the other Required Proposals, and the Merger cannot be consummated without the approval of the Required Proposals.

Recommendation of the Volato Board

THE VOLATO BOARD UNANIMOUSLY RECOMMENDS THAT VOLATO STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

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THE ELECTION OF DIRECTORS PROPOSAL

Overview

Holders of Volato Common Stock are being asked to approve the election of seven directors to serve staggered terms on the Combined Company’s board of directors. Pursuant to the Merger Agreement, immediately after the closing, Volato will take all necessary action to designate and appoint to the Combined Company Board seven (7) persons as follows: (i) six (6) persons designated prior to the closing by M2i Global, at least four (4) of whom will be independent in accordance with the rules of Nasdaq; and (ii) Matthew Liotta, who will be designated as Class I director. Initially, M2i Global has designated Major General (Ret.) Alberto Rosende, Douglas Cole, Alan D. Gaines, Douglas MacLellan, Michael Sander and Anthony Short to serve as directors on the Combined Company Board, and Alan D. Gaines, Douglas MacLellan, Michael Sander and Anthony Short will be considered independent directors of the Combined Company.

The Combined Company Board will be classified into Class I, Class II, and Class III directors. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the closing, and the Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the closing, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the closing, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At succeeding annual meetings of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

It is proposed that the Combined Company Board will be classified as follows:

●	Class I Directors: Matthew Liotta and Alan D. Gaines;

●	Class II Directors: Douglas MacLellan and Michael Sander; and

●	Class III Directors: Major General (Ret.) Alberto Rosende, Douglas Cole, and Anthony Short.

Information for each nominee is set forth in the section titled “Management Following the Merger” in this proxy statement/prospectus.

Vote Required

Directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the seven (7) nominees receiving the highest number of affirmative votes will be elected. Any shares not voted “FOR” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. This proposal is conditioned upon the approval of the other Required Proposals, and the Merger cannot be consummated without the approval of the Required Proposals.

Recommendation of the Volato Board

THE VOLATO BOARD UNANIMOUSLY RECOMMENDS THAT VOLATO STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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THE NAME CHANGE PROPOSAL

Overview

In connection with the Merger, holders of Volato Common Stock are being asked to approve an amendment to Volato’s Second Amended and Restated Certificate of Incorporation, which will effect a change in the Company’s name from “Volato Group, Inc.” to “M2i Global, Inc.”. A copy of the proposed name change amendment is attached to this proxy statement/prospectus as Annex B.

Reason for the Approval of the Name Change Proposal

In the judgment of the Volato Board, the change in the Company’s name will be necessary to address the needs of the Combined Company. In particular, the name change is desirable to reflect the business of the Combined Company.

Vote Required

Approval of the Name Change Proposal requires the affirmative vote of a majority of the votes cast by the holders of Volato Common Stock represented in person, online or by proxy and entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal. This proposal is conditioned upon the approval of the Required Proposals.

Recommendation of the Volato Board

THE VOLATO BOARD UNANIMOUSLY RECOMMENDS THAT VOLATO STOCKHOLDERS VOTE “FOR” THE NAME CHANGE PROPOSAL.

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THE STOCK INCENTIVE PLAN PROPOSAL

Overview

In connection with the Merger, holders of Volato Common Stock are being asked to approve the M2i Global, Inc. 2026 Stock Incentive Plan (the “Proposed Incentive Plan”). The following summary describes the principal features of the Proposed Incentive Plan. This summary, however, does not purport to be a complete description of all of the provisions of the Proposed Incentive Plan. It is qualified in its entirety by reference to the full text and terms of the Proposed Incentive Plan, a copy of which is attached hereto as Annex C.

Background and Purpose of the Proposed Incentive Plan

The Volato Board believes that the Proposed Incentive Plan will be necessary to the Combined Company’s ability to attract and retain motivated employees, directors, and independent contractors upon whose judgment, interest and special effort the successful conduct of the Combined Company’s operations will largely depend. Additionally, the Proposed Incentive Plan will promote a closer identification of the interests of employees, directors and independent contractors with those of the Combined Company’s management and stockholders. The Volato Board also believes that the Proposed Incentive Plan effectively aligns the interests of plan participants with those of stockholders by linking a portion of the participants’ compensation directly to increases in stockholder value.

The Proposed Incentive Plan’s purposes will be carried out through granting awards to eligible individuals. Awards under the Proposed Incentive Plan would be granted to certain employees, directors and independent contractors in the discretion of the Administrator (as defined below). Only employees would be eligible to receive incentive stock options. It is currently expected that, following the closing, approximately 10 employees, 3 non-employee directors and 2 independent contractors would be eligible to participate in the Proposed Incentive Plan if it is approved and adopted.

The types of awards authorized under the Proposed Incentive Plan include nonqualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance share awards, performance unit awards, phantom stock awards, other cash-based or stock-based awards, and dividend equivalent awards. We discuss the material terms of each type of award below under “Types of Awards.”

Summary of Key Proposed Incentive Plan Provisions and Other Compensation Practices

The Proposed Incentive Plan includes several features that the Volato Board believes reflect responsible compensation and governance practices and would promote the interests of the Combined Company’s stockholders, including the following:

Independent Committee. The Proposed Incentive Plan would be administered by the Compensation Committee. It is expected that, upon closing of the Merger, all members of the Compensation Committee will qualify as “independent” under Nasdaq listing standards and as “non-employee directors” under Rule 16b-3 under the Exchange Act.

No Discounted Stock Options or SARs and Limit on Option and SAR Terms. Stock options and stock appreciation rights, or SARs, would have an exercise price or base price, as applicable, equal to or greater than the fair market value (which is generally defined to be the closing sale price on the trading day immediately preceding the date of grant) of the Combined Company’s common stock on the date of grant. In addition, the term of an option or SAR would not exceed 10 years.

No Stock Option or SAR Repricings Without Stockholder Approval. The Proposed Incentive Plan prohibits the repricing of stock options or SARs without the approval of stockholders. This Proposed Incentive Plan provision applies to (i) direct repricings (lowering the exercise price of an option or the base price of an SAR), (ii) indirect repricings (exchanging an outstanding option or SAR that is under water for cash, for options or SARs with an option price or base price less than that applicable to the original option or SAR, or for another equity award) and (iii) any other action that would be treated as a repricing under applicable stock exchange rules (subject to anti-dilution adjustments).

Robust Minimum Vesting Requirements for stock-based awards. The Proposed Incentive Plan generally imposes a minimum vesting period of one year for stock options, SARs and other stock-based awards other than in the cases of death, disability, retirement or a change of control. The Administrator may provide for the grant of awards with shorter or no vesting periods but only with respect to awards covering no more than five percent of the shares authorized for issuance under the Proposed Incentive Plan and in certain other limited circumstances. The Volato Board believes that such vesting and award practices are responsible and would further the Combined Company’s incentive and retention objectives.

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No Automatic “Single Trigger” Vesting Upon Change of Control. The Proposed Incentive Plan provides for double trigger treatment of awards upon a change of control and does not provide for automatic “single trigger” change of control vesting. Specifically, awards would vest upon a change of control only if (i) awards are not assumed, substituted or continued, or (ii) when such awards are assumed, substituted or continued, only if a participant’s employment is terminated beginning six months before and ending one year after the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable after the change of control) and only if such termination of employment or service is without cause or for good reason. Notwithstanding the prior sentence, unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or similar agreement, plan or arrangement with the Combined Company, the participant will be entitled to the greater of the benefits provided upon a change of control under the Proposed Incentive Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a change of control as defined in the Proposed Incentive Plan.

Prudent Change of Control Provisions. The Proposed Incentive Plan includes prudent “change of control” triggers such as requiring a change in beneficial ownership of more than 50% of the Combined Company’s voting securities or consummation of a merger or other transaction in which the holders of the Combined Company’s common stock or other voting securities immediately prior to the transaction have voting control over less than 50% of the voting securities of the surviving corporation immediately after such transaction in order for a “change of control” to be deemed to have occurred.

Prohibition of Certain Share Recycling, or “Liberal Share Counting”, Practices for Options and SARs. The Proposed Incentive Plan imposes conservative counting and share recycling provisions for awards. For instance, shares subject to awards that are tendered or withheld to satisfy tax withholding requirements, or payment of an option or SAR exercise price or in connection with net settlement of an award would not be added back for reuse under the Proposed Incentive Plan, nor would any shares repurchased on the open market with the portion of the proceeds of an option exercise that represents payment of the exercise price.

No Grants of “Reload” Awards. The Proposed Incentive Plan does not provide for “reload” awards (the automatic substitution of a new award of like kind and amount upon the exercise of a previously granted award).

Forfeiture and Clawback. The Proposed Incentive Plan authorizes the Administrator to require forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

No Dividends or Dividend Equivalents on Unearned Awards. Dividends and dividend equivalents on awards issued under the Proposed Incentive Plan would only be paid if and to the extent the award has vested or been earned, and no dividends would be paid on shares that are subject to options or SARs.

Limits on Transferability of Awards. Unless permitted by the Administrator, the Proposed Incentive Plan does not permit awards to be transferred for value or other consideration.

Duration of the Proposed Incentive Plan

The Proposed Incentive Plan, if approved and adopted, would become effective upon consummation of the Merger and would remain in effect until the tenth anniversary minus one day unless terminated earlier by the Combined Company Board.

Shares Reserved for Issuance Under the Proposed Incentive Plan

The maximum aggregate number of shares that the Combined Company could issue pursuant to awards granted under the Proposed Incentive Plan would not exceed 30% of the issued and outstanding shares of the Combined Company’s common stock upon closing of the Merger. If an award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited shares subject to the award would again be available for issuance pursuant to awards granted under the Proposed Incentive Plan. The following would not be included in calculating the Proposed Incentive Plan share limitations: (a) awards which are to be settled in cash and (b) dividends, including dividends paid in shares, or dividend equivalents paid in connection with outstanding awards. If the full number of shares subject to an award is not issued due to failure to achieve maximum performance factors or other criteria, only the number of shares issued and delivered would be considered for purposes of determining the number of shares remaining available for issuance pursuant to awards granted under the Proposed Incentive Plan.

In addition, (i) shares issued under the Proposed Incentive Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving our acquisition of another entity, would not reduce the maximum number of shares available for delivery under the Proposed Incentive Plan, and (ii) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) could be used for awards under the Proposed Incentive Plan and would not reduce the maximum number of shares available under the Proposed Incentive Plan, subject, in the case of both (i) and (ii), to applicable stock exchange listing requirements, if any.

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The following shares would not be made available for issuance again as awards under the Proposed Incentive Plan: any shares (a) withheld or delivered to satisfy the tax withholding requirements for an award or withheld or delivered to pay the exercise price related to an option or SAR, (b) not issued or delivered as a result of the net settlement of an award or (c) repurchased on the open market with the portion of the proceeds of the exercise of an option that does not exceed the exercise price.

The number of shares reserved for issuance under the Proposed Incentive Plan and the terms of outstanding awards could be adjusted in the event of an adjustment in the capital structure of the Combined Company (such as adjustments due to a merger, stock split, stock dividend or similar event), as provided in the Proposed Incentive Plan.

Administration

The Proposed Incentive Plan would be administered by the Compensation Committee, subject to the oversight of the Combined Company Board. It is expected that, upon closing of the Merger, all members of the Compensation Committee will be independent under applicable SEC rules and Nasdaq listing standards. The Combined Company Board and Compensation Committee are also collectively referred to in this summary as the “Administrator.” The Combined Company Board would be able to delegate powers of the Administrator to one or more officers who are not subject to Section 16 of the Exchange Act, subject to applicable law and limitations set by the Combined Company Board.

Subject to the terms of the Proposed Incentive Plan, the Administrator’s authority would include, but not be limited to, the authority to: (a) determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of common stock, if any, subject to an award, the vesting conditions applicable to an award, and the other terms, conditions, restrictions and limitations of an award; (b) prescribe the form or forms of agreements evidencing awards granted under the Proposed Incentive Plan; (c) establish, amend and rescind rules and regulations for the administration of the Proposed Incentive Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in the Proposed Incentive Plan or in any award or award agreement, including unilateral authority to amend the Plan to comply with applicable law; and (e) construe and interpret the Proposed Incentive Plan, awards and award agreements made under the Proposed Incentive Plan, interpret rules and regulations for administering the Proposed Incentive Plan and make all other determinations deemed necessary or advisable for administering the Proposed Incentive Plan. Vesting conditions could vary among individuals and could include attainment of performance objectives, continued service or employment for a specified period, or other provisions related to the purpose of the compensation and could provide for acceleration of vesting upon retirement, disability, death or other conditions specified by the Administrator. Performance measures could vary among individuals and would be based upon such performance factors or criteria as the Administrator determines.

The Administrator would also have the authority to (a) accelerate the date on which awards become exercisable, vest or are considered to be earned, (b) adjust or modify performance factors or criteria and (c) adjust the terms or conditions of awards in response to or in anticipation of extraordinary items, transactions, events or developments impacting the Combined Company or its financial statements, or changes in applicable law.

Amendment and Termination

The Proposed Incentive Plan and awards made under the Proposed Incentive Plan could be amended, suspended or terminated at any time by the Combined Company Board (or the Administrator, with respect to awards). However, stockholder approval of any Proposed Incentive Plan amendment would be required if required by applicable laws, rules or regulations, and, except as otherwise provided in the Proposed Incentive Plan, an amendment or termination of an award could not materially adversely affect the rights of the recipient of the award without the recipient’s consent; provided, however, that such recipient’s consent would not be required when such change is necessary to comply with applicable law or changes to applicable law. In addition, and except for adjustments made pursuant to a change in the Combined Company’s common stock pursuant to a merger, consolidation, recapitalization or reorganization, or if the Combined Company Board declares a stock dividend, stock split distributable in shares of common stock, reverse stock split, other distribution (other than an ordinary or regular cash dividend) or combination or reclassification of the Combined Company’s common stock, or if there is a similar change in the Combined Company’s capital stock structure affecting the common stock (excluding conversion of convertible securities and/or the exercise of warrants by their holders, or in connection with a change of control), stockholder approval would be required to take any action with respect to an option or SAR “repricing,” that is, (i) amending the terms of outstanding options or SARs to reduce the exercise price, (ii) exchanging outstanding options or SARs for cash, options or SARs with an exercise price that is less than the exercise price of the original option or SAR or for other equity awards at a time when the original option or SAR has an exercise price above the fair market value of the Combined Company’s common stock, or (iii) other action that would be treated as a repricing under any applicable stock exchange rules (other than adjustments for anti-dilution purposes).

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Types of Awards

The types of awards authorized under the Proposed Incentive Plan are described below and include: restricted stock awards; restricted stock units; incentive stock options; nonqualified stock options; SARs, which could be granted to the holder of an option with respect to all or a portion of the shares of the Combined Company’s common stock subject to the option or may be granted separately to an eligible individual; performance awards, which may be either performance shares or performance units; phantom stock awards; other cash-based and stock-based awards; and dividend equivalent awards. Subject to the terms of the Proposed Incentive Plan, the Administrator will have broad authority to determine the terms and conditions of awards. All awards that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code would be required to comply with the restrictions imposed by that section.

Options. Options granted under the Proposed Incentive Plan could be incentive options or nonqualified options. Incentive options could be granted only to the Combined Company’s employees, not to independent contractors or non-employee directors. The Administrator would determine the exercise price for options. The exercise price would be no less than 100% of the fair market value per share of the Combined Company’s common stock on the date the option is granted, or 110% of the fair market value for incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of the Combined Company’s stock. The preceding exercise price restrictions would not apply to certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.

Pursuant to Section 422 of the Code and the terms of the Proposed Incentive Plan, in no event could there first become exercisable by a participant, in any one calendar year, incentive options granted by the Combined Company with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent that an incentive option granted under the Proposed Incentive Plan exceeds this limitation, the excess would be treated as a nonqualified option.

The exercise price would be payable in cash or cash equivalent, or, except where prohibited by the Administrator or applicable law, by delivery of shares of the Combined Company’s common stock owned by the participant, withholding of shares upon exercise of the option, delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Combined Company the amount of sale or loan proceeds to pay the exercise price or by such other payment methods as may be approved by the Administrator and which are acceptable under applicable law (or any combination of these methods).

The Administrator would determine the terms and conditions of an option, the period or periods during which an individual could exercise an option and any conditions on the ability of an individual to exercise an option. The option period would not exceed 10 years (or five years with respect to an incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Combined Company or a parent, subsidiary, as provided in the Proposed Incentive Plan). Options would be exercisable after termination of employment only to the extent specified by the Administrator in grants of individual awards. The Administrator could, consistent with the terms of the Plan and Section 409A of the Code, accelerate the date on which options become vested or exercisable.

Restricted Stock Awards. Under the Proposed Incentive Plan, the Administrator could grant restricted awards to participants in such numbers, upon terms and at such times as the Administrator determines. Restricted awards could be in the form of restricted stock awards or restricted stock units (“RSUs”) that are subject to certain conditions, which conditions would be required to be met in order for such award to vest or be earned, in whole or in part, and no longer subject to forfeiture. Restricted stock awards would be payable in shares of common stock. RSUs could be payable in cash or shares of common stock, or partly in cash and partly in shares of common stock, in accordance with the terms of the Proposed Incentive Plan and the discretion of the Administrator.

Performance Awards. Performance awards could be in the form of performance shares or performance units. Performance shares would be granted with reference to a specified number of shares of the Combined Company’s common stock and would afford the holder the contingent right to receive shares of the Combined Company’s common stock, a cash payment or a combination of common stock and cash (as determined by the Administrator) with a value equal to the value of the reference shares as of the date on which the performance objectives are achieved. An award of a performance unit would be a grant in an amount determined by the Administrator that gives the holder the contingent right to receive shares of the Combined Company’s common stock, a cash payment or combination of the Combined Company’s common stock and cash (as determined by the Administrator) equal in value to the amount of the award.

The Administrator would determine, subject to the terms of the Proposed Incentive Plan, the performance objectives and other conditions applicable to each performance award. Unless otherwise specified by the Administrator, upon separation from service the recipient of performance units would forfeit any units whose objectives have not been attained at that time. Performance measures could vary between individuals and would be based upon such performance factors or criteria as the Administrator determines. The Administrator could, in its sole discretion, accelerate the date that performance units granted to any recipient would be deemed to have been earned in whole or in part.

Stock Appreciation Rights. Stock appreciation rights could be granted in the form of either “related SARs” or “freestanding SARs”. A related SAR would be granted to the holder of an option with respect to all or a portion of the shares of the Combined Company’s common stock subject to the related option, and a “freestanding SAR” would be a SAR that is granted separately to an eligible individual.

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Upon exercise, the holder of a SAR would be entitled to receive consideration equal to the number of shares with respect to which the SAR is exercised multiplied by the excess, if any, of the fair market value of a share of the Combined Company’s common stock on the date of exercise of the SAR over the base price. The base price of a related SAR would equal the exercise price of its related option. The base price of a freestanding SAR would equal the fair market value of the Combined Company’s common stock on the date of grant of the SAR. The preceding exercise price restrictions would not apply to certain SARs assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.

Payment to the SAR holder could be made in cash, shares of common stock (valued at fair market value on the date of the SAR exercise) or a combination of cash and shares of common stock, as determined by the Administrator.

Related SARs would be exercisable only when their related options are exercisable. A SAR could be granted in tandem with a nonqualified option at any time before the option is completely exercised, terminated, expired or canceled. A SAR could be granted in tandem with an incentive option only at the time of the grant of the option. The exercise of a related SAR precludes the exercise of the related option, and vice versa.

SARs would be exercisable according to the terms established by the Administrator and stated in the applicable award agreement. They could not be exercised more than 10 years after the date of grant, or such shorter period as may apply to the related options in the case of related SARs or as may be specified by the award agreement.

Phantom Stock Awards. Phantom stock awards would be awards of a number of hypothetical share units, each with a value equal to the fair market value of one share of the Combined Company’s common stock.

Upon vesting, the holder of phantom share units would be entitled to receive consideration equal to the number of units multiplied by the fair market value of a share of the Combined Company’s common stock on the date of exercise. Payment could be made, in the discretion of the Administrator, in cash or in shares of common stock valued at fair market value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payments could be made in a lump sum or upon such other terms consistent with the Proposed Incentive Plan and Section 409A of the Code as may be established by the Administrator.

The Administrator would determine the vesting conditions and other terms of each grant, subject to the terms of the Proposed Incentive Plan.

Other Cash-Based Awards and/or Stock-Based Awards. The Administrator would have the authority to grant other cash-based and/or stock-based awards to eligible individuals. Other stock-based awards could be valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or awards for shares of the Combined Company’s common stock, including but not limited to other stock-based awards granted in lieu of bonus, salary or other compensation, other stock-based awards granted with vesting or performance conditions, and/or other stock-based awards granted without being subject to vesting or performance conditions (subject to the terms of the Proposed Incentive Plan). Subject to the provisions of the Proposed Incentive Plan, the Administrator would determine the number of shares of the Combined Company’s common stock, if any, to be awarded to an individual under (or otherwise related to) such other stock-based awards; whether such other stock-based awards would be settled in cash, shares of the Combined Company’s common stock or a combination of cash and shares of common stock; and the other terms and conditions of such awards. Other cash-based awards would be valued and settled in cash could be granted in lieu of bonus, salary or other compensation, could be granted with vesting or performance conditions and/or could be granted without being subject to vesting or performance conditions. Other cash-based awards would be subject to such other terms and conditions as established by the Administrator.

Dividends and Dividend Equivalent Rights. The Administrator could, in its sole discretion, provide that awards, other than Options and SARs, earn dividends or dividend equivalent rights (“dividend equivalents”); provided, however, that dividends and dividend equivalents on unearned or unvested awards would not be paid (even if accrued) unless and until the underlying award (or portion thereof) has been earned or vested. Such dividends or dividend equivalents could be paid currently or could be credited to an individual’s account. Any crediting of dividends or dividend equivalents could be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of the Combined Company’s common stock or share equivalents.

Change of Control

Under the terms of the Proposed Incentive Plan, the following provisions would apply in the event of a change of control (except as otherwise required under Section 409A of the Code or provided in an award agreement).

To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which the Combined Company is the ultimate parent corporation and does not continue the award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as awards outstanding under the Proposed Incentive Plan immediately prior to the change of control event, (A) all outstanding options and SARs would become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (B) any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs would be deemed to have been met, and such awards would be deemed vested and earned in full at the greater of actual or target.

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In addition, if an award is substituted, assumed or continued as provided in the Proposed Incentive Plan, the award would become vested (and, in the case of options and SARs, exercisable) and any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs would be deemed to have been met, and such awards would be deemed vested and earned in full at the greater of actual or target, if the employment or service of the participant is terminated beginning six months before and ending one year after the date of the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable), but only if such termination of employment or service (A) is by the Combined Company not for cause or (B) is by the participant for good reason. If the termination of employment or service precedes the change of control, the award will be settled as of the date of the change.

Further, and notwithstanding any other provision of the Proposed Incentive Plan to the contrary, and unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with the Combined Company, the participant would be entitled to the greater of the benefits provided upon a change of control of the Combined Company under the Proposed Incentive Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement would not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a change of control as defined in the Proposed Incentive Plan.

Transferability

Incentive options would not be transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with Code Section 422 and related regulations. Nonqualified options would not be transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with the registration provisions of the Securities Act of 1933, as amended. Restricted awards, SARs, performance awards, phantom stock awards and other cash-based and stock-based awards generally would not be transferable other than transfers by will or the laws of intestate succession, and participants could not sell, transfer, assign, pledge or otherwise encumber shares subject to an award until the award has vested and all other conditions established by the Administrator have been met.

Forfeiture and Recoupment

As noted above, the Proposed Incentive Plan authorizes the Administrator to require forfeiture and recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

Certain United States Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the Proposed Incentive Plan as they were in effect on the date of this proxy statement/prospectus. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Combined Company. The provisions of the Code and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances. Tax laws are subject to change.

Incentive Options. Incentive options granted under the Proposed Incentive Plan are intended to qualify as incentive stock options under Code Section 422. Pursuant to Code Section 422, the grant and exercise of an incentive option generally would not result in taxable income to the participant (with the possible exception of alternative minimum tax liability) if the participant (a) does not dispose of shares received upon exercise of such option within the period ending at the later of one year after the date of exercise or two years after the date of grant, and (b) has continuously been an employee from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise of the incentive option over the exercise price for such shares generally would constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants could experience an increase in their federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the Code. The Combined Company generally would not be entitled to a deduction for income tax purposes in connection with the exercise of an incentive option.

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If the holding period requirements for incentive option treatment described above are met, upon the disposition of shares acquired upon exercise of an incentive option, the participant would be taxed on the amount by which the amount realized upon such disposition exceeds the exercise price, and such amount would be treated as long-term capital gain or loss.

If the holding period requirements for incentive option treatment described above are not met, the participant would be taxed as if he or she received compensation in the year of the disposition. The participant must treat gain realized in the disqualifying disposition as ordinary income to the extent of the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition of the stock minus the exercise price. Any gain in excess of these amounts may be treated as long-term or short-term capital gain, depending upon the participant’s holding period. In the year of disposition, the Combined Company generally would be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Nonqualified Options. For federal income tax purposes, the grant of a nonqualified option on the terms specified by the Proposed Incentive Plan should not result in taxable income to a participant or a tax deduction to the Combined Company. The difference between the fair market value of the stock on the date of exercise and the exercise price would constitute taxable ordinary income to the participant on the date of exercise. The Combined Company generally would be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting. The participant’s basis in shares of common stock acquired upon exercise of an option would equal the exercise price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the participant would be taxed as a capital gain or loss to the participant and would be long-term capital gain or loss if the participant has held the stock for more than one year at the time of sale.

Stock Appreciation Rights. For federal income tax purposes, the grant of a SAR on the terms specified by the Proposed Incentive Plan should not result in taxable income to a participant or a tax deduction to the Combined Company. Upon exercise, the amount of cash and fair market value of shares received by the participant, less cash or other consideration paid (if any), would be taxed to the participant as ordinary income, and the Combined Company would generally be entitled to a corresponding income tax deduction to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Restricted Stock Awards. The grant of a restricted stock award would not result in taxable income to the participant or a tax deduction to the Combined Company for federal income tax purposes, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable, as defined under Code Section 83. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture or the award becomes transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), would be included in the participant’s ordinary income as compensation, except that the participant could elect, within 30 days after the transfer of the shares and in accordance with the requirements of Section 83(b) of the Code, to include in his or her ordinary income as compensation at the time the restricted stock is awarded the fair market value of such shares at such time, less any amount paid for the shares. The Combined Company generally would be entitled to an income tax deduction at time when the participant recognizes income and in the same amount, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Restricted Stock Units, Performance Awards, Phantom Stock Awards, Other Cash-Based and Stock-Based Awards and Dividend Equivalents. The grant of a restricted stock unit, performance award, phantom stock award, other cash-based and stock-based awards or a dividend equivalent award on the terms specified by the Proposed Incentive Plan should not result in taxable income to the participant or a tax deduction to the Combined Company for federal income tax purposes. Upon the settlement of the award, the participant would recognize taxable income equal to any cash and the fair market value of any stock received in settlement of the award. The Combined Company generally would be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

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Code Section 409A. Awards granted under the Proposed Incentive Plan may be subject to Code Section 409A and related regulations and other guidance. Code Section 409A imposes certain requirements on unfunded, nonqualified deferred compensation plans. If Code Section 409A applies to the Proposed Incentive Plan or any award, and the Proposed Incentive Plan and the award do not, when considered together, satisfy the requirements of Code Section 409A during a taxable year, the participant would have ordinary income in the year of noncompliance in the amount of all deferrals subject to Code Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. In subsequent years, the participant would have ordinary income equal to any increase in the value of the award to the extent that the award is then vested. In addition to ordinary income tax, the participant would be subject to an additional income tax of 20% on all amounts includable in income and may also be subject to interest charges under Code Section 409A. The Combined Company would not undertake to have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

Tax Withholding

Generally, a participant would be required to pay the Combined Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Combined Company to such authority for the account of the recipient. Alternatively, the Administrator could in its discretion establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to an award, by electing to deliver to the Combined Company shares of common stock held by the participant that are fully vested and not subject to any pledge or other security interest or to have the Combined Company withhold shares of common stock from the shares to which the recipient is otherwise entitled. Under the Proposed Incentive Plan, the number of shares to be withheld or delivered would have a fair market value (as determined pursuant to the Proposed Incentive Plan) as of the date that the amount of tax to be withheld is determined as nearly as equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with applicable laws, rules and regulations and applicable accounting principles), the amount of such obligations being satisfied.

Plan Benefits

No awards will be granted under the Proposed Incentive Plan unless it is approved by our stockholders. The selection of individuals who would receive awards under the Proposed Incentive Plan, if stockholders approve the Proposed Incentive Plan, and the amount of any such awards is not yet determinable due to vesting, performance and other requirements. Therefore, it is not possible to predict the benefits or amounts that would be received by, or allocated to, particular individuals or groups of participants. In 2022, Volato granted awards under its existing Volato, Inc. 2021 Equity Incentive Plan to our named executive officers, non-employee directors and other eligible employees. In 2024 and 2025, Volato granted awards under its existing 2023 Plan to our named executive officers, non-employee directors and other eligible employees. These awards are described under the section titled “Volato Executive Officer and Director Compensation” in this proxy statement/prospectus.

Vote Required

Approval of the Stock Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of Volato Common Stock represented in person, online or by proxy and entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal. This proposal is conditioned upon the approval of the Required Proposals.

Recommendation of the Volato Board

THE VOLATO BOARD UNANIMOUSLY RECOMMENDS THAT VOLATO STOCKHOLDERS VOTE “FOR” THE STOCK INCENTIVE PLAN PROPOSAL.

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THE REVERSE STOCK SPLIT PROPOSAL

Overview

In connection with the Merger, holders of Volato Common Stock are being asked to approve a proposal to grant the Volato Board the discretion to amend Volato’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio not less than one-for-two and not greater than one-for-twenty five, with the exact ratio to be set within that range at the discretion of the Volato Board without further approval or authorization of the Volato stockholders. A copy of the proposed reverse stock split amendment is attached to this proxy statement/prospectus as Annex D.

The reverse stock split would become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware. Upon the effectiveness of the certificate of amendment effecting the reverse stock split, the outstanding shares of the Volato Common Stock will be reclassified and combined into a lesser number of shares such that one share of the Volato Common Stock will be issued for a specified number of shares in accordance with the ratio for the reverse stock split selected by the Volato Board.

If this reverse stock split proposal is approved as proposed, the Volato Board would have the sole discretion to effect the reverse stock split at any time within twelve months following the date of such stockholder approval and to fix the specific ratio for the reverse stock split, provided that the ratio would be not less than one-for-two and not more than one-for-twenty five. As of the date of this proxy statement/prospectus, Volato believes that effecting a reverse stock split would be necessary in order for the Combined Company to meet the initial listing requirements of Nasdaq. The parties currently expect that, if this proposal is approved, Volato would effect a reverse stock split immediately prior to the closing of the Merger. Volato believes that enabling the Volato Board to fix the specific ratio of the reverse stock split within the stated range will provide the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits. The determination of the ratio of the reverse stock split will be based on a number of factors described below under “Criteria to Be Used for Decision to Apply the Reverse Stock Split.”

The exact timing of the reverse stock split will be determined by the Volato Board based on its evaluation as to when such action will be the most advantageous, but the amendment will not occur later than twelve months following the date Volato’s stockholders approve this proposal. In addition, the Volato Board reserves the right, notwithstanding stockholder approval and without further action by Volato stockholders, to abandon the amendment and the reverse stock split if, at any time prior to the effectiveness of the filing of the certificate of amendment with the Secretary of State of the State of Delaware effecting the reverse stock split, the Volato Board, in its sole discretion, determines that it is no longer in Volato’s best interest and the best interests of its stockholders to proceed with the reverse stock split.

In evaluating the reverse stock split, the Board has taken, and will take, into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts, and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. As of the date of this proxy statement/prospectus, the Volato Board believes that these potential negative factors are outweighed by the potential benefits of the reverse stock split.

Reason for the Approval of the Reverse Stock Split

Nasdaq Listing

Volato intends to file an initial listing application for the Combined Company with Nasdaq and the Reverse Stock Split Proposal is being submitted to the Volato stockholders for approval with the primary intent of increasing the market price of the Volato Common Stock to enhance the ability of the Combined Company to meet the initial listing requirements of Nasdaq, including the requirement the common stock of the Combined Company have a minimum market price of $4.00 per share. As of April 2, 2026 the closing price of the Volato Common Stock was $0.239 per share. If Volato stockholders do not approve this proposal, the Merger may not be able to occur because listing on Nasdaq is a closing condition.

The Volato Board intends to implement the reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our Common Stock on a split adjusted basis and is likely to enhance the ability of the Combined Company to meet the initial listing requirements of Nasdaq.

Potential Increased Investor Interest

Another reason for the reverse stock split would be to generate investor interest in the common stock of the Combined Company following the Merger. An investment in Volato Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, Volato believes that most investment funds are reluctant to invest in lower priced stocks. Accordingly, the Volato Board believes that a higher stock price may generate investor interest in Volato Common Stock and in the common stock of the Combined Company following the Merger.

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Criteria to Be Used for Decision to Apply the Reverse Stock Split

In determining whether to implement the reverse stock split following receipt of Volato stockholder approval, Volato may consider, among other things, various factors, such as:

●	whether the Merger is being consummated;

●	the anticipated number of shares of Volato Common Stock to be outstanding following the Merger;

●	the historical trading prices and trading volume of Volato Common Stock;

●	the then-prevailing trading price and trading volume of the Volato Common Stock and the anticipated or actual impact of the reverse stock split on the trading price and trading volume of Volato Common Stock;

●	the ability of the Combined Company to achieve listing on Nasdaq;

●	potential devaluation of Volato Common Stock as a result of the reverse stock split; and

●	prevailing general market and economic conditions.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of the Volato Common Stock after the implementation of the reverse stock split will be equal to or greater than the total market capitalization before the reverse stock split or that the per share market price of the Volato Common Stock following the reverse stock split will increase in proportion to the reduction in the number of shares of the Volato Common Stock outstanding in connection with the reverse stock split. Volato cannot guarantee that the reverse stock split would lead to a sustained increase in the trading price of the Volato Common Stock. The trading price of the Volato Common Stock may change due to a variety of other factors. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of Volato’s business or a stockholder’s proportional ownership in Volato. However, should the overall value of the Volato Common Stock decline after the proposed reverse stock split, then the actual or intrinsic value of the shares of Volato Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

Further, the liquidity of the Volato Common Stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the expected increase in stock price as a result of the reverse stock split is not sustained. In addition, the proposed reverse stock split may increase the number of stockholders who own odd lots (less than 1,000 shares) of common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting sales. If Volato effects the reverse stock split, the resulting per-share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of the Volato Common Stock may not improve.

Effect of the Reverse Stock Split

As of the effective time of the reverse stock split, Volato would also adjust and proportionately decrease the number of shares of common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire Volato Common Stock. In addition, as of the effective time of the reverse stock split, Volato would adjust and proportionately decrease the total number of shares of common stock that may be the subject of the future grants under Volato’s equity plans.

The reverse stock split would be effected simultaneously for all outstanding shares of Volato Common Stock. The reverse stock split would affect all stockholders uniformly and would not change any stockholder’s percentage ownership interest in Volato, except for minor adjustment due to the treatment of fractional shares, as described below. The reverse stock split would not change the terms of Volato Common Stock. The reverse stock split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Following the reverse stock split, Volato would continue to be subject to the periodic reporting requirements of the Exchange Act.

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If the Volato Board does not implement the reverse stock split within 12 months following the date of stockholder approval of this reverse stock split proposal, the authority granted in this proposal to implement the reverse stock split would terminate.

Maintenance of Ownership Percentage. If the reverse stock split is approved and effected, each stockholder will own a reduced number of shares of Volato Common Stock. This would affect all of the Volato stockholders uniformly and would not affect any stockholder’s percentage ownership in Volato, except to the extent that the reverse stock split results in a stockholder owning a fractional share, as described below. The number of stockholders of record would not be affected by the reverse stock split.

Voting Rights. Proportionate voting rights and other rights of the Volato stockholders would not be affected by the reverse stock split, subject to the limitations and qualifications set forth in this discussion and to the note below regarding the receipt of an additional fraction of a share. For example, a holder of 1% of the voting power of the outstanding shares of Volato Common Stock immediately prior to the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of Volato Common Stock after the reverse stock split, regardless of the exchange ratio chosen by the Volato Board.

Effects of the Reverse Stock Split on Outstanding Equity Awards. If the reverse stock split is effected, the terms of equity awards under Volato’s incentive plans, including the per share exercise price of options and the number of shares issuable under outstanding awards, will be converted on the effective date of the reverse stock split in proportion to the reverse split ratio of the reverse stock split (subject to adjustment for fractional interests). The compensation committee of the Volato Board must approve such adjustments, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive on all participants of Volato’s incentive plans. In addition, the total number of shares of Volato Common Stock that may be the subject of future grants under Volato’s incentive plans will be adjusted and proportionately decreased as a result of the reverse stock split.

Procedure for Effecting the Reverse Stock Split

If Volato’s stockholders approve the reverse stock split, and if the Volato Board still believes that a reverse stock split is in the best interests of Volato and its stockholders, the Volato Board will determine the ratio of the reverse stock split to be implemented and Volato will publicly announce the ratio selected by the Volato Board and file the certificate of amendment effecting the reverse stock split with the Secretary of State of the State of Delaware. Any amendment to effect the reverse stock split will include the reverse stock split ratio fixed by the Volato Board, within the range approved by the Volato stockholders.

The combination of, and reduction in, the number of shares of Volato Common Stock as a result of the reverse stock split will occur automatically and without any action on the part of Volato’s stockholders at the date and time set forth in the amendment to effect the reverse stock split following filing with the Secretary of State of the State of Delaware (the “Reverse Split Effective Time”). As soon as practicable after the Reverse Split Effective Time, Volato’s transfer agent, acting as Volato’s “exchange agent” for purposes of implementing the exchange of stock certificates, will provide each stockholder of record a transmittal form accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing Volato Common Stock prior to the reverse stock split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of Volato Common Stock that they hold as a result of the reverse stock split. New certificates will not be issued to a stockholder until the stockholder has surrendered his or her outstanding certificates and submitted the properly completed and executed transmittal form to the exchange agent. If your shares are held in street name at a brokerage firm or financial institution, Volato intends to treat you in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to implement the exchange of shares required by the combination resulting from the reverse stock split for their beneficial holders holding common stock in street name. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing substitution of certificates, or book entries, representing the former number shares of common stock for certificates, or book entries, representing the reduced number of shares resulting from the combination. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, Volato encourages you to contact your bank, broker or nominee.

Any stockholder whose stock certificate has been lost, destroyed or stolen will be entitled to a new stock certificate only after complying with the requirements that Volato and Volato’s transfer agent customarily apply in connection with replacing lost, stolen or destroyed stock certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any old certificate, except that if any new certificate is to be issued in a name other than that in which the old stock certificates are registered, it will be a condition of such issuance that (i) the person requesting such issuance must pay to Volato any applicable transfer taxes or establish to Volato’s satisfaction that such taxes have been paid or are not payable, (ii) the transfer complies with all applicable federal and state securities laws, and (iii) the surrendered stock certificate is properly endorsed and otherwise in proper form for transfer.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM VOLATO’S TRANSFER AGENT.

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Fractional Shares

No fractional shares will be issued in connection with the proposed reverse stock split. Instead, Volato will issue one full share of the post-reverse stock split common stock to any stockholder who would have been entitled to receive a fractional share of Volato Common Stock as a result of the proposed reverse stock split. Each holder of Volato Common Stock will hold the same percentage of the outstanding Volato Common Stock immediately following the proposed reverse stock split as that stockholder did immediately prior to the proposed reverse stock split, except for minor adjustment due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

No Appraisal Rights

No action is proposed herein for which the laws of the State of Delaware, or Volato’s governing documents, provide a right to the Volato stockholders to dissent and obtain appraisal of, or payment for, such stockholders’ capital stock.

Accounting Matters

The reverse stock split would not affect the par value of the Volato Common Stock per share, which would remain $0.0001 par value per share, while the number of outstanding shares of Volato Common Stock would decrease in accordance with the reverse stock split ratio selected by the Volato Board. As a result, as of the Reverse Split Effective Time, the stated capital attributable to Volato Common Stock on Volato’s balance sheet would decrease and the additional paid-in capital account on Volato’s balance sheet would increase by an offsetting amount. Following the reverse stock split, reported per share net income or loss would be higher because there would be fewer shares of Volato Common Stock outstanding and Volato would adjust historical per share amounts set forth in Volato’s future financial statements.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the proposed reverse stock split that are applicable to U.S. Holders (as defined below) of Volato Common Stock. This discussion does not purport to be a complete analysis of all potential tax consequences and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations, judicial decisions and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to holders of Volato Common Stock as described in this summary.

This discussion does not address all U.S. federal income tax consequences relevant to holders of Volato Common Stock. In addition, it does not address consequences relevant to holders of Volato Common Stock that are subject to particular U.S. or non-U.S. tax rules, including, without limitation, to holders of Volato Common Stock that are:

●	persons who do not hold Volato Common Stock as a “capital asset” within the meaning of Section 1221 of the Code;

●	brokers, dealers or traders in securities, banks, insurance companies, other financial institutions or mutual funds;

●	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

●	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

●	subject to the alternative minimum tax provisions of the Code;

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●	persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction or other integrated transaction;

●	persons that have a functional currency other than the U.S. dollar;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	persons who hold shares of the Company’s common stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

●	persons who acquired their shares of Volato Common Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Volato Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);

●	persons deemed to sell Volato Common Stock under the constructive sale provisions of the Code;

●	persons who acquired their shares of Volato Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

●	certain expatriates or former citizens or long-term residents of the United States.

Holders of Volato Common Stock subject to particular U.S. or non-U.S. tax rules, including those that are described in this paragraph, are urged to consult their own tax advisors regarding the consequences to them of the proposed reverse stock split.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds Volato Common Stock, the U.S. federal income tax treatment of a partner in the partnership or other pass-through entity will generally depend upon the status of the partner, the activities of the partnership or other pass-through entity and certain determinations made at the partner level. If you are a partner of a partnership or other pass-through entity holding Volato Common Stock, you should consult your tax advisors regarding the tax consequences of the proposed reverse stock split.

In addition, the following discussion does not address the tax consequences of the proposed reverse stock split under state, local and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed reverse stock split, whether or not they are in connection with the proposed reverse stock split.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

This discussion is limited to holders of Volato Common Stock that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Volato Common Stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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●	a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) is authorized or has the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Tax Consequences of the Proposed Reverse Stock Split

The proposed reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the proposed reverse stock split. A U.S. Holder’s aggregate adjusted tax basis in the shares of Volato Common Stock received pursuant to the proposed reverse stock split should equal the aggregate adjusted tax basis of the shares of Volato Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Volato Common Stock), and such U.S. Holder’s holding period in the shares of Volato Common Stock received should include the holding period in the shares of Volato Common Stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Volato Common Stock surrendered to the shares of Volato Common Stock received in a recapitalization pursuant to the proposed reverse stock split. U.S. Holders of shares of Volato Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon a reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Delaware of the certificate of amendment, even if the authority to effect a reverse stock split has been approved by our stockholders. By voting in favor of a reverse stock split, you are also authorizing the Volato Board to delay, not to proceed with, and abandon, a reverse stock split if it should so decide, in its sole discretion, that such action is in the best interests of Volato and the stockholders.

Vote Required

Approval of the Reverse Stock Split Proposal requires the affirmative vote of a majority of the votes cast by the holders of Volato Common Stock represented in person, online or by proxy and entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal. This proposal is conditioned upon the approval of the Required Proposals.

Recommendation of the Volato Board

THE VOLATO BOARD UNANIMOUSLY RECOMMENDS THAT VOLATO STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

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THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Volato Board to adjourn the Special Meeting to a later date or dates, at the determination of the Volato Board. The Adjournment Proposal will only be presented to Volato stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for or otherwise in connection with, the approval of any of the proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Volato’s stockholders, the Volato Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for or otherwise in connection with, the approval of the Required Proposals or any other proposal.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of Volato Common Stock represented in person, online or by proxy and entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Recommendation of the Volato Board

THE VOLATO BOARD UNANIMOUSLY RECOMMENDS THAT VOLATO STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended, and presents the combination of the historical financial information of Volato and M2i Global adjusted to give effect to the Merger and certain other related transactions as well as, with respect to the unaudited pro forma condensed consolidated balance sheet, material debt and equity transactions of Volato and M2i Global that took place subsequent to the balance sheet period presented. For purposes of discussion in this section, a one-for-fifteen reverse stock split of Volato Common Stock has been assumed herein. In connection with the Merger, holders of Volato Common Stock are being asked to approve an amendment to Volato’s charter that will implement a reverse stock split of the issued and outstanding shares of Volato Common Stock at a ratio not less than one-for-two and not greater than one-for-twenty five, with the final ratio to be decided by the Volato Board to enhance the ability of the Combined Company to meet the initial listing requirements of Nasdaq.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Merger and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with the following:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical audited financial statements of Volato as of and for the year ended December 31, 2025 and the related notes, included elsewhere in this proxy statement;

●	the historical audited consolidated financial statements of M2i Global as of and for the year ended November 30, 2025 and the related notes, included elsewhere in this proxy statement;

●	the sections titled “Volato Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “M2i Global Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement, including the Merger Agreement.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025

(Amounts in thousands)

	Volato (Historical)	M2i Global (Historical)	Transaction Accounting Adjustments		Combined Pro Forma
ASSETS
Current assets:
Cash	$4,698	$411	$-		$5,109
Accounts receivable, net	101	-	-		101
Contract assets, net	636	-	-		636
Deposits, current	70	-	-		70
Note receivable, current	206	-	-		206
Investment in M2i	1,197	-	(1,197)	A	-
Investment in flyExclusive	1,739		1,333	B	3,072
Aviation asset option	324		(324)	B	-
Prepaid expenses and other current assets	572	77	-		649
Current assets - discontinued operations	267	-	-		267
Total current assets	9,810	488	(188)		10,110

Property and equipment, net	323	-	(72)	C	251
Customer relationships	-	-	500	D	500
Developed technology	-	-	500	D	500
Trade name	-	-	200	D	200
Goodwill	-	-	2,495	E	2,495
Operating lease, right-of-use assets	128	-	-		128
Note receivable, non-current	1,693	-	-		1,693
Other assets	-	-	-		-
Total assets	$11,954	$488	$3,435		$15,877

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$3,394	$884	$867	F	$5,145
Aviation liability option			549	B	549
Dividend payable	1,637	-	-		1,637
Accounts payable and accrued liabilities - related party	-	1,863	-		1,863
Convertible notes, net	4,230	270	(4,500)	G	-
Derivative liability	-	381	(381)	G	-
Unissued stock liability	-	4,138	(4,138)	H	-
Operating lease liability	43	-	-		43
Customer deposits and deferred revenue	2,823	-	-		2,823
Current liabilities - discontinued operations	1,591	-	-		1,591
Total current liabilities	13,718	7,536	(7,603)		13,651

Operating lease liability, non-current	85	-	-		85
Total liabilities	$13,803	$7,536	$(7,603)		$13,736

Shareholders’ equity (deficit):
Common stock	$5	$713	$(717)	I	$1
Preferred stock	-	-	-		-
Additional paid-in capital	98,917	5,168	(88,326)	J	15,759
Treasury stock	-	(435)	-		(435)
Accumulated deficit	(100,771)	(12,494)	100,081	K	(13,184)
Total shareholders’ equity (deficit)	$(1,849)	$(7,048)	11,038		2,141
Total liabilities and shareholders’ equity (deficit)	$11,954	$488	$3,435		$15,877

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

(Amounts in thousands, except share data)

	Volato Historical	M2i Global Historical	Transaction Accounting Adjustments		Combined Pro Forma

Revenue	$78,559	$-	$-		$78,559

Costs and expenses:
Cost of revenue	63,871	-	(34)	AA	63,837
Selling, general and administrative	10,728	5,972	631	BB	17,331
Total costs and expenses	74,599	5,972	597		81,168

Operating income (loss)	3,960	(5,972)	(597)		(2,609)

Other income (expenses):
Other income, net	10,139	-	-		10,139
Other expense	(6,116)	-			(6,116)
Gain (loss) from change in fair value of financial instruments	(2,074)	(381)	2,455	CC	-
Interest expense, net	(4,848)	(139)	54	DD	(4,933)
Other income (expenses)	(2,899)	(520)	2,509		(910)

Income (loss) before provision for income taxes and discontinued operations	$1,061	$(6,492)	$1,912		$(3,519)
Provision for incomes taxes	207	-	-		207
Net income (loss) from continuing operations	$854	$(6,492)	$1,912		$(3,726)
Basic and diluted earnings per share
Net income (loss) per share from continuing operations- basic	$0.19	$(0.01)			$(0.40)
Weighted average shares outstanding- basic	4,386,829	647,803,506			9,372,291
Net income (loss) per share from continuing operations- diluted	$0.19	$(0.01)			$(0.40)
Weighted average shares outstanding- diluted	4,386,829	647,803,506			9,372,291

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

On July 28, 2025, Volato entered into an Agreement and Plan of Merger, as may be amended from time to time (the “Merger Agreement”) with Volato Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Volato (“Merger Sub”), and M2i Global. Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the consummation of the Merger, (i) Merger Sub will merge with M2i Global (the “Merger”) and (ii) the Merger Sub will cease to exist with M2i Global continuing as the Surviving Corporation in the Merger and becoming a wholly-owned subsidiary of Volato.

In the Merger, each share of M2i Global Capital Stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive Volato Common Stock. At the Closing, the total converted M2i Global Capital Stock will represent 85% of the Volato Common Stock on an as converted and fully diluted basis. This will include the outstanding M2i Global convertible note, which is expected to convert at the Closing, as well as the Volato convertible notes which are expected to be converted into Volato Common Stock.

The Merger will be accounted for as a reverse acquisition under the acquisition method of accounting for business combinations pursuant to the provisions of ASC 805. M2i Global was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Legacy M2i Global shareholders will obtain a controlling financial interest in the combined entity;

●	Legacy M2i Global shareholders will have the ability to control the composition of the Board by electing 5 of the 7 Board members;

●	Legacy M2i Global shareholders will hold majority (approximately 85%) of the combined entity’s outstanding voting interests; and

●	Majority of the combined entity’s management will consist of legacy M2i Global management.

Under the reverse acquisition model, the business combination will be treated as M2i Global issuing equity for the equity of Volato. Under this method of accounting, M2i Global’s assets and liabilities are measured at their historical carrying values and Volato will be treated as the “acquired” company for financial reporting purposes where M2i Global will measure and recognize Volato’s assets and liabilities under the acquisition method of accounting.

Under the acquisition method of accounting, the estimated purchase price will be allocated to Volato’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. Any excess of purchase price over the preliminary estimate of the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the preliminary fair values of identified intangible assets, certain other assets, and other assumed liabilities. Additionally, the final purchase price allocation will depend on a number of factors that cannot be predicted with certainty at this time. The final valuation may materially change the purchase price and the allocation of the purchase price, which could materially affect the fair values assigned to the assets, and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical audited condensed consolidated balance sheet of Volato as of December 31, 2025, and the historical audited consolidated balance sheet of M2i Global as of November 30, 2025, on a pro forma basis as if the Merger and related transactions had been consummated on December 31, 2025.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical audited consolidated statements of operations of Volato for the year ended December 31, 2025 and the historical audited consolidated statements of operations of M2i Global for the year ended November 30, 2025. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 is presented on a pro forma basis as if the Merger and related transactions had been consummated on January 1, 2025, the beginning of the earliest period presented.

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The unaudited pro forma condensed combined financial statements are intended to provide information about the impact of the Volato acquisition as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have an impact on post-combination Volato results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

The consummation of the Merger is subject to certain closing conditions, including, among other things, Volato having net debt of not more than $10.0 million at the closing and the approval of the listing of the Combined Company on Nasdaq. The net debt closing condition can be waived by M2i Global. While Volato expects that it will have less than $10.0 million in net debt, Volato currently does not have binding agreements or commitments which would result in Volato’s net debt not exceeding $10.0 million at closing. Accordingly, the unaudited pro forma condensed combined balance sheet reflects Volato having more than $10.0 million in net debt. The pro forma presentation herein assumes that M2i Global has agreed to waive the net debt closing condition and that a one-for-fifteen reverse stock split was effected, as the Merger could not otherwise be completed.

2.	Estimated Purchase Price

The preliminary estimated purchase price, which represents the consideration transferred to Volato stockholders in this reverse acquisition, is calculated based on the aggregate amount of Volato’s outstanding fully diluted common stock upon the closing of the Merger.

As of April 2, 2026, Volato had 17,677 options outstanding and 10,964 restricted stock units outstanding (1,178 options and 731 restricted stock units outstanding after giving effect to the assumed one-for-fifteen reverse stock split), all of which are expected to become fully vested upon closing of the Merger. For the purposes of the unaudited pro forma condensed combined financial statements presentation, the fair value of the restricted stock units was included in the measurement of consideration transferred and within the estimated number of shares of the combined company to be owned by Volato equity holders shown below. Based on management’s consideration of current facts and circumstances, including Volato’s current share price, the options being out of the money and Volato’s historical share-based compensation expense, the options and the fair value of such options did not have a material impact on the unaudited pro forma condensed financial information.

Volato also has 552,000 public warrants and 609,195 private placement warrants issued and outstanding, with an exercise price of $287.50 per warrant (36,800 public warrants and 40,613 private placement warrants with exercise price of $4,312.50 per warrant, after giving effect to the assumed one-for-fifteen reverse stock split). Based on management’s consideration of current facts and circumstances, including Volato’s current share price and the warrants being out of the money, the warrants and the fair value of such warrants did not have a material impact on the unaudited pro forma condensed financial information.

The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of $5.0 million, which consists of the value of shares of the combined company owned by Volato equity holders, after giving effect to the assumed one-for-fifteen reverse stock split of Volato Common Stock, as shown in the table below. Volato shareholders are expected to own approximately 15 percent of the outstanding shares in the Combined Company.

Amount
Estimated number of shares of the combined company to be owned by Volato equity holders (a)	1,404,676
Multiplied by the assumed price per share of Volato stock (b)	$3.59
Total preliminary estimated purchase price (in thousands)	$5,035

a)	Represents the number of shares of common stock of the Combined Company that Volato equity holders would own as of the closing of the Merger, after giving effect to the assumed one-for-fifteen reverse stock split of Volato Common Stock. This amount is calculated, for purposes of this unaudited pro forma condensed financial information, based on the following:

Shares
Shares of Volato Common Stock outstanding at December 31, 2025	634,052
Shares issued for convertible notes that converted in the first quarter of 2026	706,966
Shares issuable upon assumed conversion of Volato’s convertible debt to shares of Volato Common Stock (i)	59,694
Second quarter of 2026 ATM sales (ii)	3,233
RSU that fully vest on consummation of Merger	731
Total Volato shares assumed for merger consideration	1,404,676

(i)

The conversion shares for the remaining $0.2 million convertible debt are calculated based on the current contractual amount of $0.25 per share ($3.77 per share after giving effect to the assumed one-for-fifteen reverse stock split). The share count from these outstanding convertible notes will likely change once the contractual conversion price resets three months after the most recent reset date of January 17, 2026. Assuming the conversion price were to change based on the closing price of Volato Common Stock on April 2, 2026, the updated price per share would be $3.59, after giving effect to the assumed one-for-fifteen reverse stock split. This change would decrease the purchase price and goodwill by less than approximately $0.1 million as well as impact the earnings per share. Therefore, the assumed conversion of the remaining $0.2 million convertible debt reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual conversion will be when the transaction is completed.

(ii)	On March 27, 2026, Volato entered into an at-the-market (“ATM”) Sales Agreement with Curvature Securities, LLC under which the Company may sell up to $3.7 million of Class A common stock from time to time, subject to the terms of the agreement, and pay Curvature a commission of up to 3.0% on shares sold. The pro forma share presentation reflects the impact of share issuances under this agreement as of April 2, 2026.

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b)

The estimated purchase price was based on the closing price of Volato Common Stock on April 2, 2026, after giving effect to the assumed one-for-fifteen reverse stock split of Volato Common Stock. The actual purchase price will fluctuate until the effective date of the transaction. A 10% increase (decrease) to the Volato stock price would increase (decrease) the purchase price and goodwill by $0.5 million. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration will be when the transaction is completed.

3.	Preliminary Purchase Price Allocation

The allocation of the estimated preliminary purchase price with respect to the Merger is based upon management’s estimates of and assumptions related to the acquisition date fair value of assets to be acquired and liabilities to be assumed as of December 31, 2025, using currently available information. Most assets, liabilities, and consideration are measured at fair value in accordance with the principles of ASC 820. There are exceptions to ASC 820’s fair value measurement or recognition principle, including lease balances, contract asset and deferred revenue balances. Since the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on Volato’s financial position and results of operations may differ materially from the pro forma amounts included herein.

The preliminary allocation of the purchase price is as follows (in thousands):

Purchase price consideration		$5,036
Fair value of assets acquired:
Cash	$4,698
Accounts receivable	101
Contract assets	636
Note receivable	1,899
Deposits	70
Prepaid expenses and other current assets	572
Investment in flyExclusive	3,072
Current asset - discontinued operations	267
Property and equipment	251
Identifiable intangible assets:
Customer relationships	500
Developed Technology	500
Trade name	200
Operating lease, right-of-use assets	128
Total assets acquired	12,894
Fair value of liabilities assumed:
Accounts payable and accrued liabilities	3,625
Aviation option	549
Operating lease liability	128
Customer deposits and deferred revenue	2,823
Current liabilities - discontinued operations	1,591
Dividend payable	1,637
Total liabilities acquired	$10,353
Net assets acquired		2,541
Preliminary pro forma Goodwill		$2,495

Working capital and tangible assets: Working capital accounts and property and equipment were valued at their respective carrying amounts because M2i Global believes that these amounts approximate the current fair values. Lease balances and deferred revenue balances are exceptions to ASC 820’s fair value measurement principle as these measured and recognized based on measurement and recognition principles in ASC 842 and ASC 606, respectively. Based on its preliminary assessment, M2i Global determined that the historical balances did not require adjustments and the carrying value of such assets and liabilities materially approximated the amounts which M2i Global would recognize, assuming that the Merger had been completed as of December 31, 2025.

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Identifiable intangible assets: As of the Effective Time of the Merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Amounts preliminarily allocated to identifiable intangibles may change significantly, which could result in a material change in amortization of acquired intangible assets, which is on a straight-line basis. The preliminary estimated useful lives of the identifiable intangible assets are as follows:

Useful Life
Developed Technology – Vaunt	8 years
Customer Relationships – Vaunt	7 years
Trade Name – Vaunt	9 years

The preliminary estimates of fair value and estimated useful lives will likely differ from final amounts Volato will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Any change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill. A 10% change in the valuation of intangible assets would result in a change to annual amortization expense of approximately less than $0.1 million, assuming an overall weighted-average useful life of 7.8 years.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the preliminary estimated purchase price expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Such goodwill is not deductible for tax purposes. Further, under GAAP, goodwill is not amortized but rather subject to an annual fair value impairment test.

4.	Accounting Policies

Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when confirmed, could have a material impact on the combined financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

5.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Article 11 of Regulation S-X allows for the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Volato has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma combined financial information.

Explanations of the adjustments to the unaudited condensed combined pro forma financial statements are as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet

(A) Represents the elimination of Volato’s intercompany investment in M2i Global Common Stock. Prior to the Merger, Volato held 16,000,000 shares of M2i Global Common Stock. Following the Merger, these shares constitute an intercompany investment within the combined company and are therefore eliminated in consolidation.

(B) Represents (i) the fair value of the flyExclusive, Inc. (“flyExclusive”) shares received to purchase certain unused intellectual property assets and therefore exercise a purchase option for $1.3 million and (ii) the revaluation of the remaining asset purchase option for a decrease of $0.9 million. The net aggregate impact of the investment and change in fair value of the asset option results in an increase in acquired identifiable net assets, therefore results in a decrease to goodwill.

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Volato entered into the Fifth Amendment to Aircraft Management Services Agreement with flyExclusive, Inc. (“flyExclusive”) subsequent to December 31, 2025 (herein referred to as the “Asset Purchase Agreement Amendment”). Pursuant to the Asset Purchase Agreement Amendment, flyExclusive was granted an option to acquire, at a later date, certain aviation assets for an aggregate purchase price of $2.0 million, payable in cash or shares of stock. Further, flyExclusive purchased a portion of the assets in exchange for $1.3 million shares of flyExclusive common stock. The impact of the transaction is included within the pro forma financial statements as it represents a significant non-recurring transaction.

The Aircraft Management Services Agreement, initially entered into on September 2, 2024, granted flyExclusive the right to cause Volato to merge with and into a wholly owned subsidiary of flyExclusive (the “flyExclusive Merger Option”).

As of the pro forma date, the remaining asset option for Vaunt assets is out of the money, and therefore the Vaunt asset option is in a liability position. This transaction was determined to be primarily for the benefit of pre-closing Volato and therefore, would not be recognized as post-combination expense by M2i Global.

(C) Represents the elimination of Volato’s historical net book value of website development costs and developed technology costs as the fair value is subsumed into the developed technology intangible assets.

(D) Reflects the preliminary fair value of intangible assets acquired, comprised of the following (in thousands):

Intangible Asset	Amount
Customer relationships	$500
Developed technology	500
Trade name	200
Total	$1,200

(E) The preliminary goodwill adjustment of $2.5 million represents the recording of the excess of estimated aggregate Merger Consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed.

(F) Reflects the accrual of (i) approximately $0.9 million of total transaction expenses to be incurred by M2i Global of $0.7 million and Volato of $0.2 million, respectively, and (ii) the reversal of an immaterial amount of accrued interest payable associated with the M2i Global convertible notes.

Adjustments for M2i Global transaction expenses are reflected on the pro forma income statement for the year ended December 31, 2025 as the accounting acquirer’s expenses are recognized by the combined company. Volato’s transaction expenses were determined to be primarily for the benefit of pre-closing Volato and would not be recognized as post-combination expense by M2i Global. Accordingly, Volato’s transaction expenses are reflected as an increase in liabilities assumed but are excluded from the unaudited pro forma condensed combined statement of operations.

(G) Reflects the conversion of convertible notes into shares of Volato Common Stock. The adjustment reflects the elimination convertible notes outstanding as of December 31, 2025.

(in thousands)	Amount
Conversion of Volato convertible debt, outstanding as of December 31, 2025	$(4,230)
Conversion of M2i Global convertible debt, net	(270)
Conversion of M2i Global convertible debt, derivative liability (bifurcated conversion feature)	(381)
Total	$(4,881)

(H) Reflects the reversal of the liability for the issuance of unissued shares of M2i Global preferred stock. See note 5(J) for the corresponding adjustment to APIC.

(I) Represents the adjustment to reflect the removal of M2i Global par value, the assumed one-for-fifteen reverse stock split of Volato’s common stock, and the inclusion of the par value for all shares issued and outstanding upon consummation of the Merger.

(J) Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

Amount
Elimination of historical Volato additional paid-in capital	$(98,917)
Fair value of shares held by Volato stockholders (See note 2)	5,036
Conversion of M2i Global convertible notes (1)	705
Corresponding adjustment to par value for the assumed one-for-fifteen reverse stock split of Volato’s common stock and total shares issued and outstanding upon consummation of the Merger	712
Corresponding adjustment to additional paid-in capital for issuance, and subsequent conversion of M2i Preferred Stock (2)	4,138
Total	$(88,326)

(1)	Inclusive of an immaterial amount of accrued interest payable, as discussed in note 5(F).
(2)	See note 5 (H) for details.

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(K) Reflects the elimination of the historical accumulated deficit of Volato in connection with the reverse acquisition of $100.8 million and the cumulative catch-up expense adjustment for M2i Global’s transaction cost of $0.7 million with the corresponding adjustment to accounts payable and accrued liabilities, reflected in note 5(F).

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of operations

(AA) Reflects the change in amortization expense in Cost of Revenue due to the fair value adjustment, and change in useful life, of certain intangible assets.

For the year ended
December 31, 2025
Reversal of historical amortization related to Website Costs	$(97)
Amortization of the fair value of Developed Technology	63
Total Cost of revenue Pro Forma Adjustments	$(34)

(BB) Reflects the following changes in Selling, general and administrative expenses:

For the year ended
December 31, 2025
Reversal of historical amortization related to Developed Technology	$(153)
Amortization of the fair value of Customer Relationships	94
Non-recurring transaction costs incurred by M2i Global	690
Total Selling, general, and administrative Pro Forma Adjustments	$631

(CC) Reflects the elimination of the historical statement of operations impact of the change in the fair value of Volato’s convertible notes and the change in fair value of the derivative liability associated with the M2i Global convertible notes.

(DD) Reflects the elimination of interest expense related to M2i Global’s debt that is expected to be converted at Closing.

6.	Income Tax-Related Pro Forma Adjustments:

The combined company’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes will be subject to limitations. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through rules) increases by more than 50 percentage points over such stockholder’s lowest percentage ownership during the testing period (generally three years). In addition, the combination of two companies may also cause the ability for certain valuation allowances associated with one of the companies to no longer be necessary because on a combined basis, there may be new sources of future taxable income to support the reversal of pre-existing valuation allowances.

Currently, no adjustment to the unaudited pro forma condensed combined financial statements has been made as it relates to either limitations the combined company might incur under Section 382 of the Code or ASC 740 or decreases to pre-existing valuation allowances.

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7.	Earnings (loss) Per Share:

Represents earnings (loss) per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Merger. The calculation of weighted average shares outstanding for basic and diluted earnings (loss) per share assumes the shares issued in connection with the Merger have been outstanding for the entire periods presented.

The table below presents the components of the pro forma earnings (loss) per share calculation after giving effect to the assumed one-for-fifteen reverse stock split of Volato Common Stock (in thousands, except share and per share data):

For the year ended December 31, 2025
Pro forma net income (loss)	$(3,726)
Basic and Diluted
Weighted average shares outstanding	9,372,291
Net income (loss) per share	$(0.40)

a)

The following summarizes the number of shares of common stock outstanding on for the year ended December 31, 2025, assuming the Merger and the assumed one-for-fifteen reverse stock split had been completed as of January 1, 2025:

Outstanding Shares
Shares of Volato Common Stock outstanding at December 31, 2025	634,052
Shares issued for convertible notes that converted in the first quarter of 2026	706,966
Shares issuable upon conversion of Volato’s outstanding convertible debt	59,694
Second quarter of 2026 ATM sales	3,233
Vesting of Volato’s restricted stock units	731
Shares of Volato Common Stock issuable to M2i Global stockholders	7,967,614
Total weighted average shares outstanding	9,372,290

The following potential outstanding securities, after giving effect to the assumed one-for-fifteen reverse stock split, were excluded from the computation of pro forma earnings (loss) per share, basic and diluted, because their effect would have been anti-dilutive.

Excluded Shares
Public warrants	36,800
Private warrants	40,613
Stock options outstanding	1,178
Total excluded securities	78,591

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VOLATO BUSINESS

Overview

Volato is an aviation technology company that connects travelers to private, on-demand flight access and develops proprietary software platforms for enterprise and operational applications. Historically, we generated revenue through our aircraft ownership program, a focused commercial strategy that included deposit products, charter flights, and aircraft management services. Our aviation experience led to the development of proprietary software products and applications, including “Mission Control,” “Vaunt,” and “Parslee.” Mission Control is an internal operations platform that supports the management of fractional ownership, charter, and related aviation services. Vaunt is an experiential private aviation platform that connects travelers to private, empty leg flights and is our primary revenue-generating business. During the fiscal year ended December 31, 2024, we began to generate revenue through the Vaunt platform. Additionally, Vaunt has surpassed 190,000 app downloads and completed 1,145 flights in 2025, reinforcing its role as a key growth driver for Volato. Parslee is an enterprise AI platform that deploys autonomous agents within Microsoft 365 environments to automate workflows, synthesize information across systems, and execute multi-step business processes; the platform includes optional deterministic document processing capabilities for applications requiring enhanced reliability and auditability, such as contract analysis and regulatory filings. During the third quarter of 2025, Parslee entered its first paying pilot programs with external customers. From time to time, we may also explore the potential development of other ancillary services or revenue-generating activities. With a commitment to advanced technology and customer-focused solutions, we are building scalable tools to elevate service quality and operational effectiveness in private aviation and enterprise software. Through its proposed merger with M2i Global, Inc., if consummated, Volato would expand into the critical minerals sector — leveraging its software expertise to bring greater transparency, traceability, and operational intelligence to supply chains essential for U.S. national security and advanced technologies.

Our History

We are a holding company for several wholly owned subsidiaries, including Volato, Inc., Fly Vaunt, LLC, Gulf Coast Aviation , LLC (f/k/a Gulf Coast Aviation, Inc.), Volato Merger Subsidiary, Inc., and Parslee, LLC. The Company’s primary operating subsidiary, Volato, Inc., was founded in January 2021. During 2021, Volato, Inc. entered the private jet charter and fractional ownership market with our Part 135 HondaJet ownership program, taking delivery of our first jet in August 2021 and completing our first Part 135 charter flight in October of 2021. In March 2022, we acquired Gulf Coast Aviation, Inc., owner of G C Aviation, Inc., a Texas entity and Part 135 air carrier certificate holder. In March 2022, we placed orders for four Gulfstream G280s for delivery in 2024 and 2025. In September 2022 we started internal development on our full suite Flight Management Software platform Mission Control, and on October 4, 2023, we announced the commercial launch of Vaunt, our proprietary consumer facing empty leg platform.

On August 1, 2023, Volato, Inc., PROOF Acquisition Corp. I (“PACI”), and a wholly owned subsidiary of PACI (“PACI Merger Sub”) entered into a Business Combination Agreement (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, on December 1, 2023, a business combination between PACI and Volato Inc. was effected through the merger of PACI Merger Sub with and into Volato Inc., with Volato Inc. surviving the merger as a wholly-owned subsidiary of PACI (the “Business Combination”). In connection with the consummation of the Business Combination, PACI changed its name to “Volato Group, Inc.”

After thoroughly reviewing off-the-shelf flight management systems, we found that none fully met the needs of private aviation operators. Consequently, in September 2022, we committed to developing proprietary solutions that address the operational, scheduling, and customer engagement challenges unique to the private aviation sector. This decision led to the creation of our two flagship platforms: Mission Control and Vaunt.

Mission Control, our proprietary flight management system, addresses the limitations of traditional third-party solutions by leveraging real-time data, advanced automation, and a user-centric design, which collectively streamline complex workflows, improve fleet utilization, and enhance operational efficiency. Developed from the ground up, Mission Control was designed to be both scalable and adaptable to the evolving needs of the private aviation industry.

Vaunt, our customer platform, offers a subscription service for affordable private flights, giving members access to empty-leg flights while also optimizing fleet usage. Through Vaunt, we are able to reach a broader demographic of spontaneous travelers, who benefit from on-demand private travel without incurring the full costs typically associated with the sector. Since its introduction, Vaunt has quickly gained traction in the market, demonstrating strong consumer demand with over $1.5 million in annual recurring revenue (ARR) and a growing user base.

In September 2024, we announced an agreement with flyExclusive, Inc. (“flyExclusive”), a leading provider of private jet charter services, to transition the management of our aircraft ownership program fleet operations to flyExclusive. This move brought substantial cost savings and provided Volato with the opportunity to focus on its high-growth areas, including aircraft sales and proprietary software. We continued to take delivery of new aircraft. We benefited from the margins on aircraft sales without the burden of operational costs, while also generating revenue from our proprietary software, including the Vaunt platform, our successful empty leg consumer app. In the fourth quarter of 2024, we transferred our aircraft lease agreements to flyExclusive and we have no further obligations under the aircraft lease agreements.

On October 1, 2025, the Company entered into a Fourth Amendment (the “Amendment”) to Aircraft Management Services Agreement (as amended the “Agreement”) with flyExclusive to bring the Agreement in line with Company’s anticipated shift in operations, new business directives, and to better accommodate the proposed Merger with M2i Global. The Amendment served to, (i) modify the term of the Agreement; (ii) grant flyExclusive, subject to certain terms and conditions, the right to purchase certain aviation-related assets from the Company and assume certain obligations of the Company (the “flyExclusive Asset Option”); (iii) grant the Company, subject to certain terms and conditions, the right to sell certain aviation-related assets to flyExclusive and assign certain obligations of the Company to flyExclusive (the “Company Asset Option,” and collectively with the flyExclusive Asset Option, the “Asset Options”); (iv) obligate flyExclusive to pay the Company $100,000 upon execution of the Amendment as settlement of net payables owed by flyExclusive to the Company under the terms of the Agreement (the “Net Payables Obligation”); and (v) modify the material terms of flyExclusive’s right to cause the Company to merge with and into a wholly owned subsidiary of flyExclusive (the “flyExclusive Merger Option”), including that the flyExclusive Merger Option is to be only exercisable in the event that the Company and M2i Global terminate the Merger Agreement. The purchase price for the Asset Options and the Net Payables Obligations may be paid by flyExclusive in cash or shares of flyExclusive Class A common stock, at the sole discretion of flyExclusive. flyExclusive elected to pay the Net Payables Obligation by issuing the Company 20,576 shares of Class A common stock.

As consideration for the execution of the Amendment, flyExclusive agreed to pay $2,000,000 to the Company, in cash or shares of flyExclusive Class A common stock, in exchange for the right to receive either (i) the net proceeds that the Company receives from the sale of a certain G280 aircraft, which is expected to be delivered to the Company pursuant to an existing agreement (the “G280 Agreement”) with Gulfstream Aerospace Corporation (“Gulfstream”), or (ii) if, and only if, Gulfstream provides written consent, assignment of the G280 Agreement from the Company to flyExclusive subject to the execution of an asset purchase agreement relating solely to the transfer of the G280 Agreement. flyExclusive elected to pay all of the $2,000,000 in shares of its Class A common stock and issued an aggregate of 411,523 shares of its Class A common stock to the Company.

On March 6, 2026, the Company signed amendment number five to the Agreement with flyExclusive, pursuant to which the Company sold certain unused intellectual property assets for $1.3 million payable in cash or shares of flyExclusive’s Class A common stock. Such assets represent a portion of the total assets which were anticipated to be sold under one of the Asset Options as described above. Following the sale of the intellectual property assets pursuant to the fifth amendment, there is $700,000 in remaining assets that may be sold to flyExclusive under the terms of the Agreement, as amended.

On March 20, 2025 we sold our former subsidiary, GC Aviation, Inc., which holds the FAA Part 135 certificate, for $2.0 million, of which $1.8 million was a note receivable.

On July 28, 2025, we entered into the Merger Agreement with Merger Sub, and M2i Global, pursuant to which Merger Sub will merge with and into M2i Global, with M2i Global surviving the Merger as a wholly-owned subsidiary of Volato. The Merger is subject to approval by each company’s stockholders and other customary closing conditions. Upon consummation of the Merger, it is currently expected that M2i Global’s stockholders will own approximately 85% of the Combined Company.

In September 2025, we launched Parslee, an enterprise AI based software platform for Microsoft 365 that combines document intelligence with autonomous workflow agents and entered our first paying pilot programs with external customers.

The private aviation industry, historically under-innovated, faces challenges in asset utilization, operational complexity, and customer service. Volato’s software offerings are built to address these challenges directly, establishing Volato as a knowledgeable innovator in aviation software. Our approach positions us to meet increasing demand for streamlined, scalable, and customer-centric solutions, setting a new standard in private aviation technology and unlocking additional value across the sector.

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Mission Control: Addressing Operational Challenges in Private Aviation

The private aviation industry faces unique operational challenges, particularly for Part 135 operators who must manage complex scheduling, crew assignments, and customer engagement processes while ensuring regulatory compliance. Traditional third-party software solutions in the market have proven inadequate for meeting these specific needs, often requiring significant customization or workarounds that add complexity and inefficiency.

Mission Control, a cloud-based software, was developed by Volato as a direct response to these challenges, experienced firsthand as a flight operator. Our proprietary, cloud-based software provides a robust, API-first solution for Part 135 operators, streamlining critical functions across flight scheduling, customer relationship management (CRM), crew management, and more. Mission Control not only addresses operational needs but also enhances data transparency and customer engagement, positioning Volato as an innovative leader in aviation technology.

Mission Control Key Modules

Mission Control centralizes and automates a wide range of workflows, allowing operators to reduce operational overhead and improve service quality. The platform is organized into several key modules:

1.	Flight Scheduling and Optimization: Mission Control allows operators to manage and adjust schedules in real-time. The system’s Fast Feasibility and Disruption Cost modules enable rapid adjustments for unexpected changes, such as Aircraft on Ground (AOG) situations, with options for both optimized packing and maximum resilience in case of recovery needs.

Figure: Mission Control Flight Scheduling	Figure: Mission Control Flight Optimization

2.	Integrated Crew Management: Mission Control offers tools to manage crew assignments, duty logs, scheduling, and compliance. The platform tracks pilot qualifications, duty times, and crew preferences, making it easy for operators to ensure that the right personnel are assigned to each flight. The Crew App supports pilots in logging trips, submitting duty data, and receiving updated itineraries, all from a mobile interface.

3.	Omnichannel Communications: Mission Control’s omnichannel communication system consolidates customer interactions across email, SMS, in-app messaging, automated calls, and recorded calls. Each flight is assigned a unique service ticket, consolidating and tracking all relevant communication for easy access by team members. This feature enhances service consistency, reduces response times, and improves the overall customer experience.

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4.

Real-Time Analytics and Dashboards: Mission Control provides operators with comprehensive KPI and daily dashboards that offer real-time insights into key operational metrics. Mission Control offers operators real-time dashboards with insights into key metrics, from fleet performance to customer satisfaction. These dashboards enable data-driven decision-making at every level of the organization. Aggregate Net Promoter Score (NPS) results, gathered post-flight, are visible to the entire team, fostering a culture of continuous improvement.

Figure: Mission Control Aircraft Dashboard

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5.

Sales and Customer Engagement Tools: Mission Control includes built-in CRM tools for managing customer contacts, owner programs, and referral incentives. Through features like JetQuote and Pocket Sales Calculator, operators can provide instant quotes, generate contracts, and capture e-signatures. This suite of tools enables operators to deliver streamlined sales and service processes, enhancing customer engagement and conversion rates.

Figure: Our proprietary instant-pricing system and e-signature platform reduces overhead while providing customers with improved service.

Figure: Signed contracts are assigned a service ticket and moved into the Omnichannel client communications module where all customer and intra-company interactions pertaining to the trip are recorded and accessible from one place.

6.	Third-Party Integrations: To further enhance operational efficiency, Mission Control integrates seamlessly with industry-standard platforms, such as Schedaero, ForeFlight, FuelerLinx, and QuickBooks, as well as general-purpose tools like Microsoft Teams. These integrations ensure real-time data synchronization across systems, enabling operators to manage tasks and data from a single interface.

Mission Control Commercialization Strategy

With flyExclusive, a top Part 135 operator, onboarded as the first third-party user, Mission Control has launched as a commercial solution for other operators. Our goal is to address widespread gaps in the aviation software market, offering a platform tailored to the unique requirements of Part 135 operators while leveraging our proven, scalable solution.

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Mission Control is designed for Part 135 operators, of all sizes. Ideal customers are operators seeking to enhance operational efficiency, improve customer satisfaction, and reduce costs associated with scheduling, crew management, and customer communications. Mission Control directly addresses industry-specific needs with an integrated, customizable solution, positioning it as a strong alternative to standard aviation software.

Volato’s flexible subscription model allows operators to benefit from enhanced customer engagement, operational tools, and data transparency. By enabling third-party operators to leverage this platform, Volato aims to set a new standard in private aviation software, increasing the availability of optimized operational solutions across the industry.

Vaunt Platform

Empty Leg Industry Background

The private aviation industry produces a large number of empty leg repositioning flights, with empty leg percentages for floating fleet operators typically ranging between 30-40% of all flight activity. This represents significant inefficiency and lost revenue opportunities.

Operators have traditionally tried to sell these empty legs. However, successfully marketing these flights to traditional private aviation customers has been challenging, as they prioritize the flexibility of flying on their own schedules, rather than flying at a discount on pre-set routes and times generated from someone else’s flight schedule.

Vaunt: Realizing Revenue and Expanding Access

We believe that an opportunity exists to match empty legs with a different customer segment under a different business model, by marketing them to a different segment of customers who private aviation has traditionally ignored. Vaunt addresses this inefficiency by providing a platform that attracts a broader, under-targeted market segment, presenting affordable access to private aviation while helping operators capitalize on idle inventory.

How Vaunt Works

Vaunt is intended to make it easy and affordable through a proprietary platform and mobile apps for spontaneous and frequent travelers to have a chance to fly private while addressing this empty-leg issue. Vaunt members pay an annual membership fee and have access to the listed flights, at no additional cost to fly.

Vaunt aggregates empty leg flights from Part 135 operators and lists this flight inventory typically 2-5 days before the scheduled flight departure in its Apple iOS and Android mobile apps. Users who have downloaded the app are able to review these flights. Vaunt’s paid members can join the waitlist for flights, if they are placed first on the waitlist when the flight closes they are offered the flight, if they decline, the flight is offered to the next inline member. Members secure the entire aircraft on their flights, allowing them to bring other passengers and pets at no additional cost, providing an experience that mirrors private aviation exclusivity.

Vaunt uses a proprietary algorithm to determine waitlist priority, calculated using several variables, including but not limited to referrals, prior flight no-shows, and the length of time since your last Vaunt flight.

As part of an annual Vaunt Membership members can purchase one “Priority Upgrade” per subscription cycle. A Priority Upgrade allows you to jump to the top of the waitlist and secure the #1 position, guaranteeing the member top spot for the flight. If two members wish to use their Priority Upgrade on the same flight, the first member to purchase and use theirs has the priority.

Vaunt Expansion Strategy

To further expand its platform and fleet offerings, Vaunt seeks to onboard additional Part 135 operators to the Vaunt platform enabling them to gain value and monetize the sunk costs associated with empty leg flights. Vaunt provides these operators with access to its established customer base and technology, offering a revenue-sharing subscription model as an incentive to list their flight inventory on Vaunt’s platform.

Through these operator relationships, Vaunt aims to grow its inventory, deliver greater flight variety and availability for members, and further establish itself as the leading platform for affordable private aviation access.

Parslee

Parslee is an enterprise AI platform. The platform’s offerings include Parslee Core, an LLM-based product featuring Parslee’s orchestration-layer Knowledge Base, which provides customer-specific context to large language models, with Microsoft 365 integrations for calendar and email. The platform also includes domain-specific AI employees (“AI Employees”), LLM-enabled agents which execute workflows and manage multi-step business processes within Microsoft 365 enterprise environments. Organizational Document Intelligence, a structured deterministic preprocessing layer for complex documents such as contracts and regulatory filings, is available as an optional platform enhancement. All current Parslee products are in beta. Parslee entered its first paying pilot programs with external customers in the third quarter of 2025.

Key features of Parslee include:

●	Parslee Core – LLM-based product with Knowledge Base context layer and Microsoft 365 calendar and email integration.

●	AI Employees – domain-specific task capabilities, autonomous execution of approved workflows, and multi-step process management within enterprise environments.

●	Knowledge Base – per-customer contextual data layer for large language models, managed within Parslee’s orchestration layer.

●	Enterprise Integration – supports Microsoft 365 including SharePoint, OneDrive, Outlook, Teams, and Microsoft applications such as Word, Excel, and Planner.

●	Organizational Document Intelligence (optional) – structured preprocessing of complex documents for use with large language models, with tracking of result origins for compliance purposes.

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Privacy and Data Protection

Compliance with laws governing the collection, use, transfer, security, storage, destruction, and other processing of personally identifiable information and other data relating to individuals is important for our business. As our technology platform is an integral part of our operations, adherence to federal, state, local, municipal, and foreign laws and regulations, as well as industry standards, is necessary to enhance the user experience of our mobile application and marketing site relevant to our business.

We receive, collect, store, process, transmit, share, and use personal information, and other customer data, including health information. We also rely on third parties to manage certain aspects of these operations and to receive, collect, store, process, transmit, share, and use such personal information, including payment information. The collection, storage, processing, sharing, use, retention, and security of this information are governed by various laws and regulations.

Certain of our products, including Parslee, transmit customer data to third-party large language model providers for processing. We rely on contractual and technical safeguards to protect customer data in connection with these services, and we select providers whose data handling practices are consistent with applicable privacy requirements. However, our ability to protect such data is dependent in part on the practices and policies of these third-party providers.

The California Consumer Privacy Act (“CCPA”) establishes a privacy framework for covered businesses regarding data privacy rights for California residents. Compliance with the CCPA is necessary for businesses to provide certain disclosures to California residents, respond to their requests for disclosures regarding their personal information, and offer them the right to opt out of sales of personal information. The CCPA also provides for severe statutory damages for noncompliance and private rights of action for certain breaches of personal information resulting from a covered business’s failure to implement reasonable security procedures and practices. Furthermore, the California Privacy Rights Act, which took effect on January 1, 2023, expands California residents’ rights under the CCPA.

Given that we collect personal information from California residents through the air transportation services we have offered in California in the past and direct marketing to California residents for those services, as well as our plans to offer future services in California, we believe that we are subject to compliance with California’s privacy laws.

Employees

Our employees are central to our and our customers’ success. As of April 2, 2026, we have 13 full time employees and no part-time employees. All full-time employees are located within the United States and fulfill a range of roles in corporate functions.

To date, we have not experienced any work stoppages. Furthermore, none of our employees are currently represented by a labor organization or subject to collective bargaining agreements. Our human capital objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees and consultants through the granting of stock-based compensation awards.

Facilities

We are a remote-first company, founded during the COVID-19 crisis. All our facilities are located on land that is leased from third parties. We believe that these facilities meet our current and future anticipated needs.

Intellectual Property

Safeguarding our proprietary technology and other intellectual property is important for our business. We employ a combination of strategies, including trademarks, contractual commitments and security procedures to protect our intellectual property. We require our employees and relevant consultants to sign confidentiality agreements and certain third parties to sign nondisclosure agreements. We routinely evaluate our technology development initiatives and branding strategy to identify potential new intellectual property. We have U.S. trademarks for “Volato” and “Vaunt” word marks and the Dragonfly design mark. We have a pending U.S. trademark application for the “Parslee” word mark.

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Presently, we own the Internet domains “flyvolato.com”, “flyvaunt.com”, and “Parslee.ai”. The regulation of domain names in the United States is subject to change, and regulatory authorities may create additional top-level domains, appoint additional domain name registrars, or change the prerequisites for holding domain names. As a result, we may not be able to acquire or maintain all domain names that incorporate the name “Volato”, “Vaunt” or “Parslee” or are otherwise relevant to or descriptive of our business.

Although software can be protected by copyright law, we have chosen to rely primarily on trade secret law to protect our proprietary software and have chosen not to register any copyrights in these works. In the United States, copyright law requires registration to bring a claim for infringement and to obtain certain types of remedies. However, even if we decide to register a copyright in our software to bring an infringement action, the remedies and damages available to us for unauthorized use of our software may be limited.

It is important to note that intellectual property laws, contractual commitments, and security procedures provide only limited protection, and our intellectual property rights may be challenged, invalidated, circumvented, infringed upon, or misappropriated. Furthermore, trade secrets, know-how, and other proprietary materials may be independently developed by our competitors or revealed to the public or our competitors, and may no longer provide protection for the related intellectual property.

Additionally, intellectual property laws vary from country to country, and we have not sought trademark registrations in every foreign jurisdiction in which we have or may operate. As a result, we may be unable to protect certain aspects of our brands or other intellectual property in other jurisdictions.

Legal Proceedings

From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

Available Information

Our Internet address is www.flyvolato.com. At our Investor Relations website, www.ir.flyvolato.com, we make available free of charge a variety of information for investors. The information on our websites is not, and shall not be deemed to be, part of this proxy statement/prospectus or incorporated into any other filings we make with the SEC, except as expressly set forth by specific reference in any such filings. All website addresses in this proxy statement/prospectus are intended to be inactive textual references only.

Our goal is to maintain the Investor Relations website as a portal through which investors can easily find or navigate to pertinent information about us, including:

●	Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file that material with or furnish it to the SEC at www.sec.gov.

●	Information on our business strategies, financial results, and metrics for investors.

●	Announcements of investor conferences, speeches, and events at which our executives talk about our product, service, and competitive strategies. Archives of these events are also available.

●	Press releases on quarterly earnings, product and service announcements, legal developments, and international news.

●	Corporate governance information including our governance guidelines, committee charters, codes of conduct and ethics, and other governance-related policies.

●	Other news and announcements that we may post from time to time that investors might find useful or interesting.

●	Opportunities to sign up for email alerts to have information pushed in real time.

In addition to our website, the public may read or copy any document we file with the SEC at the SEC’s website, www.sec.gov (File No. 001-41104). The information found on our websites is not part of, or incorporated by reference into, this or any other report we file with, or furnish to, the SEC. In addition to these channels, we use social media to communicate to the public. It is possible that the information we post on social media could be deemed to be material to investors. We encourage investors, the media, and others interested in Volato to review the information we post on the social media channels listed on our Investor Relations website.

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VOLATO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” and elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Volato Group, Inc.

Overview of Our Business

Our historical mission has been to provide our customers more time for the rest of their lives by providing convenient and high-quality travel by using the right aircraft for the mission and by developing proprietary technology designed to make the travel experience more seamless. Our revenue is generated through airplane sales and software-as-a-service subscriptions.

In September 2024, we entered into an agreement with flyExclusive, a leading provider of private jet charter services, to transition our aircraft ownership program fleet operations to flyExclusive. This move was intended to bring substantial cost savings and provide Volato with the opportunity to focus on what it believes to be its high-growth areas, including aircraft sales and products and services utilizing our proprietary software. Volato sought to benefit from the margins on aircraft sales without the burden of operational costs, while also generating revenue from its proprietary software, including the Vaunt platform, Volato’s empty leg consumer app. In the fourth quarter of 2024, we transferred the aircraft lease agreements to flyExclusive and have no further obligations under the aircraft lease agreements or control over such flight operations. Items related to our aircraft ownership program fleet operations are now included in discontinued operations.

Financial highlights for the year ended December 31, 2025 include:

●

We generated total revenue of $78.6 million, an increase of $39.5 million, or 101%, compared to the year ended December 31, 2024, primarily related to an increase in aircraft sales as we took delivery of three Gulfstream G280’s in 2025 (whereas we took delivery of one aircraft in 2024).

●

Operating income was $4.0 million compared to an operating loss of $8.6 million in 2024. Operating income was primarily the result of cost reductions implemented during 2024 that continued during 2025 together with the sale of three Gulfstream G280s during 2025.

●

Net income was $5.2 million compared to a net loss of $40.6 million in 2024. Net income in 2025 was primarily the result of settlements of member deposits, insider deposits and liabilities at a gain, that are reflected as “Other income, net” or “Net income from discontinued operations, net of taxes” in the statements of operations.

Recent Developments

On July 28, 2025, the Company entered into the Merger Agreement with Merger Sub and M2i Global, pursuant to which Merger Sub will merge with and into M2i Global, with M2i Global surviving the Merger as a wholly-owned subsidiary of Volato. The Merger is subject to approval by the Company’s stockholders and various other customary closing conditions. M2i Global’s business focuses on providing its partners with access to turnkey solutions, facilitating expanded business opportunities, securing offtake agreements, influencing strategic government policy, and engaging with aligned organizations and laboratories. M2i Global specializes in the development and execution of a complete global value supply chain for critical minerals, including the creation of a private critical minerals reserve. Upon consummation of the Merger it is currently expected that M2i Global’s stockholders will own approximately 85% of the Combined Company.

In July 2025, the Company began development of an enterprise AI “Artificial Intelligence” platform that deploys autonomous agents within Microsoft 365 environments to automate workflows, synthesize information across systems, and execute multi-step business processes; the platform includes optional deterministic document processing capabilities for applications requiring enhanced reliability and auditability, such as contract analysis and regulatory filings.

On October 16, 2025, pursuant to the Securities Purchase Agreement the Company issued a fourth tranche Convertible Note in the principal amount of $2.2 million for a purchase price of $2.0 million, representing an original issue discount of ten percent (10%). The Convertible Note matures on October 16, 2026.

On October 1, 2025, the Company entered into a Fourth Amendment (the “Amendment”) to Aircraft Management Services Agreement (as amended the “Agreement”) with flyExclusive to bring the Agreement in line with Company’s anticipated shift in operations, new business directives, and to better accommodate the proposed Merger with M2i Global. The Amendment served to, (i) modify the term of the Agreement; (ii) grant flyExclusive, subject to certain terms and conditions, the right to purchase certain aviation-related assets from the Company and assume certain obligations of the Company (the “flyExclusive Asset Option”); (iii) grant the Company, subject to certain terms and conditions, the right to sell certain aviation-related assets to flyExclusive and assign certain obligations of the Company to flyExclusive (the “Company Asset Option,” and collectively with the flyExclusive Asset Option, the “Asset Options”); (iv) obligate flyExclusive to pay the Company $100,000 upon execution of the Amendment as settlement of net payables owed by flyExclusive to the Company under the terms of the Agreement (the “Net Payables Obligation”); and (v) modify the material terms of flyExclusive’s right to cause the Company to merge with and into a wholly owned subsidiary of flyExclusive (the “flyExclusive Merger Option”), including that the flyExclusive Merger Option is to be only exercisable in the event that the Company and M2i Global terminate the Merger Agreement. The purchase price for the Asset Options and the Net Payables Obligations may be paid by flyExclusive in cash or shares of flyExclusive Class A common stock, at the sole discretion of flyExclusive. flyExclusive elected to pay the Net Payables Obligation by issuing the Company 20,576 shares of Class A common stock.

As consideration for the execution of the Amendment, flyExclusive agreed to pay $2,000,000 to the Company, in cash or shares of flyExclusive Class A common stock, in exchange for the right to receive either (i) the net proceeds that the Company receives from the sale of a certain G280 aircraft, which is expected to be delivered to the Company pursuant to an existing agreement (the “G280 Agreement”) with Gulfstream Aerospace Corporation (“Gulfstream”), or (ii) if, and only if, Gulfstream provides written consent, assignment of the G280 Agreement from the Company to flyExclusive subject to the execution of an asset purchase agreement relating solely to the transfer of the G280 Agreement. flyExclusive elected to pay all of the $2,000,000 in shares of its Class A common stock and issued an aggregate of 411,523 shares of its Class A common stock to the Company.

On March 6, 2026, the Company signed amendment number five to the Agreement with flyExclusive, pursuant to which the Company sold certain unused intellectual property assets for $1.3 million payable in cash or shares of flyExclusive’s Class A common stock. Such assets represent a portion of the total assets which were anticipated to be sold under one of the Asset Options as described above. Following the sale of the intellectual property assets pursuant to the fifth amendment, there is $700,000 in remaining assets that may be sold to flyExclusive under the terms of the Agreement, as amended.

On December 16, 2025 the Company announced a stock dividend of shares of flyExclusive stock to Volato shareholders of record as of December 26, 2025. The dividend was effected in January 2026.

Key Factors Affecting Results of Operations

We believe that the below key factors have affected our financial condition and results of operations and may continue to have a significant effect. In addition, upon closing the Merger our financial condition and results of operations will be impacted by those of M2i Global and its industry.

Airplane Sales

During 2024, we took delivery of one Gulfstream G280 aircraft, which was delivered and sold to a third party in the third quarter of 2024. In January 2025, we took delivery of one Gulfstream G280 aircraft, which was delivered and sold to a third party in February 2025. In April 2025, we took delivery of one Gulfstream G280 aircraft, which was delivered and sold to a third party in June 2025. We took delivery of the fourth Gulfstream G280 in October 2025 and sold to a third party in December 2025. We do not expect to take delivery of additional aircraft in 2026.

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Costs and Expense Management

In 2022 and 2023, we invested in the core business systems, processes and people required to safely operate a growing, publicly traded private aviation company. In September 2024, we entered into an agreement with flyExclusive to transition our fleet operations to flyExclusive. This move resulted in substantial cost savings and provided us with the opportunity to focus on what we believe to be our high-growth areas, including aircraft sales and proprietary software. We have benefited from the margins on aircraft sales without the burden of operational costs, while also generating revenue from our proprietary software, including the Vaunt platform, our empty leg consumer app.

Economic Conditions

The private aviation industry is volatile and affected by economic cycles and trends. Our financial performance is susceptible to economically driven changes in demand for our Vaunt platform.. Historically, our cost structure and private aviation demand levels had been greatly impacted by the price of jet fuel, pilot salaries and availability, changes in government regulations, consumer confidence, safety concerns, and other factors.

Results of Operations

Comparison of twelve months ended December 31, 2025 and 2024

The following table sets forth our results of operations for the twelve months ended December 31, 2025 and 2024 (in thousands, except percentages):

	Twelve Months Ended December 31,		Change In
	2025	2024	$	%
Revenue	$78,559	$39,064	$39,495	101%

Costs and expenses:
Cost of revenue	63,871	32,181	31,690	98%
Selling, general and administrative	10,728	15,506	(4,778)	(31)%
Total costs and expenses	74,599	47,687	26,912	56%

Operating income (loss)	3,960	(8,623)	12,583	(146)%

Other income (expenses):
Other income, net	10,139	212	9,927	N/M
Other expense	(6,116)	—	(6,116)	N/M
Loss from change in fair value of financial instruments	(2,074)	(2,983)	909	(30)%
Loss on extinguishment of debt	—	(2,804)	2,804	N/M
Interest expense, net	(4,848)	(7,493)	2,645	(35)%
Other income (expenses), net	(2,899)	(13,068)	10,169	(78)%

Income (loss) before provision for income taxes and discontinued operations	1,061	(21,691)	22,752	(105)%
Provision for (benefit from) incomes taxes	207	(507)	714	N/M
Net income (loss) from continuing operations	854	(21,184)	22,038	(104)%
Net income (loss) from discontinued operations, net of taxes	4,319	(19,461)	23,780	(122)%
Net income (loss)	$5,173	$(40,645)	$45,818	(113)%

N/M - the percentage change is not meaningful

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Revenue

Revenue consists of the following (in thousands, except percentages):

	Twelve Months Ended December 31,		Change In
	2025	2024	$	%
Aircraft sales	$77,100	$38,150	$38,950	102%
Subscription	1,459	914	545	60%
Total	$78,559	$39,064	$39,495	101%

Revenue increased by $39.5 for the twelve months ended December 31, 2025, compared to the twelve months ended December 31, 2024. The increase in revenue was the result of an increase in aircraft sales of $39.0 million, as we took delivery of three aircraft during the year, and an increase in subscription based revenue of $0.5 million during the twelve months ended December 31, 2025 compared to the prior year period. The increase in subscription based revenues is attributable to our Vaunt platform which began to generate revenue during the 2024 fiscal year and continuing throughout 2025.

Cost of Revenue

Cost of revenue comprises expenses tied to the associated revenue streams: aircraft sales and subscription based revenue. Aircraft sales cost of revenue is the purchase price of the aircraft. Subscription cost include costs we incur related to our proprietary software, the Vaunt platform.

Cost of revenue consists of the following (in thousands, except percentages):

	Twelve Months Ended December 31,		Change In
	2025	2024	$	%
Aircraft sales	$63,365	$32,037	$31,328	98%
Subscription	506	145	361	249%
Total	$63,871	$32,182	$31,689	98%

Cost of revenue increased by $31.7 million for the twelve months ended December 31, 2025 compared to the twelve months ended December 31, 2024. The increase in cost of revenue was primarily a result of an increase in aircraft sales as we purchased and took delivery of three aircraft during the twelve months ended December 31, 2025.

Selling, general and administrative

Selling, general and administrative expenses decreased by $4.8 million for the twelve months ended December 31, 2025, compared to the twelve months ended December 31, 2024. The decrease in selling, general and administrative is primarily related to the cost savings initiatives implemented during 2024 and that continued through 2025.

Loss on change in fair value of financial instruments

For the twelve months ended December 31, 2025, the loss on change in fair value of financial instruments relates to the fair value adjustments on the 2024 Convertible Notes resulting in a non-cash loss of $1.5 million. The loss also includes a loss on the Investment in M2i Global share exchange of $0.9 million, a loss on the Investment of flyExclusive of $41 thousand offset by a gain on the fair value of the aviation asset of $0.3 million for the twelve months ended December 31, 2025.

For the twelve months ended December 31, 2024, the loss on change in fair value of $3.0 million was the result of the fair value adjustment on the Forward Purchase Agreement (as defined below). In July 2024, the Forward Purchase Agreement was terminated.

Interest Expense, Net

Interest expense, net primarily consists of interest related to our aircraft brokerage and services agreement with OgaraJets LLC and the pre-delivery payment agreement with SAC Leasing G280 LLC. Both agreements were terminated in 2025. Interest expense was offset by interest income on the note receivable related to our sale of GC Aviation, Inc. in March 2025.

Interest expense, net decreased $2.6 million during the twelve months ended December 31, 2025 compared to the twelve months ended December 31, 2024 primarily as a result of the interest related to the pre-delivery payment agreement with SAC Leasing G280 LLC in 2024.

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Liquidity and Capital Resources

Overview

Our principal sources of liquidity have historically consisted of financing activities, including proceeds from the issuance of stock, borrowings under our credit facilities, and proceeds from sales of debt and equity securities. We additionally generate revenue through aircraft sales and sales subscriptions to our software application. As of December 31, 2025, we had $4.7 million of cash and cash equivalents.

Our primary needs for liquidity are to fund working capital, debt service requirements, and for general corporate purposes.

We believe the primary factors that could affect our liquidity include whether the closing conditions under the Securities Purchase Agreement are met (or waived) such that we are able to issue one or more additional convertible notes under that arrangement, our ability to raise additional funds on favorable terms, the timing and extent of spending on software development and other growth initiatives, our ability to manage our expense, and overall economic conditions. To the extent that our current liquidity is insufficient to fund future activities, we will need to raise additional capital. We may attempt to raise additional capital through the sale of equity securities, through debt financing arrangements, or both. Raising additional capital by issuing equity securities will dilute the ownership of existing stockholders. The occurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. In the event that additional capital is required from outside sources, we may not be able to raise it on terms acceptable to us or at all.

Except for our 2025 fiscal year, we have historically incurred negative cash flows from operating activities and significant losses from operations. Management believes that its current cash position, along with proceeds from future debt and/or equity financings, when combined with prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at least one year from the date of this proxy statement/prospectus. There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital or debt on terms acceptable to the Company, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. These above matters raise substantial doubt about the Company’s ability to continue as a going concern.

Cash Flows for the Years Ended December 31, 2025 and 2024

The following table summarizes our cash flows for the twelve months ended December 31, 2025, and 2024 (in thousands):

	Twelve Months Ended December 31,
	2025	2024
Net cash provided by (used in) operating activities	$3,492	$(16,919)
Net cash used in investing activities	(8,076)	(115)
Net cash provided by financing activities	5,282	4,311
Net increase (decrease) in cash and restricted cash	$698	$(12,723)

Cash Flow from Operating Activities

Net cash used in operating activities for the twelve months ended December 31, 2025 was $3.5 million. The cash outflow from operating activities consisted of our net income of $5.2 million, non-cash items of $0.4 million, and a change in net operating assets and liabilities of $7.8 million. The change in net operating assets and liabilities was primarily a result of a decrease in prepaid and other current assets of $0.5 million, a decrease in accounts payable and accrued liabilities of $0.1 million offset by a decrease in deposits of $8.2 million and an increase in contract assets of $0.6 million. The change in net assets and liabilities for discontinued operations for the twelve months ended December 31, 2025 was $9.1 million.

Net cash used in operating activities for the twelve months ended December 31, 2024 was $16.9 million. The cash outflow from operating activities consisted of our net loss of $40.6 million, non-cash items of $6.8 million and a change in net operating assets and liabilities of $17.0 million. The increase in net operating assets and liabilities was primarily as a result of an increase in customer deposits and deferred revenue of $9.1 million, a decrease in aircraft deposits of $4.3 million and an increase in accounts payable and accrued liabilities of $2.8 million. The change in net assets and liabilities for discontinued operations for the twelve months ended December 31, 2024 was $100 thousand.

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Cash Flow from Investing Activities

Net cash used in investing activities for the twelve months ended December 31, 2025 was $8.1 million. The cash flow from investing activities consisted of the payoff of the G280 liability issued for the flyExclusive investment, the purchase of property and equipment, offset by the sale of property and equipment.

Net cash used in investing activities for the twelve months ended December 31, 2024 was $115 thousand. The cash flow from investing activities consisted primarily of the purchase of property and equipment.

Cash Flow from Financing Activities

Net cash provided by financing activities for the twelve months ended December 31, 2025 was $5.3 million. Cash flow provided by financing activities consisted of the proceeds from the issuance of convertible promissory notes totaling $6.0 million (as described in Notes 10) and $0.5 million from the proceeds of common stock issued in our at-the-market offering program, offset by the repayment on loans of $1.1 million.

Net cash used in financing activities for the twelve months ended December 31, 2024 was $4.3 million. Cash flow from financing activities consisted of proceeds of $8.1 million from the issuance of the term loan described in Note 11 and a convertible note. This was offset by the payments on debt of $3.9 million. The cash used in financing from discontinued operations was $0.1 million for the twelve months ended December 31, 2024.

Sources of Liquidity

To date, we have financed our operations primarily as a result of the 2023 business combination, sales of preferred stock, borrowings of long-term and short-term debt, loans and convertible notes. As of December 31, 2025, we had negative working capital of approximately $3.9 million and our primary source of liquidity was cash totaling $4.7 million. Based on our recent trends, we expect to fund our operations in 2026 from our cash on hand, cash from operations, one or more sales of convertible promissory notes in accordance with the Securities Purchase Agreement described in Note 2 and Note 10 to our unaudited financial statements and potentially additional sales of equity or debt securities (including potential sales of common stock in our at-the-market sales program described below). The Company believes it has the ability to generate and obtain enough cash to meet its obligations for the next 12 months.

The Company entered into the pre-delivery payment agreement on October 5, 2022, with SAC Leasing G280, LLC to obtain loans in the aggregate amount of $40.5 million for the purchase of four (4) Gulfstream G280 aircraft to be delivered in 2024 and 2025. The maturity date was the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC Leasing G280 LLC as collateral on this credit facility. In the third quarter of 2024, $9.0 million was repaid to SAC Leasing G280 LLC as a result of the delivery of the first Gulfstream G280. In the first quarter of 2025, an additional $19.5 million was repaid to SAC Leasing G280 LLC as a result of the delivery of the second Gulfstream G280 and the return of $9.0 million in deposits related to the fourth Gulfstream G280. After the delivery of the second Gulfstream G280 and the deposit return related to the fourth Gulfstream G280, the outstanding balance of the credit facility from SAC Leasing G280 was $8.5 million, net. In the second quarter of 2025, with the delivery of the third G280, the remaining outstanding balance of the SAC Leasing G280 credit facility was paid in full.

On December 5, 2025, the Company entered into an ATM Sales Agreement with Virtu Americas LLC (the “Agent”), pursuant to which the Agent will act as the Company’s sole sales agent or principal with respect to the offer and sale from time-to-time of shares of the Company’s Class A Common Stock, having an aggregate gross sales price of an aggregate of up to $9.3 million. On March 19, 2026, pursuant to Section 13(b) of the ATM Sales Agreement, the Company delivered a Notice of Termination to the Agent terminating the ATM Sales Agreement as of March 22, 2026. No further offers or sales of common stock will be conducted under the ATM Sales Agreement. Prior to such termination, the Company sold shares of common stock with an aggregate value of $477,090.84 under the ATM Sales Agreement.

On March 27, 2026, the Company entered into an ATM Sales Agreement with Curvature Securities, LLC (the “New Agent”), pursuant to which the New Agent will act as the Company’s sole sales agent or principal with respect to the offer and sale from time-to-time of shares of the Company’s Class A Common Stock, having an aggregate gross sales price of an aggregate of up to $3.7 million.

Contractual Obligations and Commitments

Our principal contractual commitments consist of obligations under our convertible promissory notes and operating leases.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. Certain amounts included in or affecting the consolidated financial statements presented in this proxy statement/prospectus and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.

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Revenue Recognition

Revenues are recognized on a gross basis and presented on the consolidated statements of operations net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.

The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:

1.	Identification of the contract, or contracts, with a customer.

2.	Identification of the performance obligation(s) in the contract.

3.	Determination of the transaction price.

4.	Allocation of the transaction to the performance obligation(s) in the contract.

The Company generates revenue primarily through: (i) the sale of aircraft and (ii) our Vaunt software-as-a-subscription platform. Revenue is recognized when control of the promised service is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. In such circumstances, the Company is primarily responsible for satisfying the overall performance obligation with the customer and is considered the principal in the relationship.

Revenue from aircraft sales is recognized upon the delivery of the aircraft.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. The Company recognizes the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of equity awards. This cost is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. Any forfeitures of stock-based compensation are recorded as they occur.

The Company utilizes the Black Scholes valuation model to value the issuance of stock-based compensation. See Note 14, “Shareholders’ Equity (Deficit)” of the accompanying Notes to Consolidated Financial Statements.

JOBS Act

We are an “emerging growth company” as defined in the JOBS Act. The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. The Company’s financial statements have not been impacted by the JOBS Act as of December 31, 2025.

We have chosen to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of SOX, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation-related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. We may remain an emerging growth company until the last day of the fiscal year ending after the fifth anniversary of our IPO, although circumstances could cause us to lose that status earlier, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act or if we have total annual gross revenue of $1.235 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three year period before that time, we would cease to be an emerging growth company immediately.

Recent Accounting Pronouncements

For further information on recent accounting pronouncements, see Note 2 “Summary of Significant Accounting Policies” of the accompanying consolidated financial statements included elsewhere in this proxy statement/prospectus.

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M2I GLOBAL BUSINESS

Unless otherwise stated or the context requires otherwise, references in this section to “we,” “us,” “our,” the “Company,” “M2i,” and “our Company” refer to M2i Global, Inc., a Nevada corporation, and its subsidiaries.

Our Vision

Our vision is to secure reliable access to critical minerals and metals for the U.S., its allies, and partners. We expect to accomplish this by developing a world-class portfolio of critical minerals and materials projects. The diversity of our portfolio will provide an integrated solution to the challenges facing the critical minerals and materials industry in the U.S.

Critical Minerals Underpin U.S. Economic Security and National Defense

The U.S. relies on critical minerals flow for its National Defense and Economic Security. The defense of our nation is contingent on the ability to manufacture the elements that collectively represent our national military power. Equally important is the critical mineral flow that fuels our nation’s economy, providing the elementary materials that support all technology innovation, manufacturing, and energy sectors, to name only a few.

The U.S. is dependent on foreign sources for almost all of the critical minerals that serve as the foundational building blocks for the industries that underpin our nation’s defense as well as those that are serving as the primary engine for our economic strength and growth.

These sectors are rapidly exposing vulnerabilities in the current supply chain. Our strategic focus is on securing a reliable supply of critical minerals essential for national defense, economic stability, advanced manufacturing, and energy infrastructure. Recent examples of these vulnerabilities are China’s announcements to ban export of important, dual use minerals, such as the announcement in December 2024 banning antimony, tungsten, and tantalum, as well as additional bans affecting tungsten and indium in February of 2025.

In the U.S., the Secretary of Interior pursuant to authority under the Energy Act of 2020, acting through the director of the U.S. Geological Survey, determines the list of critical minerals and materials. The final 2025 list of critical minerals includes the following 60 minerals: aluminum, antimony, arsenic, barite, beryllium, bismuth, boron, cerium, cesium, chromium, cobalt, copper, dysprosium, erbium, europium, fluorspar, gadolinium, gallium, germanium, graphite, hafnium, holmium, indium, iridium, lanthanum, lead, lithium, lutetium, magnesium, manganese, metallurgical coal, neodymium, nickel, niobium, palladium, phosphate, platinum, potash, praseodymium, rhenium, rhodium, rubidium, ruthenium, samarium, scandium, silicon, silver, tantalum, tellurium, terbium, thulium, tin, titanium, tungsten, uranium, vanadium, ytterbium, yttrium, zinc, and zirconium.

The Energy Act of 2020 also requires the Secretary of Energy, acting through the Undersecretary for Science and Innovation, in conjunction with other departments, to determine the Critical Materials List. The Final 2023 Critical Materials list has 18, of which only two do not appear on the Critical Minerals List. The full list of critical materials includes aluminum, cobalt, copper, dysprosium, electrical steel* (grain-oriented electrical steel, non-grain-oriented electrical steel, and amorphous steel), fluorine, gallium, iridium, lithium, magnesium, natural graphite, neodymium, nickel, platinum, praseodymium, terbium, silicon, and silicon carbide* (asterisked materials are unique to the critical materials list).

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The vital market for critical minerals and metals is the enabling component of the vital transition of the energy market. The infrastructure requirement for clean energy is dependent on the availability of the raw materials that these minerals represent.

The ability to generate, transmit, distribute, and store energy is at the center of all U.S. industrial capacity. Key examples that highlight the growing importance that critical minerals play in the increasing demand for energy are energy generation and storage, increase of Artificial Intelligence (AI) use, development and demand, data center expansion, and cryptocurrency mining, among many other existing and developing industries.

Nickel, lithium, cobalt, and graphite are used in batteries. Rare-earth minerals such as neodymium and samarium are essential to the magnets necessary for turbines and electric motors. supported by copper, nickel, and rare earths, which are also required for the robust energy infrastructure, power distribution, and thermal management demanded by the increasing demand for energy. Additional essential minerals like aluminum and neodymium are critical for transmission lines, transformers, and high-efficiency motors. An unstable supply of these minerals threatens the ability to meet the continued growth of demand for energy.

The chart in figure 1 depicts the projected growth of the demand for specific minerals that provide the base material for the manufacturing of electrical vehicle and energy storage batteries. The growth rate for projected demand in 2050 is presented using 2020 as the base of comparison (Source: https://www.iea.org/reports/the-role-of-critical-minerals-in-clean-energy-transitions; The Role of Critical Minerals in Clean Energy Transitions”).

Figure 1: Energy Storage Minerals

Many of these critical minerals are mined and processed in a small number of countries, as illustrated in the chart in Figure 2 (Source: “The global fight for critical minerals is costly and damaging,” Nature, July 19, 2023).

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Figure 2: Sources of Minerals

The current dependence on foreign sources for critical materials supply flow and minerals processing must be addressed in the short and mid-term to create a stable supply chain of these materials to support both the national and economic security of the U.S. The table (Figure 3) depicts the current level of foreign sources for critical minerals by industry (Source: U.S. Department of the Interior U.S. Geological Survey, MINERAL COMMODITY SUMMARIES 2023).

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Figure 3: Critical Minerals List Associated with Key Industries

Our Organizational Chart

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M2i’s structure will be built upon three separate business units with standalone P&Ls to carry on the Company’s objectives. Each P&L, led by a vice president, will work with a management team focused on implementing and building each business line and contribute respectively to the overall organization. The vice presidents will report to the president/chief executive officer of the Company. M2i will establish a finance department, staffed by a Director of Finance and Controller to ensure the effective and efficient management of funds, and to implement appropriate accounting controls.

M2i Mining, Processing, & Refining

The primary business purpose of M2i MPR is to develop and supply the value chain of critical metals needed by the U.S. and its free trade partners. M2i MPR will supply the 60 critical minerals, including the rare earth elements (“REE”) as defined by the U.S. Geologic Survey in 2025, as well as the 18 critical materials defined by the U.S. Department of Energy in 2023. These minerals will be sourced globally from mines adhering to ethical and sustainable extraction principles and guidelines.

Strategic Alliances

The Company’s focus is to enter strategic alliances (“SAs”) to further its business objectives; namely through multiple mechanisms including asset acquisition and independent supply contracts. The SAs will likely be with companies that can expand our capability to extract minerals from existing mines, assist in implementing new mining projects, and develop and place into production new technologies and processes in extracting and processing minerals. Our efforts, and particularly our SAs will be focused on delivering guaranteed access to critical minerals and metals for national defense and economic security.

Currently, we have entered into a strategic alliance (SA) with Reforme Group (“Reforme”), an Australian mining and recycling company (the “SA Agreement”) wherein Reforme and M2i will create an Australian proprietary limited company (“M2iAust”) to source and trade critical minerals and metals. It is currently anticipated that M2i and Reforme Group will each be equal shareholders in M2iAust. It is currently anticipated that the SA Agreement will enable us to capitalize on Reforme’s expertise in critical minerals. Reforme is an innovative Australian mining services, infrastructure, recycling, and renewables company with specialized expertise in the development of green and brown field mining projects with the demonstrated capability in end-to-end management of mine operations, processing, logistics and off-take negotiations.

The SA will play a pivotal role in advancing the critical minerals supply chain needed for innovation, industrial demands, and energy expansion. We expect that the SA will extract critical minerals from existing brownfield mines’ tailings utilizing a novel extraction technologies and process developed by Reforme. Reforme’s technology includes mine remediation methods to return the site to a state that would satisfy government and community concerns. It is anticipated that Reforme will grant M2iAust a right of first refusal to enter into offtake agreements with Reforme or its related corporate entities for any critical metals and minerals extracted from mining tenements owned or controlled by Reforme. M2i will support the development of strategic resources by Reforme. Together, the companies will refer any third party off take opportunities in the Asia Pacific region for strategic resources to M2iAust. M2iAust will negotiate offtake agreements to secure offtake from Reforme and third parties for offtake which will be sold to M2i in subsequent offtake agreements. The SA has a term of 5 years unless agreed otherwise. By leveraging their combined expertise and resources, the partners intend to establish a more sustainable and efficient critical minerals ecosystem that fully aligns with the objectives outlined in the United States-Australian Climate, Critical Minerals, and Clean Energy Transformation Compact.

The Company’s subsidiary, U.S. Minerals and Metals Corp. (“USMM”), has assigned its two contracts with Lyons Capital, LLC to the parent Company, M2i Global, Inc. On February 23, 2023, USMM, and Lyons Capital, LLC (“Lyons”) entered into a business development agreement wherein Lyons agreed to act as Senior Strategic and Business Development Advisor to USMM for a term of 10 years (the “BDA”). Lyons received, on January 2, 2024, and on the first business day of each year thereafter 10,000,000 shares of USMM’s common stock in exchange for a purchase price of $1,000 per year. The BDA may be terminated by either party for any reason effective upon the first business day of the calendar year following the termination notice provided at least 30 days in advance.

Lyons and USMM also entered into the Wall Street Conference Business Development Agreement on February 23, 2023 (the “WSCA”), which was also assigned to the parent Company, M2i Global, Inc. In the WSCA, Lyons agreed, for a term of 5 years, to provide USMM with a yearly event sponsorship, including a speaking slot at the Wall Street Conference organized by Lyons, and introductions to, among others, personnel for business development opportunities. In exchange, Lyons will receive $2,000,000 per year in either cash or shares of USMM.’s common stock (if elected, the issuance of shares will be issued at a purchase price of $200 per year).

Pursuant to the Agreement and Plan of Merger, dated as of May 12, 2023, and entered into by and among Inky, Inc. and U.S. M and M Acquisition Corp. and U.S. Minerals and Metals Corp., which is annexed hereto as exhibit 2.01 below, at the time of consummation of the merger, all shares of USMM were simultaneously converted into shares of M2i Global, Inc.’s common stock, and thus, any shares issued by USMM pursuant to the BDA or WSCA, as referenced above are now issued from M2i Global, Inc.

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M2i Scrap & Recycling

M2i has identified an opportunity to establish a source of critical minerals from scrap and recycling of metals currently reaching their end of life in their current use. Small and medium sized scrap metal recycling yards present an opportunity as many are family owned, with a good solid business, but are reaching the end of their succession plan and will need to close or sell. The scrap and recycling businesses we are considering provide low risk with good cash flow. The S&R Division acquisitions are an early emphasis for M2i and will generate steady revenue and profit.

Critical metals are of vital importance for the defense sector across the air, sea, and land domains. For instance, tantalum is needed in warheads, and high-performing alloys used in fuselages of combat aircraft require niobium, vanadium, and molybdenum.

We see an opportunity to establish a closed-loop, transparent program for capturing and returning critical metals and minerals in the defense industrial supply chain. This program would encompass both new production and end-of-life systems, ensuring that these valuable resources are reused domestically rather than relying on foreign sources.

M2i Government and Defense Industrial Base

M2i Government and Defense Industrial Base (“DIB”) is the business unit established by the Company to position its operations in light of current U.S. policy priorities and to pursue potential opportunities that may arise from related U.S. government programs, which management believes will create value for its shareholders, if successfully established. The cornerstone of the value proposition of M2i DIB is the creation and management of a private Critical Minerals Reserve (“CMR” or “Critical Minerals Reserve”) for the Company, which management believes, if successfully implemented, could provide an uninterrupted supply chain of the most critical minerals and metals, thus mitigating the current and future vulnerabilities of this vital supply chain.

To further the establishment of the Company’s CMR, management has engaged in ongoing communications with selected members of the congressional contingent from Nevada. Management believes that these positive and ongoing relationships will help support the development of its CMR.

Further, to establish the Company’s CMR, the Company needs a physical storage location and the Company has identified Hawthorne Army Depot, located in Hawthorne, Nevada (as previously defined, “HAWD”), as a desired storage location for the Company’s initial CMR. In December 2025, the Company submitted a Request for Use of Facilities (as previously defined, “RUF”) to HAWD for a proposed lease of storage space. Pending acceptance of the RUF, and the subsequent execution of a tenant use agreement with HAWD, the Company plans to use leased storage space at HAWD to establish its initial storage location for its CMR.

Although the Company received a non-binding letter of support from HAWD in April 2025, the Company does not have a formal lease agreement or memorandum of understanding with HAWD. As of the date of this proxy statement/prospectus, there is no formal “partnership”, agreement, commitment, funding arrangement, or other binding understanding or arrangement between the Company, HAWD, the Department of Defense, the Defense Logistics Agency, or the Department of Energy with respect to the establishment of the Company’s CMR or the use of any federal facilities for the Company’s CMR. The non-binding letter of support does not constitute approval, sponsorship, endorsement, or a commitment by HAWD or any government agency to participate in or support the establishment of the Company’s CMR.

Management anticipates finalizing its initial CMR storage location in the second quarter of 2026. However, there can be no assurance that HAWD will approve the RUF and execute a tenant use agreement with the Company for storage space during the second quarter of 2026, or at all. For more information, see the risk factor titled “We must secure an initial storage facility so that we can establish our initial critical minerals reserve, and there can be no assurance that such a storage facility for its critical minerals reserve will be established in the near term, or at all.” In parallel to finalizing the initial CMR storage location, the Company is actively working to source the critical minerals and metals that will be a part of its pilot launch of its CMR program. These efforts include leveraging the Company’s current supply chain, as well as identifying new sources for critical minerals and metals. The Company believes its relationships uniquely position it to achieve these goals, but there can be no assurance that it will be successful. Once the Company has finalized the initial storage location for its CMR, it intends to establish additional storage locations to further ensure resilient supply chain of critical minerals to private sector industry organizations.

In the Company’s previously announced plan, it stated that it aimed to establish its CMR in partnership with the U.S. federal government. The Company no longer plans to establish its CMR in partnership with the U.S. federal government. There is no current, or intended, informal or formal “partnership” between the Company and the U.S. government for the establishment of the Company’s CMR. However, by purposefully aligning the Company’s CMR with the stated goals and policies of the U.S. government, management hopes to enable the Company to participate in U.S. government programs that would help the Company further facilitate the establishment of its CMR.

Human Capital

Recruiting the right people will be critical to our success. We believe that the team of officers, directors and advisors that we have already assembled will provide a strong foundation for developing our business.

Financing Sources

We estimate that our first two years of operation will require $20-30 million. Our aim is to augment the capital raised with obtaining government funding to meet this need.

Competition

The Company, upon achieving its business objectives, believes it will be one of the only companies that operates across the full spectrum of the mineral and metals industry.

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The rare earths mining and processing markets are capital intensive and competitive. Outside of the six (6) major rare earth producers in China, and those consolidated under their production quotas-there are only two other producers operating at scale, MP Materials and Lynas, which processes its rare earth materials in Malaysia. The Company’s competitors may have greater financial resources, as well as other strategic advantages to maintain, improve and possibly expand their facilities.

It is possible that when the Company achieves its anticipated production rates and other planned products, the increased competition could lead competitors to engage in predatory pricing behavior. Any increase in the amount of rare earth products exported from other nations, and increased competition, whether legal or illegal, may result in price reductions, reduced margins and loss of potential market share, any of which could materially and adversely affect our profitability.

Additionally, our potential Chinese competitors have historically been able to produce at relatively low costs due to domestic economic and regulatory factors, including less stringent environmental regulations. If we are not able to achieve the projected costs of production, then any strategic advantages that our competitors may have over us, such as lower labor and production costs, could have a material adverse effect on our business. As a result of these factors, we may not be able to compete effectively against current and future competitors.

Many of the Company’s competitors, as well as potential competitors, possess substantially greater financial, marketing, personnel and other resources than the Company. The Company’s competitors and potential competitors include far larger, more established companies that have access to capital markets, and to other funding sources that may be unavailable to the Company. There can be no guarantee that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results, and financial condition.

Compliance with Government Regulation

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in United States, as well as other jurisdictions, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.

We believe that we are and will continue to be compliant in all material respects with applicable statutes and the regulations passed in the United States. There are no current orders or directions relating to our Company with respect to the foregoing laws and regulations.

Legal Proceedings

In June 2025, a lawsuit captioned James Bernet, Kelsey James, LLC and BCA Cares, LLC v. M2i Global, Inc. was filed in the District Court of Clark County, Nevada. The plaintiffs allege breach of contract, securities fraud and related claims arising out of a 2022 consulting agreement and 2023 stock subscription agreements, including claims relating to the termination of the consulting agreement and the cancellation of certain shares of M2i Global’s common stock.

M2i Global recently became aware that the court entered a default judgment in this matter in November 2025. The judgment awarded the plaintiffs $18.0 million in damages and included declaratory relief that the plaintiffs have the right to an aggregate of 100 million shares of M2i Global’s common stock. Although the judgment was for $18.0 million in damages, the order provides that the money judgment may be satisfied in full, at M2i Global’s discretion, through the issuance of the 100 million shares consistent with such declaratory relief.

On February 12, 2026, M2i Global filed a motion to set aside the judgment. Subsequently, the parties reached a settlement at a mediation and on March 19, 2026, the parties entered into a long-form settlement agreement (the “Settlement Agreement”) that sets forth the final terms of their settlement. Pursuant to the Settlement Agreement, M2i Global agreed to transfer 12,500,000 shares of its common stock (the “Settlement Shares”) to James Bernet within five business days of the execution of the Settlement Agreement. The Settlement Agreement includes a leak-out provision governing the resale of the Settlement Shares. The Settlement Agreement further provides for mutual releases of all claims by the parties for any events, acts or omissions pertaining to or arising out of the plaintiffs’ relationship with M2i Global. The releases contained in the Settlement Agreement do not constitute an admission of wrongdoing by any party. The parties have agreed to file a stipulation and proposed order to set aside the default judgment and dismiss the action within five days of Mr. Bernet’s receipt of the Settlement Shares.

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M2I GLOBAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with financial statements and related notes for M2i Global appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contain forward looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward looking statements as a result of certain factors, including but not limited to, those which are not within M2i Global’s control.

Overview

M2i Global was incorporated in the State of Nevada on June 12, 2018. On June 7, 2023, M2i Global (“M2i Global, Inc.”) (formerly known as “Inky Inc.”) filed with the Secretary of State of Nevada an Amendment to the Certificate of Incorporation to change its corporate name from “Inky, Inc.”, to “M2i Global, Inc.”, effective June 7, 2023.

M2i Global was formerly engaged in developing mobile software applications for smartphones and table devices. During May 2023, M2i Global became the sole shareholder of U.S. Minerals and Metals Corp., a Nevada corporation (“USMM”) through the issuance of preferred and common shares for cash. Concurrently, M2i Global shifted its operations to specialization in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners. M2i Global’s vision is to develop and execute a complete global value supply chain for critical minerals for the United States government and certain trading partners of the United States. To implement this vision, M2i Global intends to operate three key business divisions as set forth below:

●	M2i Mining, Processing & Refining: a business engaged in sourcing, extraction, processing, refining, transporting and selling primary minerals and metals;

●	M2i Scrap & Recycling: a business engaged in the collection, processing, transporting and selling of scrap, recycled and reused metals; and

●	M2i Government and Defense Industrial Base: a business unit established by M2i Global to align its operations with current U.S. policy and to facilitate M2i Global’s participation in related U.S. government programs.

On June 30, 2024, M2i Global and Komodo Capital (“Komodo”), a company specializing in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners, entered into a strategic partnership (the “Strategic Partnership”), in order for Komodo to use its relationships to provide M2i Global with access to various critical minerals, with an ultimate goal of suppling the U.S. government and U.S. free trade partners with these critical minerals. Komodo Capital also offers comprehensive advisory services. M2i Global issued 8,000,000 shares of common stock valued at $800 as part of this agreement.

On June 30, 2024, M2i Global and NTM Minerals Limited (“NTM”), a company specializing in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners, entered into an exclusive offtake agreement (the “Offtake Agreement”), in which NTM will provide for 88,000 tonnes of copper, currently valued at approximately $850 million. M2i Global is granted offtake rights for a maximum of 88,000 tonnes of copper that is sourced from the Redbank tenements in return for 12 million shares of M2i Global’s common stock. NTM shall receive additional payments for incremental resource increases or upgrades from the Redbank tenements. M2i retains the option to participate in production pre-funding opportunities.

On July 28, 2025, M2i Global entered into the Merger Agreement with Volato and Merger Sub. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions therein, at the effective time of the Merger, Merger Sub will be merged with and into M2i Global with M2i Global surviving as a wholly owned subsidiary of Volato. The Merger Agreement contains customary representations, warranties and covenants of the parties, and is subject to approval by M2i Global’s stockholders, approval by the holders of Volato’s Common Stock, receipt of certain regulatory approvals and other customary closing conditions. M2i Global’s board of directors unanimously approved the Merger Agreement and determined that the Merger is advisable and in the best interests of M2i Global and its stockholders.

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Results of Operations for the fiscal years ended November 30, 2025 and 2024

Revenue

During the fiscal years ended November 30, 2025 and 2024 M2i Global generated no revenue.

Operating expenses

For the fiscal year ended November 30, 2025, operating expenses were $5,972,345, compared to $3,795,121 for the fiscal year ended November 30, 2025. Operating expenses consist primarily of general and administrative expenses and legal and professional fees incurred in connection with the operation of M2i Global’s business. The net increase of $2,177,224 in operating expenses was primarily a result of an increase in professional fees to implement the change in business, an increase in marketing, and investor relations expenses.

Net Loss

M2i Global’s net loss for the fiscal years ended November 30, 2025 and 2024 was $6,492,569 and $3,887,261, respectively. The increase in net loss is because of the increase in operating expenses, discussed above, and an increase in interest expense and derivative liability.

Liquidity and Capital Resources and Cash Requirements

As of the fiscal year ended November 30, 2025, M2i Global had cash of $411,267 and $80,281 as of the fiscal year ended November 30, 2024, respectively. Furthermore, M2i Global had a working capital deficit of $7,047,969 and $2,532,472 as of the fiscal years ended November 30, 2025 and 2024, respectively. The increase in the working deficit is primarily because of the unissued stock liability and derivative liability.

During the fiscal year ended November 30, 2025, M2i Global used cash of $4,237,086 in operating activities compared to cash of $2,098,661 in operating activities during the fiscal year ended November 30, 2024. The increase in cash used in operating activities was the result of an increase in net loss, offset by an increase in accounts payable and accounts payable-related party.

During the fiscal years ended November 30, 2025 and 2024, M2i Global had no cash flows from investing activities.

During the fiscal year ended November 30, 2025, M2i Global generated cash of $4,568,072 from financing activities which was from the sale of common stock issued totaling $764,582, proceeds for common stock to be issued totaling $5,000, proceeds from the unissued stock liability totaling $4,137,500 offset by the payment of a promissory note of $302,960 and related party loan of $36,050. During the fiscal year ended November 30, 2024, M2i Global generated cash of $2,130,745 from financing activities which came from a net decrease in the related-party loan of $563,950 and proceeds from sale of common stock of $2,396,735 offset by repurchase of common stock of $5,000 and a promissory note for $302,960.

Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of M2i Global included elsewhere in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission.

Principles of Consolidation

The accompanying financial statements include the accounts of M2i Global, including its wholly owned subsidiary, U.S. Minerals and Metals Corp. Intercompany accounts and transactions have been eliminated in consolidation.

Segment Reporting

M2i Global operates as a single reportable segment. The Chief Operating Decision Makers (“CODMs”) have been identified as the Chief Executive Officer and the Chief Financial Officer, who review the total assets and net loss of M2i Global as a whole to make decisions about allocating resources and assessing financial performances. The key measure of segment loss reviewed by the CODMs are the operating expenses.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. A fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value.

Described below are the three levels of input that may be used to measure fair value:

Level 1 – Quoted market prices in active markets for identical assets or liabilities.

Level 2 – Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3 – Unobservable inputs that are used when little or no market data is available.

The application of the three levels of the fair value hierarchy under ASC Topic 820-10-35, M2i Global’s derivation liability as of years ending November 30, 2025, and 2024, were $381,439 and $0, respectively and measure on Level 3 inputs.

Cash and Cash Equivalents

M2i Global considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

M2i Global maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC provides coverage of up to $250,000 per depositor, per financial institution, for the aggregate total of depositors’ interest and non-interest-bearing accounts. M2i Global’s cash balances may exceed FDIC limits. M2i Global has not experienced any losses on these accounts and management does not believe that M2i Global is exposed to any significant risks.

Intangible Assets

Intangible assets are amortized over their estimated useful lives. Each period, M2i Global evaluates the estimated remaining useful life of its intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization. Management tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Impairment of Long-Lived Assets

M2i Global evaluates intangible assets and other long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This includes but is not limited to significant adverse changes in business climate, market conditions or other events that indicate an asset’s carrying amount may not be recoverable. Recoverability of these assets is measured by comparing the carrying amount of each asset to the future cash flows the asset is expected to generate. If the cash flows used in the test for recoverability are less than the carrying amount of these assets, the carrying amount of such assets is reduced to fair value.

Revenue Recognition

M2i Global has shifted its focus and is currently pre-revenue. M2i Global will recognize revenues in accordance with ASC 606.

Financial Instruments

M2i Global’s financial instruments include cash and cash equivalents, receivables, payables, and debt and are accounted for under the provisions of ASC 825. The carrying amount of these financial instruments, with the exception of discounted debt, as reflected in the accompanying consolidated balance sheets approximates fair value.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when management assesses that it is probable that a liability has been incurred and the amount can be reasonably estimated.

Income Taxes

In accordance with ASC 740, M2i Global provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

In addition, M2i Global’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing M2i Global’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes. If M2i Global has interest or penalties associated with insufficient taxes paid, such expenses are reported in income tax expense.

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Debt Issuance Costs

M2i Global accounts for debt issuance costs in accordance with ASU 2015-03. This guidance requires direct and incremental costs associated with the issuance of debt instruments such as legal fees, printing costs and underwriters’ fees, among others, paid to parties other than creditors, are reported and presented as a reduction of debt on the consolidated balance sheets.

Convertible Debt

In accordance with ASC 470 M2i Global records its convertible notes at the aggregate principal amount, less discount. The discount is amortized over the life of the underlying convertible note. M2i Global reviews convertible debt for potential bifurcation.

Basic and Diluted Loss Per Share

ASC 260 requires a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share (“EPS”) computations.

Basic earnings (loss) per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year. Diluted earnings (loss) per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

M2i Global had no additional dilutive securities outstanding at the fiscal years ended November 30, 2025 or November 30, 2024.

Treasury Stock

Treasury stock, representing shares of M2i Global’s common stock that have been repurchased after having been issued, are recorded at cost. Treasury stock is considered issued and outstanding for basic and diluted earnings (loss) per share computations.

Related Party

M2i Global records all related party transactions in accordance with ASC 850-10.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2023-09 (“ASU 2023-09”), Income Taxes, which enhances the transparency of income tax disclosures by expanding annual disclosure requirements related to the rate reconciliation and income taxes paid. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis. Retrospective application is permitted. M2i Global is currently evaluating this ASU to determine its impact on the company’s disclosures.

In November 2024, the FASB issued Accounting Standards Update (“ASU 2024-03”), Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. M2i Global is currently evaluating this ASU to determine its impact on the company’s disclosures.

Off Balance Sheet Arrangements

M2i Global does not have any off-balance sheet arrangements.

Cybersecurity

Risk Management and Strategy

M2i Global recognizes the critical importance of developing, implementing, and maintaining robust cybersecurity measures to safeguard our information systems and protect the confidentiality, integrity, and availability of its data.

Managing Material Risks & Integrated Overall Risk Management

M2i Global has strategically integrated cybersecurity risk management into our broader risk management framework to promote a company-wide culture of cybersecurity risk management. This integration ensures that cybersecurity considerations are an integral part of our decision-making processes at every level. M2i Global’s management team continuously evaluates and addresses cybersecurity risks in alignment with our business objectives and operational needs.

Oversee Third-party Risk

Because M2i Global is aware of the risks associated with third-party service providers, we have implemented stringent processes to oversee and manage these risks. M2i Global conducts thorough security assessments of all third-party providers before engagement and maintain ongoing monitoring to ensure compliance with our cybersecurity standards. The monitoring includes annual assessments of the SOC reports of our providers and implementing complementary controls. This approach is designed to mitigate risks related to data breaches or other security incidents originating from third parties.

Risks from Cybersecurity Threats

M2i Global has not encountered cybersecurity challenges that have materially impaired our operations or financial standing.

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VOLATO DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the names and ages, as of April 2, 2026, and positions of the individuals who serve as executive officers and directors of Volato.

Name	Age	Position
Matthew Liotta	48	Chairman of the Board of Directors, Chief Executive Officer, and President
Michael Prachar	56	Chief Operating Officer
Mark Heinen	56	Chief Financial Officer
Non-Employee Directors
Christopher Burger	50	Director
Michael Nichols	55	Director
Nicholas Cooper	41	Director
Alan D. Gaines	70	Director

Executive Officers

Matthew Liotta. Mr. Liotta co-founded Volato and has served as a Director and Chief Executive Officer since its inception. Prior to co-founding Volato, in 2016, Mr. Liotta founded Agrify (NASDAQ: AGFY), an agricultural technology company where he served as President until 2019 and Chief Technology Officer from to 2019 to 2020. Prior to that, Mr. Liotta worked for several Silicon Valley venture capital backed portfolio companies, including gMoney Corporation, Yipes, TeamToolz, and DevX. Mr. Liotta has also held positions at Hudson Global, Pharmasset, and One Ring Networks. In 2019, Mr. Liotta also co-founded CEADS, a non-profit organization for the advancement of Controlled Environment Agriculture and served as its President until 2022. He currently serves as a Director for Fintainium, a cloud-based financial technology company that provides secure remote and mobile access for financial services.

Michael Prachar. Mr. Prachar has served as Volato’s Chief Operating Officer since February 1, 2022. Prior to joining Volato, Mr. Prachar served as Chief Operating Officer of Big Green IT, an information technology and Microsoft cloud consulting business from 2015 to 2022. Prior to joining Big Green IT, Mr. Prachar built a 20-year operations career serving in a number of operations executive roles in the telecommunications and technology services industries, including Chief Operating Officer of LinkSource Technologies® from 2010 to 2015, President and Chief Operating Officer of Rapid Link, Inc. from 2006 to 2010, Vice President and Chief Operating Officer of Telenational Communications from 2001 to 2006 and Director of Operations for Intercontinental Exchange from 1995 to 1998. Mr. Prachar holds an Engineering Degree from the College for Recording Arts in San Francisco.

Mark Heinen. Mr. Heinen has served as Volato’s Chief Financial Officer since November 28, 2023. Bringing over 30 years of finance and accounting experience, Mr. Heinen previously served as Chief Financial Officer of Better Therapeutics, Inc from October 2021 to October 2023. Prior to that, he served as the SVP, Global Corporate Controller, and interim Chief Financial Officer at Trintech, Inc. from 2017 to 2020. He has served in leadership positions in both publicly traded and private technology companies. Mr. Heinen’s career began in public accounting at PricewaterhouseCoopers. He holds a B.B.A. in accounting and an M.B.A from the University of Oklahoma and is a certified public accountant.

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Directors

Our business and affairs are managed under the direction of the Volato Board. Mr. Liotta is the Chairman of the Volato Board. Subject to the terms of our Certificate of Incorporation, the Volato Board may fix, by one or more resolutions adopted from time to time by the Volato Board, the number of directors on the Volato Board. The Volato Board currently consists of five members. In accordance with our Certificate of Incorporation, the Volato Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The following sets forth the classification of the Volato Board and term of each class member:

●	Class I, whose term will expire at the annual meeting of stockholders to be held in 2027;

●	Class II, whose term will expire at the annual meeting of stockholders to be held in 2028; and

●	Class III, whose term will expire at the annual meeting of stockholders to be held in 2026.

Currently, Class I consists of Directors Cooper and Liotta, Class II consists of Director Burger, and Class III consists of Directors Nichols and Gaines.

Non-Employee Directors

Christopher Burger. Mr. Burger has served as a Director of Volato since April 23, 2024, and served as a Senior Advisor from 2022 to 2024. Since 2020, Mr. Burger has served as Founder & Managing Director of Transform, a business consulting firm. From July 2018 to April 2020, he served as the Vice President of Global Technology and Global Chief Information Officer Chief of Staff at IHG Hotels & Resorts (NYSE: IHG), and as a strategic advisor to the company’s Chief Information Officer. Prior to joining IHG Hotels & Resorts, Mr. Burger served as the Group Head of Technology & Innovation and Group Chief Information Technology Officer Chief of Staff at Etihad Aviation Group in Abu Dhabi, United Arab Emirates from 2015 to 2018. Prior to joining Etihad Aviation Group, Mr. Burger built a career serving in a number of operations and consulting roles in the aviation and technology services industries. Mr. Burger holds a Bachelor of Business Administration with a distinction in Marketing from Emory University’s Goizueta Business School.

Michael Nichols. Mr. Nichols has served as a Director of Volato since August 19, 2021, and as the Chief Executive Officer of the Piper M-Class Owners & Pilots Association (PMOPA) since September 2022. In September 2021, Mr. Nichols founded Flieger Strategies, LLC, an aviation and business strategy consultancy, where he continues to serve as President. Previously, Mr. Nichols was a senior executive with the National Business Aviation Association (NBAA), where he served in several executive roles over the course of an 18-year tenure from 2003 to 2021, most recently as its Senior Vice President of Strategy & Innovation. He continues to serve as a director on the NBAA’s Certified Aviation Manager Governing Board. In addition to a Bachelor of Science in Business Administration from Kutztown University of Pennsylvania, Mr. Nichols has earned Certified Aviation Manager (CAM), Certified Association Executive (CAE) and Institute for Organizational Management (IOM) credentials.

Nicholas Cooper, CFA. Mr. Cooper co-founded Volato and has served as a Director and in various executive officer roles since its inception, including most recently as Chief Commercial Officer (a position he held until November 30, 2024, and as of that date ceased to serve in an officer capacity). Prior to co-founding Volato, in 2016, Mr. Cooper founded TriGrow Systems, a venture backed technology services company where he served as Chief Executive Officer until the company was acquired by Agrify (NASDAQ: AGFY) in 2020. Prior to that, in 2015, Mr. Cooper founded Apptuto, a 500 Startups accelerator portfolio company focused on mobile-first consumer edtech, where he served as Chief Executive Officer until 2017. Before starting his entrepreneurial career, Mr. Cooper gained experience in investment banking serving as Investment Manager at Al Nahdha Investment and Abu Dhabi Capital Group, a prominent family office in Abu Dhabi, UAE, where he was responsible for managing the Private Equity and Venture Capital portfolios from 2010 to 2015. From 2003 to 2009, Mr. Cooper was a Senior Associate at Macquarie Bank, operating out of the London and Sydney offices. Mr. Cooper holds a Bachelor of Commerce Degree from the University of Sydney Australia, where he was a resident of St. Johns College and Ellwood Scholarship recipient. Mr. Cooper is a CFA® charterholder, CFA Institute, and is a former Chartered Accountant and lapsed member of the Institute of Chartered Accountants England and Wales.

Mr. Alan D. Gaines. Mr. Gaines has served as a Director of Volato since December 19, 2025, and he is Chairman/CEO and founder of ALG Corp., ALG Media, Inc., Tidal NRG, and Innov8 Gases Corp. Mr. Gaines is a globally respected and highly experienced transactional investment banker/advisor and entrepreneur, having led or participated in more than 200 transactions during his career, raising capital of more than $100 billion.

Mr. Gaines is primarily active within the artificial intelligence (“AI”) and data center spaces, upstream fossil fuels, mining of precious and battery metals, industrial gases development, AI/robotics, and grid infrastructure and BESS. Mr. Gaines specializes in scaled capital formation, M&A, restructuring, geophysics, and has significant oversight expertise regarding corporate board protocol and governance. He is also a member of the Society of Petroleum Engineers.

Mr. Gaines founded and was Chairman of Dune Energy, Inc. (“Dune”) from 2001 through 2010. Dune held producing properties onshore and offshore Louisiana and Texas. He sourced and spearheaded Dune’s $540 million acquisition of Goldking Energy Corp., resulting in a proforma valuation of approximately $1 billion.

Mr. Gaines also co-founded Gaines, Berland Inc. (“Gaines”), a large full service energy investment bank serving small and mid cap energy companies. Mr. Gaines sold his stake in Gaines in 1998. From 1984 to 2006, Mr. Gaines was an activist investor. He identified, analyzed and financed all energy opportunities for, and was Chief Strategic Advisor to financier Carl C. Icahn, initiating and administering all of Mr. Icahn’s energy investments, including Gulf Oil, Texaco, Pennzoil, Phillips Petroleum, Williams Cos., USX (Marathon Oil), Tenneco, among others. He has been widely quoted in global newspapers/magazines and media and industry outlets, such as The Wall Street Journal, Barron’s, Forbes, Business Week, Financial Times and Bloomberg

Mr. Gaines co-founded and is presently Chairman of Tidal NRG, LLC (“Tidal”). Tidal a privately held entity, develops digital infrastructure and AI data centers and its current project is the construction of an up to 2.5 GW campus in the Dallas-Fort Worth Metroplex. Mr. Gaines also serves as Executive Chairman and co-founder of Innov8 Gases Corp., which develops helium and green hydrogen in the Holbrook Basin in Arizona, and is Chairman of Indrocorp Technologies, which develops advanced solutions for the AI, drone, and robotics space for commercial and military deployment.

Mr. Gaines holds a BBA in Finance from Baruch College (CUNY), and an MBA in Finance from The Zarb School, Hofstra University Graduate School of Management where he was a valedictorian.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Independence

Because our Common Stock is listed on the NYSE American, we are required to comply with the applicable rules of such exchange in determining whether a director is independent. The Volato Board has determined, based on information provided by each director concerning his or her background, employment and affiliations, that each of Mr. Gaines, Mr. Burger and Mr. Nichols qualifies as independent as defined under the applicable NYSE American and SEC rules. In making these determinations, the Volato Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Volato Board deemed relevant in determining their independence, including the beneficial ownership or our Common Stock held by each non-employee director.

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Board Committees

The Volato Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Volato Board and standing committees. The standing committees are the audit committee (the “Audit Committee”), the compensation committee (the “Compensation Committee”) and the nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). In addition, each committee reviews and assesses the adequacy of its charter and submits its charter to the board of directors for approval. Copies of each committee’s charter are posted on our website at https://ir.flyvolato.com/corporate-governance/board-committees under the “Investor Relations” section. The information contained on or that can be accessed through our website is not incorporated by reference into this proxy statement/prospectus, and you should not consider such information to be part of this proxy statement/prospectus.

Audit Committee

The Audit Committee of the Volato Board is composed of Directors Burger and Gaines, each of whom is an independent director under the NYSE American listing standards and applicable SEC rules. Director Gaines serves as the chairman of the Audit Committee. Each member of the Audit Committee is financially literate, and the Volato Board has determined that Director Gaines qualifies as an “audit committee financial expert” as defined in applicable SEC rules. None of the Audit Committee members serves on the audit committee of more than three public companies.

The primary functions of the Audit Committee are to:

●	select, retain, compensate, evaluate, oversee, and where appropriate, terminate the independent registered public accounting firm to audit our financial statements;

●	help to ensure the independence and performance of the independent registered public accounting firm;

●	approve audit and non-audit services and fees;

●	review financial statements and discuss with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	prepare the audit committee report that the SEC requires to be included in our annual proxy statement;

●	review reports and communications from the independent registered public accounting firm;

●	review the adequacy and effectiveness of our internal controls and disclosure controls and procedure;

●	review our policies on risk assessment and risk management;

●	review and monitor conflicts of interest situations, and approve or prohibit any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;

●	review the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs and reports regarding compliance with applicable laws, regulations and internal compliance programs;

●	review related party transactions; and

●	establish and oversee procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Volato Board is composed of Directors Burger and Nichols, each of whom is an independent director, and Director Burger serves as the chairperson of the Nominating and Corporate Governance Committee.

The primary functions of the Nominating and Corporate Governance Committee include:

●	reviewing the qualifications of, and recommending to the Volato Board, proposed nominees for election to the Volato Board and its committees, consistent with criteria approved by the Volato Board;

●	developing, evaluating, and recommending to the Volato Board corporate governance practices applicable to the Company; and

●	facilitating the annual performance review of the Volato Board and its committees.

Guidelines for Selecting Director Nominees.

The Nominating and Corporate Governance Committee assess and makes recommendations to the Volato Board regarding desired qualifications, expertise, and characteristics of Volato Board members, which assessment may include numerous factors, such as:

●	professional ethics and integrity;

●	judgment, business acumen, proven achievement and competence in one’s field;

●	the ability to exercise sound business judgment;

●	tenure on the Volato Board and skills that are complementary to the Volato Board;

●	an understanding of the Company’s business;

●	an understanding of the responsibilities required of a Volato Board member;

●	other time commitments, diversity with respect to professional background; and

●	the current composition, organization, and governance of the Volato Board and its committees.

Compensation Committee

The Compensation Committee of the Volato Board is composed of Directors Burger and Nichols, each of whom is an independent director, while Director Nichols serves as the chairman of the Compensation Committee. We have adopted a compensation committee charter, which details the principal functions of the Compensation Committee, including:

●	oversight of our overall compensation philosophy and compensation policies, plans and benefit programs;

●	review and recommendation for approval to the Volato Board the compensation for our executive officers and directors;

●	preparation of the compensation committee report that the SEC requires to be included in our annual proxy statement, if required; and

●	administration our equity compensation plans.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Compensation Committee Interlocks and Insider Participation

No person who has served as a member of the Compensation Committee during the last completed fiscal year (i) was, during that fiscal year, an officer or employee of Volato, (ii) was formerly an officer of Volato or (iii) had any relationship, or was a party to any transaction, requiring disclosure by Volato under any paragraph of Item 404 of Regulation S-K.

No executive officer of Volato Group served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of Volato.

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No executive officer of Volato served as a director of another entity, one of whose executive officers served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of Volato.

No executive officer of Volato served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Volato.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by the Volato Board, which include guidelines for determining director independence, are published on Volato’s website at http://ir.flyvolato.com, in the “Investor Relations-Governance-Governance Documents” section, and are available in print to any stockholder upon request. That section of the website makes available Volato’s corporate governance materials, including Volato Board committee charters. Those materials are also available in print to any stockholder upon request.

Code of Ethics

All directors, officers and employees of Volato are expected to act ethically at all times and in accordance with the policies comprising our Code of Ethics and Business Conduct (the “Ethics Code”) which is available on our website at http://ir.flyvolato.com, in the “Investor Relations-Governance-Governance Documents” section, and is available in print to any stockholder upon request. Any waiver or any implicit waiver from a provision of the Ethics Code applicable to our chief executive officer, chief financial officer, chief accounting officer, or any amendment to the Ethics Code must be approved by the Volato Board. We will disclose on our website amendments to, and, if any are granted, any such waiver of, the Ethics Code. Our Audit Committee is responsible for applying the Ethics Code to specific situations in which questions are presented to it and has the authority to interpret the Ethics Code in any particular situation. If, after investigating any potential breach of the Ethics Code reported to it, the Audit Committee determines (by majority decision) that a breach has occurred, it will inform the Volato Board. Upon being notified that a breach has occurred, the Volato Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or Volato’s outside counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

Involvement in Certain Legal Proceedings

During the past ten years, we are not aware of any events that have occurred that are material to an evaluation of the ability or integrity of any executive officer, key employee or director of the Company, and that are required to be disclosed pursuant to Item 401(k) or Regulation S-K, other than as follows.

Mr. Liotta was the Chief Executive Officer and a member of the board of directors of PodPonics, Inc. in May 2016 when that company made a voluntary filing for bankruptcy under Chapter 7.

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MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Upon the closing, the business and affairs of the Combined Company will be managed under the direction of the Combined Company Board.

The Combined Company Board is expected to initially be fixed at seven members, consisting of: Matthew Liotta, Major General (Ret.) Alberto Rosende, Douglas Cole, Alan D. Gaines, Douglas MacLellan, Michael Sander and Anthony Short. The staggered structure of the current Volato Board will remain in place for the Combined Company following the closing.

Major General (Ret.) Alberto Rosende, Chief Executive Officer of M2i Global, Mark Heinen, Chief Financial Officer of Volato, and Michael Prachar, Chief Operating Officer of Volato, are expected to serve as executive officers of the Combined Company. Effective as of the closing, it is anticipated that Mr. Cole will be appointed Executive Chairman, Mr. Rosende will be appointed Chief Executive Officer, Mr. Heinen will be appointed Chief Financial Officer, and Mr. Prachar will be appointed as the Chief Operating Officer of the Combined Company. Additionally, it is expected that, at the closing, Mr. Liotta will resign as Chief Executive Officer of Volato and be appointed as president of the aviation technology business lines of the Combined Company. Any individuals who will serve as any other executive officers of the Combined Company have not yet been determined.

Each executive officer of the Combined Company will serve at the discretion of the Combined Company Board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the proposed Combined Company’s directors or executive officers.

All of Volato’s current directors are expected to resign from their positions as directors of Volato, effective as of the closing.

The following table sets forth the name, age as of April 2, 2026 and position of each of the individuals who is expected to serve as a director or executive officer of the Combined Company following the closing.

Name	Age	Position
Major General (Ret.) Alberto Rosende	63	Chief Executive Officer and Class III Director
Mark Heinen	56	Chief Financial Officer
Michael Prachar	56	Chief Operating Officer
Matthew Liotta	48	Class I Director
Douglas Cole	70	Executive Chairman and Class III Director
Alan D. Gaines	70	Class I Director
Douglas MacLellan	70	Class II Director
Michael Sander	62	Class II Director
Anthony Short	67	Class III Director

Executive Officers

Major General (Ret) Alberto “Al” Rosende. Mr. Rosende, age 63, is President & CEO of M2i Global Inc. Mr. Rosende has over 37 years of command and operational experience in the Army. In his private sector career, Al spent 28 years in the global payments industry, where he worked for two of the largest global payment brands in a variety of responsibilities, providing operational and risk management consulting services to client banks and payment processors operating in the Latin America and Caribbean Region.

Mr. Rosende joined M2i Global in March of 2023 where he previously led M2i Global’s business operations and integration efforts, focused on ensuring efficient operations across M2i’s business units, as well as driving the effective and timely integration of new entities and technologies, focusing on realizing planned revenue and operational contributions to M2i Global, in order to optimize M2i Global’s growing economies of scale. A major component of Mr. Rosende’s previous responsibilities was leading the Government & Defense Industrial Base effort, where he endeavored to strengthen our relationships with federal, state, and local governmental entities, agencies and departments to develop Public Private Partnerships (P3). Special focus continues to be the creation of a private national Critical Minerals Reserve similar in scope and operation to the federal government’s Strategic Petroleum Reserve.

Mr. Rosende retired from the U.S. Army in December of 2021 with over 37 years of service, after spending the last four plus years serving in a full-time capacity. After transitioning from the Army, he returned to work in the payments industry as a consultant, serving as President of Emerg-Int Group, which he founded in 2016. He served as Head of Cards & Payments for Hi Americas during the period of March to July 2022, an early wage access start-up firm and subsidiary of Hi-UK. Al also provided consulting services to Axyde Analytics, responsible for customer support for key clients during the period of August 2022 thru February 2023. Since January 2023, Al has served as a Senior Instructor for the Next Leadership Academy (since January 2023).

Mr. Rosende holds a BS in Business Administration from Nova Southeastern University, an MS in National Resource Strategy from the Eisenhower School of National Security and Resource Strategy of the National Defense University, and an MA from The George Washington University in Education and Human Development.

Mark Heinen. Mr. Heinen, age 56, has served as Volato’s Chief Financial Officer since November 28, 2023. Bringing over 30 years of finance and accounting experience, Mr. Heinen previously served as Chief Financial Officer of Better Therapeutics, Inc from October 2021 to October 2023. Prior to that, he served as the SVP, Global Corporate Controller, and interim Chief Financial Officer at Trintech, Inc. from 2017 to 2020. He has served in leadership positions in both publicly traded and private technology companies. Mr. Heinen’s career began in public accounting at PricewaterhouseCoopers. He holds a B.B.A. in accounting and an M.B.A from the University of Oklahoma and is a certified public accountant.

Michael Prachar. Mr. Prachar, age 56, has served as Volato’s Chief Operating Officer since February 1, 2022. Prior to joining Volato, Mr. Prachar served as Chief Operating Officer of Big Green IT, an information technology and Microsoft cloud consulting business from 2015 to 2022. Prior to joining Big Green IT, Mr. Prachar built a 20-year operations career serving in a number of operations executive roles in the telecommunications and technology services industries, including Chief Operating Officer of LinkSource Technologies® from 2010 to 2015, President and Chief Operating Officer of Rapid Link, Inc. from 2006 to 2010, Vice President and Chief Operating Officer of Telenational Communications from 2001 to 2006 and Director of Operations for Intercontinental Exchange from 1995 to 1998. Mr. Prachar holds an Engineering Degree from the College for Recording Arts in San Francisco.

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Directors

Matthew Liotta. Mr. Liotta, age 48, co-founded Volato and has served as a Director and Chief Executive Officer since its inception. Prior to co-founding Volato, in 2016, Mr. Liotta founded Agrify (NASDAQ: AGFY), an agricultural technology company where he served as President until 2019 and Chief Technology Officer from to 2019 to 2020. Prior to that, Mr. Liotta worked for several Silicon Valley venture capital backed portfolio companies, including gMoney Corporation, Yipes, TeamToolz, and DevX. Mr. Liotta has also held positions at Hudson Global, Pharmasset, and One Ring Networks. In 2019, Mr. Liotta also co-founded CEADS, a non-profit organization for the advancement of Controlled Environment Agriculture and served as its President until 2022. He currently serves as a Director for Fintainium, a cloud-based financial technology company that provides secure remote and mobile access for financial services.

Douglas Cole. Mr. Cole, age 70, is Executive Chairman and Chief Financial Officer of M2i Global, Inc. Mr. Cole brings over 44 years of experience in sales, marketing, and leadership roles, having run over 8 companies, both public and private. He has focused all his time on global development of startup companies and turnarounds. He has been involved with raising millions of dollars for his companies and numerous M&A work. As a private and public chairman, CEO, and board member, he has expanded every company he has been involved with, leveraging relationships globally. He has spoken at many major industry conferences throughout his career.

Prior to M2i, Mr. Cole was Chairman and CEO of American Battery Metals Corporation (ABML) from 2017 to 2021, where he orchestrated a successful turnaround that resulted in a high of a $2 billion market capitalization. Mr. Cole led the transition from a lithium exploration and development company to a lithium asset and lithium-ion battery metal recycling company and left the company in August of 2021. He was a Partner overseeing all ongoing deal activities with Objective Equity LLC from 2005 through 2016, a boutique investment bank focused on the high technology, data analytics and the mining sector.

Since 1977, Mr. Cole has held various executive roles, including Chairman, Executive Vice Chairman, Chief Executive Officer and President of multiple public corporations. From May 2000 to September 2005, he was also the Director of Lair of the Bear, The University of California Family Camp located in Pinecrest, California. During the period between 1991 and 1996 he was the CEO of HealthSoft and he also founded and operated Great Bear Technology, which acquired Sony Image Soft and Starpress, then went public and eventually sold to Graphix Zone. In 1995, Mr. Cole was honored by New Enterprise Associates, a leading venture capital firm, as CEO of the year. Since 2005, Mr. Cole has been a partner with Objective Equity LLC a boutique investment bank focused on the high technology, data analytics, and the mining sector. Mr. Cole currently serves on the Board of Directors of eWellness Healthcare Corporation (EWLL).

Since 1982 he has been very active with the University of California, Berkeley where he mentors early-stage technology companies. Mr. Cole has extensive experience in global M&A and global distributions. He obtained his BA in Social Sciences from UC Berkeley in 1978.

Mr. Alan D. Gaines. Mr. Gaines, age 70, has served as a Director of Volato since December 19, 2025 and is Chairman/CEO and founder of ALG Corp., ALG Media, Inc., Tidal NRG, and Innov8 Gases Corp. Mr. Gaines is a globally respected and highly experienced transactional investment banker/advisor and entrepreneur, having led or participated in more than 200 transactions during his career, raising capital of more than $100 billion.

Mr. Gaines is primarily active within the artificial intelligence (“AI”) and data center spaces, upstream fossil fuels, mining of precious and battery metals, industrial gases development, AI/robotics, and grid infrastructure and BESS. Mr. Gaines specializes in scaled capital formation, M&A, restructuring, geophysics, and has significant oversight expertise regarding corporate board protocol and governance. He is also a member of the Society of Petroleum Engineers.

Mr. Gaines founded and was Chairman of Dune Energy, Inc. (“Dune”) from 2001 through 2010. Dune held producing properties onshore and offshore Louisiana and Texas. He sourced and spearheaded Dune’s $540 million acquisition of Goldking Energy Corp., resulting in a proforma valuation of approximately $1 billion.

Mr. Gaines also co-founded Gaines, Berland Inc. (“Gaines”), a large full service energy investment bank serving small and mid cap energy companies. Mr. Gaines sold his stake in Gaines in 1998. From 1984 to 2006, Mr. Gaines was an activist investor. He identified, analyzed and financed all energy opportunities for, and was Chief Strategic Advisor to financier Carl C. Icahn, initiating and administering all of Mr. Icahn’s energy investments, including Gulf Oil, Texaco, Pennzoil, Phillips Petroleum, Williams Cos., USX (Marathon Oil), Tenneco, among others. He has been widely quoted in global newspapers/magazines and media and industry outlets, such as The Wall Street Journal, Barron’s, Forbes, Business Week, Financial Times and Bloomberg

Mr. Gaines co-founded and is presently Chairman of Tidal NRG, LLC (“Tidal”). Tidal a privately held entity, develops digital infrastructure and AI data centers and its current project is the construction of an up to 2.5 GW campus in the Dallas-Fort Worth Metroplex. Mr. Gaines also serves as Executive Chairman and co-founder of Innov8 Gases Corp., which develops helium and green hydrogen in the Holbrook Basin in Arizona, and is Chairman of Indrocorp Technologies, which develops advanced solutions for the AI, drone, and robotics space for commercial and military deployment.

Mr. Gaines holds a BBA in Finance from Baruch College (CUNY), and an MBA in Finance from The Zarb School, Hofstra University Graduate School of Management where he was a valedictorian.

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Douglas MacLellan. Mr. MacLellan, age 70, has provided management advice and counsel on: strategic planning, operational activities, corporate finance, economic policy, asset allocation and mergers & acquisitions throughout his professional career as a senior international business executive and as a member of the board of directors of numerous companies. He has helped raise over US$1 billion for development stage, start-up and mid-cap companies. In regard to U.S. publicly listed companies experience, Mr. MacLellan has over 25 years of public company board experience and 17 years of active audit committee chair experience that includes managing through difficult investigative matters. Mr. MacLellan is also a regular speaker at industry conferences and has been interviewed on various syndicated radio and television news programs in regard to his insights related to China business, selected industries and economic forecasts. MacLellan is also a co-founder of a NASDAQ listed green battery metals miner and recycler company.

Mr. MacLellan holds over 30 years of senior level international executive business experience primarily in the natural resources, pharmaceuticals, telecoms, software, consumer products and IT industries as well as in capital formation and capital markets for new and emerging technologies and companies. MacLellan has been a catalyst for the development and financing of global businesses in the United States and in the countries of: Bulgaria, Cambodia, Canada, Chile, China, Hungary, India, Korea, Madagascar, Vietnam and Russia. MacLellan’s career has had a contemporary focus on the mining, recycling and securitization of strategic materials and critical elements.

Mr. MacLellan’s board experience includes serving as an independent director and Chairman of the Compensation Committee of American Battery Technology Company (NASDAQ: ABAT) from October 2017 to February 2022. MacLellan also served as an independent director and Chairman of the Audit Committee of ChinaNet Online Holdings, Inc. (NASDAQ: CNET) a media development, advertising and communications company from November 2009 to December 2017. Mr. MacLellan also held various Board positions and was Chairman and chief executive officer at Radient Pharmaceuticals Corporation (OTCQB: RXPC), a vertically integrated specialty pharmaceutical company from September 1992 through April 2014.

Mr. MacLellan served as President and Chief Executive Officer for the MacLellan Group, an international financial advisory firm from March 1992 through January 2016. From August 2005 to May 2009, MacLellan was a co-founder and vice chairman at Ocean Smart, Inc., a Canadian based aquaculture company. From February 2002 to September 2006, Mr. MacLellan served as chairman and cofounder at Broadband Access MarketSpace, Ltd., a China based IT advisory firm, and was also a co-founder at Datalex Corp., a software and IT company specializing in mainframe applications, from February 1997 to May 2002. Mr. MacLellan was educated at the University of Southern California with a degree in economics and international relations.

Michael Sander. Mr. Sander, age 62, has over thirty years of invaluable experience to the intersecting fields of technology, finance and real estate. As a seasoned strategist and investment professional, Mr. Sander has consistently demonstrated his ability to identify and capitalize on high-potential opportunities.

Throughout his career, Mr. Sander has played a pivotal role in closing numerous complex transactions, showcasing his talent for transforming promising ventures into tangible, value-added assets. His expertise spans multiple industries, encompassing various investment and ownership positions. Mr. Sander’s strength lies in his comprehensive understanding of the technology sector, coupled with his extensive experience in investment strategies, mergers and acquisitions, and sophisticated capital markets deal structuring. This unique combination of skills allows him to approach challenges with a multifaceted perspective, often uncovering innovative solutions where others see obstacles.

Mr. Sander acted as the Senior Managing Director at Sortis Capital from 2010 to 2016, where he focused on strategic planning and investor relations. Mr. Sander was then promoted to Managing Partner at Sortis Capital in 2022. Mr. Sander is currently a board advisor for Papaya Development, a real estate development and consulting company, and is also a current board member of TRILITY, a pharmaceutical manufacturing company. He is also a Co-Founder of INDEWORKS, a technology-driven platform dedicated to empowering industries, education, and entrepreneurs. Mr. Sander graduated from Ohio State University in 1985.

Anthony Short. Mr. Short, age 67, is an experienced public company director with over 30 years in the hard rock mining and oil and gas sectors, both internationally and within Australia. Mr. Short has a demonstrated history of working in the venture capital and private equity industries and has sound experience in corporate governance in both the public and private sectors. Mr. Short is skilled in investor relations, analytical skills, asset management, management, and corporate development. Additionally, Mr. Short is a strong business development professional and a proven business innovator, with commercial delivery of cutting-edge propriety mining technology developed in conjunction with AusIndustry and the University of Adelaide, South Australia.

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Mr. Short has been the Chairman of Reforme Group since 2018 and the company now successfully operates the Frances Creek iron ore mine in the Northern Territory. Reforme, in conjunction with AusIndustry and the University of Adelaide, South Australia, has developed a ‘World-First’ ore sorting technology that allows low grade iron ore to be beneficiated to Direct Shipping Ore (DSO). Reforme holds the propriety technology rights for this beneficiation process and are now in talks with other industry groups who are interested in using this advanced technology to beneficiate their lower grade ore, making it amenable to offshore shipping. Reforme successfully entered into a working partnership with Anglo America in early 2020 which saw the first trial shipment of beneficiated ore leave Darwin Port in June 2021. Reforme, through their partnership with AusIndustry and the University of Adelaide, are commencing works on their second research and development project which is based on multiple commodity extraction from epithermal polymetallic Au, Ag, Co, Cu deposits. Reforme is a privately owned Australian company which is 30% owned by the Traditional Landowners. The company provides employment and upskilling opportunities to the local Northern Territory communities.

Additionally, Mr. Short is chairman and founder of the Nova Terra Institute. The Nova Terra Institute (“Nova Terra”) is an Australian research and development institute with a mission to address real-world problems by facilitating a synergistic collaboration between industry, academia, and other likeminded research organizations. By linking advanced science with practical applications, the not-for-profit aims to facilitate the creation of commercially viable solutions that address critical environmental concerns for the betterment of society and the protection of our planet. We foster collaboration and support the innovation efforts of Australian businesses and thought leaders, driving improvements in critical mineral recovery, mine waste rehabilitation, recycling, and renewable energy supplies.

Mr. Short is Chairman of Komodo Capital which is an Australian based, internationally focused corporate finance advisory firm which specializes in mergers and acquisitions. Komodo currently holds mandates with the Company to facilitate transactions in Australia.

Mr. Short holds a Bachelor of Physical Education and a Bachelor in Commerce from the University of Western Australia, a Graduate Diploma of Finance from Curtin University Western Australia, and is a member of the Australian Institute of Company Directors.

Employment Agreements

In connection with the Merger, the Combined Company will enter into executive employment agreements (the “Employment Agreements”) with certain executive officers concurrently with the closing, in order to promote retention and service following the closing, to incentivize the executives to continue to grow the Combined Company and its market position, and to better reflect each executive’s value to the Combined Company and its stakeholders. These Employment Agreements will become effective upon closing.

Positions and Base Salary

Alberto Rosende. Mr. Rosende’s Employment Agreement provides for him to serve as the President and Chief Executive Officer of the Combined Company upon the closing of the Merger, at an annual base salary of $650,000.

Mark Heinen. Mr. Heinen’s Employment Agreement provides for him to continue to serve as the Chief Financial Officer of the Combined Company upon the closing of the Merger, at an annual base salary of $375,000.

Doug Cole. Mr. Cole’s Employment Agreement provides for him to serve as the Executive Chairman of the Combined Company upon the closing of the Merger, at an annual base salary of $500,000.

Michael Prachar. Mr. Prachar’s Employment Agreement provides for him to serve as the Chief Operating Officer of the Combined Company upon the closing of the Merger, at an annual base salary of $300,000.

Aside from the above, each Employment Agreement will be substantially similar, as further described below.

Annual Incentive Bonuses

Pursuant to the Employment Agreements, each executive officer will be eligible to receive an annual bonus in an amount up to a maximum of 200% of the executive’s base salary based on performance factors established by the Combined Company Board and/or the Compensation Committee of the Combined Company Board and designed to reward the executive officers for meeting or exceeding established performance objectives in a specific year. The decision to award any annual bonus and the amount and terms of any such bonus will be in the sole and absolute discretion of the Combined Company Board or its Compensation Committee.

Long-Term Equity Incentives

In connection with the Merger and following shareholder approval, the M2i Global, Inc. 2026 Stock Incentive Plan will be established. It is anticipated that the Combined Company Board will issue initial equity awards to each executive officer once the plan is established.

Benefits

The executive officers will be entitled to participate in the employee benefit plans of the Combined Company, which are expected to be provided for all employees, such as a 401(k) plan, life insurance, group health insurance and disability insurance. Additionally, the executive officers will be entitled to unlimited paid time off, accrual and use of sick leave, reimbursement of reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the executive in connection with the performance of the executive’s duties, and a $2,000 per month car allowance and communication expense.

Term, Termination, Severance, and Change of Control

Each Employment Agreement commences upon the closing of the Merger and may be terminated by the Combined Company or the executive officer at any time and for any reason upon thirty (30) days’ advance written notice.

In the event employment is terminated by the Combined Company without “Cause” or by the executive officer for “Good Reason” (each as defined in the Employment Agreements), and subject to certain conditions described in the Employment Agreements, the executive will be entitled to severance payments and benefits, including: (i) for each executive officer, an amount equal to such officer’s then-current base salary, payable over a period of twelve (12) months following termination, and (ii) reimbursement for the cost of COBRA premiums or other health insurance that the executive officer may elect for such officer and eligible dependents for up to twelve (12) months.

If the executive officer’s employment is terminated within twelve (12) months following a “Change in Control” (as defined in the Employment Agreements), the twelve (12) months of cash severance payments will include an amount equal to the maximum annual bonus which the executive officer would be entitled to for the fiscal year of the termination date.

The foregoing description of the Employment Agreements is a summary only and is qualified in its entirety by the full text of each Employment Agreement, which are filed as Exhibits 10.22, 10.23, 10.24, and 10.25 hereto and which are incorporated herein by reference.

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Director Independence

Because the Combined Company’s Common Stock will be listed on Nasdaq, we will be required to comply with the applicable rules of such exchange in determining whether a director is independent. It is expected that each member of the Combined Company Board, except Major General (Ret.) Alberto Rosende, Matthew Liotta, and Douglas Cole, will qualify as an “independent director” as defined under applicable Nasdaq listing rules. In making such determination, the Combined Company Board will consider the current and prior relationships that each director has with Volato and M2i Global and all other facts and circumstances that the Combined Company Board deems relevant in determining the independence of each director, including the interests of each director in the Merger, any relevant related party transactions and the beneficial ownership of Volato or M2i Global capital stock by each director.

Board Committees

The Volato Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Volato Board and standing committees. The standing committees are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition, each committee reviews and assesses the adequacy of its charter and submits its charter to the board of directors for approval. After completion of the Merger, the Combined Company Board will continue to have such standing committees.

Copies of each committee’s charter are posted on our website at https://ir.flyvolato.com/corporate-governance/board-committees under the “Investor Relations” section. The information contained on or that can be accessed through our website is not incorporated by reference into this proxy statement/prospectus, and you should not consider such information to be part of this proxy statement/prospectus.

Audit Committee

In connection with the closing of the Merger, the Combined Company Board is expected to select members of the Audit Committee. Volato and M2i Global believe that, following the completion of the Merger, the composition of the Audit Committee will meet the requirements for independence under current Nasdaq and SEC rules and regulations. It is currently expected that the Audit Committee will consist of Douglas MacLellan, Michael Sander and Alan D. Gaines, with Douglas MacLellan to serve as the chair of the Audit Committee. Additionally, we believe that Douglas MacLellan will qualify as an audit committee financial expert.

The primary functions of the Audit Committee will be to:

●	select, retain, compensate, evaluate, oversee, and where appropriate, terminate the independent registered public accounting firm to audit our financial statements;

●	help to ensure the independence and performance of the independent registered public accounting firm;

●	approve audit and non-audit services and fees;

●	review financial statements and discuss with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	prepare the audit committee report that the SEC requires to be included in our annual proxy statement;

●	review reports and communications from the independent registered public accounting firm;

●	review the adequacy and effectiveness of our internal controls and disclosure controls and procedure;

●	review our policies on risk assessment and risk management;

●	review and monitor conflicts of interest situations, and approve or prohibit any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;

●	review the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs and reports regarding compliance with applicable laws, regulations and internal compliance programs;

●	review related party transactions; and

●	establish and oversee procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Nominating and Corporate Governance Committee

In connection with the closing of the Merger, the Combined Company Board is expected to select members of the Nominating and Corporate Governance Committee. Volato and M2i Global believe that, following the completion of the Merger, the composition of the Nominating and Corporate Governance Committee will meet the requirements for independence under current Nasdaq and SEC rules and regulations. It is currently expected that the Nominating and Corporate Governance Committee will consist of Douglas MacLellan, Michael Sander and Alan D. Gaines, with Douglas MacLellan to serve as the chair of the Nominating and Corporate Governance Committee.

The primary functions of the Nominating and Corporate Governance Committee will include:

●	reviewing the qualifications of, and recommending to the Combined Company Board, proposed nominees for election to the Combined Company Board and its committees, consistent with criteria approved by the Combined Company Board;

●	developing, evaluating, and recommending to the Combined Company Board corporate governance practices applicable to the Combined Company; and

●	facilitating the annual performance review of the Combined Company Board and its committees.

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Guidelines for Selecting Director Nominees. The Nominating and Corporate Governance Committee will assess and make recommendations to the Combined Company Board regarding desired qualifications, expertise, and characteristics of Combined Company Board members, which assessment may include numerous factors, such as:

●	professional ethics and integrity;

●	judgment, business acumen, proven achievement and competence in one’s field;

●	the ability to exercise sound business judgment;

●	tenure on the Combined Company Board and skills that are complementary to the Combined Company Board;

●	an understanding of the Company’s business;

●	an understanding of the responsibilities required of a Combined Company Board member;

●	other time commitments, diversity with respect to professional background; and

●	the current composition, organization, and governance of the Combined Company Board and its committees.

Compensation Committee

In connection with the closing of the Merger, the Combined Company Board is expected to select members of the Compensation Committee. Volato and M2i Global believe that, following the completion of the Merger, the composition of the Compensation Committee will meet the requirements for independence under current Nasdaq and SEC rules and regulations. It is currently expected that the Compensation Committee will consist of Douglas MacLellan, Michael Sander and Alan D. Gaines, with Douglas MacLellan to serve as the chair of the Compensation Committee.

We have adopted a compensation committee charter, which details what will be the principal functions of the Compensation Committee for the Combined Company, including:

●	oversight of our overall compensation philosophy and compensation policies, plans and benefit programs;

●	review and recommendation for approval to the Combined Company Board the compensation for our executive officers and directors;

●	preparation of the compensation committee report that the SEC requires to be included in our annual proxy statement, if required; and

●	administration our equity compensation plans.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

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Compensation Committee Interlocks and Insider Participation

In connection with the closing of the Merger, the Combined Company Board is expected to select members of the Compensation Committee. None of the proposed executive officers of the Combined Company will serve, or in the past year will have served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers who is proposed to serve on the Combined Company Board or Compensation Committee following the completion of the Merger.

Corporate Governance Guidelines

It is currently expected that the Combined Company will retain the Corporate Governance Guidelines adopted by the Volato Board, which include guidelines for determining director independence. The guidelines will be published on the Combined Company’s website at https://investors.m2i.global/, in the “Governance” section, and are available in print to any stockholder upon request.

Code of Ethics

It is currently expected that the Combined Company will retain the Ethics Code adopted by the Volato Board. All directors, officers and employees of the Combined Company will be expected to act ethically at all times and in accordance with the policies comprising the Ethics Code, which will be available on the Combined Company’s website at https://investors.m2i.global/, in the “Governance” section, and is available in print to any stockholder upon request. Upon closing, any waiver or any implicit waiver from a provision of the Ethics Code applicable to our chief executive officer, chief financial officer, chief accounting officer, or any amendment to the Ethics Code must be approved by the Combined Company Board. We will disclose on our website amendments to, and, if any are granted, any such waiver of, the Ethics Code. Our Audit Committee is, and will continue to be, responsible for applying the Ethics Code to specific situations in which questions are presented to it and has the authority to interpret the Ethics Code in any particular situation. If, after investigating any potential breach of the Ethics Code reported to it, the Audit Committee determines (by majority decision) that a breach has occurred, it will inform the Combined Company Board. Upon being notified that a breach has occurred, the Combined Company Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or the Combined Company’s outside counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

In connection with the closing of the Merger, the Combined Company Board is expected to assess the adequacy of the Ethics Code and may adopt amendments to the Ethics Code.

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VOLATO EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

We are an “emerging growth company” as defined in the JOBS Act and a “smaller reporting company” as defined in the rules promulgated under the Securities Act. As such, we have opted to comply with the executive compensation disclosure rules applicable to such companies. By doing so, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, exemptions from certain narrative and tabular disclosure obligations regarding executive and director compensation in connection with our obligations under this Registration Statement, including the requirement to include a Compensation Discussion and Analysis, and scaled financial reporting.

Consistent with the scaled disclosure available to emerging growth companies, the following table sets forth information about the compensation paid to our principal executive officer, and our two other most highly compensated executive officers, for services rendered for the years ended December 31, 2024 and 2025. These executives are referred to as the named executive officers or “NEOs.”

For fiscal year 2025, our named executive officers were:

●	Matthew Liotta, Chairman of the Board, Chief Executive Officer, and President (Co-founder of Volato, Inc.);

●	Michael Prachar, Chief Operating Officer; and

●	Mark Heinen, Chief Financial Officer.

Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by, and paid to each of the named executive officers for services rendered to us in all capacities during the years ended December 31, 2025 and 2024, respectively:

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Equity Awards ($)(2)	Other(3)	Total ($)
Matthew Liotta	2025	310,000	—	103,050	6,200	419,250
Chair and Chief Executive Officer(4)	2024	117,750	—	415,412	7,675	540,837
Michael Prachar	2025	235,000	100,000	103,050	13,832	451,882
Chief Operating Officer(5)	2024	227,906	—	42,500	15,150	285,556
Mark Heinen	2025	275,000	—	103,050	13,870	391,920
Chief Financial Officer(6)	2024	266,656	—	104,477	17,460	388,593

(1)	Represents a one-time bonus.

(2)	Represents the aggregate grant date fair value of restricted stock unit awards granted under the Volato Group, Inc. 2023 stock incentive plan, each calculated in accordance with Financial Accounting Standards Board ASC Topic 718-Stock Compensation and using the assumptions contained in Note 2 to the financial statements included elsewhere herein.

(3)	Represents amounts received through the Company’s 401(k) matching policy and life insurance, accidental death and dismemberment, short-term disability and long-term disability premiums.

(4)	Mr. Liotta’s annualized salary decreased from $310,000 to $2,400 effective June 1, 2024 and increased to $310,000 on January 1, 2025.

(5)	Mr. Prachar’s annualized salary decreased from $235,000 to $223,250 effective June 1, 2024 and increased to $235,000 on January 1, 2025.

(6)	Mr. Heinen’s annualized salary decreased from $275,000 to $261,250 effective June 1, 2024 and increased to $275,000 on January 1, 2025.

Narrative Disclosure to Summary Compensation Table

Compensation Philosophy

Our executive compensation philosophy is rooted in our values, which emphasize transparency. Therefore, we seek to establish a compensation structure that is easily understood and applied. Our compensation structure rewards performance for living and demonstrating our values, achieving challenging objectives that propel us forward, and driving stockholder value, while ensuring the sustainability and long-term viability and value of the Company. Compensation not only rewards performance, it is an essential tool that can be deployed to attract and retain top talent and aimed to deliver results for stockholders.

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Our compensation plan, as with all other business plans, will be reviewed and adjusted at regular intervals consistent with the market, business achievements, pay equity, experience, and individual negotiations. We engaged an independent compensation consultant to help advise on the executive compensation program. Base pay adjustments reflect job duties, responsibilities, and macroeconomic drivers. Short-term and long-term incentive compensation (i.e., bonus and equity) reward performance towards objectives and enhancing stockholder value.

Employment Agreements

We previously entered into the employment agreements with each of our named executive officers, in order to promote retention and service following the consummation of the Business Combination, to incentivize the executives to continue to grow the Company and its market position, and to better reflect each executive’s value to the Company and its stakeholders. These agreements became effective on December 1, 2023. On September 5, 2024, the Board provided notice to each of the parties to an employment agreement that the Company elected not to renew the employment agreements pursuant to the terms of such employment agreements. On November 30, 2024, each employment agreement expired according to its respective terms. As such, each executive officer of the Company currently is employed on an at-will basis, meaning that either such executive officer or the Company may terminate such executive officer’s employment at any time for any reason. Nonetheless, the Company anticipates that each executive officer will continue to serve in his existing capacity under substantially the same compensatory terms as contained in the applicable Employment Agreement.

Positions and Base Salary

Matthew Liotta. Mr. Liotta’s employment agreement provided for him to serve as our Chief Executive Officer at an annual base salary of $310,000. Mr. Liotta’s annualized salary decreased to $2,400 effective June 1, 2024.

Michael Prachar. Mr. Prachar’s employment agreement provided for him to serve as our Chief Operating Officer at an annual base salary of $235,000. Mr. Prachar’s annualized salary decreased to $223,250 effective June 1, 2024.

Mark Heinen. Mr. Heinen’s employment agreement provided for him to serve as our Chief Financial Officer at an annual base salary of $275,000. Mr. Heinen’s annualized salary decreased to $261,250 effective June 1, 2024.

Annual Incentive Bonuses

The employment agreements provided that, for each calendar year of the term, each named executive officer will be eligible to receive an annual target bonus in an amount equal to one hundred percent (100%) of the executive’s base salary (each, an “annual bonus”), with an opportunity to receive a maximum bonus of 200% of the executive’s base salary, based on the achievement of such performance factors and such other terms and conditions as may be established by the Board and/or the Compensation Committee. These employment agreements also provided that, depending on results, the executive’s actual bonus may be higher or lower than the target bonus amount. The decision to award any annual bonus and the amount and terms of any annual bonus is in the sole discretion of the Board or the Compensation Committee. Due to the performance of the Company, the named executive officers were not eligible to receive an annual bonus related to the calendar year ended December 31, 2023 and 2024.

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Long-Term Equity Incentives

The employment agreements provided that each executive would be granted an equity award for such number of shares of the Common Stock as may be determined by the Board and/or the Compensation Committee. The initial equity award includes a performance-based vesting condition, pursuant to which (i) thirty percent (30%) of the number of shares of Common Stock subject to the initial award shall vest and, if applicable, become exercisable upon the market price of the Common Stock (as determined based on trading on an applicable stock exchange) being equal to or exceeding $12.50 per share for thirty (30) consecutive trading days, and the remaining seventy percent (70%) of the number of shares of Common Stock subject to the initial award shall vest and, if applicable, become exercisable upon the market price of the Common Stock being equal to or exceeding $15.00 per share for thirty (30) consecutive trading days. The Board granted initial restricted stock unit (“RSU”) awards in 2025 as follows:

Name and principal position	RSU Awards
Matthew Liotta Chair and Chief Executive Officer	0
Michael Prachar Chief Operating Officer	0
Mark Heinen Chief Financial Officer	0

Benefits

The employment agreements provided that each executive would be entitled to participate in employee benefit plans of Volato, Inc., such as a 401(k) plan, life insurance, group health insurance and disability insurance. Volato, Inc. currently pays for 100% of health insurance premiums for employees and 75% for dependents. All benefit plans are subject to change at Volato’s discretion.

Term

Each employment agreement had a one-year term commencing upon consummation of the Business Combination, with automatic renewal for an additional six months, unless either party provides 30 days’ notice not to renew. On September 5, 2024, the Board provided notice to each of the parties to an employment agreement that the Company elected not to renew the employment agreements pursuant to the terms of such employment agreements. On November 30, 2024, each employment agreement expired according to its respective terms. As such, each executive officer of the Company currently is employed on an at-will basis, meaning that either such executive officer or the Company may terminate such executive officer’s employment at any time for any reason. Nonetheless, the Company anticipates that each executive officer will continue to serve in his existing capacity under substantially the same compensatory terms as contained in the applicable employment agreement.

Outstanding Equity Awards at 2025 Fiscal Year End

The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2025.

Option Awards
Name	Number of securities underlying unexercised options (#) Exercisable(1)	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Matthew Liotta	—	—	—	—
Michael Prachar(1)	12,847	—	$3.50	03/10/2032
Mark Heinen	—	—	—	—

(1) Mr. Prachar’s options vested over a term of 1/48 with a one year cliff.

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	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Matthew Liotta(1)	—	—	7,344	4,700
Michael Prachar(2)	—	—	1,706	1,091
Mark Heinen(3)	—	—	1,914	1,224

(1) Mr. Liotta holds 14,813 RSUs that are fully vested, 45,000 RSAs that are fully vested, and 7,344 performance based RSU’s that vest upon the Company’s common stock achieving a specified price per share.

(2) Mr. Prachar holds 506 RSUs that are fully vested, 45,000 RSAs that are fully vested, and 1,706 performance based RSU’s that vest upon the Company’s common stock achieving a specified price per share.

(3) Mr. Heinen holds 5,579 RSUs that are fully vested, 45,000 RSAs that are fully vested, and 1,914 performance based RSU’s that vest upon the Company’s common stock achieving a specified price per share.

Compensation of Directors

Other than with respect to Matthew Liotta, our Chairman of the Board, CEO, and President whose compensation as such is reflected on the Summary Compensation Table above, the table below details the compensation paid to our directors for their service as a director during the fiscal year ended December 31, 2025.

Commencing in 2024, the Board suspended cash compensation for directors and granted restricted stock units in consideration for their service through the 2024 annual meeting. In the third quarter of 2025 Mr. Burger was paid $16,266.78 and Mr. Nichols was paid $18,868.49. In the fourth of 2025 Mr. Burger earned $20,906.25 and Mr. Nichols earned $24,250.00 which remained unpaid as of December 31, 2025.

As described below, one non-employee director received a restricted stock award (“RSA”) for their service on the Company’s Board during the fiscal year ended December 31, 2025. Mr. Liotta and Mr. Cooper did not receive fees for service on the Board for the fiscal year ended December 31, 2025.

Name	Cash Fees ($)(1)	RSU awards ($)(2)	Total ($)
Michael D. Nichols	43,118.49	—	43,118.49
Christopher Burger	37,173.03	13,440.00	50,613.03
Nicholas Cooper	—	—	—
Alan D. Gaines(3)	3,078.00	—	3,078.00

(1)	All cash fees for board members were suspended effective, March 31, 2024.

(2)	Represents the aggregate grant date fair value of restricted stock unit awards granted under the Volato Group, Inc. 2023 stock incentive plan, calculated in accordance with Financial Accounting Standards Board ASC Topic 718-Stock Compensation and using the assumptions contained in Note 2 to the financial statements included elsewhere herein.

(3)	Mr. Gaines was appointed to the Volato Board effective December 19, 2025 and earned $3,078.00 in the fourth quarter which remained unpaid as of December 31, 2025.

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Policy and Practices on Timing of Granting Options

While we do not have a formal policy in place with regards to the timing of awards of options (or other equity awards) in relation to the disclosure of material nonpublic information, our practice is to not grant any such awards at a time when we are in possession of material nonpublic information and we generally do not grant stock options or similar awards during blackout periods established under our Insider Trading Policy or at any time during the four business days prior to, or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that disclosed material nonpublic information. In addition, we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Clawback Policy

The Board has adopted a Clawback Policy (the “Clawback Policy”) designed to comply with Section 10D of the Exchange Act of 1934, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed.

Summary of the Volato, Inc. 2021 Equity Incentive Plan (the “2021 Plan”)

The 2021 Plan was assumed by PACI prior to consummation of the Business Combination and was previously the Company’s sole equity compensation plan. Following consummation of the Business Combination, the 2021 Plan continued on its own terms, except that:

●	Volato, Inc. common stock covered by awards granted under the 2021 Plan became shares of the Company’s Common Stock;

●	All references in the 2021 Plan to a number of shares of Volato, Inc. common stock were amended to refer instead to that number of shares of the Company’s Common Stock as adjusted by an exchange ratio;

●	Employees and consultants of Volato, Inc. (or any other affiliate of Volato, Inc.) became eligible to receive awards under the 2021 Plan;

●	The Company’s Compensation Committee became the administrator of the 2021 Plan (the “Administrator”); and

●	Certain other minor technical revisions were made.

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Purpose and Eligibility.

The 2021 Plan’s purposes are carried out by the granting of awards to selected eligible individuals. Awards under the 2021 Plan may be granted to selected employees, directors, and consultants of the Company or its affiliates in the discretion of the Administrator. Only employees are eligible to receive incentive stock options.

The 2021 Plan became effective on August 13, 2021 and will remain in effect until August 12, 2031 unless terminated earlier by the Board; however, once the Volato Group, Inc. 2023 Stock Incentive Plan (the “2023 Plan”) was approved by the stockholders, no further grants were made under the 2021 Plan. The 2021 Plan was amended and restated in connection with the assumption by PACI to reflect the effect of the Business Combination by modifying eligibility as described above, to reflect PACI’s assumption of the 2021 Plan, to clarify that Common Stock will be issued under the 2021 Plan, and to adjust the number of shares issuable under the 2021 Plan by the exchange ratio of 1.01508, and to make other minor technical revisions.

No awards were granted or will be granted under the 2021 Plan after the 2023 became effective on December 1, 2023 (the “2023 Plan Effective Date”). Awards granted under the 2021 Plan that will be outstanding on the 2023 Plan Effective Date will be accelerated or continued in accordance with their terms subject to vesting schedules pursuant to the applicable restricted stock award agreement or option agreement; provided that, in each case, the participant continues to be employed or in service with the Company or an affiliate through each applicable vesting date.

Administration; Amendment and Termination.

Following the Business Combination, the Compensation Committee, subject to PACI Board oversight, became the Administrator of the 2021 Plan. To the extent required under Rule 16b-3 of the Exchange Act, the Compensation Committee consists solely of two or more “non-employee” directors as that term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3.

The 2021 Plan and awards made under the 2021 Plan may be amended, suspended, or terminated at any time by the Administrator, with respect to awards, subject to the following: (a) stockholder approval of any 2021 Plan amendment if required by applicable laws, rules, or regulations, and (b) except as otherwise provided in the 2021 Plan, an amendment or termination of an award may not materially adversely affect the rights of the recipient of the award without the recipient’s consent.

Share Limitations.

The 2021 Plan authorizes the issuance of 108,974 shares (subject to adjustment for anti-dilution purposes), all of which may be issued under the 2021 Plan pursuant to incentive stock options. As described above, as a result of the Business Combination, this limit was adjusted by an exchange ratio. As of the date of the Business Combination on December 1, 2023, 94,038 shares were subject to outstanding awards, and no shares remained available for the grant of awards.

Types of Awards.

The types of awards authorized under the 2021 Plan are described below and include: stock options in the form of nonqualified options and incentive stock options and restricted stock awards. Subject to the terms of the 2021 Plan, the Administrator has broad authority to determine the terms and conditions of awards.

Options. Options granted under the 2021 Plan may be incentive options or nonqualified options. Incentive options may be granted only to our employees, not to consultants or non-employee directors. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of Common Stock on the date the option is granted, or 110% of the fair market value for incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock. The preceding exercise price restrictions do not apply to certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations. The option period may not exceed 10 years (or five years with respect to an incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a parent, subsidiary, as provided in the 2021 Plan). Options are exercisable after termination of employment only to the extent specified by the Administrator in grants of individual awards.

Restricted Stock Awards. Under the terms of the 2021 Plan, the Administrator may grant restricted stock awards to participants in such numbers, upon such terms and at such times as the Administrator determines. Restricted stock awards are transfers of shares of the Company’s Common Stock subject to vesting conditions established by the Administrator. Until the transferee satisfies the vesting conditions or forfeits the shares, the share certificates are held in escrow or secured in another manner satisfactory to the Administrator. If and when the vesting conditions are satisfied, the shares are released to the transferee. Forfeited shares become eligible for reissuance under the Plan.

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Summary of the 2023 Plan

Key Plan Provisions

The following paragraphs provide a summary of principal features of the 2023 Plan and its operation. However, this summary is not a complete description of all provisions of the 2023 Plan and is qualified in its entirety by the specific language of the 2023 Plan.

Awards may be granted under the 2023 Plan until December 1, 2033, unless earlier terminated by the Board or the Compensation Committee, but no incentive stock options may be granted after November 28, 2033.

●	The 2023 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options) stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards.

●	We have reserved a pool of shares of Common Stock for issuance pursuant to awards under the 2023 Plan equal to 224,347 shares.

●	The 2023 Plan is administered by the Board or, upon delegation by the Board, the Compensation Committee or such committee as permitted by the 2023 Plan.

The 2023 Plan includes several features that our Board believes reflect responsible compensation and governance practices and promote the interests of our stockholders, including the following “best practices”:

Prudent Share Request and Efficient Use of Equity. Under the terms of the 2023 Plan, no more than 20% of the issued and outstanding shares of our Class A Common Stock as of the date of Closing will be authorized for issuance under the plan (subject to adjustment for anti-dilution purposes). We are committed to the efficient use of equity awards and are mindful to ensure that our equity compensation program does not overly dilute our existing stockholders. To that end, the Compensation Committee will consider potential stockholder dilution, including burn rate and overhang, in the design and administration of equity awards.

Independent Committee. The 2023 Plan will be administered by the Compensation Committee. All members of the Compensation Committee are intended to qualify as “independent” under the NYSE listing standards and as “non-employee directors” under Rule 16b-3 adopted under the Exchange Act.

No Discounted Stock Options or SARs and Limit on Option and SAR Terms. Stock options and stock appreciation rights, or SARs, must have an exercise price or base price, as applicable, equal to or greater than the fair market value (which is generally defined to be the closing sale price on the trading day immediately preceding the date of grant) of our Class A Common Stock on the date of grant. In addition, the term of an option or SAR cannot exceed 10 years.

No Stock Option or SAR Repricings Without Stockholder Approval. The 2023 Plan prohibits the repricing of stock options or SARs without the approval of stockholders. This 2023 Plan provision applies to (i) direct repricings (lowering the exercise price of an option or the base price of an SAR), (ii) indirect repricings (exchanging an outstanding option or SAR that is under water for cash, for options or SARs with an option price or base price less than that applicable to the original option or SAR, or for another equity award) and (iii) any other action that would be treated as a repricing under applicable stock exchange rules (subject to anti-dilution adjustments).

Robust Minimum Vesting Requirements for stock-based awards. The 2023 Plan generally imposes a minimum vesting period of one year for Stock Options, SARs and other stock-based awards other than in the cases of death, disability, retirement or a change in control. The Administrator may provide for the grant of awards with shorter or no vesting periods but only with respect to awards covering no more than five percent of the shares authorized for issuance under the 2023 Plan and in certain other limited circumstances. We believe that our vesting and award practices are responsible and further our incentive and retention objectives.

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No Automatic “Single Trigger” Vesting Upon Change of Control. The 2023 Plan provides for double trigger treatment of awards upon a Change of Control and does not provide for automatic “single trigger” change of control vesting. Specifically, awards will vest upon a change of control only if (i) awards are not assumed, substituted or continued, or (ii) when such awards are assumed, substituted or continued, only if a participant’s employment is terminated beginning six months before and ending one year after the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable after the change of control) and only if such termination of employment or service is without cause or for good reason. Notwithstanding the prior sentence, unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with us, the participant will be entitled to the greater of the benefits provided upon a change of control under the 2023 Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a change of control as defined in the 2023 Plan.

Prudent Change of Control Provisions. The 2023 Plan includes prudent “change of control” triggers such as requiring a change in beneficial ownership of more than 50% of our voting stock or other voting securities or consummation (rather than stockholder approval) of a merger or other transaction in which the holders of our common stock or other voting securities immediately prior to the transaction have voting control over less than 50% of the voting securities of the surviving corporation immediately after such transaction in order for a “change of control” to be deemed to have occurred.

Prohibition of Certain Share Recycling, or “Liberal Share Counting”, Practices for Options and SARs. The 2023 Plan imposes conservative counting and share recycling provisions for awards. For instance, shares subject to awards that are tendered or withheld to satisfy tax withholding requirements, or payment of an option or SAR exercise price or in connection with net settlement of an award will not be added back for reuse under the 2023 Plan, nor will any shares repurchased on the open market with the portion of the proceeds of an option exercise that represents payment of the exercise price.

No Grants of “Reload” Awards. The 2023 Plan does not provide for “reload” awards (the automatic substitution of a new award of like kind and amount upon the exercise of a previously granted award).

Forfeiture and Clawback. The 2023 Plan authorizes the Administrator to require forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

No Dividends or Dividend Equivalents on Unearned Awards. Dividends and dividend equivalents on awards issued under the 2023 Plan may only be paid if and to the extent the award has vested or been earned, and no dividends may be paid on shares that are subject to options or SARs.

Limits on Transferability of Awards. Unless permitted by the Administrator, the 2023 Plan does not permit awards to be transferred for value or other consideration.

Duration of the 2023 Plan

The 2023 Plan became effective upon the 2023 Plan Effective Date and will remain in effect until the tenth anniversary minus one day of the 2023 Plan Effective Date unless terminated earlier by our Board.

Shares Reserved for Issuance Under the 2023 Plan

The maximum aggregate number of shares that we may issue pursuant to awards granted under the 2023 Plan may not exceed 20% of the issued and outstanding shares of our Common Stock as of consummation of the Business Combination. Of the amount described in the preceding sentence, no more than 20% of the post-Business Combination total shares of our Common Stock may be issued under the 2023 Plan pursuant to the grant of incentive stock options (subject to adjustment for anti-dilution purposes as described below).

If an award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited shares subject to the award will again be available for issuance pursuant to awards granted under the 2023 Plan. The following also are not included in calculating the 2023 Plan share limitations described above: (a) awards which are settled in cash and (b) dividends, including dividends paid in shares, or dividend equivalents paid in connection with outstanding awards. If the full number of shares subject to an award is not issued for by reason of the failure to achieve maximum performance factors or other criteria, only the number of shares issued and delivered will be considered for purposes of determining the number of shares remaining available for issuance pursuant to awards granted under the 2023 Plan.

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In addition, (i) shares issued under the 2023 Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving our acquisition of another entity will not reduce the maximum number of shares available for delivery under the 2023 Plan, and (ii) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2023 Plan and will not reduce the maximum number of shares available under the 2023 Plan, subject, in the case of both (i) and (ii), to applicable stock exchange listing requirements, if any.

The following shares may not again be made available for issuance as awards under the 2023 Plan: any shares (a) withheld or delivered to satisfy the tax withholding requirements for an award or withheld or delivered to pay the exercise price related to an option or SAR, (b) not issued or delivered as a result of the net settlement of an award or (c) repurchased on the open market with the portion of the proceeds of the exercise of an option that does not exceed the exercise price.

The number of shares reserved for issuance under the 2023 Plan and the terms of outstanding awards may be adjusted in the event of an adjustment in the capital structure of the Company (such as adjustments due to a merger, stock split, stock dividend or similar event), as provided in the 2023 Plan.

Administration

The 2023 Plan is administered by our Compensation Committee subject to the oversight of our Board. Each member of our Compensation Committee is intended to be independent under applicable SEC Rule 16b-3 and the NYSE American company guide. Our Board and Compensation Committee are also referred to in this discussion collectively as the “Administrator.” Our Board may delegate powers of the Administrator to one or more officers who are not subject to Section 16 of the Exchange Act.

Subject to the terms of the 2023 Plan, the Administrator’s authority includes but is not limited to the authority to: (a) determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of our Common Stock, if any, subject to an award, the vesting conditions applicable to an award, and the other terms, conditions, restrictions and limitations of an award; (b) prescribe the form or forms of agreements evidencing awards granted under the 2023 Plan; (c) establish, amend and rescind rules and regulations for the administration of the 2023 Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in the 2023 Plan or in any award or award agreement, including unilateral authority to amend the 2023 Plan to comply with applicable law; and (e) construe and interpret the 2023 Plan, awards and award agreements made under the 2023 Plan, interpret rules and regulations for administering the 2023 Plan and make all other determinations deemed necessary or advisable for administering the 2023 Plan. Vesting conditions may vary among individuals and may include attainment of performance objectives, continued service or employment for a specified period, or other provisions related to the purpose of the compensation and may provide for acceleration of vesting upon retirement, disability, death or other conditions specified by the Administrator. Performance measures may vary among individuals and will be based upon such performance factors or criteria as the Administrator determines.

The Administrator also has the authority (a) to accelerate the date on which awards become exercisable, vest or are considered to be earned, to adjust or modify performance factors or criteria and (c) to adjust the terms or conditions of awards in response to or in anticipation of extraordinary items, transactions, events or developments impacting us or our financial statements, or changes in applicable law.

Amendment and Termination

The 2023 Plan and awards made under the 2023 Plan may be amended, suspended or terminated at any time by our Board (or the Administrator, with respect to awards). However, stockholder approval of any 2023 Plan amendment is required if required by applicable laws, rules or regulations, and, except as otherwise provided in the 2023 Plan, an amendment or termination of an award may not materially adversely affect the rights of the recipient of the award without the recipient’s consent; provided, however, that recipient consent is not required when such change is necessary to comply with applicable law or changes to applicable law. In addition, and except for adjustments made pursuant to a change in our Common Stock pursuant to a merger, consolidation, recapitalization or reorganization, or if our Board declares a stock dividend, stock split distributable in shares of our Common Stock, reverse stock split, other distribution (other than an ordinary or regular cash dividend) or combination or reclassification of our Common Stock, or if there is a similar change in our capital stock structure affecting our common stock (excluding conversion of convertible securities and/or the exercise of warrants by their holders, or in connection with a change of control), stockholder approval is required to take any action with respect to an option or SAR “repricing,” that is, (i) amending the terms of outstanding options or SARs to reduce the exercise price, (ii) exchanging outstanding options or SARs for cash, options or SARs with an exercise price that is less than the exercise price of the original option or SAR or for other equity awards at a time when the original option or SAR has an exercise price above the fair market value of our common stock or (iii) other action that would be treated as a repricing under any applicable stock exchange rules (other than adjustments for anti-dilution purposes).

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Types of Awards

The types of awards authorized under the 2023 Plan are described below and include: restricted stock awards; restricted stock units (“RSUs”); incentive stock options; nonqualified stock options; SARs, which may be granted to the holder of an option with respect to all or a portion of the shares of our Common Stock subject to the option or may be granted separately to an eligible individual; performance awards, which may be either performance shares or performance units; phantom stock awards; other cash-based and stock-based awards; and dividend equivalent awards. Subject to the terms of the 2023 Plan, the Administrator has broad authority to determine the terms and conditions of awards. All awards that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the IRC must comply with the restrictions imposed by that section.

Options

Options granted under the 2023 Plan may be incentive options or nonqualified options. Incentive options may be granted only to our employees, not to independent contractors or non-employee directors. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of our Common Stock on the date the option is granted, or 110% of the fair market value for incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock. The preceding exercise price restrictions do not apply to certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.

Pursuant to Section 422 of the IRC and the terms of the 2023 Plan, in no event may there first become exercisable by a participant in any one calendar year incentive options granted by us with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent that an incentive option granted under the 2023 Plan exceeds this limitation, the excess will be treated as a nonqualified option.

The exercise price is payable in cash or cash equivalent, or, except where prohibited by the Administrator or applicable law, by delivery of shares of our common stock owned by the participant, withholding of shares upon exercise of the option, delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to us the amount of sale or loan proceeds to pay the exercise price or by such other payment methods as may be approved by the Administrator and which are acceptable under applicable law (or any combination of these methods).

The Administrator will determine the terms and conditions of an option, the period or periods during which an individual may exercise an option and any conditions on the ability of an individual to exercise an option. The option period may not exceed 10 years (or five years with respect to an incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a parent, subsidiary, as provided in the 2023 Plan). Options are exercisable after termination of employment only to the extent specified by the Administrator in grants of individual awards. The Administrator may, consistent with the terms of the Plan and Section 409A of the IRC, accelerate the date on which options become vested or exercisable.

Restricted Stock Awards

Under the 2023 Plan, the Administrator may grant restricted awards to participants in such numbers, upon terms and at such times as the Administrator determines. Restricted awards may be in the form of restricted stock awards or RSUs that are subject to certain conditions, which conditions must be met in order for such award to vest or be earned, in whole or in part, and no longer subject to forfeiture. Restricted stock awards are payable in shares of Common Stock. RSUs may be payable in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, in accordance with the terms of the 2023 Plan and the discretion of the Administrator.

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Performance Awards

Performance awards may be in the form of performance shares or performance units. Performance shares are granted with reference to a specified number of shares of our common stock and afford the holder the contingent right to receive shares of our Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator) with a value equal to the value of the reference shares as of the date on which the performance objectives are achieved. An award of a performance unit is a grant in an amount determined by the Administrator that gives the holder the contingent right to receive shares of our Common Stock, a cash payment or combination of our Common Stock and cash (as determined by the Administrator) equal in value to the amount of the award.

The Administrator will determine, subject to the terms of the 2023 Plan, the performance objectives and other conditions applicable to each performance award. Unless otherwise specified by the Administrator, the recipient of performance units will forfeit upon separation from service any units whose objectives have not been attained at that time. Performance measures may vary between individuals and be based upon such performance factors or criteria as the Administrator determines. The Administrator may, in its sole discretion, accelerate the date that performance units granted to any recipient are deemed to have been earned in whole or in part.

Stock Appreciation Rights

Stock appreciation rights may be granted in the form of either “related SARs” or “freestanding SARs”. A related SAR is granted to the holder of an option with respect to all or a portion of the shares of our Common Stock subject to the related option, and a “freestanding SAR” is an SAR that is granted separately to an eligible individual.

Upon exercise, the holder of a SAR is entitled to receive consideration equal to the number of shares with respect to which the SAR is exercised multiplied by the excess, if any, of the fair market value of a share of our Common Stock on the date of exercise of the SAR over the base price. The base price of a related SAR equals the exercise price of its related option. The base price of a freestanding SAR equals the fair market value of our Common Stock on the date of grant of the SAR. The preceding exercise price restrictions do not apply to certain SARs assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.

Payment to the SAR holder may be made in cash, shares of Common Stock (valued at fair market value on the date of the SAR exercise) or a combination of cash and shares of Common Stock, as determined by the Administrator.

Related SARs are exercisable only when their related options are exercisable. A SAR may be granted in tandem with a nonqualified option at any time before the option is completely exercised, terminated, expired or canceled. A SAR may be granted in tandem with an incentive option only at the time of the grant of the option. The exercise of a related SAR precludes the exercise of the related option, and vice versa.

SARs are exercisable according to the terms established by the Administrator and stated in the applicable award agreement. They may not be exercised more than 10 years after the date of grant, or such shorter period as may apply to the related options in the case of related SARs or as may be specified by the award agreement.

Phantom Stock Awards

Phantom stock awards are awards of a number of hypothetical share units, each with a value equal to the fair market value of one share of Common Stock. Upon vesting, the holder of phantom share units is entitled to receive consideration equal to the number of units multiplied by the fair market value of a share of our Common Stock on the date of exercise. Payment may be made, in the discretion of the Administrator, in cash or in shares of our Common Stock valued at fair market value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payments may be made in a lump sum or upon such other terms consistent with the 2023 Plan and Section 409A of the IRC as may be established by the Administrator. The Administrator will determine the vesting conditions and other terms of each grant, subject to the terms of the 2023 Plan.

Other Cash-Based Awards and/or Stock-Based Awards

The Administrator has the authority to grant other cash-based and/or stock-based awards to eligible individuals. Other stock-based awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock or awards for shares of our Common Stock, including but not limited to other stock-based awards granted in lieu of bonus, salary or other compensation, other stock-based awards granted with vesting or performance conditions, and/or other stock-based awards granted without being subject to vesting or performance conditions (subject to the terms of the 2023 Plan). Subject to the provisions of the 2023 Plan, the Administrator will determine the number of shares of our Common Stock, if any, to be awarded to an individual under (or otherwise related to) such other stock-based awards; whether such other stock-based awards will be settled in cash, shares of our Common Stock or a combination of cash and shares of our Common Stock; and the other terms and conditions of such awards. Other cash-based awards will be valued and settled in cash may be granted in lieu of bonus, salary or other compensation, may be granted with vesting or performance conditions and/or may be granted without being subject to vesting or performance conditions. Other cash-based awards will be subject to such other terms and conditions as may be established by the Administrator.

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Dividends and Dividend Equivalent Rights

The Administrator may, in its sole discretion, provide that awards, other than options and SARs, earn dividends or dividend equivalent rights (“dividend equivalents”); provided, however, that dividends and dividend equivalents on unearned or unvested awards will not be paid (even if accrued) unless and until the underlying award (or portion thereof) has been earned or vested. Such dividends or dividend equivalents may be paid currently or may be credited to an individual’s account. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of our Common Stock or share equivalents.

Change of Control

Under the terms of the 2023 Plan, certain provisions apply in the event of a change of control (except as otherwise required under Section 409A of the IRC or provided in an award agreement). To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which we are the ultimate parent corporation and do not continue the award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as awards outstanding under the 2023 Plan immediately prior to the change of control event, (A) all outstanding options and SARs will become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (B) any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at the greater of actual or target.

In addition, if an award is substituted, assumed or continued as provided in the 2023 Plan, the award will become vested (and, in the case of options and SARs, exercisable) and any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at the greater of actual or target, if the employment or service of the participant is terminated beginning six months before and ending one year after the date of the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable), but only if such termination of employment or service (A) is by the Company not for cause or (B) is by the participant for good reason. If the termination of employment or service precedes the change of control, the award will be settled as of the date of the change.

Further, and notwithstanding any other provision of the 2023 Plan to the contrary, and unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with the Company, the participant will be entitled to the greater of the benefits provided upon a change of control of the Company under the 2023 Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a Change of Control as defined in the 2023 Plan.

Transferability

Incentive options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with IRC Section 422 and related regulations. Nonqualified options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with the registration provisions of the Securities Act. Restricted awards, SARs, performance awards, phantom stock awards and other cash-based and stock-based awards generally are not transferable other than transfers by will or the laws of intestate succession, and participants may not sell, transfer, assign, pledge or otherwise encumber shares subject to an award until the award has vested and all other conditions established by the Administrator have been met.

Forfeiture and Recoupment

As noted above, the 2023 Plan authorizes the Administrator to require forfeiture and recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

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Certain United States Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the 2023 Plan as they were in effect on the date of this proxy statement/prospectus. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the Code and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances. Tax laws are subject to change.

Incentive Options

Incentive options granted under the 2023 Plan are intended to qualify as incentive stock options under IRC Section 422. Pursuant to IRC Section 422, the grant and exercise of an incentive option generally will not result in taxable income to the participant (with the possible exception of alternative minimum tax liability) if the participant (a) does not dispose of shares received upon exercise of such option within the period ending at the later of one year after the date of exercise or two years after the date of grant, and (b) has continuously been our employee from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise of the incentive option over the exercise price for such shares generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may experience an increase in their federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the IRC. We generally will not be entitled to a deduction for income tax purposes in connection with the exercise of an incentive option.

If the holding period requirements for incentive option treatment described above are met, upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized upon such disposition exceeds the exercise price, and such amount will be treated as long-term capital gain or loss.

If the holding period requirements for incentive option treatment described above are not met, the participant will be taxed as if he or she received compensation in the year of the disposition. The participant must treat gain realized in the disqualifying disposition as ordinary income to the extent of the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition of the stock minus the exercise price. Any gain in excess of these amounts may be treated as long-term or short-term capital gain, depending upon the participant’s holding period. In the year of disposition, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Nonqualified Options

For federal income tax purposes, the grant of a nonqualified option on the terms specified by the 2023 Plan should not result in taxable income to a participant or a tax deduction to us. The difference between the fair market value of the stock on the date of exercise and the exercise price will constitute taxable ordinary income to the participant on the date of exercise. We generally will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting. The participant’s basis in shares of common stock acquired upon exercise of an option will equal the exercise price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the participant will be taxed as a capital gain or loss to the participant and will be long-term capital gain or loss if the participant has held the stock for more than one year at the time of sale.

Stock Appreciation Rights

For federal income tax purposes, the grant of a SAR on the terms specified by the 2023 Plan should not result in taxable income to a participant or a tax deduction to us. Upon exercise, the amount of cash and fair market value of shares received by the participant, less cash or other consideration paid (if any), is taxed to the participant as ordinary income, and we will generally be entitled to a corresponding income tax deduction to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Restricted Stock Awards.

The grant of a restricted stock award will not result in taxable income to the participant or a tax deduction to us for federal income tax purposes, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable, as defined under IRC Section 83. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture or the award becomes transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), will be included in the participant’s ordinary income as compensation, except that the participant may elect, within 30 days after the transfer of the shares and in accordance with the requirements of Section 83(b) of the IRC, to include in his or her ordinary income as compensation at the time the restricted stock is awarded the fair market value of such shares at such time, less any amount paid for the shares. We generally will be entitled to an income tax deduction at time when the participant recognizes income and in the same amount, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

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Restricted Stock Units, Performance Awards, Phantom Stock Awards, Other Cash-Based and Stock-Based Awards and Dividend Equivalents

The grant of a restricted stock unit, performance award, phantom stock award, other cash-based and stock-based awards or a dividend equivalent award on the terms specified by the 2023 Plan should not result in taxable income to the participant or a tax deduction to us for federal income tax purposes. Upon the settlement of the award, the participant will recognize taxable income equal to any cash and the fair market value of any stock received in settlement of the award. We generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Code Section 409A

Awards granted under the 2023 Plan may be subject to IRC Section 409A and related regulations and other guidance. IRC Section 409A imposes certain requirements on unfunded, nonqualified deferred compensation plans. If IRC Section 409A applies to the 2023 Plan or any award, and the 2023 Plan and the award do not, when considered together, satisfy the requirements of IRC Section 409A during a taxable year, the participant will have ordinary income in the year of noncompliance in the amount of all deferrals subject to IRC Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. In subsequent years, the participant will have ordinary income equal to any increase in the value of the award to the extent that the award is then vested. In addition to ordinary income tax, the participant will be subject to an additional income tax of 20% on all amounts includable in income and may also be subject to interest charges under IRC Section 409A. We do not undertake to have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

Tax Withholding

Generally, a participant in the 2023 Plan will be required to pay us in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by us to such authority for the account of the recipient. Alternatively, the Administrator may in its discretion establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to an award, by electing to deliver shares of Common Stock held by the participant that are fully vested and not subject to any pledge or other security interest or to have us withhold shares of our Common Stock from the shares to which the recipient is otherwise entitled. Under the 2023 Plan, the number of shares to be withheld or delivered will have a fair market value (as determined pursuant to the 2023 Plan) as of the date that the amount of tax to be withheld is determined as nearly as equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with applicable laws, rules and regulations and applicable accounting principles), the amount of such obligations being satisfied.

Plan Benefits

The selection of individuals who will receive awards under the 2023 Plan and the amount of any such awards is not yet determinable due to vesting, performance and other requirements. Therefore, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of participants. In 2022, Volato granted awards under its existing 2021 Plan to our named executive officers, non-employee directors and other eligible employees. These awards are described under the section titled “Executive Officer and Director Compensation” in this proxy statement/prospectus.

Equity Compensation Plan Information

17,703 shares of Common Stock were covered by awards outstanding under the 2023 Plan as of April 2, 2026 and there was 30,964 restricted stock units outstanding under the 2023 Plan as of April 2, 2026.

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Summary of the 2025 Plan

Key Plan Provisions

The following summary discussion describes the principal features of the 2025 Plan. This summary, however, does not purport to be a complete description of all of the provisions of the 2025 Plan. It is qualified in its entirety by reference to the full text and terms of the 2025 Plan.

The 2025 Plan includes several features that our Board believes reflect responsible compensation and governance practices and promote the interests of our stockholders, including the following “best practices”:

Independent Committee. The 2025 Plan is administered by the Compensation Committee. All members of the Compensation Committee are intended to qualify as “independent” under the NYSE listing standards and as “non-employee directors” under Rule 16b-3 adopted under the Exchange Act.

No Discounted Stock Options or SARs and Limit on Option and SAR Terms. Stock options and stock appreciation rights, or SARs, must have an exercise price or base price, as applicable, equal to or greater than the fair market value (which is generally defined to be the closing sale price on the trading day immediately preceding the date of grant) of our Common Stock on the date of grant. In addition, the term of an option or SAR cannot exceed 10 years.

No Stock Option or SAR Repricings Without Stockholder Approval. The 2025 Plan prohibits the repricing of stock options or SARs without the approval of stockholders. This 2025 Plan provision applies to (i) direct repricings (lowering the exercise price of an option or the base price of an SAR), (ii) indirect repricings (exchanging an outstanding option or SAR that is under water for cash, for options or SARs with an option price or base price less than that applicable to the original option or SAR, or for another equity award) and (iii) any other action that would be treated as a repricing under applicable stock exchange rules (subject to anti-dilution adjustments).

Robust Minimum Vesting Requirements for stock-based awards. The 2025 Plan generally imposes a minimum vesting period of one year for Stock Options, SARs and other stock-based awards other than in the cases of death, disability, retirement or a change in control. The Administrator may provide for the grant of awards with shorter or no vesting periods but only with respect to awards covering no more than five percent of the shares authorized for issuance under the 2025 Plan and in certain other limited circumstances. We believe that our vesting and award practices are responsible and further our incentive and retention objectives.

No Automatic “Single Trigger” Vesting Upon Change of Control. The 2025 Plan provides for double trigger treatment of awards upon a Change of Control and does not provide for automatic “single trigger” change of control vesting. Specifically, awards will vest upon a change of control only if (i) awards are not assumed, substituted or continued, or (ii) when such awards are assumed, substituted or continued, only if a participant’s employment is terminated beginning six months before and ending one year after the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable after the change of control) and only if such termination of employment or service is without cause or for good reason. Notwithstanding the prior sentence, unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with us, the participant will be entitled to the greater of the benefits provided upon a change of control under the 2025 Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a change of control as defined in the 2025 Plan.

Prudent Change of Control Provisions. The 2025 Plan includes prudent “change of control” triggers such as requiring a change in beneficial ownership of more than 50% of our voting stock or other voting securities or consummation (rather than stockholder approval) of a merger or other transaction in which the holders of our common stock or other voting securities immediately prior to the transaction have voting control over less than 50% of the voting securities of the surviving corporation immediately after such transaction in order for a “change of control” to be deemed to have occurred.

Prohibition of Certain Share Recycling, or “Liberal Share Counting”, Practices for Options and SARs. The 2025 Plan imposes conservative counting and share recycling provisions for awards. For instance, shares subject to awards that are tendered or withheld to satisfy tax withholding requirements, or payment of an option or SAR exercise price or in connection with net settlement of an award will not be added back for reuse under the 2025 Plan, nor will any shares repurchased on the open market with the portion of the proceeds of an option exercise that represents payment of the exercise price.

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No Grants of “Reload” Awards. The 2025 Plan does not provide for “reload” awards (the automatic substitution of a new award of like kind and amount upon the exercise of a previously granted award).

Forfeiture and Clawback. The 2025 Plan authorizes the Administrator to require forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

No Dividends or Dividend Equivalents on Unearned Awards. Dividends and dividend equivalents on awards issued under the 2025 Plan may only be paid if and to the extent the award has vested or been earned, and no dividends may be paid on shares that are subject to options or SARs.

Limits on Transferability of Awards. Unless permitted by the Administrator, the 2025 Plan does not permit awards to be transferred for value or other consideration.

Duration of the 2025 Plan

The 2025 Plan became effective upon the 2025 Plan Effective Date and will remain in effect until the tenth anniversary minus one day of the 2025 Plan Effective Date unless terminated earlier by our Board..

Shares Reserved for Issuance Under the 2025 Plan

The maximum aggregate number of shares that we may issue pursuant to awards granted under the 2025 Plan may not exceed 415,584 shares, which shall be automatically increased, so long as the Company has a sufficient number of authorized shares of Common Stock, on January 1, 2026 and on each January 1 thereafter by the number of shares equal to five percent (5%) of total issued and outstanding shares of Common Stock on the immediately preceding December 31, unless a lesser number of Common Shares is approved by the Administrator.

If an award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited shares subject to the award will again be available for issuance pursuant to awards granted under the 2025 Plan. The following also are not included in calculating the 2025 Plan share limitations described above: (a) awards which are settled in cash and (b) dividends, including dividends paid in shares, or dividend equivalents paid in connection with outstanding awards. If the full number of shares subject to an award is not issued for by reason of the failure to achieve maximum performance factors or other criteria, only the number of shares issued and delivered will be considered for purposes of determining the number of shares remaining available for issuance pursuant to awards granted under the 2025 Plan.

In addition, (i) shares issued under the 2025 Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving our acquisition of another entity will not reduce the maximum number of shares available for delivery under the 2025 Plan, and (ii) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2025 Plan and will not reduce the maximum number of shares available under the 2025 Plan, subject, in the case of both (i) and (ii), to applicable stock exchange listing requirements, if any.

The following shares may not again be made available for issuance as awards under the 2026 Plan: any shares (a) withheld or delivered to satisfy the tax withholding requirements for an award or withheld or delivered to pay the exercise price related to an option or SAR, (b) not issued or delivered as a result of the net settlement of an award or (c) repurchased on the open market with the portion of the proceeds of the exercise of an option that does not exceed the exercise price.

The number of shares reserved for issuance under the 2025 Plan and the terms of outstanding awards may be adjusted in the event of an adjustment in the capital structure of Volato (such as adjustments due to a merger, stock split, stock dividend or similar event), as provided in the 2025 Plan.

Administration

The 2025 Plan is administered by our Compensation Committee subject to the oversight of our Board. Each member of our Compensation Committee is intended to be independent under applicable US Securities and Exchange Commission Rule 16b-3 and the NYSE listing standards. Our Board and Compensation Committee are also referred to in this discussion collectively as the “Administrator.” Our Board may delegate powers of the Administrator to one or more officers who are not subject to Section 16 of the Exchange Act, subject to applicable law and limitations set by the Board.

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Subject to the terms of the 2025 Plan, the Administrator’s authority includes but is not limited to the authority to: (a) determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of our Common Stock, if any, subject to an award, the vesting conditions applicable to an award, and the other terms, conditions, restrictions and limitations of an award; (b) prescribe the form or forms of agreements evidencing awards granted under the 2025 Plan; (c) establish, amend and rescind rules and regulations for the administration of the 2025 Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in the 2025 Plan or in any award or award agreement, including unilateral authority to amend the Plan to comply with applicable law; and (e) construe and interpret the 2025 Plan, awards and award agreements made under the 2025 Plan, interpret rules and regulations for administering the 2025 Plan and make all other determinations deemed necessary or advisable for administering the 2025 Plan. Vesting conditions may vary among individuals and may include attainment of performance objectives, continued service or employment for a specified period, or other provisions related to the purpose of the compensation and may provide for acceleration of vesting upon retirement, disability, death or other conditions specified by the Administrator. Performance measures may vary among individuals and will be based upon such performance factors or criteria as the Administrator determines.

The Administrator also has the authority (a) to accelerate the date on which awards become exercisable, vest or are considered to be earned, to adjust or modify performance factors or criteria and (c) to adjust the terms or conditions of awards in response to or in anticipation of extraordinary items, transactions, events or developments impacting us or our financial statements, or changes in applicable law.

Amendment and Termination

The 2025 Plan and awards made under the 2025 Plan may be amended, suspended or terminated at any time by our Board (or the Administrator, with respect to awards). However, stockholder approval of any 2025 Plan amendment is required if required by applicable laws, rules or regulations, and, except as otherwise provided in the 2025 Plan, an amendment or termination of an award may not materially adversely affect the rights of the recipient of the award without the recipient’s consent; provided, however, that recipient consent is not required when such change is necessary to comply with applicable law or changes to applicable law. In addition, and except for adjustments made pursuant to a change in our Common Stock pursuant to a merger, consolidation, recapitalization or reorganization, or if our Board declares a stock dividend, stock split distributable in shares of our Common Stock, reverse stock split, other distribution (other than an ordinary or regular cash dividend) or combination or reclassification of our Common Stock, or if there is a similar change in our capital stock structure affecting our common stock (excluding conversion of convertible securities and/or the exercise of warrants by their holders, or in connection with a change of control), stockholder approval is required to take any action with respect to an option or SAR “repricing,” that is, (i) amending the terms of outstanding options or SARs to reduce the exercise price, (ii) exchanging outstanding options or SARs for cash, options or SARs with an exercise price that is less than the exercise price of the original option or SAR or for other equity awards at a time when the original option or SAR has an exercise price above the fair market value of our common stock or (iii) other action that would be treated as a repricing under any applicable stock exchange rules (other than adjustments for anti-dilution purposes).

Types of Awards

The types of awards authorized under the 2025 Plan are described below and include: restricted stock awards; restricted stock units; incentive stock options; nonqualified stock options; SARs, which may be granted to the holder of an option with respect to all or a portion of the shares of our Common Stock subject to the option or may be granted separately to an eligible individual; performance awards, which may be either performance shares or performance units; phantom stock awards; other cash-based and stock-based awards; and dividend equivalent awards. Subject to the terms of the 2025 Plan, the Administrator has broad authority to determine the terms and conditions of awards. All awards that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code must comply with the restrictions imposed by that section.

Options

Options granted under the 2025 Plan may be incentive options or nonqualified options. Incentive options may be granted only to our employees, not to independent contractors or non-employee directors. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of our Common Stock on the date the option is granted, or 110% of the fair market value for incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock. The preceding exercise price restrictions do not apply to certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.

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Pursuant to Section 422 of the Code and the terms of the 2025 Plan, in no event may there first become exercisable by a participant in any one calendar year incentive options granted by us with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent that an incentive option granted under the 2025 Plan exceeds this limitation, the excess will be treated as a nonqualified option.

The exercise price is payable in cash or cash equivalent, or, except where prohibited by the Administrator or applicable law, by delivery of shares of our common stock owned by the participant, withholding of shares upon exercise of the option, delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to us the amount of sale or loan proceeds to pay the exercise price or by such other payment methods as may be approved by the Administrator and which are acceptable under applicable law (or any combination of these methods).

The Administrator will determine the terms and conditions of an option, the period or periods during which an individual may exercise an option and any conditions on the ability of an individual to exercise an option. The option period may not exceed 10 years (or five years with respect to an incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Volato or a parent, subsidiary, as provided in the 2025 Plan). Options are exercisable after termination of employment only to the extent specified by the Administrator in grants of individual awards. The Administrator may, consistent with the terms of the Plan and Section 409A of the Code, accelerate the date on which options become vested or exercisable.

Restricted Stock Awards

Under the 2025 Plan, the Administrator may grant restricted awards to participants in such numbers, upon terms and at such times as the Administrator determines. Restricted awards may be in the form of restricted stock awards or restricted stock units (“RSUs”) that are subject to certain conditions, which conditions must be met in order for such award to vest or be earned, in whole or in part, and no longer subject to forfeiture. Restricted stock awards are payable in shares of common stock. RSUs may be payable in cash or shares of common stock, or partly in cash and partly in shares of common stock, in accordance with the terms of the 2025 Plan and the discretion of the Administrator.

Performance Awards

Performance awards may be in the form of performance shares or performance units. Performance shares are granted with reference to a specified number of shares of our common stock and afford the holder the contingent right to receive shares of our Common Stock, a cash payment or a combination of common stock and cash (as determined by the Administrator) with a value equal to the value of the reference shares as of the date on which the performance objectives are achieved. An award of a performance unit is a grant in an amount determined by the Administrator that gives the holder the contingent right to receive shares of our Common Stock, a cash payment or combination of our Common Stock and cash (as determined by the Administrator) equal in value to the amount of the award.

The Administrator will determine, subject to the terms of the 2025 Plan, the performance objectives and other conditions applicable to each performance award. Unless otherwise specified by the Administrator, the recipient of performance units will forfeit upon separation from service any units whose objectives have not been attained at that time. Performance measures may vary between individuals and be based upon such performance factors or criteria as the Administrator determines. The Administrator may, in its sole discretion, accelerate the date that performance units granted to any recipient are deemed to have been earned in whole or in part.

Stock Appreciation Rights

Stock appreciation rights may be granted in the form of either “related SARs” or “freestanding SARs”. A related SAR is granted to the holder of an option with respect to all or a portion of the shares of our Common Stock subject to the related option, and a “freestanding SAR” is an SAR that is granted separately to an eligible individual.

Upon exercise, the holder of a SAR is entitled to receive consideration equal to the number of shares with respect to which the SAR is exercised multiplied by the excess, if any, of the fair market value of a share of our Common Stock on the date of exercise of the SAR over the base price. The base price of a related SAR equals the exercise price of its related option. The base price of a freestanding SAR equals the fair market value of our Common Stock on the date of grant of the SAR. The preceding exercise price restrictions do not apply to certain SARs assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.

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Payment to the SAR holder may be made in cash, shares of Common Stock (valued at fair market value on the date of the SAR exercise) or a combination of cash and shares of Common Stock, as determined by the Administrator.

Related SARs are exercisable only when their related options are exercisable. A SAR may be granted in tandem with a nonqualified option at any time before the option is completely exercised, terminated, expired or canceled. A SAR may be granted in tandem with an incentive option only at the time of the grant of the option. The exercise of a related SAR precludes the exercise of the related option, and vice versa.

SARs are exercisable according to the terms established by the Administrator and stated in the applicable award agreement. They may not be exercised more than 10 years after the date of grant, or such shorter period as may apply to the related options in the case of related SARs or as may be specified by the award agreement.

Phantom Stock Awards

Phantom stock awards are awards of a number of hypothetical share units, each with a value equal to the fair market value of one share of Common Stock.

Upon vesting, the holder of phantom share units is entitled to receive consideration equal to the number of units multiplied by the fair market value of a share of our Common Stock on the date of exercise. Payment may be made, in the discretion of the Administrator, in cash or in shares of our common stock valued at fair market value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payments may be made in a lump sum or upon such other terms consistent with the 2025 Plan and Section 409A of the Code as may be established by the Administrator.

The Administrator will determine the vesting conditions and other terms of each grant, subject to the terms of the 2025 Plan.

Other Cash-Based Awards and/or Stock-Based Awards

The Administrator has the authority to grant other cash-based and/or stock-based awards to eligible individuals. Other stock-based awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock or awards for shares of our Common Stock, including but not limited to other stock-based awards granted in lieu of bonus, salary or other compensation, other stock-based awards granted with vesting or performance conditions, and/or other stock-based awards granted without being subject to vesting or performance conditions (subject to the terms of the 2025 Plan). Subject to the provisions of the 2025 Plan, the Administrator will determine the number of shares of our Common Stock, if any, to be awarded to an individual under (or otherwise related to) such other stock-based awards; whether such other stock-based awards will be settled in cash, shares of our Common Stock or a combination of cash and shares of our Common Stock; and the other terms and conditions of such awards. Other cash-based awards will be valued and settled in cash may be granted in lieu of bonus, salary or other compensation, may be granted with vesting or performance conditions and/or may be granted without being subject to vesting or performance conditions. Other cash-based awards will be subject to such other terms and conditions as may be established by the Administrator.

Dividends and Dividend Equivalent Rights

The Administrator may, in its sole discretion, provide that awards, other than Options and SARs, earn dividends or dividend equivalent rights (“dividend equivalents”); provided, however, that dividends and dividend equivalents on unearned or unvested awards will not be paid (even if accrued) unless and until the underlying award (or portion thereof) has been earned or vested. Such dividends or dividend equivalents may be paid currently or may be credited to an individual’s account. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of our common stock or share equivalents.

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Change of Control

Under the terms of the 2025 Plan, the following provisions apply in the event of a change of control (except as otherwise required under Section 409A of the Code or provided in an award agreement):

To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which we are the ultimate parent corporation and do not continue the award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as awards outstanding under the 2025 Plan immediately prior to the change of control event, (A) all outstanding options and SARs will become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (B) any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at the greater of actual or target.

In addition, if an award is substituted, assumed or continued as provided in the 2025 Plan, the award will become vested (and, in the case of options and SARs, exercisable) and any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at the greater of actual or target, if the employment or service of the participant is terminated beginning six months before and ending one year after the date of the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable), but only if such termination of employment or service (A) is by the Company not for cause or (B) is by the participant for good reason. If the termination of employment or service precedes the change of control, the award will be settled as of the date of the change.

Further, and notwithstanding any other provision of the 2025 Plan to the contrary, and unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with the Company, the participant will be entitled to the greater of the benefits provided upon a change of control of the Company under the 2025 Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a Change of Control as defined in the 2025 Plan.

Transferability

Incentive options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with Code Section 422 and related regulations. Nonqualified options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with the registration provisions of the Securities Act of 1933, as amended. Restricted awards, SARs, performance awards, phantom stock awards and other cash-based and stock-based awards generally are not transferable other than transfers by will or the laws of intestate succession, and participants may not sell, transfer, assign, pledge or otherwise encumber shares subject to an award until the award has vested and all other conditions established by the Administrator have been met.

Forfeiture and Recoupment

As noted above, the 2025 Plan authorizes the Administrator to require forfeiture and recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

Certain United States Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the 2025 Plan as they were in effect on the date of this proxy statement. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to Volato. The provisions of the Code and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances. Tax laws are subject to change.

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Incentive Options

Incentive options granted under the 2025 Plan are intended to qualify as incentive stock options under Code Section 422. Pursuant to Code Section 422, the grant and exercise of an incentive option generally will not result in taxable income to the participant (with the possible exception of alternative minimum tax liability) if the participant (a) does not dispose of shares received upon exercise of such option within the period ending at the later of one year after the date of exercise or two years after the date of grant, and (b) has continuously been our employee from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise of the incentive option over the exercise price for such shares generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may experience an increase in their federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the Code. We generally will not be entitled to a deduction for income tax purposes in connection with the exercise of an incentive option.

If the holding period requirements for incentive option treatment described above are met, upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized upon such disposition exceeds the exercise price, and such amount will be treated as long-term capital gain or loss.

If the holding period requirements for incentive option treatment described above are not met, the participant will be taxed as if he or she received compensation in the year of the disposition. The participant must treat gain realized in the disqualifying disposition as ordinary income to the extent of the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition of the stock minus the exercise price. Any gain in excess of these amounts may be treated as long-term or short-term capital gain, depending upon the participant’s holding period. In the year of disposition, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Nonqualified Options

For federal income tax purposes, the grant of a nonqualified option on the terms specified by the 2025 Plan should not result in taxable income to a participant or a tax deduction to us. The difference between the fair market value of the stock on the date of exercise and the exercise price will constitute taxable ordinary income to the participant on the date of exercise. We generally will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting. The participant’s basis in shares of common stock acquired upon exercise of an option will equal the exercise price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the participant will be taxed as a capital gain or loss to the participant and will be long-term capital gain or loss if the participant has held the stock for more than one year at the time of sale.

Stock Appreciation Rights

For federal income tax purposes, the grant of a SAR on the terms specified by the 2025 Plan should not result in taxable income to a participant or a tax deduction to us. Upon exercise, the amount of cash and fair market value of shares received by the participant, less cash or other consideration paid (if any), is taxed to the participant as ordinary income, and we will generally be entitled to a corresponding income tax deduction to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

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Restricted Stock Awards.

The grant of a restricted stock award will not result in taxable income to the participant or a tax deduction to us for federal income tax purposes, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable, as defined under Code Section 83. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture or the award becomes transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), will be included in the participant’s ordinary income as compensation, except that the participant may elect, within 30 days after the transfer of the shares and in accordance with the requirements of Section 83(b) of the Code, to include in his or her ordinary income as compensation at the time the restricted stock is awarded the fair market value of such shares at such time, less any amount paid for the shares. We generally will be entitled to an income tax deduction at time when the participant recognizes income and in the same amount, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Restricted Stock Units, Performance Awards, Phantom Stock Awards, Other Cash-Based and Stock-Based Awards and Dividend Equivalents

The grant of a restricted stock unit, performance award, phantom stock award, other cash-based and stock-based awards or a dividend equivalent award on the terms specified by the 2025 Plan should not result in taxable income to the participant or a tax deduction to us for federal income tax purposes. Upon the settlement of the award, the participant will recognize taxable income equal to any cash and the fair market value of any stock received in settlement of the award. We generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Code Section 409A

Awards granted under the 2025 Plan may be subject to Code Section 409A and related regulations and other guidance. Code Section 409A imposes certain requirements on unfunded, nonqualified deferred compensation plans. If Code Section 409A applies to the 2025 Plan or any award, and the 2025 Plan and the award do not, when considered together, satisfy the requirements of Code Section 409A during a taxable year, the participant will have ordinary income in the year of noncompliance in the amount of all deferrals subject to Code Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. In subsequent years, the participant will have ordinary income equal to any increase in the value of the award to the extent that the award is then vested. In addition to ordinary income tax, the participant will be subject to an additional income tax of 20% on all amounts includable in income and may also be subject to interest charges under Code Section 409A. We do not undertake to have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

Tax Withholding

Generally, a participant will be required to pay us in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by us to such authority for the account of the recipient. Alternatively, the Administrator may in its discretion establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to an award, by electing to deliver to Volato shares of common stock held by the participant that are fully vested and not subject to any pledge or other security interest or to have Volato withhold shares of our Common Stock from the shares to which the recipient is otherwise entitled. Under the 2025 Plan, the number of shares to be withheld or delivered will have a fair market value (as determined pursuant to the 2025 Plan) as of the date that the amount of tax to be withheld is determined as nearly as equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with applicable laws, rules and regulations and applicable accounting principles), the amount of such obligations being satisfied.

Equity Compensation Plan Information

There were no shares of Common Stock outstanding under the 2025 Plan as of April 2, 2026.

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M2I GLOBAL EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended November 30, 2025 and 2024. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation

The particulars of compensation paid to the following persons:

(a)	our principal executive officers; and

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the fiscal years ended November 30, 2025 and 2024;

Name and Principal Position	Year	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Douglas Cole	2024	-	-	524,000	524,000
Executive Chairman, Chief Financial Officer, Former President and Chief Executive Officer(1)	2025	-	-	524,000	524,000

Jeffrey W. Talley	2024	-	-	279,914	279,914
Former President and Chief Executive Officer of U.S. Minerals and Metals, Corporation(2)	2025	-	-	-	-

Alberto Rosende	2024	-	-	353,333	353,333
President and Chief Executive Officer(3)	2025	-	-	524,000	524,000

(1) On December 11, 2023, Mr. Doug Cole resigned from the President and Chief Executive Officer roles of the Company but still maintains his roles as Executive Chairman and Chief Financial Officer.

(2) On December 11, 2023, Mr. Talley, was appointed as President and Chief Executive Officer of the Company. On August 23, 2024, the Company accepted Mr. Talley’s resignation as President and Executive Officer.

(3) On August 16, 2024, the Company appointed Mr. Alberto Rosende as Chief Executive Officer of the Company.

Agreements with Named Executive Officers

M2i and its subsidiaries entered into new agreements or amended existing agreements with its named executive officers. A summary of the compensation provided under such agreements is as follows:

1.	On December 1, 2022, Jeffrey W. Talley and U.S. Minerals & Metals Corporation entered into a consulting agreement where Mr. Talley agreed to serve as president and chief executive officer of U.S. Minerals & Metals Corporation until the agreement is terminated. Mr. Talley is entitled to a consulting payment of $43,666.67 per month. His additional bonuses are determined by the Board of Directors. Mr. Talley resigned his positions as president and chief executive officer on August 23, 2024.

2.	On December 1, 2022, Douglas Cole and U.S. Minerals & Metals Corporation entered into a consulting agreement where Mr. Cole agreed to serve as executive chairman of U.S. Minerals Corporation until the agreement is terminated. Mr. Cole is entitled to a consulting payment of $43,666.67 per month. His additional bonuses are determined by the Board of Directors. On January 23, 2023, Douglas Cole and U.S. Minerals and Metals Corporation entered into a business development agreement where Mr. Cole agreed to serve as a Senior Strategic and Business Development Advisor for a term of 10 years to U.S. Minerals & Metals Corporation. For his services, Mr. Cole will receive, on January 2, 2024, and on the first business day of each year thereafter until and including the first business day of January 2033, 10,000,000 shares of the U.S. Minerals & Metals Corporation’s common stock, par value $.0001, as they may be adjusted from time to time on account of splits, consolidations, dividends and similar changes in exchange for a purchase price of $1,000.

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3.	On March 1, 2023, Alberto Rosende and U.S. Minerals & Metals Corporation entered into a consulting agreement where Mr. Rosende agreed to serve Vice President of Operations of U.S. Minerals & Metals Corporation until the agreement is terminated. Mr. Rosende is entitled to a consulting payment of $20,333.33 per month. His additional bonuses are determined by the Board of Directors. On August 16, 2024, Mr. Rosende entered into a consulting agreement where Mr. Rosende agreed to serve as president and chief executive officer of M2i Global, Inc. until the agreement is terminated. Mr. Rosende is entitled to a consulting payment of $43,666.67 per month. On November 28, 2025, the Board of Directors increased Mr. Rosende’s monthly consulting payment to $54,166.67 beginning December 1, 2025.

4.	Pursuant to the Agreement and Plan of Merger, dated as of May 12, 2023, and entered into by and among Inky, Inc. and U.S. M and M Acquisition Corp. and U.S. Minerals and Metals Corp., at the time of consummation of the merger, all shares of USMM were simultaneously converted into shares of M2i Global, Inc.’s common stock, and thus, any shares issued by USMM pursuant to the BDA or WSCA, as referenced above are now issued from M2i Global, Inc.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for our executive officers, except that our executive officers may receive stock options at the discretion of our board of directors.

Grants of Plan-Based Awards Table

We did not grant any awards to our named executive officers during our fiscal year ended November 30, 2025.

Compensation Plans

As of November 30, 2025, we did not have an equity compensation plan in place.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards as of November 30, 2025.

Compensation of Directors

The following compensation was provided to the directors of M2i Global who are not also named executive officers during the fiscal year ended November 30, 2025:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation($) Total ($)
Douglas MacLellan	120,000	-	-	-	-	-
Anthony Short	120,000	-	-	-	-	-
Michael Sanders	120,000	-	-	-	-	-

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BENEFICIAL OWNERSHIP OF VOLATO

The following table sets forth information regarding the beneficial ownership of shares of Volato Common Stock as of April 2, 2026, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of Volato Common Stock;
●	each of Volato’s named executive officers and directors; and
●	all of Volato’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Volato believes that all persons named in the table have sole voting and investment power with respect to all shares of Volato Common Stock beneficially owned by them.

The beneficial ownership percentages set forth in the table below are based on 20,163,749 shares of Volato Common Stock issued and outstanding as of April 2, 2026.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Common Stock Outstanding
Directors and Named Executive Officers:
Matthew Liotta(2)	326,384	1.6%
Nicholas Cooper(3)	95,255	*
Michael Prachar(4)	68,817	*
Mark Heinen(5)	60,921	*
Michael Nichols(6)	10,775	*
Christopher Burger(7)	30,135	*
Alan D. Gaines	—	—
All Directors and Executive Officers as a group (7 individuals)	592,287	2.9%
Five Percent Holders:
—	—	—

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of Volato is c/o Volato Group, Inc., 1954 Airport Road, Suite 124 Chamblee, Georgia 30341.
(2)	Mr. Liotta beneficially owns (i) 138,647 shares of Volato Common Stock held by Argand Group LLC, in which Mr. Liotta holds shared voting and dispositive power, (ii) 52,885 shares of Volato Common Stock held by PDK Capital, LLC, in which Mr. Liotta has sole voting power and shares dispositive power with his spouse, Jennifer Liotta, (iii) 66,052 shares of Volato Common Stock directly owned by Mr. Liotta, (iv) 41,826 shares of Volato Common Stock held indirectly through Ms. Liotta, (v) 6,974 shares held by Matthew D. Liotta 2021 trust, in which Mr. Liotta hold voting and dispositive power, (vi) 10,000 shares granted to Mr. Liotta by the board of directors, which have not yet been accepted but are issuable upon acceptance, and (vii) 10,000 shares granted to Ms. Liotta by the board of directors, which have not yet been accepted but are issuable upon acceptance.
(3)	Mr. Cooper beneficially owns (i) 94,100 shares of Volato Common Stock held by Hoop Capital LLC in which Mr. Cooper holds shared voting and investment power and (ii) 1,155 shares of Volato Common Stock directly owned by Mr. Cooper.
(4)	Mr. Prachar beneficially owns (i) 45,615 shares of Volato Common Stock, (ii) 355 shares of Volato Common Stock held indirectly through his spouse, Jodi Prachar, (iii) 12,847 shares of Volato Common Stock underlying exercisable stock options, and (iv) 10,000 shares granted to Mr. Prachar by the board of directors, which have not yet been accepted but are issuable upon acceptance.
(5)	Mr. Heinen beneficially owns (i) 50,921 shares of Volato Common Stock and (ii) 10,000 shares granted to Mr. Heinen by the board of directors, which have not yet been accepted but are issuable upon acceptance.
(6)	Mr. Nichols beneficially owns (i) 1,512 shares of Volato Common Stock, (ii) 1,763 shares of Volato Common Stock underlying exercisable options, and (iii) 7,500 shares granted to Mr. Nichols by the board of directors, which have not yet been accepted but are issuable upon acceptance.
(7)	Mr. Burger beneficially owns (i) 22,282 shares of Volato Common Stock, (ii) 353 shares of Volato Common Stock underlying exercisable options, and (iii) 7,500 shares granted to Mr. Burger by the board of directors, which have not yet been accepted but are issuable upon acceptance.

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BENEFICIAL OWNERSHIP OF M2i GLOBAL

The following table sets forth information regarding the beneficial ownership of shares of M2i Global Common Stock as of April 2, 2026, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of M2i Global Common Stock;
●	each of the M2i Global’s named executive officers and directors; and
●	all of M2i Global’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, M2i Global believes that all persons named in the table have sole voting and investment power with respect to all shares of M2i Global Common Stock beneficially owned by them.

The beneficial ownership percentages set forth in the table below are based on 746,806,085 shares of M2i Global Common Stock issued and outstanding as of April 2, 2026.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Doug Cole, Executive Chairman and Chief Financial Officer	97,913,334	(1)	13.1%
Alberto Rosende, President & Chief Executive Officer, appointed on August 30, 2024	32,000,000	(2)	4.3%
Douglas MacLellan, Director	5,366,667		*
Anthony Short, Director	25,000,000	(3)	3.3%
Michael Sander, Director	3,025,000		*
Directors and Executive Officers as a Group (6 persons)(4)	163,305,001		21.9%
Lyons Capital, LLC(5)	59,999,000		8.0%

*	Represents ownership of less than 1%
(1)	Includes (i) 70,000,000 shares of Common Stock held by The Cole Family Revocable Trust, in which Mr. Cole holds voting and dispositive power and (ii) 27,913,334 shares of Common Stock held by Mr. Cole individually. Does not include 100,000 shares of Series A Super Voting Preferred Stock held by Mr. Cole, which are not currently convertible into shares of Common Stock. However, the Series A Super Voting Preferred Stock is entitled to 10,000 votes per share.
(2)	Includes 32,000,000 shares of Common Stock held by Rosende Quattro LLC (of which Mr. Rosende is the managing member and holds voting and dispositive power) and beneficially owned by Mr. Rosende.
(3)	Includes 25,000,000 shares of Common Stock held by Reforme Group Investments PTYLTD, which are beneficially owned by Mr. Short’s spouse.
(4)	Unless otherwise indicated, the business address of each of the directors and executive officers of M2i Global is c/o M2i Global, Inc. 885 Tahoe Blvd., Box 55, Incline Village, NV 89451.
(5)	The securities are directly held by Lyons Capital, LLC and may be deemed to be beneficially owned by Jason S. Lyons, the CEO of Lyons Capital, LLC, who has investment and dispositive power over the securities. The business address of Lyons Capital, LLC is One Boca Place, 2255 Glades Road, Suite 324A, Boca Raton, Florida, 33431.

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BENEFICIAL OWNERSHIP OF THE COMBINED COMPANY

The following table sets forth information regarding the expected beneficial ownership of shares of Combined Company common stock immediately following the closing, by:

●	each person who is expected to be, the beneficial owner of more than 5% of the outstanding shares of Combined Company common stock;
●	each person who is expected to become a named executive officer or director of the Combined Company; and
●	all of the of the Combined Company’s expected executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the parties believe that all persons named in the table will have sole voting and investment power with respect to all shares of Combined Company common stock expected to be beneficially owned by them.

The beneficial ownership percentages set forth in the table below assume that there will be approximately 139,661,313 shares of Combined Company common stock issued and outstanding as of immediately following the closing, based on an assumption of 20,163,749 shares of Volato Common Stock outstanding immediately prior to the Effective Time and 119,497,564 shares of Combined Company common stock being issued to M2i Global stockholders at the Effective Time. If the actual facts are different from the foregoing assumptions, which they are likely to be, the percentage ownership information set forth below will also be different.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Common Stock Outstanding
Directors and Named Executive Officers:
Alberto Rosende(2)	5,268,405	3.8%
Mark Heinen(3)	60,921	*
Michael Prachar(4)	68,817	*
Matthew Liotta(5)	326,384	*
Douglas Cole(6)	16,136,684	11.6%
Alan D. Gaines(7)	—	—
Douglas MacLellan(8)	883,555	*
Michael Sander(9)	498,029	*
Anthony Short(10)	4,115,941	2.9%
All Directors and Executive Officers as a group (9 individuals)	27,348,736	19.6%
Five Percent Holders:
Lyons Capital, LLC(11)	9,878,094	7.1%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of the Combined Company will be 885 Tahoe Blvd., Box 55, Incline Village, NV 89451.
(2)	Includes 5,268,405 shares of Combined Company common stock to be held by Rosende Quattro LLC (of which Mr. Rosende is the managing member and holds voting and dispositive power) and which will be beneficially owned by Mr. Rosende.
(3)	Mr. Heinen will beneficially own (i) 50,921 shares of Combined Company common stock and (ii) 10,000 shares granted to Mr. Heinen by the Volato board of directors, which have not yet been accepted but are issuable upon acceptance.
(4)	Mr. Prachar will beneficially own (i) 45,615 shares of Combined Company common stock, (ii) 355 shares of Combined Company common stock held indirectly through his spouse, Jodi Prachar, (iii) 12,847 shares of Combined Company common stock underlying exercisable stock options, and (iv) 10,000 shares granted to Mr. Prachar by the Volato board of directors, which have not yet been accepted but are issuable upon acceptance.
(5)	Mr. Liotta will beneficially own (i) 138,647 shares of Combined Company common stock through Argand Group LLC, in which Mr. Liotta holds shared voting and dispositive power, (ii) 52,885 shares of Combined Company common stock through PDK Capital, LLC, in which Mr. Liotta has sole voting power and shares dispositive power with his spouse, Jennifer Liotta, (iii) 66,052 shares of Combined Company common stock, which will be directly owned by Mr. Liotta, (iv) 41,826 shares of Combined Company common stock, which will be held indirectly through Ms. Liotta, (v) 6,974 shares of Combined Company common stock through the Matthew D. Liotta 2021 trust, in which Mr. Liotta holds voting and dispositive power, (vi) 10,000 shares granted to Mr. Liotta by the Volato board of directors, which have not yet been accepted but are issuable upon acceptance, and (vii) 10,000 shares granted to Ms. Liotta by the Volato board of directors, which have not yet been accepted but are issuable upon acceptance.
(6)	Includes 11,524,635 shares of Combined Company common stock to be held by The Cole Family Revocable Trust, in which Mr. Cole holds voting and dispositive power, and 4,612,049 shares of Combined Company common stock to be held directly by Mr. Cole.
(7)	Mr. Gaines will not beneficially own any shares of Combined Company common stock.
(8)	Mr. MacLellan will beneficially own 883,555 shares of Combined Company common stock.
(9)	Mr. Sander will beneficially own 498,029 shares of Combined Company common stock.
(10)	Includes 4,115,941 shares of Combined Company common stock to be held by Reforme Group Investments PTYLTD, which will be beneficially owned by Mr. Short’s spouse.
(11)	The securities of the Combined Company will be directly held by Lyons Capital, LLC and may be deemed to be beneficially owned by Jason S. Lyons, the CEO of Lyons Capital, LLC, who has investment and dispositive power over the securities. The business address of Lyons Capital, LLC is One Boca Place, 2255 Glades Road, Suite 324A, Boca Raton, Florida, 33431.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with our directors and executive officers described under the “Directors and Management” section in this proxy statement/prospectus, the following is a description of each transaction since January 1, 2023, and each currently proposed transaction in which (i) we have been or will be a participant; (ii) the amount involved exceeds or will exceed the lesser of $120,000 or one percent of the average of the our total assets at year-end for the last two completed fiscal years; and (iii) any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Pre-Business Combination Related Party Transactions – Volato, Inc.

Convertible Notes and Conversion into Preferred Stock

In April 2022, Volato, Inc.’s board of directors authorized an offering of convertible notes designated Series CN-001, up to an aggregate principal amount of $20.0 million (the “CN-001 Notes”), bearing interest at a rate of 5% per annum, with all principal and interest payable in kind at maturity or upon an earlier equity financing of not less than $10.0 million (a “Qualified Financing”) or another conversion event described in the CN-001 Notes. In a conversion pursuant to a Qualified Financing, the CN-001 Notes provide for a 15% conversion price discount and $80.0M conversion valuation cap.

In February 2023, Volato, Inc’s board of directors authorized a Series CN-002 convertible note offering up to an aggregate principal amount of $25.0 million (the “CN-002 Notes”), bearing interest at a rate of 4% per annum commencing July 1, 2023, with all principal and interest due at maturity or payable in kind upon an earlier Qualified Financing or other conversion event described in the CN-002 Notes. In a conversion pursuant to a Qualified Financing, the CN-002 Notes provide for a 10% conversion price discount.

On July 21, 2023, Volato consummated a qualified financing (the Series A Preferred Stock offering described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), pursuant to which the CN-001 Notes converted into Volato, Inc. Series A-2 Preferred Stock at a conversion price of $5.982 per share and the CN-002 Notes converted into Volato, Inc. Series A-3 Preferred Stock at a conversion price of $9.00 per share.

Below are details of convertible notes issued to related persons in the Series CN-001 and CN-002 convertible note offerings, along with details of their conversion:

●	$3,000,000 CN-001 Note issued to Liotta Family Office, LLC, which is 60% owned by Dennis Liotta, Matthew Liotta’s father, 20% owned by John Liotta, Matthew Liotta’s brother, and 20% owned by Matthew Liotta. The note accrued $165,616 in interest and converted into 529,190 shares of Series A-2 Preferred Stock, which is equal to 537,170 shares of Volato, Inc. common stock. These shares of Volato, Inc. common stock were converted into 545,657 shares of the Company’s Common Stock in connection with the Business Combination.

●	$1,000,000 CN-001 Note issued to the Matthew D. Liotta 2021 Trust dated January 21st, 2021. The note accrued $27,397 in interest and converted into 171,748 shares of Series A-2 Preferred Stock, which is equal to 174,338 shares of Volato, Inc. common stock. These shares of Volato, Inc. common stock were converted into 176,967 shares of the Company’s Common Stock in connection with the Business Combination.

●	$6,001,407 CN-002 Note issued to Dennis Liotta, pursuant to the conversion of the Revolving Line of Credit described under “Working Capital Loans.” The note accrued $11,181 in interest and converted into 678,139 shares of Volato, Inc. Series A-3 Preferred Stock, which is equal to 689,450 shares of Volato, Inc. common stock. These shares of Volato, Inc. common stock were converted into 699,847 shares of the Company’s Common Stock in connection with the Business Combination.

Term Loan

In December 2021, Dennis Liotta extended a revolving line of credit providing Volato, Inc. up to $8 million in financing pursuant to a loan agreement and promissory note (the “Liotta 2021 Note”). In March 2023, in connection with certain Liotta 2021 Note satisfaction negotiations, Dennis Liotta loaned Volato, Inc. an additional $1 million pursuant to an unsecured term note bearing ten percent (10%) annual interest and maturing on March 31, 2024 (the “Term Loan”). This note was repaid upon maturity. Volato, Inc. separately paid Dennis Liotta’s legal fees related to the Term Loan and satisfaction of the Liotta 2021 Note, in the amount of $31,887.

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Pre-Business Combination Related Party Transactions – PACI

Amended and Restated Registration Rights and Stockholder Rights Agreement

On December 1, 2023, PACI and certain funds and accounts related to Blackrock, Inc. entered into the Amended and Restated Registration Rights and Stockholder Rights Agreement (the “Registration Rights Agreement”), which became effective upon consummation of the Business Combination. Pursuant to the Registration Rights Agreement, we agreed to use commercially reasonable efforts to file a registration statement under the Securities Act to permit the resale of shares of Common Stock held by the other parties to the Registration Rights Agreement within 45 days of consummation of the Business Combination and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof. In satisfaction of this requirement, we filed such registration statement with the SEC on January 12, 2024 (File 333-276479). As more fully described in the registration statement, we registered for sale up to an aggregate of 23,318,122 shares of Common Stock consisting of (i) 6,883,579 shares of Common Stock that resulted from the conversion of Class B shares in connection with the Business Combination; (ii) 15,226,000 shares of Common Stock underlying private warrants; (iii) 213,273 shares of Common Stock to be issued to LSH Partners Securities LLC pursuant to the Letter Agreement dated July 26, 2023, as amended on November 30, 2023; (iv) 284,363 shares of Common Stock issued to Roth Capital Partners, LLC (“Roth”) pursuant to the Engagement Letter dated October 16, 2023 as amended on December 1 2023; and (v) 710,907 shares of Common Stock issued to BTIG, LLC (“BTIG”) pursuant to the Letter Agreement dated November 28, 2022, as amended on December 1, 2023.

Employment of Immediate Family Members

Jennifer Liotta was the Company’s General Counsel until September 5, 2024 and is the spouse of Matthew Liotta, our Chief Executive Officer and Chairman of the Board. Ms. Liotta received total compensation of $60,700 and $160,000 from Volato, Inc. in 2024 and 2023, respectively. Ms. Liotta’ compensation was established in accordance with its compensation practices and without the involvement of Matthew Liotta. Jennifer Liotta rejoined the Company as General Counsel effective November 16, 2025.

John Liotta was the Company’s Executive Vice President of Corporate Development until August 30, 2024 and is the brother of Matthew Liotta, our Chief Executive Officer and Chairman of the Board. Mr. John Liotta received total compensation of $86,666 and $122,500 from Volato, Inc. in 2024 and 2023, respectively. Mr. John Liotta’s compensation was established in accordance with its compensation practices and without the involvement of Matthew Liotta.

Leases and Commercial Agreements

Aircraft Lease and Charter Services

As part of our legacy aircraft ownership program, G C Aviation leased a HondaJet HA-420 aircraft from Volato 158, LLC (“V158”), which is 25% owned by DCL H&I, LLC (“DCL”). Dennis Liotta and his spouse own 100% of DCL. Under the terms of an aircraft dry lease, V158 paid G C Aviation a monthly management fee of $38,000, and GC Aviation paid V158 an hourly rental rate of $1,000 per revenue flight hour. The lease expires on August 20, 2026. In connection with the V158 lease, G C Aviation provided charter services to DCL on its fleet of HondaJets, pursuant to a services agreement. The agreement was in the normal course of business and terms were similar to those of Volato, Inc.’s other customers who are members of V158 as of 2021.

Hangar Sublease and Personnel Services

Volato, Inc. previously leased hangar and office space from Modern Aero, LLC (“Modern Aero”), a Florida limited liability company that operates a flight school at the Northeast Florida Regional Airport in St. Augustine, Florida. Matthew and Jennifer Liotta hold a majority interest in Modern Aero. Volato, Inc. paid $3,800 per month in rent under a month-to-month lease arrangement. This relationship terminated effective July 31, 2023.

In addition, during 2022 and until July 31, 2023, Volato provided payroll and benefits for several Modern Aero flight instructors and maintenance personnel, for which Modern Aero agreed to reimburse Volato, Inc. at cost. In January 2024, Volato, Inc. waived reimbursement of these costs in exchange for the assignment of the hangar lease to Volato, Inc.

Lock-Up Agreements

In connection with, and on the date of, the consummation of the Business Consummation, the Company entered into certain Stockholder Lock-Up Agreements by and between the Company and each of PACI, Michael W. Zarlenga, Lisa Suennen, Steven P. Mullins, John C. Backus, Jr., Coleman Andrews, Thanasis Delistathis, Mark D. Lerdal, Argand Group, Athollo Rocket Holdings, LLC, Bruddy, LLC, Dega Family Holding, LLC, Hoop Capital LLC, Liotta Family Office, LLC, PDK Capital, LLC, and The Bailey Financial Group, LLC (the “Stockholder Parties” and the “Lock-Up Agreements”). Under the terms of the Lock-Up Agreements, the Stockholder Parties agreed, subject to certain customary exceptions, that during the period that is the earlier of (i) the date that is 180 days following the consummation of the Business Combination and (ii) the date specified in a written waiver of the provisions of the Lock-Up Agreements duly executed the Company, not to dispose of, directly or indirectly, any shares of Common Stock subject to their respective Lock-Up Agreement, or take other related actions with respect to such shares. The shares of Common Stock subject to the Lock-Up Agreements included all such shares held by the Stockholder Parties.

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Separation Agreement with Keith Rabin

On July 19, 2024, Keith Rabin, the former President of the Company, notified the Company of his intent to resign as President effective immediately. The Company entered into a Separation and Release of Claims Agreement (the “Separation Agreement”) with Mr. Rabin, pursuant to which, in exchange for an effective release of claims in favor of the Company, Mr. Rabin was entitled to receive a total cash payment of $89,609.37. The Separation Agreement contains standard and customary terms, including obligations of Mr. Rabin to remain bound by certain contractual obligations he has under any confidentiality agreements he may have with the Company. In connection with the Separation Agreement, the Company and Mr. Rabin mutually agreed to terminate Mr. Rabin’s employment agreement, dated December 1, 2023, with the Company.

Director and Officer Exculpation and Indemnification

The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted under the DGCL (including to the extent that the DGCL may subsequently be amended to further expand the scope of permissible exculpation of directors or officers under Delaware Law).

Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer, of corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper. Under Section 145(c) of the DGCL, present and former directors, and certain present and former officers, that have been successful on the merits or otherwise in defense of any action, suit or proceeding referenced in Section 145(a) or 145(b) of the DGCL, or in defense of any claim, issue or matter therein, are entitled to mandatory indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Our Bylaws provide that the Company generally must indemnify the Company’s directors and officers to the fullest extent authorized by the DGCL (except that the Company is only obligated to indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Company’s Board) and advance expense to the Company’s directors and officers in the defense of actions, suits, or proceedings arising by reason of the fact of their corporate status. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Company directors, officers, and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing lawsuits against our directors and officers for any alleged breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative or other litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and/or its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of the legal and other expenses of, and settlement and damage awards against directors and officer pursuant to these indemnification advancement provisions or to the extent that any current or former director or officer is exculpated from liability under these provisions.

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There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers, or employees for which indemnification is sought.

Policies and Procedures for Related Party Transactions

Our audit committee reviews and approves all reimbursements and payments made to any stockholder or member of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee will be reviewed and approved by our Board, with any interested director abstaining from such review and approval.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by our Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 in any calendar year or 2% of our total assets averaged across the last two most recently completed fiscal years; (2) we or any of our subsidiaries are a participant; and (3) any (a) executive officer, director or nominee for election as a director, (b) beneficial owner greater than 5% of our common stock or any other class or series of our securities, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform their work objectively and effectively. Conflicts of interest may also arise if a person, or a member of their family, receives improper personal benefits as a result of their position.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

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COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

Volato is a Delaware corporation, and the rights of Volato stockholders are and will continue to be governed by the DGCL and the governing documents of Volato. M2i Global is a Nevada corporation, and the rights of M2i Global shareholders are governed by the NRS and the articles of incorporation and bylaws of M2i Global. If the Merger is completed, shares of M2i Global Common Stock will be exchanged for shares of Volato Common Stock. The holders of M2i Global securities will become stockholders of Volato, which will change its name to “M2i Global, Inc.” upon the closing of the Merger, and their rights will be governed by Volato’s governing documents, as may be amended in connection with the proposals in this proxy/statement prospectus.

The table below summarizes material differences between the current rights of M2i Global stockholders and the rights of the Combined Company stockholders upon the closing of the Merger.

While M2i Global and Volato believe that the table below accurately summarizes the material differences between the rights of their respective stockholders, the table does not purport to be a complete statement of the provisions affecting, and the differences between, the rights of M2i Global stockholders prior to the Merger and the rights of the Combined Company stockholders after the Merger. You should carefully read the entire proxy statement/prospectus, governing documents of Volato, and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between those rights.

Provision	Rights of M2i Global Stockholders (Pre-Merger)	Rights of Combined Company Stockholders (Post-Merger)
Authorized Capital Stock	The total number of authorized shares of all classes of capital stock is 1,010,000,000 shares, consisting of: (i) 1,000,000,000 shares of Common Stock, $0.001 par value per share; and (ii) 10,000,000 shares of preferred stock, including 100,000 shares of Series A Super-Voting Preferred stock $0.001 par value per share.	The total number of authorized shares of all classes of capital stock is 201,000,000 shares, consisting of: (i) 200,000,000 shares of Class A common stock, $0.0001 par value per share, comprised of; and (ii) 1,000,000 shares of preferred stock.

Voting Rights

Each share of common stock shall be entitled to one (1) vote per share. on all matters submitted to a vote of our stockholders.

Holders of Series A Super-Voting Preferred stock are entitled to vote on the basis of ten thousand (10,000) votes per share.

Except as required by applicable law, each share of Class A common stock entitles the holder to one (1) vote per share on any matter submitted to the stockholders for a vote or approval.

Except where required by applicable law, holders of shares of Class A common stock vote together as a single class on any matter submitted to the stockholders for a vote or approval.

Number of Directors	The number of directors shall be determined by resolution of the board of directors. The board of directors currently consists of six members.	The number of directors is determined from time to time by resolution of the board of directors. The board of directors currently consists of four members. It is expected that the board of directors will consist of seven members upon the closing.

Board Structure	Under Nevada law, a corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors, and for the manner in which the number of directors may be increased or decreased.	The board of directors is divided into three classes, Class I, Class II and Class III, divided as nearly as equal in number as possible. The directors in each class each serve for a three-year term, with one class being elected each year by the stockholders.

Election or Appointment of Directors	Under Nevada law, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum or the stockholders.	Directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote on the election of directors.

Resignation and Removal of Directors

Any director may resign at any time by giving written notice to the Chairman or to the Secretary of the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

At any meeting of the stockholders called expressly for the purpose of removing a director or directors, any director or the entire Board may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

A director may resign at any time by delivering a written resignation to the company. Except as otherwise provided by law, any or all of the directors may be removed from office at any time, but only for cause and by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

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Provision	Rights of M2i Global Stockholders (Pre-Merger)	Rights of Combined Company Stockholders (Post-Merger)
Vacancies on the Board	Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum or the stockholders.	Any vacancies may be filled by a majority of the directors remaining in office, even if lass than a quorum, or by the remaining sole director.

Special Meetings of Shareholders	Special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called by the Chairman of the Board of directors, the Chief Executive Officer, the President, the Board of directors, or the sole stockholder.	Special meetings of the stockholders may be called at any time by the chairperson of the board of directors, the chief executive officer, or the board of directors. The ability of stockholders to call a special meeting is specifically denied.

Quorum at Shareholder Meetings	Except as otherwise provided by the laws of Nevada, at each meeting of the stockholders of the Corporation the holder of shares sufficient to cast a majority of the votes represented by all voting shares of stock of the Corporation issued and outstanding and entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum.	The presence, by virtual attendance or by proxy, of holders of at least a one third (1/3) of the outstanding shares of Class A common stock issued and outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at a meeting.

Stockholder Action by Written Consent	Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by such sole stockholder.	Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent, in writing, setting forth the action so taken is signed by the holders of a majority of the voting power of the outstanding stock in accordance with Section 228 of the DGCL.

Limitation of Liability of Directors and Officers	Nevada law limits the liability of directors and officer to the corporation liability by law unless the articles of incorporation provide for greater liability, so corporations in Nevada do not have to affirmatively elect to limit the liability of their officers and directors through a provision in their articles of incorporation.	A director or officer of the company is not personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may be amended.

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Provision	Rights of M2i Global Stockholders (Pre-Merger)	Rights of Combined Company Stockholders (Post-Merger)
Indemnification of Directors and Officers	Nevada law limits the liability of directors and officer to the corporation liability by law unless the articles of incorporation provide for greater liability, so corporations in Nevada do not have to affirmatively elect to limit the liability of their officers and directors through a provision in their articles of incorporation.	To the fullest extent permitted by applicable law, the company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the company (and any other persons to which applicable law permits the company to provide indemnification) through the bylaws, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by applicable law.

Corporate Opportunities	Under Nevada law, directors and officers must exercise their powers in good faith and with a view to the interests of the corporation. Nevada law requires that directors and officers act on an informed basis, and they may generally rely on information received from certain types of individuals listed by statute. However, a director or officer is not entitled to rely on any such information if he or she has knowledge concerning the matter that would cause reliance to be unwarranted. Directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation. Directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider: the interests of the corporation’s employees, suppliers, creditors and customers; the economy of the state and nation; the interests of the community and of society; and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors and officers are not required to consider the effect of a proposed corporate action upon any particular group having an interest in the corporation as a dominant factor. Subject to certain exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act liable to the corporation or its stockholders or creditors.	To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, does not apply with respect to the company or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and the company renounces any expectancy that any of the directors or officers of the company will offer any such corporate opportunity of which he or she may become aware to the company or any interest or expectancy in any such corporate opportunity, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the company with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the company and (i) such opportunity is one the company is legally and contractually permitted to undertake and would otherwise be reasonable for the company to pursue and (ii) the director or officer is permitted to refer that opportunity to the company without violating any legal obligation.

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Provision	Rights of M2i Global Stockholders (Pre-Merger)	Rights of Combined Company Stockholders (Post-Merger)
Forum

Under Nevada law, a stockholder may bring a derivative action on behalf of a corporation, alleging injury to the corporation. The plaintiff bringing a derivative action on behalf of a corporation must have been a stockholder at the time of the transaction of which he complains or that his stock thereafter devolved on him by operation of law, and must remain a stockholder throughout the pendency of the suit. The complaint must allege with particularity the efforts, if any, made by the plaintiff to obtain the desired action from the director and, if necessary, from the stockholders and the reasons for the failure to obtain the action or for not making the effort.

Nevada law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff stockholder to furnish a security bond.

Unless the company otherwise consents in writing to an alternative forum, the governing documents establish the Court of Chancery of the State of Delaware (or, if that court does not have jurisdiction, the federal district court for the State of Delaware) as the exclusive forum to bring (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the company to the company or the company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the certificate of incorporation or the bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware.

The Certificate of Incorporation provides that the Section 12.1 choice of forum provision does not apply to suits brought to enforce any duty or liability under the Securities Act or created by the Exchange Act. Section 12.2 of the Certificate of Incorporation provides that, unless the company otherwise consents in writing to an alternative forum, the Federal District Courts of the United States of America shall be the exclusive forum for the resolution of Securities Act claims.

Charter Amendment	Under Nevada law, an amendment to a corporation’s articles of incorporation requires approval by a majority of the board of directors and the affirmative vote of a majority of the voting power of the corporation’s stockholders, unless the articles of incorporation require a higher percentage or separate class vote.	The company reserves the right to, at any time and from time to time, amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by the DGCL. Notwithstanding any other provisions of the certificate of incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the company required by law or by the certificate of incorporation or any preferred stock designation filed with respect to a series of preferred stock, the affirmative vote of the stockholders holding at least two-thirds of the voting power of all outstanding shares of capital stock of the company entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal Article IV, Article V, Article VI, Article VIII, Article IX, Article XI or Article XII of the certificate of incorporation, unless a lower threshold is permitted under Section 242 of the DGCL to effect a stock split or subdivision of shares or to increase or decrease the number of authorized shares of a class in connection with a stock split or subdivision, in which case such amendment may be adopted pursuant to such lower threshold.

Bylaws Amendment	The Bylaws may be amended, altered or repealed, at any regular meeting of the board of directors, by a vote of a majority of the total number of the directors. The Corporation’s stockholders may amend or repeal the Bylaws even though the Bylaws also may be amended or repealed by its Board.	The board of directors has the power to adopt, amend, alter or repeal the bylaws. The bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the company required by applicable law or the certificate of incorporation, the affirmative vote of the stockholders holding at least two-thirds (2/3) of the voting power of all outstanding shares of capital stock of the company is required for the stockholders to adopt, amend, alter or repeal the bylaws.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of the Common Stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Certificate of Incorporation and Bylaws in their entirety for a complete description of the rights and preferences of the Common Stock.

Authorized and Outstanding Capital Stock

Our Certificate of Incorporation authorizes the issuance of 201,000,000 shares, consisting of 200,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share “Preferred Stock”). The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of April 2, 2026 there were 20,163,749 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding.

Common Stock

Voting Power

Except as otherwise required by law, our Certificate of Incorporation or as otherwise provided in any certificate of designation for any series of preferred stock, Stockholders possess all voting power for the election of directors and all other matters requiring stockholder action. Except as otherwise provided in our Certificate of Incorporation or expressly required by law, Stockholders are entitled to one (1) vote per share on matters to be voted on by Stockholders. Our common stockholders will not be entitled to cumulative voting in the election of directors.

Except as otherwise required by law, stockholders, as such, are not entitled to vote on any amendment that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant our Certificate of Incorporation or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, stockholders, as such, are entitled to the payment of dividends on the Common Stock when, as and if declared by the Board in accordance with applicable law.

Liquidation, Dissolution and Winding Up

Upon Volato’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of Volato’s Preferred Stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata Volato’s remaining assets available for distribution.

Preemptive or Other Rights

Holders of Common Stock will not be entitled to preemptive rights, and Common Stock is not subject to conversion, redemption or sinking fund provisions.

Election and Removal of Directors

Directors will be elected by a plurality of the votes cast at each annual meeting of stockholders held for the election of such class of directors. Each director will hold office until the next succeeding annual meeting for the election of the applicable class of directors and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Because the Board would be classified into three terms, the directors are generally elected to serve three years. In compliance with applicable U.S. aviation laws, at least two-thirds of the directors in office at any time must be comprised of individuals who meet the definition of “a citizen of the United States” under applicable law.

Directors may only be removed for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Preferred Stock

Our Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to establish the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series, in each case without further vote or action by the stockholders. The Board will be able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Volato or the removal of existing management. This may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Warrants

As of the date of this proxy statement/prospectus, there were 1,161,195 warrants to purchase Common Stock outstanding, consisting of 552,000 public warrants and 609,195 private warrants.

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Each public warrant entitles the registered holder to purchase one share of Common Stock at a price of $287.50 per share, subject to adjustment as discussed below, at any time. However, no public warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the public warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, warrant holders may, until such time as there is an effective registration statement and during any period when Volato shall have failed to maintain an effective registration statement, exercise public warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The public warrants will expire on Friday, December 1, 2028, at 5:00 p.m., Eastern Time.

Each private warrant is exercisable for one share of Common Stock at an exercise price of $287.50 per share, and (ii) such private warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by Volato, in each case so long as they are still held by the holder or its affiliates.

Listing of Securities

The Common Stock commenced trading on the NYSE American under the symbol “SOAR” on December 4, 2023.

Transfer Agent and Registrar

The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company (“Continental”). Continental’s telephone number and address is (212) 509-4000 and 1 State Street, 30th Floor, New York, NY. 10004, We have agreed to indemnify Continental in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Delaware Law

Certain provisions of the Certificate of Incorporation and laws of the State of Delaware could make it more difficult to acquire Volato by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Volato to first negotiate with the Board. Volato believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of Volato that a stockholder might consider is in their best interest or in Volato’s best interests, including transactions that might result in a premium over the prevailing market price of Common Stock.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of Volato by means of a proxy contest, tender offer, merger or otherwise.

Classified Board; Removal of Directors

The Board is classified into three terms, such that directors would generally be elected to serve three years. In compliance with applicable U.S. aviation laws, at least two-thirds of the directors in office at any time must be comprised of individuals who meet the definition of “a citizen of the United States” under applicable law. Under the Certificate of Incorporation, directors may only be removed for cause and only may by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

These provisions may make it more difficult for stockholders to change the composition of the Board or delay their ability to do so.

Stockholder Action; Special Meetings of Stockholders

The Certificate of Incorporation provides that, subject to the rights of any series of Preferred Stock, stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling at least two-thirds of Common Stock would not be able to amend the bylaws without holding a meeting of stockholders called in accordance with the Bylaws. Further, the Certificate of Incorporation provides that only the Chairperson of the Company Board, the chief executive officer of the Company, or the Board may call special meetings of stockholders, thus prohibiting a holder of Common Stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Volato to take any action, including the removal of directors.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to the Secretary of Volato at its principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. In the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (subject to certain exceptions for the first annual meeting following the consummation of the Business Combination), to be timely, a stockholder’s notice must be so delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such annual meeting was first made by Volato. The Bylaws also specify certain requirements as to the form and content of a stockholders’ notice.

Supermajority Requirements for the Amendment of the Certificate of Incorporation

The Bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of Volato entitled to vote in the election of directors, voting as one class. In addition, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of Volato entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Certificate of Incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of preferred stock.

Board Vacancies and Newly Created Directorships; Board Size

The Certificate of Incorporation provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy or newly created directorship on the Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director chosen to fill a vacancy or newly created directorship will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the whole Board is permitted to be set only by a resolution of the Board. These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the board by filling the resulting newly created directorships with its own nominees. This makes it more difficult to change the composition of the Board, but promotes continuity of management.

Exclusive Forum Selection

The Certificate of Incorporation requires, unless Volato consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will be the sole and exclusive forum to bring: (i) any derivative action or proceeding brought on behalf of Volato; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of Volato or any stockholder to Volato or the Volato stockholders; (iii) any action or proceeding asserting a claim as such arising out of provision of the DGCL, the Certificate of Incorporation or the Bylaws (as the same may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act. The Certificate of Incorporation will also provide that, unless Volato consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Certificate of Incorporation provides that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the Certificate of Incorporation provides that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act.

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The Certificate of Incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of Volato’s capital stock shall be deemed to have notice of and consented to the forum selection provisions in the Certificate of Incorporation.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Volato or its directors, officers, or other employees, which may discourage such lawsuits against Volato and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the Certificate of Incorporation to be inapplicable or unenforceable in an action, Volato may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

Section 203 of the Delaware General Corporation Law

Volato is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested is approved in a prescribed manner as summarized below or another exception or exemption applies. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of several specific exceptions and exemptions, which include but are not limited to situations where:

●	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder; or

●	the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in Section 203 did not apply because the corporation’s certificate of incorporation opted out of Section 203.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring Volato to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Bylaws provide that Volato’s directors and officers will be indemnified and advanced expenses by Volato to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended, subject to exceptions, including without limitation that the rights of such persons to indemnification under the Bylaws does not generally include proceedings or parts thereto initiated by the indemnitee without authorization from the Board. In addition, the Certificate of Incorporation provides that Volato’s directors and officers will not be personally liable to Volato or its stockholders for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL (including as the DGCL may potentially be amended in the future to permit further exculpation of directors or officers).

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The Bylaws also permit Volato to purchase and maintain insurance on behalf of any officer, director, employee or agent of Volato Group for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against Volato directors or officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative or other litigation against directors and officers, even though such an action, if successful, might otherwise benefit Volato and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Volato pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancement provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Volato ‘s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock for at least six months would be entitled to sell such shares provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the total number of shares of such securities then-outstanding; or

●	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Listing of Securities

The Common Stock is currently listed on the NYSE American under the symbol “SOAR.”

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Dykema Gossett PLLC.

EXPERTS

The Company’s consolidated financial statements as of December 31, 2025 and December 31, 2024 included in this proxy statement/prospectus have been audited by Elliott Davis, PLLC and Rose, Snyder & Jacobs LLP, respectively, each an independent registered public accounting firm, as set forth in their reports thereon (which contain explanatory paragraphs relating to substantial doubt about our ability to continue as a going concern as described in Note 2 to the financial statements). Such financial statements are included in reliance on their report given on their authority as experts in accounting and auditing.

The consolidated financial statements of M2i Global as of November 30, 2025 and November 30, 2024 and for the year ended November 30, 2025 and November 30, 2024 have been audited by TAAD, L.L.P., an independent registered public accounting firm, as stated in their report thereon (which contains an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern as described in Note 2 to the financial statements). Such financial statements are included in reliance on their report given on their authority as experts in accounting and auditing.

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CHANGE IN AUDITOR

On April 2, 2025, the Audit Committee approved the dismissal of Rose, Snyder & Jacobs LLP (“RSJ”) as the Company’s independent registered public accounting firm and also approved the appointment of Elliott Davis, PLLC (“Elliott Davis”) as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2025.

The reports of RSJ on the Company’s consolidated financial statements as of and for the years ended December 31, 2024 and 2023 contained an explanatory paragraph relating to the Company’s ability to continue as a going concern. Other than this report modification, RSJ’s reports on the Company’s financial statements for the fiscal years ended December 31, 2024 and December 31, 2023 contained no adverse opinions or disclaimers of opinions and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2024 and December 31, 2023, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and RJS on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSJ, would have caused RJS to make reference to the subject matter of the disagreement in RSJ’s reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided RSJ with a copy of the disclosures it has made and requested that RSJ furnish it with a letter addressed to the SEC stating whether RSJ agrees with such disclosures and, if not, stating the respects in which RJS does not agree. A copy of RSJ’s letter to the SEC, dated April 4, 2025, is included with the registration statement of which this proxy statement/prospectus forms a part as Exhibit 16.1.

During the fiscal years ended December 31, 2024 and December 31, 2023, neither the Company, nor anyone on its behalf, consulted with Elliott Davis regarding: (i) the application of accounting principles to a specified transaction, either proposed or completed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Elliott Davis concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of the shares of Volato Common Stock being offered by this proxy statement/prospectus. This proxy statement/prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Statements in this proxy statement/prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. The registration statement and other public filings can be obtained from the SEC’s internet site at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. You may request a copy of this proxy statement/prospectus by contacting us at: Volato Group, Inc. at 1954 Airport Rd., Suite 124, Chamblee, Georgia 30341. We also maintain a website at www.flyvolato.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this proxy statement/prospectus, and the inclusion of our website address in this proxy statement/prospectus is an inactive textual reference only.

184

OTHER MATTERS

Volato Stockholder Proposals

We anticipate that the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”) will be held on or about July 21, 2026. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8), stockholder proposals intended to be included in our proxy statement for the 2026 Annual Meeting must be received by us prior to 120 days before the anniversary date of the mailing of the Company’s proxy statement for the 2025 annual meeting, in order for the proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2026 Annual Meeting. If the date of the 2026 Annual Meeting is changed by more than 30 days from July 21, 2026, the deadline will be a reasonable time before we print and mail our proxy materials. However, we are not required to include in our proxy statement and form of proxy for the 2026 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time the proposal is received.

Under our bylaws, in order for any stockholder proposal that is not included in the proxy statement and form of proxy disseminated by the Company to be brought before the 2026 Annual Meeting, such proposal must be received by the Corporate Secretary at our principal executive offices at 1954 Airport Road, Suite 124, Chamblee, GA 30341 not less than 90 days nor more than 120 days before the 2026 Annual Meeting; however, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which the first public announcement of the date of such annual meeting is made by the Company. Therefore, unless the 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than March 23, 2026 and no later than the close of business on April 22, 2026. The notice must contain certain information as to the proposal and the stockholder. If a timely proposal is received, the Volato Board may exercise any discretionary authority granted by the proxies to be solicited on behalf of the Volato Board in connection with such proposal at the 2026 Annual Meeting.

In addition, in order to comply with universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 Annual Meeting must provide notice to the Company that is postmarked or transmitted electronically no later than the date that is 60 days prior to the one-year anniversary of the 2025 Annual Meeting, or May 22, 2026; provided, however, that if the date of the 2025 Annual Meeting changes by more than 30 days from the previous year’s annual meeting date, then notice must be provided by the later of 60 days before the date of the 2026 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Such notice must set forth, as to each matter the stockholder proposes to bring before the 2026 Annual Meeting, the information specified in the Company’s bylaws and, to the extent applicable, required by Rule 14a-19 under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees.

Important Notice Regarding Delivery of Stockholder Documents

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. This request may be submitted by contacting Volato Group, Inc., 1954 Airport Road, Suite 124, Chamblee, Georgia 30341, 844-399-8998, Attention: Corporate Secretary. We will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact our Corporate Secretary using the above contact information if he or she would like to receive separate proxy statements, notices and annual reports in the future. If you are receiving multiple copies of our annual reports, notices and proxy statements, you may request householding in the future by contacting our Corporate Secretary.

185

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

VOLATO GROUP, INC.

INDEX TO THE FINANCIAL STATEMENTS

M2I GLOBAL, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

Volato Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Volato Group, Inc. and its subsidiaries (the “Company”) as of December 31, 2025, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We have also audited the adjustments to the December 31, 2024 consolidated financial statements to retrospectively apply the adjustments to the reporting of discontinued operations related to GC Aviation, Inc. for the year ended December 31, 2024, as described in Notes 2 and 3. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the December 31, 2024 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the December 31, 2024 consolidated financial statements taken as a whole.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit and a working capital deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Elliott Davis, PLLC

We have served as the Company’s auditor since 2025.

Elliott Davis

Charlotte, North Carolina

March 12, 2026

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Volato Group, Inc.

Opinion on the Financial Statements

We have audited, before the effects of the adjustments to apply the accounting for discontinued operations of GC Aviation, Inc. described in Note 3, the accompanying consolidated balance sheets of Volato Group, Inc. and Subsidiaries (the Company) as of December 31, 2024, and the related statements of operations, shareholders’ equity (deficit), and cash flows for the year ended December 31, 2024, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). The 2024 consolidated financial statements before the effects of the adjustments for discontinued operations of GC Aviation, Inc. discussed in Note 3 are not presented herein. In our opinion, the consolidated financial statements, before the effects of the adjustments to apply the accounting for discontinued operations of GC Aviation, Inc. described in Note 3, present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

We were not engaged to audit, review, or apply any procedures to adjustments to apply the accounting for discontinued operations of GC Aviation, Inc. described in Note 3 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Elliott Davis, PLLC.

We have served as the Company’s auditor since 2022.

Rose, Snyder & Jacobs LLP

We served as the Company’s auditor from 2022 to 2025.

Encino, California

March 31, 2025

F-3

VOLATO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$4,698	$2,161
Restricted cash	—	1,839
Accounts receivable, net	101	2
Contract assets, net	636	—
Deposits	70	36,000
Note receivable, current	206	—
Investment in M2i	1,197	—
Investment in flyExclusive	1,739	—
Aviation asset option	324	—
Prepaid expenses and other current assets	572	1,031
Current assets - discontinued operations	267	2,281
Total current assets	9,810	43,314

Property and equipment, net	323	680
Operating lease, right-of-use assets	128	167
Deposits	—	300
Note receivable, non-current	1,693	—
Non-current assets - discontinued operations	—	1,838
Total assets	$11,954	$46,299

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$3,394	$5,452
Dividend payable	1,637	—
Convertible notes, net	4,230	4,050
Operating lease liability	43	39
Credit facility and other loans	—	28,855
Customer deposits and deferred revenue	2,823	11,386
Current liabilities - discontinued operations	1,591	12,418
Total current liabilities	13,718	62,200

Operating lease liability, non-current	85	128
Non-current liabilities - discontinued operations	—	305
Total liabilities	$13,803	$62,633

COMMITMENTS AND CONTINGENCIES (Note 15)

Shareholders’ deficit:
Common Stock Class A, $0.0001 par value; 200,000,000 authorized; 9,510,784 and 1,843,852 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	$5	$5
Additional paid-in capital	98,917	87,968
Accumulated deficit	(100,771)	(104,307)
Total shareholders’ deficit	(1,849)	(16,334)
Total liabilities and shareholders’ equity	$11,954	$46,299

The accompanying notes are an integral part of these consolidated financial statements.

F-4

VOLATO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Twelve Months Ended December 31,
	2025	2024
Revenue	$78,559	$39,064

Costs and expenses:
Cost of revenue	63,871	32,181
Selling, general and administrative	10,728	15,506
Total costs and expenses	74,599	47,687

Operating income (loss)	3,960	(8,623)

Other income (expenses):
Other income, net	10,139	212
Other expense	(6,116)	—
Loss from change in fair value of financial instruments	(2,074)	(2,983)
Loss on extinguishment of debt	—	(2,804)
Interest expense, net	(4,848)	(7,493)
Other income (expenses), net	(2,899)	(13,068)

Income (loss) before provision for income taxes and discontinued operations	1,061	(21,691)
Provision for (benefit from) incomes taxes	207	(507)
Net income (loss) from continuing operations	854	(21,184)
Net income (loss) from discontinued operations, net of taxes	4,319	(19,461)
Net income (loss)	$5,173	$(40,645)

Basic and diluted net loss per share:
Net income (loss) per share from continuing operations, basic	$0.19	$(12.73)
Net income (loss) per share from continuing operations, diluted	$0.19	$(12.73)
Net income (loss) per share from discontinued operations, basic	$0.98	$(11.69)
Net income (loss) per share from discontinued operations, diluted	$0.98	$(11.69)
Net income (loss) per share, basic	$1.18	$(24.42)
Net income (loss) per share, diluted	$1.18	$(24.42)

Weighted average common shares outstanding:
Basic	4,386,829	1,664,502
Diluted	4,386,829	1,664,502

The accompanying notes are an integral part of these consolidated financial statements.

F-5

VOLATO GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(Amounts in thousands, except shares)

	Class A Common Stock		Additional Paid-in	Retained	Total Shareholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of December 31, 2023, as adjusted	1,121,738	$3	$78,410	$(63,662)	$14,751
Stock-based compensation	—	—	211	—	211
Exercise of stock options	34,052	—	94	—	94
Issuance of common stock	639,720	2	5,003	—	5,005
Common stock and warrant reclass from in-kind liability to APIC	48,342	—	4,250	—	4,250
Net loss	—	—	—	(40,645)	(40,645)
Balance as of December 31, 2024	1,843,852	$5	$87,968	$(104,307)	$(16,334)
Stock-based compensation	—	—	605	—	605
Issuance of common stock	7,666,932	—	10,344	—	10,344
Dividends payable	—	—	—	(1,637)	(1,637)
Net income	—	—	—	5,173	5,173
Balance at December 31, 2025	9,510,784	$5	$98,917	$(100,771)	$(1,849)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

VOLATO GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Twelve Months Ended December 31,
	2025	2024
Operating activities:
Net income (loss) from continuing operations	$854	$(21,184)
Net income (loss) from discontinued operations	4,319	(19,461)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Loss on G280 option from flyExclusive amendment	6,116	—
Depreciation and amortization expense	297	341
Non-monetary exchange	238	—
Stock compensation expense	605	211
Loss (gain) from sale of property and equipment	6	(2)
Loss on extinguishment of debt	—	2,804
Loss on impairment of intangible assets	—	130
Loss from sale of consolidated entity	35	—
Gain on settlement of liabilities	(10,049)
Amortization right-of-use asset	39	34
Amortization of debt discount	283	301
Change in fair value forward purchase agreement	—	2,983
Change in fair value of convertible notes	1,488	—
Loss on investment in M2i	869	—
Loss on investment in flyExclusive	41	—
Gain on aviation asset option	(324)	—
Changes in assets and liabilities:
Accounts receivable	(199)	—
Contract assets, net	(636)	—
Prepaid and other current assets	459	751
Deposits	8,237	4,325
Account payable and accrued liabilities	(110)	2,845
Operating lease liability	—	(34)
Customers’ deposits and deferred revenue	38	9,137
Net cash provided by operating activities from continuing operations	8,287	2,642
Net cash used in operating activities from discontinued operations	(4,795)	(19,561)
Net cash provided by (used in) operating activities	3,492	(16,919)
Investing activities:
Payoff of liability issued for flyExclusive investment	(7,796)
Cash payment for property and equipment	(211)	(145)
Proceeds from the sale of property and equipment	30	33
Interests on Note receivable	(99)	—
Cash used in investing activities - discontinued operations	—	(3)
Net cash used in investing activities	(8,076)	(115)
Financing activities:
Principal payment on lease obligations	(39)	—
Repayments of lines of credit	—	(1,000)
Proceeds from issuance of term loan	—	4,000
Proceeds from issuance of convertible notes, net	6,048	4,050
Proceeds from issuance of shares under at-the-market sales plan	463
Costs of share issuance	(66)	—
Repayment on loans	(1,124)	(2,928)
Proceeds from exercise of stock options	—	94
Cash provided by financing activities - discontinued operations	—	95
Net cash provided by financing activities	5,282	4,311
Net increase (decrease) in cash	698	(12,723)
Cash and restricted cash, beginning of period	4,000	16,723
Cash and restricted cash, end of period	$4,698	$4,000
Supplemental disclosure of cash flow information:
Cash paid for interest	$989	$5,640
Cash paid for income taxes	$497	$—
Non-Cash Investing and Financing Activities:
Note receivable from sale of GC Aviation, Inc.	$1,800	$—
Non-cash interest	$3,981	$—
Credit facility for the aircraft deposits	$(28,500)	$—
In-kind dividend payable	$1,637	$—
Issuance of shares for convertible notes	$7,356	$—
Investment in M2i - share exchange	$(2,065)	$—
Investment in flyExclusive	$(1,780)	$—
Liability issued for flyExclusive investment	$7,796	$—
Financing for aircraft purchase	$55,861	$—
Settlement on liability for aircraft purchase	$(55,950)	$—
Financed deposits on aircraft	$28,500	$—
Issuance of shares in exchange for debt reduction	$523	$—
Release of receivable via investment in flyExclusive	$100
Initial recognition of right-of-use asset	$—	$201

The accompanying notes are an integral part of these consolidated financial statements.

F-7

VOLATO GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Volato Group, Inc. (“we”, “us”, “the Company”, or “Volato”) is a holding company for several wholly owned subsidiaries, including Volato, Inc., Fly Vaunt, LLC, Gulf Coast Aviation, LLC (f/k/a Gulf Coast Aviation, Inc.), Volato Merger Subsidiary, Inc., and Parslee, LLC. The Company’s primary operating subsidiary was founded in 2021. That year, the Company entered the private jet charter and fractional ownership market with its Part 135 HondaJet ownership program, taking delivery of its first jet in August 2021 and completing its first Part 135 charter flight in October of 2021. In March 2022, the Company acquired Gulf Coast Aviation, Inc. (n/k/a Gulf Coast Aviation, LLC), owner of G C Aviation, Inc., a Texas entity and Part 135 air carrier certificate holder. In March 2022, the Company placed orders for four Gulfstream G280s for delivery in 2024 and 2025. In September 2022, the Company started internal development on its full suite Flight Management Software platform Mission Control, and in the fourth quarter of 2023 the Company commercially launched Vaunt, our proprietary consumer facing empty leg platform.

In September 2024, the Company entered into an agreement with flyExclusive, Inc., (“flyExclusive”) a leading provider of private jet charter services, to transition the management of its aircraft ownership fleet operations to flyExclusive. This move was intended to bring substantial cost savings and allow Volato to focus on its potential high-growth areas, including aircraft sales and proprietary software products. The Company has continued to take delivery of new aircraft and also generate revenue from its proprietary software, including the Vaunt platform, its empty leg consumer app. In the fourth quarter of 2024, we transferred our aircraft lease agreements to flyExclusive and have no further obligations under the aircraft lease agreements or control over flight operations. The Company has retained insider card liabilities of $0.3 million that is included in discontinued operations as of December 31, 2025.

On February 24, 2025, the Company effected a reverse stock split of its issued and outstanding Class A common stock (also referred to as “common stock” in this Annual Report), at a ratio of 1-for-25 (the “Reverse Stock Split”) with no change in par value. All share amounts have been retroactively adjusted to account for the split as if it occurred at inception.

On March 20, 2025, the Company sold its former subsidiary GC Aviation, Inc., which holds the FAA Part 135 certificate for $2.0 million, of which $1.8 million was a note receivable.

On July 28, 2025, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Volato Merger Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of Volato (“Merger Sub”), and M2i Global, Inc., a Nevada corporation (“M2i”), pursuant to which Merger Sub will merge with and into M2i, with M2i surviving the merger as a wholly-owned subsidiary of Volato (together with all other transactions contemplated by the Merger Agreement, the “Merger”). The Merger is subject to approval by the Company’s stockholders and other customary closing conditions. Upon consummation of the Merger, it is currently expected that M2i’s stockholders will own approximately 85% of the combined company.

In July 2025, the Company began development of an Artificial Intelligence based software platform designed to enhance the reliability of leading large language models when analyzing contracts, SEC filings and reports, and other structured documents.

On October 1, 2025, the Company entered into a Fourth Amendment (the “Amendment”) to Aircraft Management Services Agreement (as amended the “Agreement”) with flyExclusive to bring the Agreement in line with Company’s anticipated shift in operations, new business directives, and to better accommodate the proposed Merger with M2i. The Amendment served to (i) modify the term of the Agreement; (ii) grant flyExclusive, subject to certain terms and conditions, the right to purchase certain aviation-related assets from the Company and assume certain obligations of the Company (the “flyExclusive Asset Option”); (iii) grant the Company, subject to certain terms and conditions, the right to sell certain aviation-related assets to flyExclusive and assign certain obligations of the Company to flyExclusive (the “Company Asset Option,” and collectively with the flyExclusive Asset Option, the “Asset Options”); (iv) obligate flyExclusive to pay the Company $100,000 upon execution of the Amendment as settlement of net payables owed by flyExclusive to the Company under the terms of the Agreement (the “Net Payables Obligation”); and (v) modify the material terms of flyExclusive’s right to cause the Company to merge with and into a wholly owned subsidiary of flyExclusive (the “flyExclusive Merger Option”), including that the flyExclusive Merger Option is to be only exercisable in the event that the Company and M2i terminate the Merger Agreement. flyExclusive paid the Net Payables Obligation by issuing the Company 20,576 shares of Class A common stock.

F-8

As consideration for the execution of the Amendment, flyExclusive agreed to pay $2,000,000 to the Company, in cash or shares of flyExclusive Class A common stock, in exchange for the right to receive either (i) the net proceeds that the Company receives from the sale of a certain G280 aircraft, or (ii) if, and only if, Gulfstream provides written consent, assignment of the G280 Agreement from the Company to flyExclusive subject to the execution of an asset purchase agreement relating solely to the transfer of the G280 Agreement. The G280 aircraft was later delivered to the Company pursuant to an existing agreement (the “G280 Agreement”) with Gulfstream Aerospace Corporation (“Gulfstream”). flyExclusive elected to pay all of the $2,000,000 in shares of its Class A common stock and issued an aggregate of 411,523 shares of its Class A common stock to the Company, which occurred in Q4 2025.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going concern, liquidity, and capital resources

The Company has limited operating history, and although the Company has realized net income of approximately $5.2 million for the twelve months ended December 31, 2025, the Company has a working capital deficit of approximately $3.9 million and an accumulated deficit of approximately $100.8 million as of December 31, 2025.

These above matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations through the issuance of financial instruments including debt or equity securities and revenues from operations.

Accordingly, management believes that its current cash position, along with its proceeds from future debt and/or equity financings, when combined with prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at least one year from the date of issuance of these financial statements. There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital or debt on terms acceptable to the Company, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The balance sheets do not include any adjustments that might result from these uncertainties.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business and following the requirements of the Securities and Exchange Commission (the “SEC”).

Reclassifications

Certain amounts in 2024 have been reclassified to conform with the current period’s presentation to reflect discontinued operations.

F-9

Principles of consolidation

The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include:

●	Useful lives of property, plant, and equipment.

●	Assumptions used in valuing debt or equity instruments.

●	Deferred income taxes and related valuation allowance.

●	Assessment of long-lived assets impairment.

●	Assumptions used in the aviation asset put/call option.

Cash and restricted cash

Cash consists primarily of cash on hand and bank deposits. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2025 and December 31, 2024, the Company had no cash equivalents besides what was in the cash balance as of that date. The Company had zero and $1.8 million of restricted cash at December 31, 2025, and December 31, 2024, respectively, which served as collateral for the credit facility with SAC Leasing G280 LLC described in Note 11 below.

Accounts receivable

Accounts receivables are reported on the consolidated balance sheets at the outstanding principal amount adjusted for any allowance for credit losses and any charge offs. The Company provides an allowance for credit losses to reduce trade receivables to their estimated net realizable value equal to the amount that is expected to be collected. This allowance is estimated based on historical collection experience, the aging of receivables, specific current and expected future macro-economic and market conditions, and assessments of the current creditworthiness and economic status of customers. The Company considers a receivable delinquent if it is unpaid after the term of the related invoice has expired. Balances that are still outstanding after management has used reasonable collection efforts are written off. The Company reviews its allowance for credit losses on a quarterly basis.

During the twelve months ended December 31, 2025 and 2024, the Company recognized $147 thousand and zero of bad debt expense, respectively.

F-10

Fixed assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years:

Classification	Life
Machinery and equipment	3-7 years
Automobiles	5 years
Computer and office equipment	5 years
Website development costs	3 years

Computer software development

Software development costs are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350-40, Internal Use Software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred. The capitalized computer software development costs are reported under the section “Property and equipment, net” in the consolidated balance sheets and are amortized using the straight-line method over the estimated useful life of the software, generally three years from when the asset is placed in service. The Company capitalized $211 thousand and $142 thousand and of internal software development costs during the twelve months ended December 31, 2025 and 2024, respectively. The Company recognized $158 thousand and $132 thousand of amortization expense related to computer software development during the twelve months ended December 31, 2025 and 2024, respectively. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities. During the twelve months ended December 31, 2025, the Company reduced the value of software development cost by $238 thousand, related to a non-monetary exchange with a third party and their use of our mission control software. This software development cost was originally developed for internal use and has subsequently been licensed to a third party in a non-monetary transaction.

Website development cost

The costs incurred for activities during the website application and infrastructure development stage are capitalized in accordance with the guidance on internal-use software in FASB ASC 350-40. The Company capitalized zero of website development costs during the twelve months ended December 31, 2025 and 2024, respectively. The Company recognized $97 thousand and $97 thousand of amortization expense during the twelve months ended December 31, 2025 and 2024, respectively.

Valuation of long-lived assets

In accordance with FASB ASC 360, property, plant, and equipment, and long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. No impairment was recognized during the twelve months ended December 31, 2025 and 2024, respectively.

F-11

Fair value of financial instruments

The Company adopted the provisions of FASB ASC 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

The Company measures fair value under a framework that utilizes a hierarchy prioritizing the inputs to relevant valuation techniques. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used in measuring fair value are:

■	Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company as the ability to access.

■	Level 2: Inputs to the valuation methodology include:

●	Quoted prices for similar assets or liabilities in active markets.
●	Quoted prices for identical or similar assets or liabilities in inactive markets.
●	Inputs other than quoted prices that are observable for the asset or liability.
●	Inputs that are derived principally from or corroborated by observable market date by correlation or other means; and
●	If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

■	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

On November 28, 2023, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”). The fair value of the Company’s recorded Forward Purchase Agreement was determined based on unobservable inputs that are not corroborated by market data, which require a Level 3 classification. A Monte Carlo simulation model was used to determine the fair value as of December 31, 2023. The Company recorded the Forward Purchase Agreement at fair value on the consolidated balance sheets with changes in fair value recorded in the consolidated statements of operations. On July 23, 2024, the Company received notice of termination of the Forward Purchase Agreement and recognized an impairment in the value of the Forward Purchase Agreement in the second quarter of 2024 due to receipt of the termination notice. A loss of $3.0 million was recorded due to the cancellation of the Forward Purchase Agreement in 2024.

In December 2024, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) pursuant to which the Company may issue a series of convertible notes for an aggregate principal amount not to exceed $36.0 million. During the year ended December 31, 2024, the Company issued a single convertible note in the principal amount of $4.5 million, (the “2024 Convertible Note”), of which $4.1 million was funded as of December 31, 2024, representing an original issue discount of ten percent. The Company elected the fair value guidance under ASC 825-10 and the 2024 Convertible Note was recognized at initial fair value as of the issuance date. The value of the 2024 Convertible Note at issuance approximated fair value as of December 31, 2024. Any issuances of additional convertible notes are subject to the terms and conditions of the Security Purchase Agreement (see Note 10).

On September 30, 2025, Company, entered into Share Exchange Agreements (the “Share Exchange Agreements”), with two investors (together the “Investors”). The Investors are shareholders of M2i whose common stock is publicly quoted on the OTCQB Venture Market of OTC Markets Group, Inc. under the symbol “MTWO”. Pursuant to the Share Exchange Agreements, the Company agreed to issue an aggregate of 1,197,604 shares of the Company’s Class A common stock to the Investors in exchange for an aggregate of 16,000,000 shares of M2i common stock (the “Investment in M2i”). At the date of the exchange, the Company recognized a loss of $115 thousand in “Loss from change in fair value of financial instruments” on the consolidated statement of operations for the difference between the fair value of the Volato shares issued and the fair value of the Investment in M2i.

Pursuant to ASC 321, the Investment in M2i is measured at fair value each reporting period, with unrealized gain or loss recognized in earnings. The Investment in M2i is classified within Level 2 of the fair value hierarchy under ASC 820, as it is based on quoted prices for identical assets in inactive markets. The inputs are obtained from OTC quoted prices for level II. During the twelve months ended December 31, 2025, the Company recorded a loss of $753 thousand related to the change in fair value of the Investment in M2i.

F-12

On October 1, 2025, the Company entered into the Amendment with flyExclusive, as described in Note 1. As part of the amendment, flyExclusive agreed to pay $2.1 million in cash or shares of common stock to the Company for the net payables option and the proceeds from the sale of the fourth G280. flyExclusive issued the Company 432,099 shares of Class A common stock (the “Investment in flyExclusive”) in the fourth quarter of 2025. At the date of the exchange, the Company recognized a loss of $6.1 million in Other expense in the consolidated statements of operations. During the twelve months ended December 31, 2025 the Company recorded a loss of $41 thousand related to the change in the fair value of the Investment in flyExclusive.

Pursuant to ASC 321, the Investment in flyExclusive is measured at fair value each reporting period, with unrealized gain or loss recognized in earnings. The Investment in flyExclusive is classified within Level 1 of the fair value hierarchy under ASC 820, as it is traded in an active market.

Additionally, with the signing of the Amendment with flyExclusive, as described in Note 1, it granted flyExclusive the right to purchase certain aviation-related assets from the Company and assume certain obligations of the Company and granted the Company the right to sell certain obligations of the Company to flyExclusive. The fair value of the Company’s recorded Aviation Asset Option was determined based on unobservable inputs that are not corroborated by market data, which require a Level 3 classification. A Black-Scholes model was used to determine the fair value as of December 31, 2025. As of December 31, 2025 the Company fair valued the aviation asset and recorded a gain on the asset of $324 thousand.

The following table presents balances of the fair value instruments as of December 31, 2025 and December 31, 2024, in thousands:

	Fair Value Measurements as of December 31, 2025
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Financial liabilities:
Third Tranche Note	$—	$—	$3,148	$3,148
Fourth Tranche Note	—	—	1,082	1,082
Total financial liabilities	$—	$—	$4,230	$4,230

Financial assets:
Investment in M2i	$—	$1,197	$—	$1,197
Investment in flyExclusive	1,739	—	—	1,739
Aviation asset option	—	—	324	324
Total financial assets	$1,739	$1,197	$324	$3,260

	Fair Value Measurements as of December 31, 2024
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
2024 Convertible Note	$—	$—	$4,050	$4,050
Total	$—	$—	$4,050	$4,050

F-13

The following table presents changes of all convertible notes issued under the Securities Purchase Agreement (see Note 10) with significant unobservable inputs (Level 3) for the twelve months ended December 31, 2025, in thousands:

2024 Convertible Note
Balance at December 31, 2024	$4,050
Change in fair value	$1,488
Conversions	$(7,356)
Additions	$6,048
Balance as of December 31, 2025	$4,230

The Company measured the Third and Fourth Tranche Notes using a Monte Carlo simulation valuation model using the following assumptions:

	Twelve months ended December 31, 2025
	Third Tranche Note	Fourth Tranche Note
Volume Weighted average stock price (“VWAP”)	0.65	0.65
Simulation Period	0.56	0.79
Expected Volatility	114.0%	119.7%
Credit risk-adjusted rate	20.9%	20.9%
Risk-free Rate	3.58%	3.53%

The following table represents the change in the Aviation asset option for the twelve months ended, December 31, 2025:

Aviation asset option
Balance at December 31, 2024	$—
Additions	—
Change in fair value	324
Balance at December 31, 2025	$324

The Company measured fair value of the aviation asset option using a Black-Scholes model with the following assumption:

As of December 31, 2025
Strike price	2,000,000
Expected term	0.67
Expected volatility	88.44%
Risk fee rate	3.49%
Dividend	0.00%

F-14

There were no transfers between fair value levels during the period. There were no gains and losses attributable to changes in instrument specific credit risk as the Company determined the likelihood of an event of default to be de minimus. The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other assets, accounts payable and accrued expenses, deposits, and members’ deposits approximate their fair value because of the short maturity of those instruments. The Company’s credit facility, convertible notes and other loans approximate the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements and due to the short-term maturity of these instruments at December 31, 2025 and December 31, 2024.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred, and the amount of the assessment can be reasonably estimated.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480 Distinguishing Liabilities from Equity (“ASC 480”) and FASB ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.

Revenue recognition

Revenues are recognized on a gross basis and presented on the consolidated statements of operations net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.

The Company determines revenue recognition pursuant to ASC 606, Revenue from Contracts with Customers, through the following steps:

1.	Identification of the contract, or contracts, with a customer.

2.	Identification of the performance obligation(s) in the contract.

3.	Determination of the transaction price.

4.	Allocation of the transaction to the performance obligation(s) in the contract.

5.	Recognize revenue when or as the entity satisfies a performance obligation.

The Company generates revenue primarily through: (i) the sale of aircraft, and (ii) our Vaunt software-as-a-subscription product. Revenue is recognized when control of the promised service is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

F-15

For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. In such circumstances, the Company is primarily responsible for satisfying the overall performance obligation with the customer and is considered the principal in the relationship.

Revenue from aircraft sales is recognized upon the delivery of the aircraft.

The Company generated revenue during the twelve months ended December 31, 2025 and 2024, broken down as follows, in thousands:

	Twelve Months Ended December 31,
	2025	2024
Aircraft sales	$77,100	$38,150
Subscription	1,459	914
Total	$78,559	$39,064

Revenue from the sales of our Vaunt Software-as-a-subscription is deferred and recognized over the subscription term of the software and is included in customer deposits and deferred revenue on the consolidated balances sheets.

The following table provides a rollforward of deferred revenue, recorded in customer deposits and deferred revenue in the consolidated balance sheets, for the twelve months ended December 31, 2025:

Amount
Balance as of December 31, 2024	$696
Revenue recognized	(1,459)
Revenue deferred	3,485
Balance as of December 31, 2025	$2,722

Assets Recognized from the Costs to Obtain Revenue Contracts

We recognize an asset for the incremental costs of obtaining a contract with a client if we expect the amortization period to be longer than one year, such costs are specifically identifiable, generate or enhance resources used to satisfy future performance obligations, and are expected to be recovered. We have determined the costs incurred are incremental and recoverable and are subject to capitalization and amortization under ASC 340-40. The capitalized costs relate to revenue share with Vaunt operators and Vaunt sales commissions. The assets are capitalized and amortized ratably over the expected period of the benefit, which is currently estimated at 14 months.

The following tables present the asset balances and related amortization expense for the contract assets:

	As of and for the twelve months ended December 31, 2025
	Beginning Balance	Amount Capitalized	Amortization	Ending Balance
Contract assets	$—	$935	$(299)	$636

F-16

Income taxes

The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company follows the guidance of 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction, and state jurisdictions. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities. The Company currently is not under examination by any tax authority.

Stock-based compensation

The Company accounts for equity-based compensation using the fair value method as set forth in the ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards based on estimated fair values. This method requires companies to estimate the fair value of stock-based compensation on the date of grant using an option pricing model. The Company estimates the fair value of each equity-based payment award on the date of grant using the Black-Scholes pricing model.

The Black-Scholes model determines the fair value of equity-based payment awards based on the fair value of the underlying common stock on the date of grant and requires the use of estimates and assumptions, including the fair value of the Company’s common stock, exercise price of the stock option, expected volatility, expected life, risk-free interest rate and dividend rate. The Company estimates the expected volatility of its stock options by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options; it is not practical for the Company to estimate its own volatility due to the lack of historical prices. The expected term of the options is determined in accordance with existing equity agreements as the underlying options are assumed to be exercised upon the passage of time. The risk-free interest rate is the estimated average interest rate based on U.S. Treasury zero-coupon notes with terms consistent with the expected life of the awards. The expected dividend yield is zero as the Company does not anticipate paying any recurring cash dividends in the foreseeable future. The Company accounts for forfeitures as they occur.

Net income (loss) per share

The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic earnings per share is computed by dividing net income (loss) available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net income (loss) available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive for the twelve months ended months ended December 31, 2025, include stock options, restricted stock units and warrants.

F-17

The Company had 17,703 and 18,614 outstanding stock options to purchase an equivalent number of shares of common stock at December 31, 2025, and 2024, respectively.

The Company had 10,964 and 29,080 outstanding restricted stock units to purchase an equivalent number of shares of common stock at December 31, 2025 and 2024, respectively.

The Company also had 1,161,195 outstanding warrants to purchase an equivalent number of shares of common stock as of December 31, 2025 and 2024, respectively at a weighted average strike price of $287.50.

Concentration of credit risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Intangible assets

Intangible assets other than goodwill consists of acquired finite-lived customer relationships and acquired indefinite-lived Part 135 air carrier certificate. At initial recognition, intangible assets acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, finite-lived intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows.

The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the fair value. There was no impairment loss for the twelve months ended December 31, 2025 or 2024, respectively.

Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.

If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually during its fourth quarter. In March 2025, the Company sold GC Aviation, Inc. and the Part 135 air carrier certificate. In connection with that sale, the Company recorded an impairment on goodwill of $35 thousand for the twelve months ended December 31, 2025. The loss is recorded in other income, net in the consolidated statements of operations. There was no impairment loss recorded for the twelve months ended December 31, 2024.

F-18

Segment reporting

The Company identifies operating segments as components of the Company for which discrete financial information is available and is regularly reviewed by the chief operating decision maker (“CODM”), or decision-making group, in making decisions regarding resource allocation and performance assessment. The CODM is the chief executive officer. We determined that the Company operates in a single operating and reportable segment, private aviation services, and the CODM reviews financial information including total assets from continuing operations and net income (loss) from continuing operations before income taxes presented on a consolidated basis for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of our long-lived assets are located in the U.S.

Cost of revenue

Cost of revenue includes costs that are directly related to the related revenue streams – aircraft sales and subscription based revenue. Aircraft sales cost of revenue is our purchase price of the aircraft. Subscription costs includes costs of our proprietary software, the Vaunt platform.

Advertising costs

Advertising costs are expensed as incurred and included in selling, general and administrative expenses on the statements of operations. Such advertising amounted to $1.0 million and $4.5 million for the twelve months ended December 31, 2025 and 2024, respectively.

Leases

ASC Topic 842, “Leases” (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-of-use asset (“ROU asset”). ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. The right-of-use asset and lease liability are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. ROU asset is evaluated for impairment using the long-lived asset impairment guidance. Leases will be classified as financing or operating, which will drive the expense recognition pattern. The Company elects to exclude short-term leases when recording a ROU asset and lease liability if and when the Company has them.

Recent accounting pronouncements

In November 2023, the FASB issued Accounting Standards Update “ASU” 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which modifies the disclosure and presentation requirements of reportable segments. The amendments in the update require the disclosure of significant segment expenses that are regularly provided to the chief operating decision maker “CODM” and included within each reported measure of segment profit and loss. The amendments also require disclosure of all other segment items by reportable segment and a description of its composition. Additionally, the amendments require disclosure of the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. This update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption was permitted. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

F-19

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding cash taxes paid both in the U.S. and foreign jurisdictions. The update will be effective for annual periods beginning after December 15, 2025. Adoption of the standard will be applied on a prospective basis and retrospective application to all periods presented is permitted. We adopted ASU 2023-09 this Annual Report on Form 10-K using the prospective approach.

In November 2024, the FASB issued Accounting Standards Update 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). ASU 2024-03 is intended to enhance the disclosures for expenses for all public entities in accordance with ASC Topic 220, Income Statement-Reporting Comprehensive Income. ASU 2024-03 addresses investor requests for more detailed information about expenses, specifically cost of sales and selling, general, and administrative expenses. ASU 2024-03 requires a public entity to disclose the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities (or other amounts of depletion expense) included in each relevant expense caption presented on the face of the income statement as well as a qualitative description of the amounts remaining in the relevant expense captions that are not separately disaggregated quantitatively. ASU 2024-03 also requires a public entity to disclose the total amount of selling expenses and the entity’s definition of selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. A public entity should apply ASU 2024-03 either prospectively to financial statements issued for reporting periods after the effective date of this ASU or retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of ASU 2024-03 on its future consolidated financial statements and related disclosures.

NOTE 3 – DISCONTINUED OPERATIONS

In September 2024, the Company entered into an agreement with flyExclusive to transition our aircraft ownership program fleet operations to flyExclusive. During 2024 and 2025 we continued to take delivery of new aircraft, while also generating revenue from our proprietary software, including the Vaunt platform, Volato’s empty leg consumer app. In March 2025, the Company sold GC Aviation, Inc., which holds the FAA Part 135 certificate, therefore items related to managed aircraft are included in discontinued operations.

Major classes of line items constituting net income (loss) from discontinued operations are as follows:

	Twelve Months Ended December 31,
	2025	2024
Revenue - Aircraft usage	$89	$32,546
Revenue - Managed aircraft	—	7,224
Costs of Revenue - Aircraft usage	65	43,488
Cost of Revenue - Managed aircraft	—	6,610
Selling, general and administrative	406	19,035
Other income from discontinued operations	5,530	9,902
Income (loss) from discontinued operations before provision for taxes	5,148	$(19,461)
Benefit for taxes from discontinued operations	829	—
Net income (loss) from discontinued operations, net	$4,319	$(19,461)

F-20

Carrying amounts and major classes of assets included as part of discontinued operations are as follows:

	December 31, 2025	December 31, 2024
Accounts receivable, net	$13	$1,027
Prepaid and other assets	254	1,254
Property and equipment, net	—	3
Intangibles, net	—	1,200
Goodwill	—	635
Total assets associated with discontinued operations	$267	$4,119

Carrying amounts and major classes of liabilities included as part of discontinued operations are as follows:

	December 31, 2025	December 31, 2024
Accounts payable and accrued liabilities	$1,307	$6,344
Credit facility and other loans	—	918
Customer deposits and deferred revenue	284	5,156
Deferred income tax liability	—	305
Total liabilities associated with discontinued operations	$1,591	$12,723

NOTE 4–INTANGIBLES

Finite-Lived Intangible Assets

As of December 31, 2024, the Company impaired the remaining value of the customer relationships asset and recorded a loss on the impairment of $130 thousand which was recorded in selling, general and administrative expenses. Intangible asset amortization expense was zero and $61 thousand for the twelve months ended December 31, 2025 and 2024, respectively. As of December 31, 2025 and December 31, 2024 the balance of customer relationships was zero.

Indefinite - Lived Intangible Assets

The following table summarizes the balances of the indefinite-lived intangible assets and is included in discontinued operations as of December 31, 2025 and December 31, 2024, in thousands:

	December 31, 2025	December 31, 2024
Intangible asset - Part 135 certificate	$—	$1,200

The FAA Part 135 certificate amount of $1.2 million relates to the certificate held by GC Aviation, Inc. In March 2025, the Company sold GC Aviation, Inc., and the FAA Part 135 Certificate for $2.0 million. The Company did not recognize any impairment of the Part 135 certificate during the twelve months ended December 31, 2025 and 2024, respectively.

F-21

NOTE 5 - MERGER TRANSACTION COSTS PAYABLE

In connection with the business combination in December 2023, the Company entered into three agreements (together, the “Agreements”) with financial institutions, in which the Company agreed to pay a success fee in the aggregate amount of $4.25 million to the financial institutions in case the Company consummated certain acquisition(s). The success fees were paid in shares of the Company’s common stock and warrants during the 2024 fiscal year.

ASC 480 Distinguishing Liabilities From Equity requires liability classification for all instruments that embodies an unconditional obligation that the Company must or may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is based solely on a fixed monetary amount know at inception. As a result, the Company classified such liability in current liabilities as of December 31, 2023. In January 2024, the Company issued an aggregate number of 48,342 shares of common stock and 4,000 warrants in accordance with the Agreements in full settlement of the Company’s obligations to the three financial institutions. As of December 31, 2025 and December 31, 2024 the merger transaction costs payable were zero.

NOTE 6 – FORWARD PURCHASE AGREEMENT

On November 28, 2023, the Company, Volato, Inc. and Vellar Opportunities Fund Master, Ltd. (“Seller”), entered into the Forward Purchase Agreement for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). The Seller could purchase, prior to the closing of a business combination we completed in December 2023, up to 2.0 million shares (the “Maximum Number of Shares”) of the Company from third parties through a broker in the open market. The Number of Shares subject to the Forward Purchase Agreement were subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

Under the Forward Purchase Agreement the Seller was directly paid an aggregate cash amount equal to the product of (i) the number of shares as set forth in the pricing date notice and (ii) the redemption price paid by the Company on the closing of its 2023 business combination date to holders of its common stock who exercised their redemption rights in connection with the closing.

During the year ended December 31, 2023, the Company paid an aggregate amount of approximately $18.9 million. The Company collected $2.4 million in December 2023 and recognized a loss on the change in fair value of the Forward Purchase Agreement in the aggregated amount of $13.4 million, which was reported in other expenses in the consolidated statement of operations for the year ended December 31, 2023.

In July 2024, the Seller notified the Company of the termination of the Forward Purchase Agreement, following a delivery of a notice establishing the Valuation Date (as defined in the Forward Purchase Agreement); upon termination, Seller was not obligated to pay the Company a cash amount. The Company recorded the impact of the notice in the second quarter of 2024. In the twelve months ended December 31, 2025 and 2024, the Company recognized a loss on the change in fair value of zero and $3.0 million, respectively, reported in other expenses in the consolidated statement of operations.

NOTE 7– PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following at December 31, 2025 and December 31, 2024, in thousands:

	December 31, 2025	December 31, 2024
Machine and equipment	$186	$188
Automobiles	—	72
Website development costs	290	290
Computer and office equipment	12	5
Software development costs	553	579
	1,041	1,134
Less accumulated depreciation	(718)	(454)
Property and equipment, net	$323	$680

F-22

During the twelve months ended December 31, 2025 and 2024, the Company recognized $297 thousand and $193 thousand of depreciation and amortization, respectively.

During the twelve months ended December 31, 2025, the Company reduced the value of software development cost by $238 thousand, related to a non-monetary exchange with a third party and their use of our mission control software. This software development cost was originally developed for internal use and has subsequently been licensed to a third party in a non-monetary transaction.

NOTE 8 – DEPOSITS

Deposits consist of the following at December 31, 2025 and December 31, 2024, in thousands:

	December 31, 2025	December 31, 2024
Deposits on aircraft	$—	$36,000
Other deposits	70	300
Total deposits	70	36,300
Less current portion	(70)	(36,000)
Total deposits, non-current	$—	$300

Below is a breakdown of the deposits on aircraft as of December 31, 2025 and December 31, 2024, in thousands:

	December 31, 2025	December 31, 2024
Gulfstream aircraft deposits	$—	$36,000
Total deposits on aircraft	—	36,000
Less current portion	—	(36,000)
Total deposits on aircraft non-current	$—	$—

Gulfstream Aerospace, LP

In 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G280 aircraft for total consideration of $79 million with expected delivery throughout fiscal year 2025. The first Gulfstream G280 was delivered in the third quarter of 2024. The second Gulfstream G280 was delivered in January 2025. The third Gulfstream G280 was delivered in April 2025. The remaining Gulfstream G280 was delivered in the fourth quarter of 2025.

The Company fully funded an aggregate amount of $48.0 million in deposits towards the acquisition price of the four Gulfstream G280 aircraft in accordance with the scheduled payment terms of the agreements as of December 31, 2025, and December 31, 2024, respectively. Upon delivery of the first Gulfstream G280 in the third quarter of 2024, $12.0 million of the deposits were applied toward the purchase price of the airplane. Upon delivery of the second Gulfstream G280, in January 2025, $12.0 million of the deposits were applied toward the purchase price of the airplane. Additionally, in March 2025, Gulfstream notified the Company that the fourth Gulfstream G280 would be delayed from the original timeline with delivery now expected in the fourth quarter of 2025. In connection with the delivery delay, Gulfstream agreed to return the deposit on the fourth Gulfstream G280 reducing the deposits by $9.0 million. In April 2025, the third Gulfstream G280 was delivered and $12.0 million of the deposits were applied toward the purchase price of the airplane. In November 2025, the fourth G280 was delivered and the remaining deposit was applied toward the purchase price of the airplane.

F-23

During the twelve months ended December 31, 2024, the Company funded $9.0 million pursuant to the terms of the executed purchase agreements, of which $9.0 million was funded through the SAC Leasing G280 line of credit further described in Note 11.

NOTE 9 – PROMISSORY NOTE- RELATED PARTY

Dennis Liotta - March 2023 note

On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1.0 million, with an effective date of February 27, 2023 and which matured on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest were due at the maturity date. The March 2023 note included a ten percent (10%) interest rate per annum. On April 1, 2024, the March 2023 note was paid in full. Promissory note from related party was zero as of December 31, 2025 and December 31, 2024, respectively.

The Company incurred zero and $23 thousand of interest expense during the twelve months ended December 31, 2025 and 2024, respectively.

NOTE 10 – UNSECURED CONVERTIBLE NOTES

Unsecured convertible notes consisted of the following at December 31, 2025 and December 31, 2024, in thousands:

	December 31, 2025	December 31, 2024
2024 unsecured convertible note, 4% coupon, due December 2025	$—	$4,050
Unsecured convertible note, 4% coupon, due June 2026*	—	—
Unsecured convertible note, 4% coupon, due July 2026**	3,148	—
Unsecured convertible note, 4% coupon, due October 2026***	1,082	—
Less current portion	(4,230)	(4,050)
Total unsecured convertible note, long term	$—	$—

*	Represents the Second Tranche Note (as described in this Note 10)
**	Represents the Third Tranche Note (as described in this Note 10)
***	Represents the Fourth Tranche Note (as described in this Note 10)

Unsecured convertible note due December 2025 - 2024 Convertible Note

During the year ended December 31, 2024, the Company entered into the Securities Purchase Agreement as described in Note 2 above pursuant to which the Company may issue a series of convertible notes for an aggregate principal not to exceed $36.0 million. During the year ended December 31, 2024, the Company issued a single convertible note in a principal amount of $4.5 million, (as defined above, the “2024 Convertible Note”) of which $4.1 million was funded as of December 31, 2024, representing an original issue discount of ten percent. Interest is payable quarterly at the Company’s option and shall either be (i) paid in cash; (ii) paid-in-kind in shares of common stock; or (iii) compound and become additional principal outstanding. The Company recorded $14 thousand of accrued interest expense in the year ended December 31, 2024. During the three months ended March 31, 2025 the $14 thousand of paid-in-kind interest was rolled into the principal balance of the 2024 Convertible note.

The 2024 Convertible Note is accounted for as a single liability measured at fair value in accordance with ASC 825-10. At March 31, 2025, the Company valued the 2024 Convertible Note using the Monte-Carlo valuation model. See Note 2.

F-24

In June 2025, the outstanding principal and interest of the 2024 Convertible Note was converted into 2,538,939 shares of the Company’s common stock, settling in full the Company’s repayment obligations related to that note. Immediately prior to the conversions, the Company remeasured the liability to its fair value as of the conversion date. The Company recognized a loss of $626 thousand related to the change in the fair value of the 2024 Convertible Note recorded in Loss from change in fair value of financial instruments on the consolidated statements of operations for the twelve months ended December 31, 2025, respectively.

Unsecured convertible note due June 2026 - Second Tranche Note

In June 2025, the Company issued a second convertible note (the “Second Tranche Note”) in accordance with the terms of the Securities Purchase Agreement in the principal amount of $1.5 million, for a purchase price of $1.4 million, representing an original issue discount of ten percent, which matures on June 13, 2026. The Second Tranche Note was recorded at a fair value of $1.4 million. The Company recorded a loss of $124 thousand on the change in fair value of the Second Tranche Note in the three months ended June 30, 2025.

In July 2025, $1.1 million of the outstanding principal and accrued interest of the Second Tranche Note was converted into 988,240 shares of the Company’s common stock. Immediately prior to the conversions, the Company remeasured the liability to its fair value as of the conversion date. The Company recorded a loss of $6 thousand related to the change in fair value as of the conversion date. In August 2025, the remaining $0.4 million of the outstanding principal and accrued interest of the Second Tranche Note was converted into 344,242 shares of the Company’s common stock. Immediately prior to the conversion, the Company remeasured the liability to its fair value at the conversion date. The Company recorded a loss of $12 thousand related to the change in fair value as of the conversion date. The Company recorded a loss of $142 thousand for the twelve months ended December 31, 2025.

Unsecured convertible note due July 2026 - Third Tranche Note

In July 2025, the Company issued a third convertible note, (the “Third Tranche Note”), in accordance with the terms of the Securities Purchase Agreement, in the principal amount of $3.0 million, for a purchase price of $2.7 million, representing an original issue discount of ten percent, which matures on July 21, 2026. The Third Tranche Note was recorded at an initial fair value of $2.9 million. The Company recorded a loss of $449 thousand on the change in fair value of the Third Tranche Note in the twelve months ended December 31, 2025.

Unsecured convertible note due October 2026 - Fourth Tranche Note

In October 2025, the Company issued a fourth convertible note, (the “Fourth Tranche Note”) in accordance with the Securities Purchase Agreement, in the principal amount of $2.2 million, for a purchase price of $2.0 million, representing an original issue discount of ten percent, which matures on October 16, 2026. The Fourth Tranche Note was recorded at an initial fair value of $2.2 million. The Company recorded a loss of $200 thousand on the change in fair value of the Fourth Tranche Note at issuance. In December 2025, $1.2 million of the outstanding principal and accrued interest of the Fourth Tranche Note was converted into 1,604,091 shares of the Company’s common stock. Immediately prior to the conversions, the Company remeasured the liability to its fair value as of the conversion date and recorded a gain of $10 thousand related to the change in fair value as of the conversion date. The Company recorded a loss of $272 thousand on the change in fair value for the twelve months ended December 31, 2025.

F-25

NOTE 11 – CREDIT FACILITY AND OTHER LOANS

Credit facility and other loans consisted of the following at December 31, 2025 and December 31, 2024, in thousands:

	December 31, 2025	December 31, 2024
SAC Leasing G280 LLC credit facility, 12.5% interest, net of deposits	$—	$28,000
Term Loan	—	1,102
Less discounts	—	(247)
Total credit facility, net of discount and deposits	$—	$28,855

SAC Leasing G280 LLC Line of credit

The Company entered into the pre-delivery payment agreement on October 5, 2022, with SAC Leasing G280, LLC to obtain loans in the aggregate amount of $40.5 million for the purchase of four (4) Gulfstream G280 aircraft to be delivered in 2024 and 2025. On August 25, 2023, the Company and SAC Leasing G280, LLC entered into the first amendment to pre-delivery payment agreement. The maturity date of amounts drawn under the SAC Leasing G280 credit facility is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.

During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G280 aircraft for total consideration of $79.0 million with expected deliveries in 2024 and 2025, of which an aggregate amount of $48.0 million was funded and paid as of December 31, 2024, partially through a credit facility from SAC Leasing G280.

During the year ended December 31, 2024, the Company funded an additional $9.0 million through the SAC Leasing G280 credit facility.

During the twelve months ended December 31, 2025, the Company decreased its SAC leasing G280 line of credit by $28.0 million which was a combination of a repayment in the amount of $10.5 million, with the sale of the second G280 in February 2025 and the deposit release and corresponding pay down of the G280 line of credit of $9.0 million with the delay of the fourth G280 until Q4 2025. In April 2025, the Company repaid the remaining $8.5 million, terminating the credit facility with SAC Leasing G280. The line of credit balance was zero as of December 31, 2025.

The Company incurred zero and $68 thousand of incremental closing costs, which are reported as debt discount against the liability in the consolidated balance sheets as of December 31, 2025, and December 31, 2024, respectively.

During the twelve months ended December 31, 2025 and 2024, the Company amortized to interest expense $247 thousand and $197 thousand of debt discount, respectively.

During the twelve months ended December 31, 2025 and 2024, the Company incurred $641 thousand and $4.2 million of interest, respectively.

OgaraJets

In connection with the purchase and sale of the second G280, the Company entered into a financing agreement with OgaraJets. The Company borrowed $19.6 million from OgaraJets to facilitate the delivery and subsequent sale of the second G280. Upon the sale of the second G280, in February 2025, $19.7 million was repaid to OgaraJets. All transactions occurred during the first quarter of 2025.

F-26

In connection with the purchase and sale of the third G280, the Company entered into a financing agreement with OgaraJets. The Company borrowed $17.9 million from OgaraJets to facilitate the delivery and subsequent sale of the third G280. Upon the sale of the third G280 in June 2025, $17.9 million was repaid to OgaraJets. All transactions occurred during the second quarter of 2025.

In connection with the purchase and sale of the fourth G280, the Company entered into a financing agreement with Ogara Jets. The Company borrowed $18.4 million from OgaraJets to facilitate the delivery and subsequent sale of the fourth G280. Upon the sale of the fourth G280, in December 2025, $18.4 million was repaid to Ogara Jets. All transaction occurred during the fourth quarter of 2025.

Term Loan

In July 2024, the Company entered into a business loan and security agreement (the “Loan”) with TVT Capital Sources LLC (the “Lender”), for a term loan in the amount of $4.0 million. Net proceeds of $3.9 million were received by the Company and used to fund operations. The Loan bore interest at an annual percentage rate of 165% and matured on January 28, 2025, with principal and interest payments made weekly.

The Company incurred financing fees of $200 thousand, which were recorded as a direct discount to the debt and were being amortized over the term of the Loan. The Company amortized $36 thousand and $164 thousand of financing fees in the twelve months ended December 31, 2025 and 2024, respectively. The Company recorded $107 thousand and $1.7 million of interest expense related to the Loan in the twelve months ended December 31, 2025 and 2024, respectively.

In November 2024, the Company entered into an agreement with a third party to settle outstanding payables owed by the Company to designated vendors in exchange for a settlement amount in shares of common stock. As of December 31, 2024 in accordance with the agreement, the Company issued 639,720 shares of common stock for the payment of $1.475 million of principal and interest due to the Lender under the Loan and $725 thousand of payables related to a separate vendor. The Company recorded a $2.8 million loss on extinguishment of debt upon the settlement of each issuance equal to the payables less the fair value of the shares calculated as of the closing stock price on the date of settlement.

In February 2025, the Company paid the remaining principal balance due on the Loan of $1.1 million and outstanding interest of $107 thousand.

NOTE 12 – RELATED PARTIES

Liotta Family Office, LLC

Liotta Family Office, LLC (“LFO”) is owned 20% by the Company’s Chief Executive Officer (“CEO”), 60% owned by the father of the Company’s Chief Executive Officer, and 20% by the brother of the CEO. LFO currently owns 74,372 Shares of the Company’s issued and outstanding common stock which represents less than 1% of the Company’s issued and outstanding common stock as of December 31, 2025.

During the year ended December 31, 2023, LFO entered into an unsecured promissory note for a total amount of $1.0 million (see Note 9). The Company incurred approximately $23 thousand of interest during the twelve months ended December 31, 2024. In April 2024, the promissory note and interest was paid in full.

F-27

Plane Co’s

The Company historically facilitated the formation of limited liability companies (“Plane Co’s”), which were then funded by third party members prior to the sale and delivery of an aircraft purchased from Honda Aircraft that entered into the Company’s fractional program.

In October 2024, as part of the agreement with flyExclusive, Volato sold all of its interest in the Plane Co’s to flyExclusive.

The aggregate amount of revenue included in loss from discontinued operations generated from Plane Co’s totaled zero and $3.1 million for the twelve months ended December 31, 2025 and 2024, respectively.

Expenses charged to the Company by Plane Co’s and included in loss from discontinued operations, totaled zero and $2.8 million for the twelve months ended December 31, 2025 and 2024, respectively.

Balance due to Plane Co’s amounted to zero and $4 thousand as of December 31, 2025 and December 31, 2024, respectively.

NOTE 13 – INCOME TAXES

The Company is subject to U.S. federal, state, and local income taxes. The Components of income tax expense for the year ended December 31, 2025 are as follows:

Year Ended December 31,
2025
Current
Federal	$737
State	300
Total income taxes	$1,037

Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that would impact the consolidated financial statements or related disclosures.

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has historically operated at a loss without enough historical evidence of positive income from operations. As a result, the deferred tax asset is offset by a corresponding valuation allowance.

F-28

The net deferred tax assets and liabilities consist of the following amounts at December 31, 2025 and 2024, in thousands:

	2025	2024
Deferred Tax Assets
Capital loss carryover	$140	$—
Net operating loss carryforwards	17,774	18,398
Intangible	462	530
Interest expense limitations	2,702	2,484
Other	60	47
Total deferred tax assets	21,138	21,459
Valuation Allowance	(20,699)	(21,738)
Total net deferred tax assets	439	(279)

Deferred Tax Liabilities
Property and equipment depreciation	(9)	(25)
flyExclusive investment	(16)	—
Installment sale deferred tax liability	(414)	—
Total deferred tax liabilities	(439)	(25)
Net deferred tax assets (liabilities)	$—	$(305)

The Company has federal operating losses carryforward of approximately $70 million and $73 million available as of December 31, 2025 and 2024, respectively, to reduce future taxable income at the federal level, and it has net operating losses of approximately $67 million and $68 million at the state level, to offset future state taxable income, respectively.

The effective tax rate on income differed from the federal statutory rate of 21% for the years ended December 31, 2025 and 2024, for the following reasons:

	Year Ended December 31,
	2025		2024
U.S. Federal tax/(benefit) at statutory rate	$1,304	21.00%	$(8,500)	21.00%
State and local income taxes, net of federal income tax effects *	300	4.83%	$22	(0.05)%
Changes in valuation allowance	(1,108)	(17.84)%	$7,257	(17.93)%
Non-deductible items:
Other	117	1.89%	$714	(1.76)%
Convertible note fair value adjustment	424	6.83%	$—	—%
Effective income tax rate	$1,037	16.71%	$(507)	1.25%

*	State tax expense is primarily attributable to South Carolina and Florida, which represented approximately 83.7% and 13.5% respectively, of total state and local income tax expense for the period. State income tax expense attributable to all other jurisdictions was not individually material.

The Company’s U.S. tax returns are subject to examination by federal and state taxing authorities. The years open to examination by Federal, state, local and foreign government authorities vary by jurisdiction, but the statute of limitation is generally three years from the date the tax return is filed. For jurisdictions, including Federal, that have generated net operating losses, carryovers may be subject to the statute of limitations applicable for the year those carryovers are utilized. In these cases, the period for which the losses may be adjusted will extend to conform with the statute of limitations for the year in which the losses are utilized. In most circumstances, this is expected to increase the length of time that the applicable taxing authority may examine the carryovers by one year or longer, in limited cases.

We have not recorded any amount related to uncertainty in income taxes pursuant to ASC Topic 740, as we believe all tax positions are more likely than not to be sustained upon examination by the taxing authorities.

F-29

NOTE 14 – SHAREHOLDERS’ EQUITY (DEFICIT)

On October 28, 2024, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to increase the number of authorized shares to 201,000,000 shares consisting of 200,000,000 shares of common stock and 1,000,000 shares of preferred stock.

On February 24, 2025, the Company effected the Reverse Stock Split described elsewhere in this Annual Report. All share amounts have been retroactively adjusted to account for the Reverse Stock Split as if it occurred at inception. The Reverse Stock Split did not have an effect on the number of authorized shares of common stock.

Common stock at the market sales agreement

On December 5, 2025, the Company entered into an ATM Sales Agreement (the “Agreement”) with Virtu Americas LLC (the “Agent”) pursuant to which the Agent will act as the Company’s sole sales agent or principal with respect to the offer and sale from time-to-time of shares of the Company’s Class A Common Stock, par value $0.0001 per share, having an aggregate gross sales price of an aggregate of up to $9.3 million. The Company issued 436,757 shares of common stock for proceeds of $463 thousand in the twelve months ended December 31, 2025.

Preferred Stock

No shares of preferred stock have been issued as of December 31, 2025 and December 31, 2024.

Stock Options - Equity Incentive Plans

Summary of the 2025 Plan

The 2025 Stock Incentive Plan (the “2025 Plan”) was approved at the annual meeting of the shareholders of the Company on July 21, 2025. The 2025 Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards. The Company has reserved a pool of shares of common stock for issuance pursuant to awards under the 2025 Plan equal to 415,584 shares. As of December 31, 2025 the Company had 89,060 shares available for issuance.

Summary of the 2023 Plan

The 2023 Stock Incentive Plan (the “2023 Plan”) was approved at the special meeting of the shareholders of the Company on November 28, 2023. The 2023 Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards. The Company has reserved a pool of shares of common stock for issuance pursuant to awards under the 2023 Plan equal to 224,348 shares. As of December 31, 2025 the Company had 21,855 shares available for issuance.

F-30

Stock option activity for the periods presented is as follows:

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding at December 31, 2024	18,614	$5.59	7.5
Granted	—	—
Cancelled	(911)	20.30
Exercised	—	—
Outstanding as of December 31, 2025	17,703	$4.94	6.5
Exercisable as of December 31, 2025	16,200	$4.24

The following table summarizes the range of exercise price, weighted average remaining contractual life (“Life”) and weighted average exercise price (“Price”) for all stock options outstanding as of December 31, 2025:

	Options Outstanding
Exercise Price	Shares	Life (in years)
$3.00	1,763	5.6
$3.50	13,510	6.2
$12.50	2,430	8.4
	17,703	6.5

The Black-Scholes option pricing model is used by the Company to determine the weighted-average fair value of share-based payments. The Company recognizes forfeitures as they occur. There were no stock options granted in the twelve months ended December 31, 2025.

For The Year Ending December 31,
2024
Expected term	5.8 - 6.25
Expected volatility	68%
Expected dividends	None
Risk-free interest rate	3.8% - 4.5%
Forfeitures	None

F-31

As of December 31, 2025, the unrecognized compensation cost related to non-vested awards was $144 thousand and is expected to be recognized over a weighted average period of 0.13 years.

Restricted Stock

Restricted stock unit activity for the period presented is as follows:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2024	29,080	$18.75
Granted	470,175	1.80
Vested	(488,291)	2.50
Forfeited	—	—
Outstanding as of December 31, 2025	10,964	$6.64

Stock based compensation expense was $605 thousand and $211 thousand for the twelve months ended December 31, 2025 and 2024, respectively.

Warrants

As of December 31, 2025, there were 552,000 public warrants and 609,195 private placement warrants issued and outstanding.

Private placement warrants

The Company has 609,195 private placement warrants outstanding. Each private placement warrant is exercisable for one whole share of Class A common stock at a price of $287.50 per share. Such private placement warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable by the Company. The private placement warrants are all exercisable as of December 31, 2025. There was no activity during the twelve months ended months ended December 31, 2025.

Public warrants

Pursuant to the initial public offering (“IPO”) by Proof Acquisition Corp I (“PACI”) in 2021, the Company sold 1,104,000 units at a price of $250.00 per unit. Each unit consisted of one share of Class A common stock and one-half of one redeemable warrant. Each whole public warrant entitles the holder to purchase one share of Class A common stock at a price of $287.50 per share, subject to adjustment. A majority of the shares were redeemed before the December 2023 merger transaction, but the warrants remain. As a result, there are 552,000 public warrants outstanding as of December 31, 2025.

The public warrants became exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the IPO. The public warrants expire five years after the completion of a business combination or earlier upon redemption or liquidation. The public and private warrants expire on December 1, 2028. The public warrants are all exercisable as of December 31, 2025. There was no activity during the twelve months ended December 31, 2025.

F-32

NOTE 15 – COMMITMENT AND CONTINGENCIES

Gulfstream Aerospace, LP

During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G280 aircraft for total consideration of $79.0 million and with expected deliveries in 2024 through 2025, for which the Company made prepayments totaling $48.0 million and $48.0 million as of December 31, 2025, and December 31, 2024, respectively. The $48.0 million was non-refundable, except in some specific circumstances, and would serve as consideration for liquidated damages of $3.0 million per aircraft should the purchase agreement be terminated by the Company.

In September 2024, the Company took delivery of one Gulfstream G280 and received $12.0 million in deposits related to the aircraft, of which $9.0 million paid down the SAC Leasing G280 line of credit and $3.0 million was retained by the Company. In the first quarter of 2025, an additional $12 million in deposits was received as a result of the delivery of the second Gulfstream G280 and the return of $9 million in deposits related to the fourth Gulfstream G280. The $9 million in returned deposits were used to pay down the SAC Leasing G280 line of credit. In April 2025, the third Gulfstream G280 was delivered and $12.0 million of the deposits were applied toward the purchase price of the airplane. In October 2025, the fourth Gulfstream G280 was delivered and $3.0 million of the deposits were applied to the purchase price of the airplane.

There are no future minimum payments due under the purchase agreements with Gulfstream Aerospace, LP at December 31, 2025.

The Company had a credit facility in place with SAC Leasing G280 LLC to fund $40.5 million of the original $79.0 million due under these purchase agreements with Gulfstream Aerospace LP. In April 2025, the Company paid the remaining balance and terminated the credit facility.

Operating Leases

The Company leases property and equipment under operating leases. For leases with terms greater than 12 months, the Company records the related assets and obligations at the present value of the lease payments over the lease term. Many of the leases contain renewal options and/or termination options that are factored into our determination of lease payments when appropriate. The Company uses its incremental borrowing rate to discount lease payments to present value, as the rates implicit in its leases are not readily determinable. The incremental borrowing rate is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at the commencement date.

Aircraft Leases

During 2023, the Company began leasing an aircraft with a term of five years which has fixed lease payments. The Company recognized an operating lease liability in the amount of the net present value of the future minimum lease payments, and a ROU asset. The discount rate used for this lease was 12%, which was determined to be the incremental borrowing rate based on comparative secured financing in the marketplace at the inception of the fixed lease payments.

Lease expense is recognized on a straight-line basis over the lease term. Lease expense was zero and $78 thousand for the twelve months ended December 31, 2025 and 2024, respectively.

Additionally, the Company leased other aircraft under operating leases with remaining terms ranging from one to five years. These leases required lease payments that were variable and were dependent on flight hours that generate charter revenues, with no minimum lease payment commitments. Because of the variable nature of the lease payments, these leases were not recorded on our consolidated balance sheets as ROU assets and lease liabilities. Certain leases had renewal options to extend lease terms for additional periods ranging from three to twelve months.

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Some of the aircraft leases had lease terms of 12 months or less. The Company made a policy election to classify lease agreements with a lease term of 12 months or less as short-term leases. Accordingly, the Company did not recognized ROU assets or lease liabilities related to these lease agreements pursuant to the short-term election. The Company recognized short-term lease costs on a straight-line basis over the lease term and accrues the difference each period between the amount expensed and the amount paid.

Variable lease costs associated with the aircraft operating leases were zero and $7.7 million for the twelve months ended December 31, 2025 and 2024, respectively. Short-term lease costs on the aircraft leases were zero and $196 thousand for the twelve months ended December 31, 2025 and 2024, respectively.

As of December 31, 2024, the Company had terminated all the aircraft leases as part of the flyExclusive agreement.

Airport Facilities

Our facilities leases are for space at airports throughout the south with remaining terms ranging from one to eleven months. These leases consist of hangar space and office space. The leases have lease terms of 12 months or less. Accordingly, the Company has not recognized ROU assets or lease liabilities related to these lease agreements pursuant to the short-term lease election. The Company has made a policy election to not separate lease and non-lease components for these facility leases. Short term lease costs related to these leases were $3 thousand and $70 thousand for the twelve months ended December 31, 2025 and 2024, respectively.

In January 2024, the Company began leasing space for aircraft with a term of 5 years with fixed lease payments. The Company recognized an operating lease liability in the amount of the net present value of the future minimum lease payments, and a ROU asset. The discount rate used for this lease was 12%, which was determined to be the incremental borrowing rate based on comparative secured financing in the marketplace at the inception of the fixed lease payments.

Future estimated minimum lease payments by year and in aggregate, under the Company’s fixed payment operating lease consisted of the following at December 31, 2025:

For the years ended December 31,	Operating Leases
2026	$57
2027	$57
2028	$38
Thereafter	$—
TOTAL	$152

Customer Deposits and Deferred Revenue

Customer deposits and deferred revenue consisted of deposits from customers for the purchase of aircraft of $0.1 million and $10.7 million as of December 31, 2025 and December 31, 2024, respectively, as well as deferred revenue of $2.7 million and $696 thousand as of December 31, 2025 and December 31, 2024, respectively.

Legal Contingencies

From time to time, the Company receives claims of and becomes subject to consumer protection, employment, intellectual property and other commercial litigation related to the conduct and operation of the Company’s business. In connection with such litigation, the Company may be subject to significant damages. We may also be subject to equitable remedies and penalties. Such litigation could be costly and time consuming and could divert or distract Company management and key personnel from its business operations. The Company is currently the defendant in suits brought by vendors, customers and suits related to the transfer of the flight operations and leases to flyExclusive and does not currently believe that any of its outstanding litigation will have a material adverse effect on its financial statements or business. However, due to the uncertainty of litigation and depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the Company’s business, results of operations, financial position, or cash flows.

In the Tampa Division of the U.S. District Court, in and for the Middle District of Florida on September 12, 2024, Joshua G. Newsteder, LouAnn Gray, and those similarly situated (the “Plaintiffs”) filed suit against the Volato Group, Inc. and Volato, Inc. (together, the “Defendants”) citing various allegations including that the termination of employment of 230 employees that occurred on August 30, 2024 violated requirements of the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et. seq. Plaintiffs are seeking unpaid wages or salary, benefits and other relief deemed by the court as just and proper. The Defendants deny all allegations. Current range of loss can not be estimated.

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NOTE 16 – SEGMENT INFORMATION

The Company has one reportable segment, private aviation services, managed on a consolidated basis by the CEO who is the CODM. The private aviation services segment provides airplane sales and software-as-a-service subscriptions. The Company derives revenue primarily in North America and manages the business activities on a consolidated basis.

The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The CODM assesses performance and decides how to allocate resources based on net income (loss) from continuing operations before income taxes that is also reported on the consolidated statements of operations. The measure of segment assets is reported on the consolidated balance sheets as consolidated total assets.

The CODM allocates resources and evaluates performance based on net income (loss) from continuing operations before income taxes, which is the Company’s measure of segment profit or loss. The CODM considers year-over-year variances for net income (loss) from continuing operations before taxes when making decisions about how to utilize the Company’s resources.

The components of segment profit or loss were as follows:

	Twelve Months Ended
	December 31,
	2025	2024
Revenue	$78,559	$39,064
Less:
Cost of revenue	63,871	32,181
Selling, general and administrative(1)	10,728	15,506
Loss on fair value adjustment of financial instruments	2,074	2,983
Interest expense, net	4,848	7,493
Loss on debt extinguishment	—	2,804
Add:
Other(2)	4,023	212
Net income (loss) from continuing operations before income taxes	$1,061	$(21,691)

(1)	Includes amounts for depreciation and amortization expense.

(2)	Other includes gains of $10.0 million for settlements of deposits and other liabilities at a discount for the twelve months ended December 31, 2025, offset by a loss on the flyExclusive fourth amendment of $6.1 million for the twelve months ended December 31, 2025.

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NOTE 17 – BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted net income (loss) per share attributable to common stockholders (in thousands, except share and per share amounts):

	Twelve Months Ended December 31,
	2025	2024
Numerator:
Net income (loss) from continuing operations	$854	$(21,184)
Net income (loss) from discontinued operations	$4,319	$(19,461)
Denominator:
Weighted-average common shares outstanding, basic and diluted	4,386,829	1,664,502

The following securities were excluded due to their anti-dilution effect on net income (loss) per share attributable to common stockholders recorded in each of the periods:

	As of December 31,
	2025	2024
Warrants to purchase common stock	1,161,195	1,161,195
2024 convertible note and second, third and fourth tranche notes on an-converted basis	2,522,355	—
Stock options outstanding	17,703	18,614
Restricted stock units with performance and market conditions	14,601	10,964
Total	3,715,854	1,190,773

NOTE 18 – SUBSEQUENT EVENTS

In January 2026, the Company issued a dividend of 432,099 shares of Class A common stock of flyExclusive to Volato shareholders.

In January 2026, the remaining $1.0 million of principal and interest on the Fourth Tranche note was converted into 1,926,618 shares of common stock.

On January 19, 2026, the Company entered into the first Amendment to the merger agreement with M2i Global Inc, to extend the end date to March 31, 2026.

Through March 10, 2026, $2.5 million of principal and interest on the Third Tranche note was converted into 7,406,489 shares of common stock.

On March 6, 2026, the Company signed amendment number five to the Agreement with flyExclusive, pursuant to which the Company sold certain unused intellectual property assets for $1.3 million payable in cash or shares of flyExclusive’s Class A common stock. Such assets represent a portion of the total assets which were anticipated to be sold under one of the Asset Options as described in Note 1. Following the sale of the intellectual property assets pursuant to the fifth amendment, there is $700,000 in remaining assets that may be sold to flyExclusive under the terms of the Agreement, as amended.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of M2i Global, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of M2i Global, Inc. (the Company) as of November 30, 2025 and 2024, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended November 30, 2025, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended November, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has limited revenues and incurred recurring losses that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ TAAD, LLP

We have served as the Company’s auditor since 2024.

Diamond Bar, California

January 28, 2026

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M2i GLOBAL, INC.

CONSOLIDATED BALANCE SHEETS

	Years Ended
	November 30, 2025	November 30, 2024

Assets

Current assets
Cash	$411,267	$80,281
Prepaids and other current assets	76,716	5,139
Total current assets	487,983	85,420

TOTAL ASSETS	$487,983	$85,420

Liabilities and Stockholders’ (Deficit)

Current liabilities
Accounts payable and accrued expenses	$883,604	$598,725
Accounts payable and accrued expenses - related party	1,863,409	1,410,157
Convertible note, net of discount	270,000	270,000
Derivative liability	381,439	-
Unissued stock liability	4,137,500	-
Promissory note	-	302,960
Related party loan	-	36,050
Total current liabilities	7,535,952	2,617,892

Total Liabilities	7,535,952	2,617,892

Commitments and contingencies
	-	-
Stockholders’ (deficit)
Preferred stock, authorized 100,000 shares, $.001 par value, 100,000 and 100,000 shares issued and outstanding, respectively	100	100
Common stock, authorized 1,000,000,000 shares, $.001 par value, 712,645,059 and 581,704,525 shares issued and outstanding at November 30, 2025 ended November 30, 2024, respectively	712,645	581,705
Treasury stock	(435,000)	(435,000)
Additional paid in capital	5,168,037	3,321,905
Accumulated (deficit)	(12,493,751)	(6,001,182)
Total stockholders’ (deficit)	(7,047,969)	(2,532,472)

Total liabilities and stockholders’ (deficit)	$487,983	$85,420

The accompanying notes are an integral part of these consolidated financial statements

F-38

M2i GLOBAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	November 30, 2025	November 30, 2024

Operating expenses
General and administrative	1,447,995	1,170,493
Legal and professional	4,524,350	2,624,628
Total operating expenses	5,972,345	3,795,121

Loss from operations	(5,972,345)	(3,795,121)

Other income (expense)
Gain (loss) on derivative liability	(381,439)	-
Other expense	(4,027)	-
Interest expense	(134,758)	(92,140)
Total other expense	(520,224)	(92,140)

Net Loss	$(6,492,569)	$(3,887,261)

Loss per share	$(0.01)	$(0.01)

Weighted average shares outstanding - basic and dilutive	647,803,506	548,195,417

The accompanying notes are an integral part of these consolidated financial statements

F-39

M2i GLOBAL, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT)

For Years Ended November 30, 2025 and November 30, 2024

	Preferred Shares		Common Shares		Treasury	Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Stock	Capital	Deficit	(Deficit)
Balance at November 30, 2023	100,000	$100	514,333,691	$514,334	$(435,000)	$995,541	$(2,113,921)	$(1,038,946)

Shares issued for cash received	-	-	109,137,500	109,138	-	1,918,347	-	2,027,485

Shares issued for contract agreements	-	-	20,000,000	20,000	-	(18,000)	-	2,000

Shares cancelled	-	-	(61,766,666)	(61,767)	-	55,617	-	(6,150)

Cash received for shares to be issued	-	-	-	-	-	370,400	-	370,400

Net loss	-	-	-	-	-	-	(3,887,261)	(3,887,261)

Balance at November 30, 2024	100,000	$100	581,704,525	$581,705	$(435,000)	$3,321,905	$(6,001,182)	$(2,532,472)

Shares issued for cash received	-	-	102,578,206	102,578	-	662,004		764,582

Shares issued for services	-	-	28,362,328	28,362	-	1,179,128		1,207,490

Cash received for shares to be issued	-	-	-	-	-	5,000	-	5,000

Net loss	-	-	-	-	-	-	(6,492,569)	(6,492,569)

Balance at November 30, 2025	100,000	$100	712,645,059	$712,645	$(435,000)	$5,168,037	$(12,493,751)	$(7,047,969)

The accompanying notes are an integral part of these consolidated financial statements

F-40

M2i GLOBAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	November 30, 2025	November 30, 2024

Cash flows from operating activities
Net loss	$(6,492,569)	$(3,887,261)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of note discount	-	20,000
Shares issued for services	1,207,490	-
(Gain) loss from derivative liability	381,439	-
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(71,577)	(3,139)
Accounts payable and accrued expenses	284,879	423,678
Accounts payable and accrued expenses-Related Party	453,252	1,348,061
Accrued payroll - related party	-	-

Net cash used in operating activities	(4,237,086)	(2,098,661)

Cash flows from financing activities
Proceeds for issuance of common stock	764,582	2,026,880
Proceeds from common stock issuable	5,000	369,855
Proceeds from unissued stock liability	4,137,500	-
Promissory note	-	302,960
Payment of promissory Note	(302,960)	-
Payment for cancelled shares	-	(5,000)
Proceeds from related party loan	-	127,550
Payments on related party loan	(36,050)	(691,500)

Net cash provided by financing activities	4,568,072	2,130,745

Net increase (decrease) in cash	$330,986	$32,084
Cash, beginning of period	80,281	48,197

Cash, end of period	$411,267	$80,281

Cash paid for income taxes	$-	$-
Cash paid for interest	-	$-

Supplemental schedule for non-cash investing and financing activities
Original issue discount on convertible note	$-	$20,000

The accompanying notes are an integral part of these consolidated financial statements

F-41

M2i GLOBAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

The Company was incorporated in the State of Nevada on June 12, 2018. On June 7, 2023, the Company (“M2i Global, Inc.”) (formerly known as “Inky, Inc.”) filed with the Secretary of State of Nevada an Amendment to the Certificate of Incorporation to change its corporate name from “Inky, Inc.”, to “M2i Global, Inc.”, effective June 7, 2023.

The Company was formerly engaged in developing mobile software applications for smartphones and table devices. During May 2023, the Company became the sole shareholder of U.S. Minerals and Metals Corp., a Nevada corporation (“USMM”) through the issuance of preferred and common shares for cash (Note 9). Concurrently, the Company shifted its operations to specialization in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners. The Company’s vision is to develop and execute a complete global value supply chain for critical minerals for the United States government and certain trading partners of the United States. To implement this vision, the Company intends to operate four key business units as set forth below:

●	M2i Mining, Processing & Refining: a business engaged in developing and supplying the U.S sanctioned value chain of critical metals;
●	M2i Scrap & Recycling: a business engaged in establishing a source of critical metals from scrap and recycling of metals; and
●	M2i Government and Defense Industrial Base: a business engaged in aligning M2i’s business with U.S. policy in terms of industry requirements and national interests.to facilitate participation in U.S. government programs such as the creation and management of a Strategic Minerals Reserve as an enhancement of the U.S. government’s National Defense Stockpile.

On June 30, 2024, the Company and Komodo Capital (“Komodo”), a company specializing in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners, entered into a strategic partnership (the “Strategic Partnership”), in order for Komodo to use its relationships to provide the Company with access to various critical minerals, with an ultimate goal of suppling the U.S. government and U.S. free trade partners with these critical minerals. Komodo Capital also offers comprehensive advisory services. The Company issued 8,000,000 shares of common stock as part of this agreement.

On June 30, 2024, the Company and NTM Minerals Limited (“NTM”), a company specializing in the development and execution of a complete global value supply chain for critical minerals for the U.S. government and U.S. free trade partners, entered into an exclusive offtake agreement (the “Offtake Agreement”), in which NTM will provide for 88,000 tonnes of copper, currently valued at approximately $850 million. The Company is granted offtake rights for a maximum of 88,000 tonnes of copper that is sourced from the Redbank tenements in return for 12 million shares of the Company’s common stock. NTM shall receive additional payments for incremental resource increases or upgrades from the Redbank tenements. M2i retains the option to participate in production pre-funding opportunities.

On July 28, 2025, Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) among the Company, Volato Group, Inc., a Delaware corporation (“Volato”), and Volato Merger Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of Volato (“Merger Sub”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions therein, at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Volato. The Merger Agreement contains customary representations, warranties and covenants of the parties, and is subject to approval by the Company’s stockholders, approval by the holders of Volato’s Class A common stock, $0.0001 par value per share (“Volato Common Stock”) receipt of certain regulatory approvals and other customary closing conditions. The Company’s board of directors unanimously approved the Merger Agreement and determined that the Merger is advisable and in the best interests of the Company and its stockholders.

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Note 2 — Going Concern

The accompanying audited consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company had no revenues and incurred losses during the fiscal years ended November 30, 2025 and November 30, 2024 totaling $6,492,569 and $3,887,261, respectively and accumulated deficit amounted to $12,493,751 and $6,001,182 as of November 30, 2025 and 2024, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company may be dependent, for the near future, on additional investment capital to fund operating expenses. It is anticipated that revenues will be forthcoming within the third or fourth quarters of the current fiscal year. There are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The accompanying financial statements include the accounts of the Company, including its wholly owned subsidiary, USMM. Intercompany accounts and transactions have been eliminated in consolidation.

Segment Reporting

The Company operates as a single reportable segment. The Chief Operating Decision Makers (“CODMs”) have been identified as the Chief Executive Officer and the Chief Financial Officer, who review the total assets and net loss of Company as a whole to make decisions about allocating resources and assessing financial performances. The key measure of segment loss reviewed by the CODMs are the operating expenses.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. A fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value.

Described below are the three levels of input that may be used to measure fair value:

Level 1 – Quoted market prices in active markets for identical assets or liabilities.

Level 2 – Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3 – Unobservable inputs that are used when little or no market data is available.

The application of the three levels of the fair value hierarchy under ASC Topic 820-10-35, the Company’s derivation liability as of years ending November 30, 2025, and 2024, were $381,439 and $0, respectively and measure on Level 3 inputs.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains its cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC provides coverage of up to $250,000 per depositor, per financial institution, for the aggregate total of depositors’ interest and non-interest-bearing accounts. The Company’s cash balances may exceed FDIC limits. The Company has not experienced any losses on these accounts and management does not believe that the Company is exposed to any significant risks.

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Intangible Assets

Intangible assets are amortized over their estimated useful lives. Each period, the Company evaluates the estimated remaining useful life of its intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization. Management tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Impairment of Long-Lived Assets

The Company evaluates intangible assets and other long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. This includes but is not limited to significant adverse changes in business climate, market conditions or other events that indicate an asset’s carrying amount may not be recoverable. Recoverability of these assets is measured by comparing the carrying amount of each asset to the future cash flows the asset is expected to generate. If the cash flows used in the test for recoverability are less than the carrying amount of these assets, the carrying amount of such assets is reduced to fair value.

Revenue Recognition

As stated in Note 1, the Company has shifted its focus and is currently pre-revenue. The Company will recognize revenues in accordance with ASC 606.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, receivables, payables, and debt and are accounted for under the provisions of ASC 825. The carrying amount of these financial instruments, with the exception of discounted debt, as reflected in the accompanying consolidated balance sheets approximates fair value.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when management assesses that it is probable that a liability has been incurred and the amount can be reasonably estimated.

Income Taxes

In accordance with ASC 740, the Company provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes. If the Company has interest or penalties associated with insufficient taxes paid, such expenses are reported in income tax expense.

F-44

Debt Issuance Costs

The Company accounts for debt issuance costs in accordance with ASU 2015-03. This guidance requires direct and incremental costs associated with the issuance of debt instruments such as legal fees, printing costs and underwriters’ fees, among others, paid to parties other than creditors, are reported and presented as a reduction of debt on the consolidated balance sheets.

Convertible Debt

In accordance with ASC 470 the Company records its convertible notes at the aggregate principal amount, less discount. The discount is amortized over the life of the underlying convertible note. The Company reviews convertible debt for potential bifurcation.

Basic and Diluted Loss Per Share

ASC 260 requires a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share (“EPS”) computations.

Basic earnings (loss) per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year. Diluted earnings (loss) per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

The Company had no additional dilutive securities outstanding at the fiscal years ended November 30, 2025 or November 30, 2024.

Treasury Stock

Treasury stock, representing shares of the Company’s common stock that have been repurchased after having been issued, are recorded at cost. Treasury stock is considered issued and outstanding for basic and diluted earnings (loss) per share computations.

Related Party

The Company records all related party transactions in accordance with ASC 850-10.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2023-09 (“ASU 2023-09”), Income Taxes, which enhances the transparency of income tax disclosures by expanding annual disclosure requirements related to the rate reconciliation and income taxes paid. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In November 2024, the FASB issued Accounting Standards Update (“ASU 2024-03”), Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

Subsequent Events

The Company has evaluated all transactions through the date the financial statements were issued for subsequent event disclosure or adjustment consideration.

F-45

Note 4 — Commitments and Contingencies

From time to time, the Company may be involved in litigation in the ordinary course of business. The Company is not currently involved in any litigation that the Company believes could have a material adverse effect on its financial condition or results of operations.

Note 5 — Income Taxes

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts are calculated for income tax purposes. The provision (benefit) for income taxes for the fiscal years ended November 30, 2025, and 2024, assumes a statutory 21%, effective tax rate for federal income taxes.

	2025	2024
Federal tax statutory rate	21%	21%
Temporary differences	0%	0%
Permanent differences	0%	0%
Valuation Allowance	-21%	-21%
	0%	0%

The Company had deferred income tax assets as of the fiscal years ended November 30, 2025, and 2024, as follows:

	2025	2024
Deferred Tax Assets
Net operating loss carryforwards	$2,179,800	$1,270,500
Temporary differences	-	-
Permanent differences	-	-
Valuation allowance	(2,179,800)	(1,270,500)
Net deferred tax assets	$-	$-

The Company provides for a valuation allowance when it is more likely than not that it will not realize a portion of the deferred tax assets. The Company has established a valuation allowance against the net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, the Company has not reflected any benefit of such deferred tax assets in the accompanying financial statements. The Company’s net deferred tax asset and valuation allowance increased by $1,363,400 and $816,300 in the fiscal years ended November 30, 2025, and 2024, respectively.

At the fiscal year ended November 30, 2025, the Company had approximately $10,380,000 in federal net operating loss carryforwards, substantially all of which are allowed to be carried forward indefinitely and are to be limited to 80% of the taxable income. Pursuant to Internal Revenue Code Section 382, the future utilization of the Company’s net operating loss carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future.

At the fiscal year ended November 30, 2025, the Company had no uncertain tax positions, or interest and penalties, that qualify for either recognition or disclosure in the financial statements. The company is subject to U.S. federal, state, and local income tax examinations by tax authorities. The tax return for the fiscal year ended November 30, 2025, has not yet been filed.

Note 6 — Related Party Transactions

Under the terms of a consulting agreement with the Company’s Executive Chairman and CFO, the Company is obligated to compensate him $43,667 per month, consisting of $41,667 in consulting fees and a $2,000 monthly allowance. During the fiscal year ended November 30, 2025, the Company incurred $524,000 in expenses related to the consulting agreement. During the year ended November 30, 2025, the Company paid $569,668. At the year ended November 30, 2025, $505,499 remained unpaid under the agreement. On November 28, 2025, the Board of Directors authorized the accrual of interest at 8% for any unpaid consultant fees beginning with August 2024. The total interest accrued for this consulting agreement accrued in the year ended November 30, 2025 was $45,480.

F-46

Under the terms of a consulting agreement with the Company’s President and Chief Executive Officer, the Company is obligated to compensate him $43,667 per month, consisting of $41,667 in consulting fees and a $2,000 monthly allowance. This agreement replaced a former agreement wherein the consultant agreed to serve as Vice President-Operations for $22,333.33 per month, consisting of $20,833.33 in consulting fees and a $1,500 monthly allowance. During the fiscal year ended November 30, 2025, the Company incurred $524,000 in expenses related to the consulting agreement. During the year ended November 30, 2025, the Company paid $483,333. At the fiscal year ended November 30, 2025, $119,501 remained unpaid under the agreement. On November 28, 2025, the Board of Directors amended the terms of the consulting agreement to a monthly consulting fee of $54,167 effective December 1, 2025. On November 28, 2025, the Board of Directors authorized the accrual of interest at 8% for any unpaid consultant fees beginning with August 2024. The total interest accrued for this consulting agreement accrued in the year ended November 30, 2025 was $18,230.

The Company has a note payable agreement with the Executive Chairman, further detailed in Note 8.

Under the terms of agreements with the Company’s directors, the Company is obligated to compensate each of them $10,000 per month. During the fiscal year ended November 30, 2025, the Company incurred $360,000 in expenses related to director agreements. During the year ended November 30, 2025, the Company paid $40,000. At the fiscal year ended November 30, 2025, $430,000 remained unpaid to all directors.

As of November 30, 2025, the Company has an account payable to a vendor, who is a more than 5% beneficial owner, in an amount of $350,000. The Company also have an account payable to a vendor, which is controlled by the Executive Chairman, in an amount of $350,000.

Note 7 — Unissued Share Liability

During the fiscal year ended November 30, 2025, the Company received $4,137,500 for the issuance of shares of Series B Convertible Preferred Shares. Since the terms of this issuance of the Series B Convertible Preferred Shares have not been determined, the value of the cash is recorded as a liability,

Note 8 — Debt

Convertible Note Payable

On November 24, 2023, the Company entered into a 10 % convertible note payable agreement with proceeds totaling $250,000, net of an original issuance discount of $20,000. The note, which matures on November 24, 2024, is convertible by the holder at $0.50 per share of common stock for the first six months, then is convertible by the holder at 66% of the lowest traded price of the Company’s common stock for the ten days prior to conversion. The note contains certain default provisions which may increase the balance of the note by up to 150%. On November 22, 2024, the Company entered into an extension of this note payable from November 24, 2024 to May 24, 2025. On May 23, 2025, the Company entered into an extension of this note payable from May 24, 2025 to December 31, 2025. The Company has a supplemental note with the note holder. Conversion features will not be exercised prior to November 28, 2025.

During the fiscal years ending November 30, 2025 and 2024, the Company accrued $27,000, respectively. At the end of fiscal year ending November 30, 2025, the accrued interest payable due on this loan is $54,000.

Notes Payable

During the fiscal year ended November 30, 2023, the Company entered into a loan agreement with the Company’s Executive Chairman. The loan, which bears interest at 7%, is due on demand. During the fiscal years ended November 30, 2025 and 2024, the Executive Chairman loaned the Company $0 and $127,500, respectively. During the fiscal year ended November 30, 2025, the Company repaid $36,050 to the Executive Chairman. At the fiscal years ended November 30, 2025 and 2024, the amount due to the Executive Chairman was $0 and $36,050, respectively. This loan is recorded as a related party loan on the balance sheet. During the fiscal years ended November 30, 2025 and 2024, the Company recorded accrued interest of $17,229 and $31,761, respectively. At the fiscal year ended November 30, 2025, accrued interest payable due to the loans from the Executive Chairman totaled $38,542.

During the fiscal year ended November 30, 2024, the Company entered into a Promissory Note with the former President and CEO who resigned on August 23, 2024 for the amount of $302,960 for payment of accumulated unpaid consultant fees. The note, which bears interest at 8%, is due and payable by October 30, 2025. During the fiscal year ended November 30, 2025, the note and accrued interest were repaid.

During the fiscal year ended November 30, 2025, the Company entered into a financing agreement for payment of D&O insurance. The total note is $102,953 for 10 months. During the fiscal year ended November 30, 2025, the Company paid a downpayment of $15,058 and ten monthly payments of $8,790 each. The note has an interest rate of 10.24%. At November 30, 2025, the remaining balance on the loan is $0.

F-47

 Note 9 — Derivative Valuation

During the year ended November 30, 2024, the Company issued a convertible note (see Footnote 8). The conversion terms of the convertible note are based on certain factors, such as the future price of the Company’s common stock. The number of shares of common stock issuable upon conversion of the promissory note is indeterminate. Due to the exercise terms of the conversion feature becoming available on November 28, 2025, the conversion features in the note met the definition of a derivative and required bifurcation and liability classification at fair value. The fair value of the derivative liability as of the first day of the fourth quarter is $641,447 and was recorded as loss on derivative liability. At the end of the fiscal year ended November 30, 2025, the fair value of the derivative increased by $260,008 which was recorded as a gain on derivative liability. The Company estimates the fair value of convertible note using a Morte Carlos simulation.

During the year ended November 30, 2025, the Company had the following activity in the derivative liability account:

Derivative liability at December 1, 2024	$-
Initial recognition of derivative liability	641,447
(Gain) loss on change in fair value	(260,008)
Derivative liability at November 30, 2025	$381,439

A summary of quantitative information with respect to valuation methodology and significant unobservable income used for the Company’s derivative liability that are categorized within Level 3 of fair value hierarchy for the year ended November 30, 2025 is as follows:

Stock price at valuation date	$0.10-0.11
Risk free interest rate	4.05%-4.15%
Stock volatility factor	200%
Contractual terms (in years)	0.08 – 0.33

Note 10 — Stockholders’ Equity (Deficit)

During the fiscal year ended November 30, 2022, and through May 15, 2023, the Company was authorized to issue 75,000,000 shares of common stock with a par value of $0.001.

On May 16, 2023, the Company filed an amendment to the Articles of Incorporation with the State of Nevada to increase the total number of shares authorized to 1,000,100,000, consisting of 1,000,000,000 shares of common stock with a par value of $0.001 and 100,000 shares of Series A Super-Voting Preferred stock with a par value of $0.001. The Series A Super-Voting Preferred stock vote on the basis of 10,000 votes per share. The common stock vote on the basis of 1 vote per share.

Shares Issued for Cash

During the fiscal year ended November 30, 2025, the Company issued 102,578,206 shares of common stock for cash received of $764,582.

Shares Issued for Services

During the fiscal year ended November 30, 2025, the Company issued 28,362,328 of common stock for services rendered by consultants. The total value of these shares was $1,207,490.

During the fiscal year ended November 30, 2024, the Company issued 10,000,000 shares of common stock issued for future services valued at $1,000,000. These shares were recorded as deferred stock-based compensation and the value of the shares is being amortized over three years. The value of the deferred stock-based compensation is an offset to additional paid-in capital. During the year ended November 30, 2025, total amounts of $166,667 consulting services are recognized and deducted from deferred stock-based compensation. At the fiscal year ended November 30, 2025, the deferred stock-based compensation balance was $833,333.

Share Cancellation

During the fiscal year ended November 30, 2024, the Company accepted the resignation of the President and CEO and entered into an agreement with him. The President and CEO agreed to tender back to the Company 37,500,000 shares of Common Stock which are part of the shares issued to him in May 2023. These shares have not yet been cancelled.

Shares to be Issued

During the fiscal years ended November 30, 2025 and 2024, the Company received $5,000 and $370,400, respectively, for shares to be issued and was recorded as additional paid-in capital

Subscription Receivable

As of November 30, 2025, the Company had $53,785 recorded as subscription receivable for shares issued for which funds have not yet been received. This is accounted as an offset to additional paid-in capital.

Note 11 — Subsequent Events

The Company has evaluated all transactions through the date the financial statements were issued for subsequent event disclosure or adjustment considerations.

Subsequent to the fiscal year ended November 30, 2025, the Company issued 2,648,689 shares of common stock for cash received totaling $317,933.

Subsequent to the fiscal year ended November 30, 2025, the holder of the convertible note (See Footnote 8 above) converted $40,000 principal and $8,241 of accrued interest into 1,042,690 shares of common stock.

Subsequent to the fiscal year ended November 30, 2025, the Company received cash of $356,000 for the issuance of 4,550,000 shares of common stock. These shares have not been issued.

Subsequent to the fiscal year ended November 30, 2025, the Company filed an amendment to the Articles of Incorporation with the State of Nevada to increase the total number of shares authorized to issue to 1,010,000,000, consisting of 1,000,000,000 shares of common stock with a par value of $0.001 and 10,000,000 shares of preferred stock having a par value of $.0.001 per share of which 100,000 shares of preferred stock have already been designated as Series A super-voting preferred stock.

F-48

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

VOLATO GROUP, INC.;

VOLATO MERGER SUBSIDIARY, INC.; and

M2i GLOBAL, INC.

Dated as of July 28, 2025

-i-

3.12.	Intellectual Property.	29
3.13.	Agreements, Contracts and Commitments.	31
3.14.	Compliance; Permits; Restrictions.	34
3.15.	Legal Proceedings; Orders.	34
3.16.	Tax Matters.	35
3.17.	Employee and Labor Matters; Benefit Plans.	36
3.18.	Environmental Matters.	38
3.19.	Insurance.	38
3.20.	No Financial Advisors.	39
3.21.	Transactions with Affiliates.	39
3.22.	Privacy and Data Security.	39
3.23.	Anti-Corruption.	39
3.24.	Sanctions Laws.	40
3.25.	No Other Representations or Warranties.	40
Section 4.	Representations and Warranties of Volato and Merger Sub.	41
4.1.	Due Organization; Subsidiaries.	41
4.2.	Organizational Documents.	42
4.3.	Authority; Binding Nature of Agreement.	42
4.4.	Vote Required.	42
4.5.	Non-Contravention; Consents.	42
4.6.	Capitalization.	44
4.7.	SEC Filings; Financial Statements.	45
4.8.	Absence of Changes.	48
4.9.	Absence of Undisclosed Liabilities.	48
4.10.	Title to Assets.	48
4.11.	Real Property; Leasehold.	48
4.12.	Intellectual Property.	48
4.13.	Agreements, Contracts and Commitments.	51
4.14.	Compliance; Permits; Restrictions.	53
4.15.	Legal Proceedings; Orders.	54
4.16.	Tax Matters.	54
4.17.	Employee and Labor Matters; Benefit Plans.	55
4.18.	Environmental Matters.	59
4.19.	Insurance.	59

-ii-

4.20.	Transactions with Affiliates.	59
4.21.	No Financial Advisors.	59
4.22.	Valid Issuance.	60
4.23.	Privacy and Data Security.	60
4.24.	Anti-Corruption.	60
4.25.	Sanctions Laws.	61
4.26.	No Other Representations or Warranties.	61
Section 5.	Certain Covenants of the Parties.	61
5.1.	Operation of Volato’s Business.	61
5.2.	Operation of the Company’s Business.	64
5.3.	Access and Investigation.	66
5.4.	No Solicitation.	67
5.5.	Notification of Certain Matters.	68
Section 6.	Additional Agreements of the Parties.	68
6.1.	Registration Statement, Proxy Statement.	68
6.2.	Company Stockholder Written Consent.	70
6.3.	Volato Stockholder Meeting.	72
6.4.	Efforts; Regulatory Approvals.	74
6.5.	Omitted.	75
6.6.	Employee Benefits.	75
6.7.	Reserved.	75
6.8.	No Indemnification; No Limitation on Liability.	75
6.9.	Disclosure.	76
6.10.	Listing.	76
6.11.	Tax Matters.	76
6.12.	Legends.	78
6.13.	Officers and Directors.	78
6.14.	Termination of Certain Agreements and Rights.	78
6.15.	Section 16 Matters.	79
6.16.	Allocation Certificate.	79
6.17.	Obligations of Merger Sub.	79
Section 7.	Conditions Precedent to Obligations of Each Party.	79
7.1.	Effectiveness of Registration Statement.	79
7.2.	Regulatory Approvals.	79

-iii-

7.3.	No Restraints.	79
7.4.	Board Approval	79
7.5.	Stockholder Approval.	80
7.6.	Listing.	80
7.7.	Completion of Due Diligence.	80
Section 8.	Additional Conditions Precedent to Obligations of Volato and Merger Sub.	80
8.1.	Accuracy of Representations	80
8.2.	Performance of Covenants.	80
8.3.	Documents.	81
8.4.	No Company Material Adverse Effect.	81
8.5.	Company Stockholder Written Consent.	81
8.6.	Tax Opinion.	81
Section 9.	Additional Conditions Precedent to Obligation of the Company.	81
9.1.	Accuracy of Representations.	81
9.2.	Performance of Covenants.	82
9.3.	Documents. The Company shall have received the following documents, each of which shall be in full force and effect:	82
9.4.	No Volato Material Adverse Effect.	82
9.5.	Tax Opinion.	82
9.6.	Volato Termination of Contracts and Rights.	82
9.7.	Volato Net Debt.	82
Section 10.	Termination.	82
10.1.	Termination.	82
10.2.	Effect of Termination.	84
Section 11.	Miscellaneous Provisions.	84
11.1.	Non-Survival of Representations and Warranties.	84
11.2.	Amendment.	85
11.3.	Waiver.	85
11.4.	Entire Agreement; Counterparts; Exchanges by Electronic Transmission.	85
11.5.	Applicable Law; Jurisdiction.	85
11.6.	Assignability.	86
11.7.	Notices.	86
11.8.	Cooperation.	87
11.9.	Severability.	87
11.10.	Other Remedies; Specific Performance.	87
11.11.	No Third-Party Beneficiaries.	87

EXHIBITS:

Exhibit A	Form of Volato Stockholder Voting and Support Agreement

-iv-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 28, 2025, by and among Volato Group, Inc., a Delaware corporation (“Volato”),Volato Merger Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of Volato (“Merger Sub”), and M2i Global, Inc., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A. Volato and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement, the NRS and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Volato.

B. The Parties intend that, for U.S. federal (and applicable state and local) income Tax purposes, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C. The Volato Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Volato and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Volato Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Volato vote (A) to adopt this Agreement and thereby approve the Contemplated Transactions, and (B) to appoint the directors appointed by the Company to the Volato Board (the matters in clauses (A) and (B), the “Volato Stockholder Matters”).

D. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and Volato, and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

A-1

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain of Volato’s shareholders named in the Volato Stockholder Lock- up Voting and Support Agreement (as defined below) (solely in their capacity as stockholders of Volato) (the “Volato Consenting Shareholders”) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Volato Stockholder Voting and Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Volato (a) to approve the Volato Stockholder Matters and (b) against any Acquisition Proposal.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1. Definitions.

(a) For purposes of this Agreement (including this Section 1):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Volato, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral, contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means, with respect to a Party, any transaction or series of related transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which such Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding shares of Volato Common Stock (in the case of Volato) or Company Capital Stock (in the case of the Company) or (iii) in which such Party or any of its Subsidiaries issues securities representing 20% or more of the outstanding shares of Volato Common Stock (in the case of Volato) or Company Capital Stock (in the case of the Company); or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the assets of such Party and its Subsidiaries, taken as a whole (as determined by such Party’s board of directors or a committee thereof).

For the avoidance of doubt, any transactions, series of related transactions, agreement or discussion entered into or proposed to enter into by the Company for purposes of raising capital that is otherwise in accordance with the terms of this Agreement shall not be deemed an Acquisition Transaction.

A-2

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means (i) the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 and all other applicable Laws of similar effect, and the related rules, regulations and published interpretations thereunder, (ii) all applicable anti-money laundering laws, and the related rules, regulations and published interpretations thereunder, and (iii) all applicable anti-terrorism financing laws, and the related rules, regulations and published interpretations thereunder.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon in good faith by Volato and the Company.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Section 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Partner” means any research, development, collaboration or similar commercialization partner of the Company or its Subsidiaries with respect to the Company Business or of Volato or its Subsidiaries with respect to the Volato Business, as applicable.

“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock (and for the avoidance of doubt, shall include any securities issued by the Company that are convertible into or exercisable into shares of Company Common Stock in accordance with and subject to the terms of the instrument or agreement relating to such securities).

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Section 3.6(a) and 3.6(d).

“Company Common Shares” means shares of common stock, $0.001 par value per share, of the Company.

A-3

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries has any obligation or (c) under which the Company or any of its Subsidiaries has any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company Exclusively Licensed Intellectual Property” means any and all Company Licensed Intellectual Property that is, or is purported to be, exclusively licensed to the Company, or to which the Company has or purports to have any other exclusive right, but excluding agreements between any of the Company or any Subsidiary thereof and another Subsidiary of the Company.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4 and 3.15.

“Company Inbound License” means any Company Contract pursuant to which the Company is granted any license or obtains any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under (a) any Intellectual Property of any other Person that is material to the business of the Company taken as a whole (or to the further research, development and commercialization of Company Business as currently planned by Company), in each case, other than (i) agreements between the Company and its employees or consultants, with this exception limited to the extent of the assignment of Intellectual Property created by such individuals to the Company thereunder and (ii) agreements for any Third Party non-customized commercially available object code software licensed to the Company on generally available, standard commercial pricing and other terms for less than $100,000; or (b) any Company Exclusively Licensed Intellectual Property.

“Company Intellectual Property” means (i) any and all Intellectual Property owned or purported to be owned, solely or jointly, by the Company (“Company Owned Intellectual Property”), and (ii) any and all Intellectual Property owned by any other Person and licensed or purported to be licensed to the Company or to which the Company has or purports to have any other right (“Company Licensed Intellectual Property”).

“Company Key Employee” means (i) any executive officer of the Company or any of its Subsidiaries; and (ii) any employee of the Company or any of its Subsidiaries that reports directly to the Company Board.

A-4

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics (including COVID-19 and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business, or (f) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate; except in each case with respect to clauses (c), (d) and (f), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Outbound License” means any Company Contract pursuant to which the Company grants any license or any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Company Intellectual Property that is material to the business of the Company taken as a whole to any other Person, in each case, other than any (a) outbound non-exclusive license agreements entered into in the ordinary course of business consistent with past practice and where the grants of rights are (i) solely to commercial service providers to perform services for the Company or (ii) incidental to any assays or other materials obtained from third parties under material transfer agreements or other similar contracts, in each case, consistent with industry standard, and (b) agreements between any of the Company or any Subsidiary thereof and another Subsidiary of the Company.

“Company Preferred Stock” means shares of preferred stock, $0.001 par value per share, of the Company.

“Company Business” means the business of the Company involving: (i) development and supply of the U.S. sanctioned value chain of critical metals needed by the U.S. and its free trade partners; (ii) establishing a source of critical minerals from scrap and recycling of metals currently reaching their end of life in their current use; and (iii) creation and management of the Critical Minerals Reserve in collaboration with the federal government to enable an uninterrupted supply of the most critical minerals and metals.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal with respect to the Company (other than by Volato or an Affiliate thereof and other than actions made in compliance with Section 5.4), (b) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal with respect to the Company or (c) upon willful and material breach of the Company’s obligations set forth in the first sentence of Section 5.4(a).

A-5

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the Delaware Generation Corporation Law.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each compensation, severance, termination protection, change in control, transaction bonus, retention or similar contract, plan, program, arrangement, policy or guidelines, and (iii) each other plan, program, arrangement or policy providing for compensation (including variable cash compensation and commissions), bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, tax gross-up, vacation benefits, insurance (including any self-insured arrangement), health, medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case whether or not written.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

A-6

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including NYSE).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the U.S. Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all intellectual property or proprietary rights of any kind or nature throughout the world, including all (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-examinations, and substitutions thereof and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such patent or patent application (collectively, “Patents”); (ii) trade names, trade dress, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks, and related registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions and confidential information, including manufacturing information, methods and processes, assays, materials, engineering and other manuals and drawings, operating procedures, regulatory, quality assurance, quality control and similar data and information (collectively, “Trade Secrets”); (v) rights of privacy or publicity; (vi) rights in software, data and databases, and industrial property rights; (vii) embodiments of any of the foregoing, and (viii) rights to assert, claim, enforce or sue and collect damages or seek other remedies for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

A-7

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of NYSE or the Financial Industry Regulatory Authority). For the avoidance of doubt, the term “Law” includes any and all Environmental Laws and Privacy Laws.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lock-Up Period” means the period beginning from the date of this Agreement until the Closing Date, both dates inclusive.

“Merger Consideration” means for each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, the number of shares of Volato Common Stock to be issued in exchange for such share of Company Common Stock in accordance with Section 2.5, such that for all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and exchangeable for shares of Volato Common Stock in accordance with Section 2.5, such number of shares, which number is subject to adjustments mutually agreed by Volato and the Company, to be issued in exchange for all such shares of Company Common Stock, representing 85% of the Volato Capital Stock on an as converted and fully diluted basis at the Closing. For the avoidance of doubt, such shares of Volato Common Stock used for calculating the Merger Consideration shall not include the shares of Volato Common Stock issuable upon exercise of the Volato Warrants outstanding as of the Effective Time, but shall include the shares of Volato Common Stock issuable upon exercise of the Volato Options outstanding as of the Effective Time.

A-8

“Merger Sub Board” means the board of directors of Merger Sub.

“NYSE” means the New York Stock Exchange American.

“NRS” means the Nevada Revised Statutes.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Volato, such actions taken in the ordinary course of its normal operations and consistent with its past practices, as applicable.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Merger Sub and Volato.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves have been made on the Company Financial Statements or the Volato Financial Statements, as applicable, in accordance with GAAP, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Volato, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means data and information concerning an identifiable natural person that are subject to regulation by the Privacy Laws.

A-9

“Privacy Laws” mean, collectively, (i) all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including the applicable legally binding requirements set forth in applicable regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as, as applicable, the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities; (ii) the internal privacy policy of the Company and any public statements that the Company has made regarding its privacy policies and practices; (iii) third party privacy policies with which the Company has been or is contractually obligated to comply; and (iv) any applicable rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States that broadly prohibit or restrict dealings with such country or region (currently including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions in Ukraine).

“Sanctioned Person” means any Person subject to economic sanctions, trade restrictions or similar restrictions under any Sanctions Laws, including (a) any Person identified in any sanctions list maintained by the U.S. government, including (i) the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), (ii) the U.S. Department of Commerce, Bureau of Industry and Security, and (iii) the U.S. Department of State; (b) any Person located, organized or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly owned fifty percent (50%) or more by, or acting for the benefit or on behalf of, a Person described in the Specially Designated Nationals and Blocked Persons list maintained by OFAC or the foregoing clause (b).

“Sanctions Laws” means all applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to export items (including hardware, software, or technology) and/or services, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, and any other similar Laws of any other jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Time” means the time that is immediately prior to the Effective Time.

A-10

“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 70% for these purposes) that: (a) was not obtained or made as a result of a breach of (or a violation of) Section 5.4(a) by Volato, (b) is on terms and conditions that the Volato Board or the Company Board, as applicable (or any committee thereof) determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any binding written offer by the other Party to the Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, it deems are more favorable, from a financial point of view, to Volato’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions, (c) is not subject to any debt financing conditions (and if debt financing is required, such financing is then fully committed to the third party) and (d) is reasonably capable of being completed on the terms proposed.

“Tax” means any U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, environmental tax, excise tax, ad valorem tax, transfer tax, conveyance tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, social security tax, customs duty, licenses tax, alternative or add-on minimum or other tax or similar charge, duty, levy, fee, tariff, impost, obligation or assessment in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

“Tax Return” means any return (including any information return), report, statement, declaration, claim of refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to Volato, and solely to the extent remaining unpaid at the Net Debt Determination Time, the aggregate amount (without duplication) of all costs, fees and expenses incurred by Volato or any of its Subsidiaries (including Merger Sub), or for which Volato or any of its Subsidiaries are liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including (a) any fees and expenses of legal counsel and accountants, fees and expenses reasonably expected to be payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of Volato in connection with the Contemplated Transactions; (b) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto, with the SEC; (c) the fees and expenses in connection with the printing, mailing and distribution of the Registration Statement and any amendments and supplements thereto; and (d) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the Closing) in effect as of the Closing that are, become, or may become due or payable to any director, officer, employee or consultant of Volato in connection with, or following, the consummation of the Contemplated Transactions, including the employer portion of any employment, payroll or similar Taxes with respect to such compensation; provided, that, Transaction Expenses shall not include any Costs associated with the obtainment of directors and officers insurance pursuant to Section 6.8.

A-11

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Volato Associate” means any current or former employee, independent contractor, officer or director of Volato or any of its Subsidiaries.

“Volato Board” means the board of directors of Volato.

“Volato Business” means the business of Volato involving: (i) Volato’s aircraft ownership program, including deposit products, charter flights, and aircraft management services; (ii) Volato’s proprietary software, products and applications, namely “Mission Control” and “Vaunt”; (iii) Volato’s patent-pending technology that advances how aircraft generate revenue by repurposing underutilized aircraft resources for cryptocurrency mining; and (iv) Volato’s opportunity zone private equity fund.

“Volato Capital Stock” means the Volato Common Stock and the Volato Preferred Stock, and for the avoidance of doubt, shall include any securities issued by Volato that are convertible into or exercisable into shares of Volato Common Stock.

“Volato Capitalization Representations” means the representations and warranties of Volato and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Volato Closing Price” means the volume weighted average closing trading price of a share of Volato Common Stock on NYSE for the five (5) consecutive trading days ending three (3) trading days immediately prior to the date of the public announcement of this Agreement.

“Volato Common Stock” means the Class A common stock, $0.0001 par value per share, of Volato.

“Volato Contract” means any Contract: (a) to which Volato is a party, (b) by which Volato or any Volato Intellectual Property or any other asset of Volato is bound or under which Volato has any obligation or (c) under which Volato has or may acquire any right or interest.

“Volato Employee Plan” means any Employee Plan that Volato or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Volato or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

A-12

“Volato Fundamental Representations” means the representations and warranties of Volato and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.2, 4.3, and 4.4.

“Volato Inbound License” means any Volato Contract pursuant to which the Volato is granted any license or obtains any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under (a) any Intellectual Property of any other Person that is material to the business of the Volato taken as a whole (or to the further research, development and commercialization of Volato Business as currently planned by Volato), in each case, other than (i) agreements between the Volato and its employees or consultants, with this exception limited to the extent of the assignment of Intellectual Property created by such individuals to Volato thereunder and (ii) agreements for any Third Party non-customized commercially available object code software licensed to Volato on generally available, standard commercial pricing and other terms for less than $100,000; or (b) any Company Exclusively Licensed Intellectual Property.

“Volato Intellectual Property” means (i) any and all Intellectual Property owned or purported to be owned, solely or jointly, by Volato (“Volato Owned Intellectual Property”), and (ii) any and all Intellectual Property owned by any other Person and licensed or purported to be licensed to Volato or to which Volato has or purports to have any other right (“Volato Licensed Intellectual Property”).

“Volato Key Employee” means (i) an executive officer of Volato; and (ii) any employee of Volato that reports directly to the Volato Board or to an executive officer of Volato.

“Volato Preferred Stock” means the preferred stock, $0.0001 par value per share, of Volato.

“Volato Private Placement Warrants” means the private placement warrants of Volato, with each warrant exercisable for one share of Volato Common Stock at a price of $287.50 per share and expiring on December 1, 2028.

“Volato Public Warrants” means the public warrants of Volato, with each warrant exercisable for one share of Volato Common Stock at a price of $287.50 per share and expiring on December 1, 2028.

A-13

“Volato Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Volato Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Volato or any of its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been an Volato Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Volato Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Volato Common Stock may be taken into account in determining whether an Volato Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Volato that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics (including COVID-19 and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which Volato or any of its Subsidiaries operates (other than to the extent contemplated by the succeeding clause (g)), (g) any government shutdown or slowdown, or (h) any change in the cash position of Volato and its Subsidiaries which results from operations in the Ordinary Course of Business; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Volato and any its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Volato or any of its Subsidiaries operates.

“Volato Net Debt” means Volato’s total liabilities as of immediately prior to the Closing and determined in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with Volato Financial Statements.

“Volato Options” means options to purchase shares of Volato Common Stock granted by Volato whether or not granted pursuant to any Volato Stock Plans.

“Volato Outbound License” means any Volato Contract pursuant to which Volato grants any license or any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Volato Intellectual Property that is material to the business of Volato taken as a whole to any other Person, in each case, other than any (a) outbound non-exclusive license agreements entered into in the ordinary course of business consistent with past practice and where the grants of rights are (i) solely to commercial service providers to perform services for Volato or (ii) incidental to any assays or other materials obtained from third parties under material transfer agreements or other similar contracts, in each case, consistent with industry standard, and (b) agreements between any of Volato or any Subsidiary thereof and another Subsidiary of Volato.

“Volato Triggering Event” shall be deemed to have occurred if: (a) Volato shall have failed to include in the Proxy Statement the Volato Board Recommendation, (b)(i) the Volato Board or any committee thereof shall have made an Volato Board Adverse Recommendation Change or (ii) the Volato Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal with respect to an acquisition of Volato (other than by the Company or an Affiliate thereof and other than actions made in compliance with Section 5.4 and Section 6.3 (except for an Volato Board Adverse Recommendation Change)), (c) Volato shall have entered into any letter of intent or similar document or any similar Contract relating to any Acquisition Proposal or (d) upon willful and material breach of Volato’s obligations set forth in the first sentence of Section 5.4(a).

A-14

“Volato Warrants” means the Volato Private Placement Warrants and the Volato Public Warrants.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Capitalization Date	4.6(a)
Net Debt Determination Time	2.11(a)
Articles of Merger	2.3
Certifications	3.7(a), 4.7(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Disclosure Schedule	3
Company Financial Statements	3.7(b)
Company Material Contract	3.13(c)
Company Stockholder Written Consents	6.2(a)
Company Real Estate Leases	3.11
D&O Parties	6.8(a)
Effective Time	2.3
Exchange Agent	2.8
GAAP	1.2
Liability	3.9
Merger	Recitals
Merger Sub	Preamble
Post-Closing Welfare Plan	6.6(b)
Privacy Policies	3.22
Proxy Statement	6.1(a)
Required Company Stockholder Vote	3.4
Volato	Preamble
Volato Board Recommendation	6.3(b)
Volato Consenting Shareholders	Preamble
Volato Disclosure Schedule	4
Volato Financial Statements	4.7(b)
Volato Grant Date	4.6(f)
Volato Material Contract	4.13(c)
Volato Net Debt Schedule	2.11(a)
Volato Real Estate Leases	4.11
Volato SEC Documents	4.7(a)
Volato Stock Plan	4.6(c)
Volato Stockholder Matters	Recitals
Volato Stockholder Meeting	6.3

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1.2. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with United States generally accepted accounting principles (“GAAP”) unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Volato Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Volato Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2. Description of Transaction.

2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS. As a result of the Merger, the Company will become a wholly-owned subsidiary of Volato.

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2.3. Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Section 7, Section 8 and Section 9, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, Section 8 and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Volato and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Nevada the articles of merger with respect to the Merger, satisfying the applicable requirements of the NRS and in form and substance as agreed to by the Parties (the “Articles of Merger”). The Merger shall become effective at the time of the filing of such Articles of Merger with the Secretary of State of the State of Nevada or at such later time as may be specified in such Certificate of Merger with the consent of Volato and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4. Organizational Documents; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of Volato shall be identical to the certificate of incorporation of Volato immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Volato shall file an amendment to its certificate of incorporation to (i) change the name of Volato to a name to be determined by the Company, and (ii) make such other changes as are mutually agreeable to Volato and the Company;

(b) the Articles of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation and Bylaws of the Surviving Corporation, except for the name of the Surviving Corporation in such Articles of Incorporation and Bylaws shall be amended to be a name to be determined by the Company;

(c) the directors and officers of Volato, each to hold office in accordance with the certificate of incorporation and bylaws of Volato, shall be as set forth in Section 6.13(a);

(d) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of Merger Sub, shall be as set forth in Section 6.13(b); and

2.5. Conversion of Company Equity Securities.

(a) At the Effective Time, subject to Section 2.5(c), by virtue of the Merger and without any further action on the part of Volato, Merger Sub, the Company or any stockholder of the Company or Volato, each share of Company Capital Stock outstanding immediately prior to the Effective Time shall be converted solely into the right to receive the Merger Consideration. Each share of Company Capital Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.5(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Effective Time, and each holder of each such share of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration into which each such share of Company Common Stock shall have been converted in the Merger.

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(b) In accordance with the terms of the Company Preferred Stock, immediately prior to the Effective Time, each share of the issued and outstanding shares of Company Preferred Stock shall convert into one share of Company Common Stock, and be included as outstanding shares of Company Common Stock immediately prior to the Effective Time for purposes of Section 2.5(a).

(c) No fractional shares of Volato Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Volato Common Stock (after aggregating all fractional shares of Volato Common Stock issuable to such holder) shall receive from Volato, in lieu of such fractional share and upon surrender by such holder of a letter of transmittal in accordance with Section 2.8 and any accompanying documents as required therein: (i) one share of Volato Common Stock if the aggregate amount of fractional shares of Volato Common Stock such holder of Company Capital Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Volato Common Stock if the aggregate amount of fractional shares of Volato Common Stock such holder of Company Capital Stock would otherwise be entitled to is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding.

(d) Merger Sub Shares. Each share, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, no par value per share, of the Surviving Corporation. Each book entry share of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e) If, between the date of this Agreement and the Effective Time, the outstanding Company Capital Stock or Volato Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, and Volato Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Volato to take any action with respect to Company Capital Stock or Volato Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.6. Satisfaction of Rights. All securities issued upon the surrender of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided, that any restrictions on the sale and transfer of Company common Stock shall also apply to Volato Common Stock so issued in exchange.

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2.7. Reserved.

2.8. Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, other than the right to receive the Merger Consideration pursuant to Section 2.5, and (b) the stock transfer books of the Company shall be closed with respect to all Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such Company Capital Stock shall be made on such stock transfer books after the Effective Time.

2.9. Exchange Agent.

(a) The Parties agree to retain the transfer agent currently appointed by Volato, namely Continental Stock Transfer & Trust Company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Volato shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Volato Common Stock issuable pursuant to Section 2.5(a) in exchange for Company Common Stock.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to transmit to the Persons who were record holders of shares of Company Common Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Volato may reasonably specify and (ii) instructions for effecting the surrender of uncertificated shares of Company Common Stock, in exchange for book-entry shares of Volato Common Stock. Upon reasonable evidence of the ownership of uncertificated Company Common Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Volato, the holder of uncertificated shares of Company Common Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Volato Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a). Until surrendered as contemplated by this Section 2.9(b), uncertificated shares of Company Common Stock shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Volato Common Stock representing the Merger Consideration.

2.10. Reserved.

2.11. Calculation of Volato Net Debt.

(a) No later than five (5) Business Days before the Closing Date, Volato will deliver to the Company a schedule (the “Volato Net Debt Schedule”) setting forth, in reasonable detail, Volato’s good faith, estimated calculation of Volato Net Debt (the “Volato Net Debt Calculation”) as of as of 11:59 p.m. on the last Business Day prior to the Anticipated Closing Date (the “Net Debt Determination Time”) prepared and certified by Volato’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Volato). Volato shall make available to the Company (electronically to the greatest extent possible), as reasonably requested by the Company, the work papers and back-up materials used in preparing the Volato Net Debt Schedule and, if reasonably requested by the Company, Volato’s accountants at reasonable times and upon reasonable notice.

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(b) No later than three (3) Business Days after the Net Debt Determination Time (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Volato Net Debt Calculation by delivering a written notice to that effect to Volato (a “Debt Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Volato Net Debt Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c) If, on or prior to the Response Date, the Company notifies Volato in writing that it has no objections to the Volato Net Debt Calculation or, if on the Response Date, the Company fails to deliver a Dispute Notice as provided in Section 2.11 (b), then the Volato Net Debt Calculation as set forth in the Volato Net Debt Calculation shall be deemed to have been finally determined for purposes of this Agreement and to represent the Volato Net Debt Calculation at the Net Debt Determination Time for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Volato and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Volato Closing Maximum Debt, which agreed upon the Volato Closing Maximum Debt amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Volato Closing Maximum Debt at the Net Debt Determination Time for purposes of this Agreement.

(e) If Representatives of Volato and the Company are unable to negotiate an agreed-upon determination of Volato Closing Maximum Debt as of the Net Debt Determination Time pursuant to Section 2.8(d) within three (3) days after delivery of the Dispute Notice (or such other period as Volato and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Volato Closing Maximum Debt shall be referred to an independent auditor of recognized national standing jointly selected by Volato and the Company. If the parties are unable to select an independent auditor within five (5) days, then either Volato or the Company may thereafter request that the New York City Office of the International Centre for Dispute Resolution of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). Volato and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Volato Debt Schedule and the Dispute Notice, and Volato and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Volato and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Volato and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Volato Closing Maximum Debt made by the Accounting Firm shall be made in writing delivered to each of Volato and the Company, shall be final and binding on Volato and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Volato Closing Maximum Debt at the Net Debt Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.11(e). The fees and expenses of the Accounting Firm shall be allocated between Volato and the Company in the same proportion that the disputed amount of the Volato Closing Maximum Debt that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Volato Net Debt amount. If this Section 2.11(e) applies as to the determination of the Volato Closing Maximum Debt at the Net Debt Determination Time, upon resolution of the matter in accordance with this Section 2.11(e), the Parties shall not be required to determine Volato Closing Maximum Debt again even though the Closing may occur later than the Anticipated Closing Date, except that either Volato and the Company may request a redetermination of Volato Closing Maximum Debt if the Closing Date is more than thirty (30) days after the Anticipated Closing Date.

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2.12. Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.13. Intended Tax Treatment. The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes, (i) the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Volato and the Company are parties under Section 368(b) of the Code, and (ii) this Agreement constitutes, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 for purposes of Sections 354, 361 and 368 of the Code (collectively, the “Intended Tax Treatment”).

2.14. Withholding. Each of the Exchange Agent, Volato and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Person such amounts as it is required to deduct or withhold from such consideration under applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.15. Appraisal Rights

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the NRS (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the NRS, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the NRS. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the NRS (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.6 and 2.9.

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(b) The Company shall give Volato prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Volato shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with Volato’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

Section 3. Representations and Warranties of the Company.

Except (i) as set forth in the confidential written disclosure schedule delivered by Company to Volato (the “Company Disclosure Schedule”) or (ii) as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval (EDGAR) system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Company SEC Documents shall be deemed to be disclosed in a section of the Company Disclosure Schedule only if it is reasonably apparent from a reading of such Company SEC Documents that it would be applicable to such section or subsection of the Company Disclosure Schedule, the Company represents and warrants to Volato as follows:

3.1. Due Organization; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations in all material respects under all Contracts by which it is bound. Section 3.1(a) of the Company Disclosure Schedule sets forth an accurate and complete list of Subsidiaries of the Company and the respective equity ownership held by the Company in each Subsidiary.

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(b) Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 3.1(a) of the Company Disclosure Schedule, the Company has no Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2. Organizational Documents. The Company has delivered to Volato accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.

3.3. Authority; Binding Nature of Agreement. Subject to obtaining the Required Company Stockholder Vote, the Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions that are contemplated to be consummated by it. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Volato and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4. Vote Required. The written consent or affirmative vote of a majority of shares of Company Common Stock are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (collectively, the “Required Company Stockholder Vote”).

3.5. Non-Contravention; Consents.

(a) Subject to obtaining the Required Company Stockholder Vote, compliance with any applicable requirement of the HSR Act (if applicable) and the filing of the Articles of Merger required by the NRS, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

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(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(v) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for (i) the Required Company Stockholder Vote, (ii) the filing of the Articles of Merger with Secretary of State in the State of Nevada pursuant to the NRS, (iii) compliance with any applicable requirements of the HSR Act (if applicable), and (iv) such consents, waivers, approvals, orders authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions (in each case except under Company Contracts that are not Company Material Contracts, and in the case of such filings, notices or Consents under Company Material Contracts, except as the failure to make such filing, give such notice or obtain such Consent would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect).

(c) No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

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3.6. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock of which 678,914,029 shares have been issued and are outstanding as of July 9, 2025 and (ii) 100,000 shares of Company Preferred Stock, of which 100,000 shares have been issued and are outstanding as of July 9, 2025.

(b) All of the outstanding Company Capital Stock as set out in Section 3.6(a) have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, none of the outstanding Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Capital Stock or other securities. Section 3.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to Company Capital Stock (including shares issued pursuant to the exercise of options) and specifies which of those repurchase rights are currently exercisable.

(c) Except as set forth on Section 3.6(c) of the Company Disclosure Schedule, the Company does not have any option plan or any other plan, program, agreement or arrangement providing for an equity-based compensation for any Person.

(d) Except as provided in Section 3.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Capital Stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any Company Capital Stock or any other securities (iv) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company, (v) outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e) All outstanding Company Capital Stock and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) The Company Capital Stock are uncertificated.

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3.7. SEC Filings; Financial Statements.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Company with the SEC since May 16, 2023 and to the Knowledge of the Company, between June 30, 2022 and May 16, 2023, (the “Company SEC Documents”) have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) no Company SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Certifications”) were, as of their respective dates and in all material respects, accurate and complete and complied as to form and content with all applicable Laws.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”): (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Company and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments that are not individually or in the aggregate material). No financial statements of any Person other than Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Company.

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(c) Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to Company within the meaning of Regulation S-X under the Exchange Act and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) The Company has not received any comment letter from the SEC or the staff thereof or any correspondence from OTC or the staff thereof relating to the delisting or maintenance of listing of the Company Common Stock on OTC. The Company has not disclosed any unresolved comments in the Company SEC Documents.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of OTC.

(g) Company maintains, and has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and its Subsidiaries that could have a material effect on Company’s financial statements. Neither Company nor Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by Company, which is reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of Company who have a significant role in Company’s internal control over financial reporting. Company maintains disclosure controls and procedures (as defined by Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure. The principal executive officer and the principal financial officer of Company have made all certifications required by the Exchange Act and the Sarbanes-Oxley Act. Company is in compliance in all material respects with all current listing and corporate governance requirements of OTC.

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(h) None of Company or any of its Subsidiaries has effected, entered into or created, or has any commitment to effect, enter into or create, any securitization transaction or “off-balance sheet arrangement” (as defined in Section 2.03 of Form 8-K under the Exchange Act).

(i) (i) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. (i) None of the Company SEC Documents is the subject of ongoing SEC review and (ii) there are no material inquiries or investigations by the SEC or any internal investigations pending or threatened in writing regarding any accounting practices of Company.

(j) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), none of Company or any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Company.

3.8. Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, between November 30, 2024 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Volato pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9. Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities or obligations specifically disclosed, reflected or reserved against in the Company Financial Statements; (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Company Financial Statements; (iii) Liabilities to perform under Contracts entered into by the Company or its subsidiaries; (iv) Liabilities incurred in connection with the Contemplated Transactions; and (v) Liabilities that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10. Title to Assets. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Financial Statements and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

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3.11. Real Property; Leasehold. Except as set forth under Section 3.11 of the Company Disclosure Schedule, the Company does not own and has never owned any real property. The Company has made available to Volato (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12. Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all issued Patents, Marks and Copyrights included in the Company Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (such registrations and applications, the “Company Registered IP”), including, with respect to each such item, (i) the jurisdiction of application/registration, (ii) the application or registration number, (iii) the date of filing, or issuance or registration, and (iv) the record owner or owners, for each such item. Each material item of Company Registered IP, except for Patents, is subsisting, valid and enforceable. With respect to Patents, each material item of Company Registered IP is subsisting and, to the Knowledge of the Company, all issued Patents within the Company Registered IP are valid and enforceable. All filing, registration, maintenance, renewal and similar fees applicable to any Company Registered IP that are currently due have been paid, and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other office or agency in the applicable jurisdictions for the purposes of filing, registering and maintaining such items, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No interference, opposition, reissue, reexamination, or cancellation proceeding or other Legal Proceeding (other than routine ordinary course proceedings as part of patent prosecution) is pending or, to the Knowledge of the Company, threatened regarding any Company Intellectual Property, including with respect to the scope, validity, enforceability, registration, priority, inventorship or ownership of, or rights to, any Company Intellectual Property.

(c) All founders, key employees and any other employees, contractors, consultants or other personnel involved in the development of Company Owned Intellectual Property have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such Company Owned Intellectual Property pursuant to which both (i) the Company has obtained ownership of and are the exclusive owners of all right, title and interest in and to such Company Owned Intellectual Property, and (ii) such personnel are bound by commercially reasonable confidentiality obligations with respect to all Company Intellectual Property. To the Knowledge of the Company, no such personnel are in violation of any such agreements, or of any agreements with any prior employer or other Person with respect to development of any Company Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(d) The Company Owned Intellectual Property is solely and exclusively owned by the Company free and clear of any Encumbrance, other than Permitted Encumbrances. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Exclusively Licensed Intellectual Property is solely and exclusively in-licensed by the Company, and (ii) the other Company Licensed Intellectual Property is in-licensed by the Company, in each case of the foregoing clauses (i) and (ii), free and clear of any Encumbrance, other than Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, such ownership or licenses will not be affected by the execution, delivery, or performance of this Agreement or the consummation of the Transactions, and all Intellectual Property subject thereto will be owned or in-licensed by the Company on the same terms and conditions thereafter. To the Knowledge of the Company, the Company owns or has a valid and enforceable license to use all material Intellectual Property necessary for, or used or held for use in, the operation of the business of the Company as presently conducted; provided that the foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by the Company of the Intellectual Property of other Persons. To the Knowledge of the Company, no current or former director, officer, employee or contractor of, or consultant to, the Company owns or has any claim, right (whether or not currently exercisable) or interest (or, to the Knowledge of the Company, has alleged that they own or have any such claim, right or interest) to or in any Company Intellectual Property.

(e) To the Knowledge of the Company, the operation of the business of the Company does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, and the further research, development and commercialization of Company Business as currently planned by the Company will not infringe, misappropriate or otherwise violate, any Intellectual Property owned by any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Company, nor, to the Knowledge of Company, any of the licensors of the Company, has received any notice or claim alleging any such infringement, misappropriation or other violation, including any so-called “invitation to license” letter. As of the date hereof, no Legal Proceeding, is pending or, to the Knowledge of the Company, has been threatened, against the Company or such licensors relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(f) Neither the Company nor Company Owned Intellectual Property is subject to any Order as of the date hereof, neither the Company nor, to the Knowledge of the Company, any of its licensors has entered into or is a party to any agreement made in settlement of any pending litigation or other Legal Proceeding, which in any case restricts, impairs or relates to the Company’s use or other exploitation in any manner of any Company Intellectual Property or of any other Intellectual Property owned by any other Person.

(g) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property, and no Legal Proceeding has been asserted or is pending or has been threatened against any Person alleging any such infringement, misappropriation or other violation of any Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(h) The Company has taken commercially reasonable steps necessary to maintain and protect the secrecy and confidentiality (including limitations on use) of all Trade Secrets and other confidential information included in the Company Intellectual Property and, to the Knowledge of the Company, there has not been any unauthorized use, disclosure of or access to any such Trade Secrets or other confidential information, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) To the Knowledge of the Company, each item of Company Intellectual Property that is Company Registered IP owned by the Company is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Except as contained in license, distribution and service agreements entered into in the ordinary course of business by Company (i) the Company is not bound by any Company Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to the Company, taken as a whole and (ii) the Company has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k) The Company has delivered or made available to Volato, a complete and accurate copy of all Company Inbound Licenses and all Company Outbound Licenses. With respect to each of the material Company Inbound Licenses and Company Outbound Licenses and except as disclosed in Section 3.12(k) of the Company Disclosure Schedule: (i) to the Knowledge of the Company, each such agreement is valid, binding on, enforceable against the Company, in accordance with its terms, subject to the Enforceability Exceptions, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Company nor to the Knowledge of the Company, any other party to any such agreement, is in breach or default thereof in any material respect.

3.13. Agreements, Contracts and Commitments.

(a) As of the date hereof, except as set forth under Schedule 3.13(a) of the Company Disclosure Schedule, Company is not party to nor bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Company Annual Report on Form 10-K for the year ended December 31, 2024, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

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(ii) Contract (A) relating to the disposition or acquisition by Company or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Company or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Company’s Subsidiaries;

(iii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(iv) Contract establishing any joint ventures, partnerships or similar arrangements;

(v) Contract (A) prohibiting or materially limiting the right of Company to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Company to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Company on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Company has granted a Person an exclusive geographical area and under which Company paid commissions less than $100,000 to such Person in 2024, or from whom Company received less than $100,000 from the sale of product to said Person in 2024;

(vi) Contract pursuant to which Company or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Company or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Company or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period or (ii) licenses Company Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

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(viii) Contract providing for any guaranty by Company or any of its Subsidiaries of third-party obligations (under which Company or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Company or any of its Subsidiaries’ obligations;

(ix) Contract between Company, on the one hand, and any Affiliate of Company (other than a Subsidiary of Company), on the other hand (other than a Company Plan);

(x) Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Company or its Subsidiaries;

(xi) Contract under which Company and Company’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year;

(xii) Employment agreement that cannot be terminated within sixty (60) days without a severance payment obligation;

(xiii) Change of control bonus or other bonus agreement that will trigger a payment obligation as a result of closing this Transaction; or

(xiv) Contract to enter into any of the foregoing.

(b) The Company has been given access to a true and correct copy of all written Company Material Contracts, together with all material amendments, waivers or other changes thereto. There are no oral Company Material Contracts.

(c) Except as disclosed under Section 3.13(c) of the Company Disclosure Schedule, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, (i) Company is not in default under any Contract listed, or required to be listed, in Section 3.13(a) of the Company Disclosure Schedule (each, a “Company Material Contract” and, collectively, the “Company Material Contracts”), and, (ii) to Company’s Knowledge, as of the date hereof, the other party to each of the Company Material Contracts is not in default thereunder. Except as disclosed under Section 3.13(c) of the Company Disclosure Schedule, each Company Material Contract is legal and in full force and effect and is valid, binding and enforceable against Company and, to Company’s Knowledge, each other party thereto. As of the date hereof, no party to any Company Material Contract has given any written notice, or to the Knowledge of Company, any notice (whether or not written) of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

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3.14. Compliance; Permits; Restrictions.

(a) Each of the Company and its Subsidiaries is and, since May 16, 2023, has been, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, was in compliance in all material respects with all Laws applicable to the Company and its Subsidiaries. Since May 16, 2023, the Company has not received, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, the Company did not receive any written notice alleging any actual or suspected material violation with respect to any applicable Laws, or been charged with any unresolved material violation of any applicable Law, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries holds, and since January 1, 2023 has held, all Governmental Authorizations necessary for the Company and its Subsidiaries to lawfully own, lease or otherwise hold and operate its properties and assets and conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Governmental Authorizations held by the Company and its Subsidiaries are (i) valid and in full force and effect and (ii) are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any termination, suspension, revocation or nonrenewal thereof (and, to the Knowledge of the Company, no such termination, suspension, revocation or nonrenewal has been otherwise threatened in writing), and the Company and its Subsidiaries are in compliance with the terms and requirements thereof, except in the case of each of clauses (i) and (ii) as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.15. Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or Company Key Employee is subject to any Order that prohibits such officer or Company Key Employee from engaging in or continuing in any conduct, activity or practice relating to the Company or any of its Subsidiaries or any material assets owned or used by the Company or any of its Subsidiaries.

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3.16. Tax Matters.

(a) Each of the Company and its Subsidiaries have filed with the appropriate Governmental Authority all income and other material Tax Returns that are required to be filed by it and such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by or with respect to the Company and its Subsidiaries have been paid regardless of whether such Taxes have been shown as due and payable on any Tax Return. The Company and its Subsidiaries have established on their relevant books and records, in accordance with GAAP, reserves that are adequate for the payment of any income or other material Taxes not yet due and payable. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any income or other material Tax Return, other than customary extensions that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of the Company and its Subsidiaries that arose in connection with any failure to pay any material Tax, other than Permitted Encumbrances.

(b) None of the Company and its Subsidiaries has executed any power of attorney with respect to Taxes which will continue in effect after the Closing other than any customary powers of attorney entered into with the Company’s Tax Return preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of the Company.

(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have: (i) complied with all applicable Laws relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of Taxes; (ii) within the manner prescribed by applicable Law, remitted to the proper Governmental Authority (or is properly holding for such remittance) all amounts required to be so withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party; (iii) properly collected and remitted sales, value added, and similar Taxes with respect to sales made to, or purchases made by, its customers or users; and (iv) as applicable, received and retained the appropriate certification or similar documentation to establish an exemption from withholding.

(d) Except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no dispute, audits, examinations, assessments or other actions concerning any Tax liability of the Company and its Subsidiaries pending or, to the Knowledge of the Company, threatened by any Governmental Authority against, or with respect to, the Company and its Subsidiaries that remains unpaid, and none of the Company and its Subsidiaries has received written notice of any threatened audits, examinations or assessments relating to any Taxes.

(e) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(f) None of the Company and its Subsidiaries has constituted a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

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(g) To the Knowledge of the Company, none of the Company and its Subsidiaries has entered into or been a party to any “listed transaction” within the meaning of Treasury regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(h) None of the Company and its Subsidiaries are party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(i) None of the Company and its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(j) None of the Company and its Subsidiaries is subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, to the Knowledge of the Company, otherwise. As of the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(k) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code since May 16, 2023. To the Company’s Knowledge, between June 30, 2022 and May 16, 2023, the Company was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances or has taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

3.17. Employee and Labor Matters; Benefit Plans.

(a) The Company is, and has been since May 16, 2023, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, was in compliance with all applicable Laws and Orders governing labor or employment, including Laws and Orders relating to employment practices, wages, hours, leaves, harassment, retaliation, equal employment opportunity, reasonable accommodations, break and meal periods, occupational safety and health, workers’ compensation, immigration and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and Laws and Orders in respect of any reduction in force, including notice, information and consultation requirements, except where the failure to so comply has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company does not have, or since May 16, 2023 has not had, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, did not have any material liability with respect to any misclassification of any person as an independent contractor, consultant, temporary worker or contingent worker rather than as an “employee,” or with respect to any employee leased from another employer.

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(b) The Company is not a party to, nor does it have a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor union or works council representing any of its employees, there are no labor organizations representing any employees of the Company and, as of the date hereof, there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company for the purpose of forming or joining a labor union or works council. Since May 16, 2023 to the date hereof, there has been no, and to the Knowledge of the Company, between June 30, 2022 and May 16, 2023, there was no, strike, slowdown, picketing, lockout, job action, work stoppage, union organizing activity or other labor dispute, or, to the Knowledge of the Company, any threat thereof, affecting the Company or any of its employees.

(c) There is not, and since May 16, 2023 has not been, and to the Knowledge of the Company, between June 30, 2022 and May 16, 2023, did not have any Legal Proceeding pending, or to the Knowledge of the Company, threatened in writing relating to employment, including relating to wages and hours, leave of absence, break and meal periods, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term-disability policy, safety, retaliation, libel, wrongful discharge, harassment, reasonable accommodations, immigration or discrimination matters involving any employee of the Company, including unfair labor practices, misclassification of independent contractors or consultants, unlawful retaliation, discrimination or harassment complaints, in each case that is material to the Company, taken as a whole.

(d) Since May 16, 2023, the Company has not implemented, and to the Knowledge of the Company, between June 30, 2022 and May 16, 2023, did not implement any plant closing or layoff of employees that (in either case) violated the United States Worker Adjustment and Retraining Notification Act, as amended, or any similar state, local or foreign law (together, “WARN”) and the Company has not incurred any material liability under WARN that remains unsatisfied.

(e) As on date of this Agreement, the Company does not have any Company Employee Plan.

(f) None of the Company nor any of its respective ERISA Affiliates sponsors, maintains or contributes or is obligated to contribute to, or has ever sponsored, maintained or contributed or been obligated to contribute to, or has or is reasonably expected to have any direct or indirect liability with respect to, any (i) plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA, or (v) any health or other welfare arrangement that is self-insured by the Company.

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(g) The Company does not have any obligation to pay or provide any tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer, director or other service provider of the Company.

(h) Neither the execution of this Agreement, nor the consummation of the Merger (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

3.18. Environmental Matters. The Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law.

3.19. Insurance. The Company has delivered to Volato accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

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3.20. No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.21. Transactions with Affiliates. Except as disclosed under Company SEC Documents, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.21 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of the Company as of the date of this Agreement.

3.22. Privacy and Data Security. Since May 16, 2023, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, each of the Company and its Subsidiaries has complied with all applicable Privacy Laws, including with respect to the collection, acquisition, use, storage and transfer (including cross-border transfer) of Personal Information, except for such non-compliance as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since May 16, 2023, the Company and its Subsidiaries have complied in all material respects with each of their respective written and published policies concerning the privacy of Personal Information (“Privacy Policies”), if applicable and required. The Company and its Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Information that are designed to achieve compliance in all material respects with Privacy Laws, and the Company and its Subsidiaries are in compliance in all material respects with such policies and procedures. To the Knowledge of the Company, there have been no material breaches or material violations of any security measures of the Company and its Subsidiaries, or any material unauthorized access, use or disclosure of any Personal Information. None of the Company and its Subsidiaries has received written notice (or, to the Knowledge of the Company, any other communication) of (a) any material violation or breach, or alleged material violation or breach, of Privacy Laws and/or Privacy Policies, or (b) any claims against any of the Company and its Subsidiaries by any Person, and there is no Legal Proceeding pending or, to Knowledge of the Company, threatened against any of the Company and its Subsidiaries, alleging a violation or breach of Privacy Laws and/or Privacy Policies, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole.

3.23. Anti-Corruption.

(a) Neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has directly or indirectly (i) given any funds (whether of the Company or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. Since May 16, 2023, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has not received any written communication (or, to the Knowledge of the Company, any other communication) that alleges any of the foregoing. To the Knowledge of the Company, the Company has disclosed to Volato any and all allegations that have been made of any potential wrongdoing by the Company or by any director, officer, employee, agent or representative of the Company (acting in the capacity of a director, officer, employee, agent or representative of the Company) with respect to any Anti-Corruption Law.

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(b) There are not, and since May 16, 2023, there have not been, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, there were not any Legal Proceedings with respect to any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). Since May 16, 2023, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or liability arising under or relating to any Anti-Corruption Law.

3.24. Sanctions Laws. Since May 16, 2023 and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and since May 16, 2023, there have not been any, and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, there were no, Legal Proceedings, allegations, investigations or inquiries concerning any actual or suspected violations of any Sanctions Law pending or to the Knowledge of the Company threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). Neither the Company nor any director, officer or employee of any of the Company, is a Sanctioned Person. Since May 16, 2023 and to the Company’s Knowledge, between June 30, 2022 and May 16, 2023, the Company has not had, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.

3.25. No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Volato nor any other person on behalf of Volato makes any express or implied representation or warranty with respect to Volato or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Volato set forth in Section 4 (in each case as qualified and limited by the Volato Disclosure Schedule)) none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

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Section 4. Representations and Warranties of Volato and Merger Sub.

Except (i) as set forth in the confidential written disclosure schedule delivered by Volato to the Company (the “Volato Disclosure Schedule”) or (ii) as disclosed in the Volato SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval (EDGAR) system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Volato SEC Documents shall be deemed to be disclosed in a section of the Volato Disclosure Schedule only if it is reasonably apparent from a reading of such Volato SEC Documents that it would be applicable to such section or subsection of the Volato Disclosure Schedule, Volato and Merger Sub represent and warrant to the Company as follows:

4.1. Due Organization; Subsidiaries.

(a) Each of Volato and its Subsidiaries (including Merger Sub) is a corporation or other legal entity duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations in all material respects under all Contracts by which it is bound. Since the date of their formation, Merger Sub have not engaged in any activities other than in connection with or as contemplated by this Agreement. Section 4.1(a) of the Volato Disclosure Schedule sets forth an accurate and complete list of Subsidiaries of Volato and the respective equity ownership held by Volato in each Subsidiary.

(b) Except as set forth on Section 4.1(b) of the Volato Disclosure Schedule, each of Volato and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Volato Material Adverse Effect.

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(c) Except as set forth on Section 4.1(a) of the Volato Disclosure Schedule, Volato has no Subsidiaries other than Merger Sub and Volato does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Except as set forth on Section 4.1(c)(i) of the Volato Disclosure Schedule, Volato is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Volato has not agreed and is not obligated to make, nor is Volato bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth on Section 4.1(c)(ii) of the Volato Disclosure Schedule, Volato has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2. Organizational Documents. Volato has delivered to the Company accurate and complete copies of Volato’s Organizational Documents. Volato is not in breach or violation of its Organizational Documents in any material respect.

4.3. Authority; Binding Nature of Agreement. Subject to obtaining the Required Volato Stockholder Vote, each of Volato and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions that are contemplated to be consummated by it. The Volato Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Volato and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Volato Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Volato vote to approve the Volato Stockholder Matters. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Volato and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Volato and Merger Sub, enforceable against each of Volato and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4. Vote Required. The affirmative vote of the holders of a majority of the shares of Volato Common Stock properly cast is the only vote of the holders of any class or series of Volato’s capital stock necessary to approve the Contemplated Transactions and the issuance of shares of Volato Common Stock to the stockholders of the Company pursuant to the terms of this Agreement (the “Required Volato Stockholder Vote”).

4.5. Non-Contravention; Consents.

(a) Except as set forth on Section 4.5(a) of the Volato Disclosure Schedule, subject to obtaining the Required Volato Stockholder Vote, compliance with any applicable requirements of the HSR Act, and the filing of the Articles of Merger required by the NRS, neither (x) the execution, delivery or performance of this Agreement by Volato or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Volato or its Subsidiaries;

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(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Volato or its Subsidiaries or any of the assets owned or used by Volato or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Volato or its Subsidiaries or that otherwise relates to the business of Volato, or any of the assets owned, leased or used by Volato; or

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Volato Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Volato Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Volato Material Contract, (C) accelerate the maturity or performance of any Volato Contract or (D) cancel, terminate or modify any term of any Volato Contract, except in the case of any nonmaterial breach, default, penalty or modification;

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) the Required Volato Stockholder Vote, (ii) the filing of the Articles of Merger with the Secretary of State of Nevada pursuant to the NRS, (iii) compliance with any applicable requirements of the HSR Act (if applicable), (iv) such consents, waivers, approvals, orders authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (v) as set forth on Section 4.5(b) of the Volato Disclosure Schedule, neither Volato nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) No state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

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4.6. Capitalization.

(a) The authorized capital stock of Volato consists of (i) 200,000,000 shares of Volato Common Stock of which 4,622,737 shares have been issued and are outstanding as of June 18, 2025 (the “Capitalization Date”) and (ii) 1,000,000 shares of Volato Preferred Stock, of which 0 have been issued and are outstanding as of the Capitalization Date. Volato does not hold any shares of its capital stock in its treasury. As of the Capitalization Date, 552,000 Volato Public Warrants and 609,040 Volato Private Warrants were issued and outstanding.

(b) All of the outstanding shares of Volato Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Volato Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Volato Common Stock is subject to any right of first refusal in favor of Volato. There is no Volato Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Volato Common Stock. Volato is not under any obligation, nor is Volato bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Volato Common Stock or other securities. Section 4.6(b) of the Volato Disclosure Schedule accurately and completely describes all repurchase rights held by Volato with respect to shares of Volato Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable. With respect to any equity securities in Volato subject to a “substantial risk of forfeiture” (within the meaning of Code Section 83 and the Treasury Regulations promulgated thereunder), the applicable holder thereof made a valid Code Section 83(b) election.

(c) Except for the 2023 Stock Incentive Plan and the 2021 Stock Incentive Plan of Volato (the “Volato Stock Plans”) and as set forth on Section 4.6(c)) of the Volato Disclosure Schedule, Volato does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the Capitalization Date, Volato has reserved 284,319 shares of Volato Common Stock for issuance under the Volato 2023 Stock Incentive Plan, of which 217,016 shares have been reserved for issuance upon exercise or settlement of Volato Options and RSUs, as applicable, granted under the Volato Stock Plans, and under the Amended and Restated 2021 Equity Incentive Stock Plan 67,303 shares are reserved for issuance upon exercise or settlement of Volato Options and RSUs. Section 4.6(c)(i) of the Volato Disclosure Schedule sets forth the following information with respect to each Volato Option outstanding as of the Capitalization Date, as applicable: (i) the name of the holder, (ii) the number of shares of Volato Common Stock subject to such Volato Option at the time of grant, (iii) the number of shares of Volato Common Stock subject to such Volato Option as of the Capitalization Date, (iv) the exercise price of such Volato Option, as applicable, (v) the date on which such Volato Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the Capitalization Date, (vii) the date on which such Volato Option, as applicable, expires, (viii) whether such Volato Option, as applicable, is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (ix) in the case of an Volato Option, as applicable, the plan pursuant to which such Volato Option was granted. Volato has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Volato has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Volato Stock Plans and any amendments thereto.

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(d) Except for the outstanding Volato Options and Volato Warrants, and except as set forth on Section 4.6(d) of the Volato Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Volato, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Volato, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Volato is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Volato. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Volato. The treatment of the Volato Options under this Agreement do not violate the terms of the Volato Stock Plans.

(e) All outstanding shares of Volato Common Stock, Volato Options, and Volato Warrants have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to Volato Options granted pursuant to the Volato Stock Plans, (i) each grant of a Volato Option was duly authorized no later than the date on which the grant of such Volato Option was by its terms to be effective (the “Volato Grant Date”) by all necessary corporate action, including, as applicable, approval by the Volato Board (or a duly constituted and authorized committee thereof) or duly authorized officer and any required stockholder approval by the necessary number of votes or written consents, (ii) each Volato Option grant was made in accordance with the terms of the Volato Stock Plans pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Volato Option was not less than the fair market value of a share of Volato Common Stock on the applicable Volato Grant Date.

4.7. SEC Filings; Financial Statements.

(a) Except as set forth on Section 4.7(a) of the Volato Disclosure Schedule, all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Volato with the SEC since November 29, 2021 (the “Volato SEC Documents”) have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Volato SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) no Volato SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Volato SEC Documents (collectively, the “Certifications”) were, as of their respective dates and in all material respects, accurate and complete and complied as to form and content with all applicable Laws.

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(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Volato SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of Volato and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Volato and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments that are not individually or in the aggregate material). No financial statements of any Person other than Volato and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Volato.

(c) Volato’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to Volato within the meaning of Regulation S-X under the Exchange Act and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth on Section 4.7(d) of the Volato Disclosure Schedule, Volato has not received any comment letter from the SEC or the staff thereof or any correspondence from NYSE or the staff thereof relating to the delisting or maintenance of listing of the Volato Common Stock on NYSE. Volato has not disclosed any unresolved comments in the Volato SEC Documents.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Volato, the Volato Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

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(f) Volato is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of NYSE.

(g) Volato maintains, and has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Volato and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Volato Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Volato and its Subsidiaries that could have a material effect on Volato’s financial statements. Neither Volato nor Volato’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by Volato, which is reasonably likely to adversely affect Volato’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of Volato who have a significant role in Volato’s internal control over financial reporting. Volato maintains disclosure controls and procedures (as defined by Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in Volato’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Volato’s management as appropriate to allow timely decisions regarding required disclosure. The principal executive officer and the principal financial officer of Volato have made all certifications required by the Exchange Act and the Sarbanes-Oxley Act. Volato is in compliance in all material respects with all current listing and corporate governance requirements of NYSE.

(h) None of Volato or any of its Subsidiaries has effected, entered into or created, or has any commitment to effect, enter into or create, any securitization transaction or “off-balance sheet arrangement” (as defined in Section 2.03 of Form 8-K under the Exchange Act).

(i) Except as set forth on Section 4.7(j) of the Volato Disclosure Schedule, (i) as of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Volato SEC Documents; (ii) none of the Volato SEC Documents is the subject of ongoing SEC review; and (iii) there are no material inquiries or investigations by the SEC or any internal investigations pending or threatened in writing regarding any accounting practices of Volato.

(j) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), none of Volato or any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Volato.

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4.8. Absence of Changes. Except as set forth on Section 4.8 of the Volato Disclosure Schedule, between December 31, 2024 and the date of this Agreement, Volato has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Volato Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9. Absence of Undisclosed Liabilities. Volato and its Subsidiaries do not have any Liabilities of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities or obligations specifically disclosed, reflected or reserved against in the Volato Financial Statements; (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Volato Financial Statements; (iii) Liabilities to perform under Contracts entered into by Volato or its Subsidiaries (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any lawsuit); (iv) Liabilities incurred in connection with the Contemplated Transactions; and (v) Liabilities that would not be reasonably expected to have, individually or in the aggregate, a Volato Material Adverse Effect.

4.10. Title to Assets. Each of Volato and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Volato Financial Statements and (b) all other tangible assets reflected in the books and records of Volato as being owned by Volato. All of such assets are owned or, in the case of leased assets, leased by Volato or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11. Real Property; Leasehold. Except as set forth under Section 4.11 of the Volato Disclosure Schedule, neither Volato nor any of its Subsidiaries owns or has ever owned any real property. Volato has made available to the Company (a) an accurate and complete list of all real properties with respect to which Volato directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Volato or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Volato Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12. Intellectual Property.

(a) Section 4.12(a) of the Volato Disclosure Schedule contains a true and complete list of all issued Patents, Marks and Copyrights included in the Volato Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (such registrations and applications, the “Volato Registered IP”), including, with respect to each such item, (i) the jurisdiction of application/registration, (ii) the application or registration number, (iii) the date of filing, or issuance or registration, and (iv) the record owner or owners, for each such item. Each material item of Volato Registered IP, except for Patents, is subsisting, valid and enforceable. With respect to Patents, each material item of Volato Registered IP is subsisting and all issued Patents within the Volato Registered IP are valid and enforceable. All filing, registration, maintenance, renewal and similar fees applicable to any Volato Registered IP that are currently due have been paid, and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other office or agency in the applicable jurisdictions for the purposes of filing, registering and maintaining such items, except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

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(b) No interference, opposition, reissue, reexamination, or cancellation proceeding or other Legal Proceeding (other than routine ordinary course proceedings as part of patent prosecution) is pending or threatened regarding any Volato Intellectual Property, including with respect to the scope, validity, enforceability, registration, priority, inventorship or ownership of, or rights to, any Volato Intellectual Property.

(c) All founders, key employees and any other employees, contractors, consultants or other personnel involved in the development of Volato Owned Intellectual Property have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such Volato Owned Intellectual Property pursuant to which both (i) Volato has obtained ownership of and are the exclusive owners of all right, title and interest in and to such Volato Owned Intellectual Property, and (ii) such personnel are bound by commercially reasonable confidentiality obligations with respect to all Volato Intellectual Property. No such personnel are in violation of any such agreements, or of any agreements with any prior employer or other Person with respect to development of any Volato Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

(d) Volato Owned Intellectual Property is solely and exclusively owned by Volato free and clear of any Encumbrance, other than Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect, the Volato Licensed Intellectual Property is in-licensed by Volato, free and clear of any Encumbrance, such ownership or licenses will not be affected by the execution, delivery, or performance of this Agreement or the consummation of the Transactions, and all Intellectual Property subject thereto will be owned or in-licensed by Volato on the same terms and conditions thereafter. Volato owns or has a valid and enforceable license to use all material Intellectual Property necessary for, or used or held for use in, the operation of the business of Volato as presently conducted; provided that the foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by Volato of the Intellectual Property of other Persons. No current or former director, officer, employee or contractor of, or consultant to, Volato owns or has any claim, right (whether or not currently exercisable) or interest (or, has alleged that they own or have any such claim, right or interest) to or in any Volato Intellectual Property.

(e) The operation of the business of Volato as of the date of this Agreement does not infringe, misappropriate or otherwise violate, and as currently conducted has not infringed, misappropriated or otherwise violated, and the further research, development and commercialization of Volato Business as currently planned by Volato will not infringe, misappropriate or otherwise violate, any Intellectual Property owned by any other Person, except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect. As of the date hereof, neither Volato, nor, any of the licensors of Volato, has received any notice or claim alleging any such infringement, misappropriation or other violation, including any so-called “invitation to license” letter. As of the date hereof, no Legal Proceeding, is pending or has been threatened, against Volato or such licensors relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

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(f) Neither Volato nor Volato Owned Intellectual Property is subject to any Order as of the date hereof, and neither Volato nor any of its licensors has entered into or is a party to any agreement made in settlement of any pending litigation or other Legal Proceeding, which in any case restricts, impairs or relates Volato’s to use or other exploitation in any manner of any Volato Intellectual Property or of any other Intellectual Property owned by any other Person.

(g) No Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Volato Intellectual Property, and no Legal Proceeding has been asserted or is pending or has been threatened against any Person alleging any such infringement, misappropriation or other violation of any Volato Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

(h) Volato has taken commercially reasonable steps necessary to maintain and protect the secrecy and confidentiality (including limitations on use) of all Trade Secrets and other confidential information included in Volato Intellectual Property and there has not been any unauthorized use, disclosure of or access to any such Trade Secrets or other confidential information, except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

(i) Section 4.12(i) of the Volato Disclosure Schedule contains a true and complete list of any and all material Volato Intellectual Property that is Government Funded IP. Volato, and each of its licensors with respect to any Government Funded IP, have complied with any and all any Intellectual Property disclosure, licensing and other obligations under any applicable Volato Contract referenced in clause (i) of the foregoing sentence, and no Governmental Authority or Governmental Authority-affiliated Entity, or university, college or other educational institution or research institute, has any right, title or interest (including any “march in” or co-ownership rights) in or to any Government Funded IP except, as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

(j) Each item of Volato Intellectual Property that is Volato Registered IP owned by Volato is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Volato Registered IP in full force and effect have been made by the applicable deadline, except as would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

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(k) Except as contained in agreements entered into in the ordinary course of business by Volato as of the Closing Date or as disclosed in Section 4.12(k) of the Volato Disclosure Schedule, (i) Volato is not bound by any Volato Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to Volato, taken as a whole and (ii) Volato has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any material Intellectual Property right.

(l) Volato has delivered or made available to Volato, a complete and accurate copy of all Volato Inbound Licenses and all Volato Outbound Licenses. With respect to each of the material Volato Inbound Licenses and Volato Outbound Licenses and except as disclosed in Section 4.12(l) of the Volato Disclosure Schedule: (i) each such agreement is valid, binding on, enforceable against Volato, in accordance with its terms, subject to the Enforceability Exceptions, (ii) Volato has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither Volato nor any other party to any such agreement, is in breach or default thereof in any material respect.

4.13. Agreements, Contracts and Commitments.

(a) As of the date hereof, except as set forth under Schedule 4.13(a) of the Volato Disclosure Schedule, Volato is not party to nor bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Volato or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Volato Annual Report on Form 10-K for the year ended December 31, 2024, or any Volato SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (A) relating to the disposition or acquisition by Volato or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Volato or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Volato’s Subsidiaries;

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(iii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(iv) Contract establishing any joint ventures, partnerships or similar arrangements;

(v) Contract (A) prohibiting or materially limiting the right of Volato to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Volato to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Volato on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Volato has granted a Person an exclusive geographical area and under which Volato paid commissions less than $100,000 to such Person in 2024, or from whom Volato received less than $100,000 from the sale of product to said Person in 2024;

(vi) Contract pursuant to which Volato or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Volato or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Volato or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period or (ii) licenses Volato Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii) Contract providing for any guaranty by Volato or any of its Subsidiaries of third-party obligations (under which Volato or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Volato or any of its Subsidiaries’ obligations;

(ix) Contract between Volato, on the one hand, and any Affiliate of Volato (other than a Subsidiary of Volato), on the other hand (other than a Volato Plan);

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(x) Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of any party;

(xi) Contract under which Volato and Volato’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year;

(xii) Employment agreement that cannot be terminated within sixty (60) days without a severance payment obligation;

(xiii) Change of control bonus or other bonus agreement that will trigger a payment obligation as a result of closing this Transaction;

(xiv) Contract to enter into any of the foregoing.

(b) The Company has been given access to a true and correct copy of all written Volato Material Contracts, together with all material amendments, waivers or other changes thereto. There are no oral Volato Material Contracts.

(c) Except as set forth on Section 4.13(c) of the Volato Disclosure Schedule, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Volato, (i) Volato is not in default under any Contract listed, or required to be listed, in Section 4.12(a) of the Volato Disclosure Schedule (each, a “Volato Material Contract” and, collectively, the “Volato Material Contracts”), and, (ii) to Volato’s Knowledge, as of the date hereof, the other party to each of the Volato Material Contracts is not in default thereunder. Except as set forth on Section 4.13(c) of the Volato Disclosure Schedule, each Volato Material Contract is legal and in full force and effect and is valid, binding and enforceable against Volato and, to Volato’s Knowledge, each other party thereto. Except as set forth on Section 4.13(c) of the Volato Disclosure Schedule, as of the date hereof, no party to any Volato Material Contract has given any written notice, or to the Knowledge of Volato, any notice (whether or not written) of termination or cancellation of any Volato Material Contract or that it intends to seek to terminate or cancel any Volato Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

4.14. Compliance; Permits; Restrictions.

(a) Each of Volato and its Subsidiaries is, and has been in compliance in all material respects with all Laws applicable to Volato and its Subsidiaries, and Volato has not received any written notice alleging any actual or suspected material violation with respect to any applicable Laws, or been charged with any unresolved material violation of any applicable Law, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Volato Material Adverse Effect.

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(b) Each of Volato and its Subsidiaries holds, and has held, all Governmental Authorizations necessary for Volato and its Subsidiaries to lawfully own, lease or otherwise hold and operate its properties and assets and conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations is not, and would not reasonably be expected to be, individually or in the aggregate, material to Volato and its Subsidiaries, taken as a whole. The Governmental Authorizations held by Volato and its Subsidiaries are (i) valid and in full force and effect and (ii) are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any termination, suspension, revocation or nonrenewal thereof (and no such termination, suspension, revocation or nonrenewal has been otherwise threatened in writing), and Volato and its Subsidiaries are in compliance with the terms and requirements thereof, except in the case of each of clauses (i) and (ii) as would not reasonably be expected to be, individually or in the aggregate, material to Volato and its Subsidiaries, taken as a whole.

4.15. Legal Proceedings; Orders.

(a) Except as set forth on Section 4.15(a) of the Volato Disclosure Schedule, there is no pending Legal Proceeding and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Volato or any of its Subsidiaries or any Volato Associate (in his or her capacity as such) or any of the material assets owned or used by Volato or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Volato or any of its Subsidiaries, or any of the material assets owned or used by Volato or any of its Subsidiaries is subject. No officer or other Volato Key Employee or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Volato or any of its Subsidiaries or to any material assets owned or used by Volato or any of its Subsidiaries.

4.16. Tax Matters.

(a) Except as set forth on Section 4.16(a) of the Volato Disclosure Schedule, each of Volato and its Subsidiaries have filed with the appropriate Governmental Authority all income and other material Tax Returns that are required to be filed by it and such Tax Returns are true, correct and complete in all material respects. Except as set forth on Section 4.16(a) of the Volato Disclosure Schedule, all income and other material Taxes due and owing by or with respect to Volato and its Subsidiaries have been timely paid regardless of whether such Taxes have been shown as due and payable on any Tax Return. Volato and its Subsidiaries have established on their relevant books and records, in accordance with GAAP, reserves that are adequate for the payment of any income or other material Taxes not yet due and payable. None of Volato and its Subsidiaries currently is the beneficiary of any extension of time within which to file any income or other material Tax Return, other than customary extensions that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of Volato and its Subsidiaries that arose in connection with any failure to pay any material Tax, other than Permitted Encumbrances.

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(b) Each of Parent and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) None of Volato and its Subsidiaries has executed any power of attorney with respect to Taxes which will continue in effect after the Closing other than any customary powers of attorney entered into with the Company’s Tax Return preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of the Company.

(d) Except as set forth on Section 4.16(d) of the Volato Disclosure Schedule, except as would not be material to Volato and its Subsidiaries, taken as a whole, Volato and its Subsidiaries have: (i) complied with all applicable Laws relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of Taxes; (ii) within the manner prescribed by applicable Law, remitted to the proper Governmental Authority (or is properly holding for such remittance) all amounts required to be so withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party; (iii) properly collected and remitted sales, value added, and similar Taxes with respect to sales made to, or purchases made by, its customers or users; and (iv) as applicable, received and retained the appropriate certification or similar documentation to establish an exemption from withholding.

(e) Except as set forth on Section 4.16(e) of the Volato Disclosure Schedule, (i) no deficiencies of Taxes with respect to Volato or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full; and (ii) there is no dispute, audits, examinations, assessments or other actions concerning any Tax liability of Volato and its Subsidiaries pending or threatened by any Governmental Authority against, or with respect to, Volato and its Subsidiaries that remains unpaid, and none of Volato and its Subsidiaries has received written notice of any threatened audits, examinations or assessments relating to any Taxes.

(f) Except as set forth on Section 4.16(f) of the Volato Disclosure Schedule, (i) there are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries; and (ii) neither Volato nor any of its Subsidiaries has granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.

(g) None of Volato and its Subsidiaries has waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(h) None of Volato and its Subsidiaries has constituted a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

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(i) None of Volato and its Subsidiaries has entered into or been a party to any “listed transaction” within the meaning of Treasury regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(j) None of Volato and its Subsidiaries are party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(k) None of Volato and its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which Volato is the common parent or (ii) has any liability for the Taxes of any Person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(l) Except as set forth on Section 4.16(l) of the Volato Disclosure Schedule, (i) none of Volato and its Subsidiaries is subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, otherwise; and (ii) as of the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where Volato or any of its Subsidiaries does not file Tax Returns that Volato or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(m) Volato is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five (5) years.

(n) Neither Volato nor any of its Subsidiaries is aware of any facts or circumstances or has taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

4.17. Employee and Labor Matters; Benefit Plans.

(a) Except as set forth on Section 4.17(a) of the Volato Disclosure Schedule, (i) Volato is, and has been in compliance with all applicable Laws and Orders governing labor or employment, including Laws and Orders relating to employment practices, wages, hours, leaves, harassment, retaliation, equal employment opportunity, reasonable accommodations, break and meal periods, occupational safety and health, workers’ compensation, immigration and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and Laws and Orders in respect of any reduction in force, including notice, information and consultation requirements; and (ii) Volato does not have, or has not had, any material liability with respect to any misclassification of any person as an independent contractor, consultant, temporary worker or contingent worker rather than as an “employee,” or with respect to any employee leased from another employer.

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(b) Volato is not a party to, nor does it have a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor union or works council representing any of its employees, there are no labor organizations representing any employees of Volato and, as of the date hereof, there is not any attempt to organize any employees of Volato for the purpose of forming or joining a labor union or works council. To the date hereof, there has been no strike, slowdown, picketing, lockout, job action, work stoppage, union organizing activity or other labor dispute, or any threat thereof, affecting Volato or any of its employees.

(c) Except as set forth on Section 4.17(c) of the Volato Disclosure Schedule, there is not, and has not been, any Legal Proceeding pending, or threatened in writing relating to employment, including relating to wages and hours, leave of absence, break and meal periods, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term-disability policy, safety, retaliation, libel, wrongful discharge, harassment, reasonable accommodations, immigration or discrimination matters involving any employee of Volato, including unfair labor practices, misclassification of independent contractors or consultants, unlawful retaliation, discrimination or harassment complaints, in each case that is material to Volato, taken as a whole.

(d) Except as set forth on Section 4.17(d) of the Volato Disclosure Schedule, within the past three (3) years, Volato has not implemented any plant closing or layoff of employees that (in either case) violated the United States Worker Adjustment and Retraining Notification Act, as amended, or any similar state, local or foreign law (together, “WARN”) and Volato has not incurred any material liability under WARN that remains unsatisfied.

(e) Section 4.17(e) of the Volato Disclosure Schedule sets forth a correct and complete list of each material Volato Employee Plan. Volato has made available to Company, with respect to each material Volato Employee Plan, accurate and complete copies (as applicable) of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Volato Employee Plans, a written description of the material terms thereof, (ii) the most recent determination letter or opinion letter issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent prospectus or summary plan descriptions and any material modifications thereto and (vi) all material correspondence with a Governmental Authority received in the last three (3) years with respect to such Volato Employee Plan.

(f) Each Volato Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter that it is so qualified, and there are no circumstances that would reasonably be expected to cause the loss of such qualification.

(g) Each Volato Employee Plan has been operated, maintained and administered in compliance with its terms and with the requirements prescribed by applicable Laws, including ERISA and the Code. As of the date hereof, no Legal Proceeding or governmental audit is pending with respect to any Volato Employee Plan (other than routine claims for benefits) and, no such Legal Proceeding or governmental audit is threatened; and there are no governmental investigations pending or threatened in connection with any Volato Employee Plan, the assets of any trust under any Volato Employee Plan or the plan sponsor, the plan administrator or any fiduciary under any Volato Employee Plan.

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(h) Neither Volato nor any of its respective directors, officers, employees or agents has, with respect to any Volato Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to Volato or any Volato Employee Plan or for which Volato has any future indemnification obligation, except, in each case, as would not reasonably be expected, individually or in the aggregate, to result in material liability to Volato.

(i) None of Volato nor any of its respective ERISA Affiliates sponsors, maintains or contributes or is obligated to contribute to, or has ever sponsored, maintained or contributed or been obligated to contribute to, or has or is reasonably expected to have any direct or indirect liability with respect to, any (i) plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA, or (v) any health or other welfare arrangement that is self-insured by Volato.

(j) No Volato Employee Plan provides for, and Volato does not have any present or future obligation to provide, post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law.

(k) Volato does not have any obligation to pay or provide any tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer, director or other service provider of Volato.

(l) To the extent applicable, all Volato Employee Plans maintained primarily for the benefit of employees outside of the United States comply with applicable Laws, and all such plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, except, in each case, as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability to Volato.

(m) Neither the execution of this Agreement, nor the consummation of the Merger (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Volato of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

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(n) Each Volato Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and maintained in compliance in all material respects with the requirements of Section 409A of the Code and the applicable guidance thereunder.

4.18. Environmental Matters. Volato and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Volato of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Volato Material Adverse Effect. Neither Volato nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Volato or any of its Subsidiaries is not in compliance with any Environmental Law, and, there are no circumstances that may prevent or interfere with Volato’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. (i) No current or prior owner of any property leased or controlled by Volato or any of its Subsidiaries has received any written notice or other communication relating to property owned or leased at any time by Volato or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Volato or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Volato nor any of its Subsidiaries has any material liability under any Environmental Law.

4.19. Insurance. Volato has made available to the Company accurate and complete copies or summaries of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Volato and its Subsidiaries (including Merger Sub). Each of such insurance policies is in full force and effect and Volato and its Subsidiaries (including Merger Sub) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, neither Volato nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Volato and its Subsidiaries (including Merger Sub) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Volato or such Subsidiary for which Volato or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Volato or any of its Subsidiaries of its intent to do so.

4.20. Transactions with Affiliates. Except as disclosed under Volato SEC Documents, no event has occurred that would be required to be reported by Volato pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the Volato Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Volato as of the date of this Agreement.

4.21. No Financial Advisors. Except as set forth on Section 4.21 of the Volato Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Volato.

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4.22. Valid Issuance. The Volato Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.23. Privacy and Data Security. Each of Volato and its Subsidiaries has complied with all applicable Privacy Laws, including with respect to the collection, acquisition, use, storage and transfer (including cross-border transfer) of Personal Information. Volato and its Subsidiaries have complied in all material respects with each of their respective Privacy Policies, if applicable and required. Volato and its Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Information that are designed to achieve compliance in all material respects with Privacy Laws, and Volato and its Subsidiaries are in compliance in all material respects with such policies and procedures. There have been no material breaches or material violations of any security measures of Volato and its Subsidiaries, or any material unauthorized access, use or disclosure of any Personal Information. None of Volato and its Subsidiaries has received written notice (or, any other communication) of (a) any material violation or breach, or alleged material violation or breach, of Privacy Laws and/or Privacy Policies, or (b) any claims against any of Volato and its Subsidiaries by any Person, and there is no Legal Proceeding pending or, threatened against any of Volato and its Subsidiaries, alleging a violation or breach of Privacy Laws and/or Privacy Policies.

4.24. Anti-Corruption.

(a) In the past five (5) years, neither Volato nor Merger Sub, nor any director or officer or, any employee of Volato or Merger Sub (acting in the capacity of a director, officer or employee of Volato or Merger Sub) or, to the Knowledge of Volato or Merger Sub, any representative or agent of Volato or Merger Sub (acting in the capacity of a representative or agent of Volato or Merger Sub), has directly or indirectly (i) given any funds (whether of Volato or Merger Sub or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. In the past five (5) years, neither Volato nor Merger Sub, nor any director or officer or, any employee of Volato or Merger Sub (acting in the capacity of a director, officer or employee of Volato or Merger Sub) or, to the Knowledge of Volato, any representative or agent of Volato or Merger Sub (acting in the capacity of a representative or agent of Volato or Merger Sub), has not received any written communication (or, to the Knowledge of Volato, any other communication) that alleges any of the foregoing. Volato has disclosed to the Company any and all allegations that have been made of any potential wrongdoing by Volato, Merger Sub, or by any director, officer, employee, agent or representative of Volato or Merger Sub (acting in the capacity of a director, officer, employee, agent or representative of Volato or Merger Sub) with respect to any Anti-Corruption Law.

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(b) There are not, and in the past five (5) years, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or threatened against Volato, Merger Sub, any director or officer or any employee of Volato or Merger Sub (acting in the capacity of a director, officer or employee of Volato or Merger Sub) or, to the Knowledge of Volato, any representative or agent of Volato or Merger Sub (acting in the capacity of a representative or agent of Volato or Merger Sub). Neither Volato nor Merger Sub, nor any director or officer or any employee of Volato or Merger Sub (acting in the capacity of a director, officer or employee of Volato or Merger Sub) or any representative or agent of Volato or Merger Sub (acting in the capacity of a representative or agent of Volato or Merger Sub), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or liability arising under or relating to any Anti-Corruption Law.

4.25. Sanctions Laws. Neither Volato nor Merger Sub, nor any director or officer or any employee of Volato nor Merger Sub (acting in the capacity of a director, officer or employee of Volato or Merger Sub) or, to the Knowledge of Volato, any representative or agent of Volato nor Merger Sub (acting in the capacity of a representative or agent of Volato nor Merger Sub), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and there have not been, any Legal Proceedings, allegations, investigations or inquiries concerning any actual or suspected violations of any Sanctions Law pending or threatened in writing against Volato, any director or officer or any employee of Volato nor Merger Sub (acting in the capacity of a director, officer or employee of Volato nor Merger Sub) or, to the Knowledge of Volato, any representative or agent of Volato nor Merger Sub (acting in the capacity of a representative or agent of Volato nor Merger Sub). Neither Volato nor Merger Sub, nor any director, officer or employee of any of Volato or Merger Sub, is a Sanctioned Person. Neither Volato nor Merger Sub has had, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.

4.26. No Other Representations or Warranties. Volato hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Volato, Merger Sub or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Volato, Merger Sub nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 5. Certain Covenants of the Parties.

5.1. Operation of Volato’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, or (ii) as required by applicable Law, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), Volato shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Volato Contracts and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable.

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(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Volato Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Volato shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Volato Common Stock from terminated employees, directors or consultants of Volato);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Volato Common Stock issued upon the valid exercise or settlement of outstanding Volato Options or Volato Warrants, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

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(vi) (A) adopt, establish or enter into any Volato Employee Plan, including, for avoidance of doubt, any equity awards plans, (B) cause or permit any Volato Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer, or, employee; provided, however, that consultants may be retained on terms permitting termination by Volato without notice to provide supplemental support services as reasonably may be needed by Volato, or to fill vacancies to the extent such positions are existing as of the date hereof and which vacancies occur after the date hereof;

(vii) enter into any material transaction;

(viii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any Volato Intellectual Property;

(x) withdraw any patent applications that have been submitted with the relevant patent agencies, or delay in responding any inquiries from the relevant patent agencies with respect to the submitted patent applications;

(xi) (A) make, change or revoke any Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment (other than as a result of any extension to file a Tax Return that is automatically granted); or (F) apply for or surrender any claim for Tax refund;

(xii) waive, settle or compromise any pending or threatened Legal Proceeding against Volato or any of its Subsidiaries;

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(xiii) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses (provided, however, that any such accounts payable or accrued expenses need not be paid if the validity or amount thereof shall at the time be contested in good faith);

(xiv) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xv) terminate or modify, or fail to exercise renewal rights with respect to, any insurance policy;

(xvi) (A) materially change pricing or royalties or other payments set or charged by Volato or any of its Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Volato or any of its Subsidiaries;

(xvii) enter into, amend or terminate any Volato Contract; or

(xviii) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Volato prior to the Effective Time. Prior to the Effective Time, Volato shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(c) Notwithstanding the restrictions set forth in Section 5.1(a) and Section 5.1(b) above, such restrictions shall not apply to the matters set forth on Section 5.1(c) of the Volato Disclosure Schedule.

(d) During the Lock-Up Period, none of the Volato Consenting Shareholders shall not (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any Volato Capital Stock, or any options or warrants to purchase any Volato Capital Stock (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Volato Capital Stock.

5.2. Operation of the Company’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, including the Subscription Agreement, (ii) as set forth in Section 5.2(a) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of Volato (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

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(b) Except (i) as expressly contemplated or permitted by this Agreement, including the Subscription Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of Volato (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) other than in the Ordinary Course of Business, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to more than 25% of the shares of Company Capital Stock outstanding as of the date of this Agreement: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of any options issued by the Company), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

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(v) (A) adopt, establish or enter into any Company Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Company Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer or employee;

(vi) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(vii) (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment (other than as a result of any extension to file a Tax Return that is automatically granted); or (F) apply for or surrender any claim for Tax refund;

(viii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(ix) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(x) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Volato, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3. Access and Investigation.

(a) Subject to the terms of the confidentiality obligations set forth in the term sheet between the Company and Volato dated June 12, 2025, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Volato, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Volato or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

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(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4. No Solicitation.

(a) Each of Volato and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making or submission of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding Volato or the Company (as applicable) to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations (other than to inform any Person of the existence of the provisions of this Agreement) with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (except as provided in Section 6.2 and Section 6.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (except as provided in Section 6.2 and Section 6.3), or (vi) publicly propose, resolve or agree to do any of the foregoing (except as provided in Section 6.2 and Section 6.3).

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

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5.5. Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Volato, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Volato Key Employee or Company Key Employee (as applicable) of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7, Section 8 or Section 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Volato Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7, Section 8 or Section 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6. Additional Agreements of the Parties.

6.1. Registration Statement, Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, (i) Volato, in cooperation with the Company, shall prepare and file with the SEC a proxy statement relating to the Volato Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Volato, in cooperation with the Company, shall undertake commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Volato Common Stock to be issued by virtue of the Contemplated Transactions. Volato shall use commercially reasonable efforts to (i) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, (iii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Volato shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Volato Common Stock pursuant to the Contemplated Transactions. Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and their Affiliates, as applicable, to the other Parties that is required by Law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

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(b) Volato covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL as well as the SEC form requirements, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Volato for inclusion in the Registration Statement (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its Representatives regarding such other Party or its Affiliates for inclusion therein.

(c) Volato shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Volato’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If at any time before the Effective Time, (i) Volato, Merger Sub or the Company (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Volato filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Volato stockholders) or otherwise addressing such SEC request or comments and each Party and shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Volato shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Volato Common Stock issuable in connection with the Contemplated Transactions for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

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(d) The Company shall reasonably cooperate with Volato and provide, and cause its Representatives to provide, Volato and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Volato to be included in the Registration Statement (collectively, the “Company Required S-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Volato a consent letter of the Company’s independent accounting firm, dated no more than three (3) Business Days before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Volato), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Volato may not file the Registration Statement, or any amendment or supplement thereto, without the prior consent of the Company, provided that Volato has included the Company Required S-4 Information in the Registration Statement in substantially the same form as it was provided to Volato by the Company pursuant to this Section 6.1; provided, further, that if the prior consent of the Company is not obtained then, notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Volato for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.

(e) As promptly as reasonably practicable following the date of this Agreement, the Company will furnish to Volato (i) audited financial statements for each of its fiscal years required to be included in the Registration Statement along with auditor consent (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

6.2. Company Stockholder Written Consent.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than sixty (60) days thereafter, the Company shall have obtained the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to the applicable provisions of the NRS, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares in accordance with the applicable provisions of this Agreement and the NRS and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the NRS (the “Company Stockholder Written Consents”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

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(b) The Company agrees that: (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) except as provided in Section 6.2(c), the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Volato, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Volato or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 6.2(b), and subject to compliance with Section 5.4 and Section 6.2, if at any time prior to approval and adoption of this Agreement by the Required Company Stockholder Vote, the Company receives a Superior Offer, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Volato (collectively, a “Company Board Adverse Recommendation Change”), if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Company Notice Period (as defined below) negotiated with Volato to the extent required by clause (y) below and (iii) if after Volato shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Company Notice Period pursuant to clause (y) of the proviso to this sentence, the Company Board (or a committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Volato receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Company Notice Period, Volato shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Volato in good faith (to the extent Volato desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, to attempt to make the applicable Acquisition Proposal cease to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Volato with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(c) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended (it being understood that there may be multiple extensions).

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(d) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consents in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Inquiry, Acquisition Proposal or Company Board Adverse Recommendation Change.

6.3. Volato Stockholder Meeting.

(a) Volato shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Volato Common Stock to consider and vote upon the Volato Stockholder Matters and, if mutually agreed between the parties, the routine annual meeting approvals in compliance with NYSE (the “Volato Stockholder Meeting”). The Volato Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event, no later than sixty (60) days after the effective date of the Registration Statement. Volato shall take reasonable measures to ensure that all proxies solicited in connection with the Volato Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Volato Stockholder Meeting, or a date preceding the date on which the Volato Stockholder Meeting is scheduled, Volato reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Volato Stockholder Vote, whether or not a quorum would be present, or (ii) it will not have sufficient shares of Volato Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Volato Stockholder Meeting, Volato may, with the prior written consent of the Company, postpone or adjourn, or make one or more successive postponements or adjournments of, the Volato Stockholder Meeting as long as the date of the Volato Stockholder Meeting is not postponed or adjourned more than an aggregate of sixty (60) days in connection with any postponements or adjournments, provided, however, that more than one postponement or adjournment shall not be permitted without the Company’s prior written consent.

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(b) Subject to Section 6.3, Volato agrees that (i) the Volato Board shall recommend that the holders of Volato Common Stock vote to approve the Volato Stockholder Matters and (ii) the Proxy Statement shall include a statement to the effect that the Volato Board recommends that Volato’s stockholders vote to approve the Volato Stockholder Matters (such recommendation of the Volato Board being referred to as the “Volato Board Recommendation”). In addition, the Volato Board shall recommend that the holders of Volato Common Stock vote to approve the other Volato Stockholder Matters (the “Volato Second Board Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and this Section 6.3(c), if at any time prior to approval and adoption of this Agreement by the Required Volato Stockholder Vote, if Volato receives a Superior Offer, the Volato Board may withhold, amend, withdraw or modify the Volato Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Volato Board Recommendation) in a manner adverse to the Company (collectively, a “Volato Board Adverse Recommendation Change”), approve, endorse or recommend an Acquisition Proposal that constitutes a Superior Offer or enter into any agreement or other Contract contemplating or otherwise relating to an Acquisition Proposal that constitutes a Superior Offer, if, but only if, following the receipt of and on account of such Superior Offer: (i) the Volato Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) Volato has, and has caused its financial advisors and outside legal counsel to, during the Volato Notice Period (as defined below) negotiated with the Company to the extent required by clause (y) below, and (iii) if after the Company shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Volato Notice Period pursuant to clause (y) of the proviso to this sentence, the Volato Board (or a committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) the Company receives written notice from Volato confirming that the Volato Board has determined to change its recommendation at least four (4) Business Days in advance of the Volato Board Adverse Recommendation Change (the “Volato Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Volato Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Volato Notice Period, the Company shall be entitled to deliver to Volato one or more counterproposals to such Acquisition Proposal and Volato will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, to attempt to make the applicable Acquisition Proposal cease to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Volato’s stockholders would receive as a result of such potential Superior Offer), Volato shall be required to provide the Company with notice of such material amendment and the Volato Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Volato Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Volato Board shall not make an Volato Board Adverse Recommendation Change prior to the end of such Volato Notice Period as so extended (it being understood that there may be multiple extensions). In addition, notwithstanding anything to the contrary in Section 6.3(b), at any time prior to the adoption of this Agreement by the Required Volato Stockholder Vote, the Volato Board may withhold, amend, withdraw or modify the Volato Second Board Recommendation in its exercise of its fiduciary duties.

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(d) Nothing contained in this Agreement shall prohibit Volato or the Volato Board (or a committee thereof) from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that in no event shall this Section 6.3(d) permit a definitive Volato Board Adverse Recommendation Change without complying with the provisions of this Section 6.3. For the avoidance of doubt, no statement that Volato is unable to take a position or is considering its position or a “stop, look and listen” communication shall constitute an Volato Board Adverse Recommendation Change.

(e) Volato’s obligation to call, give notice of and hold the Volato Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any Volato Board Adverse Recommendation Change (unless this Agreement is terminated in connection therewith).

6.4. Efforts; Regulatory Approvals.

(a) The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.

(c) Without limiting the generality of the foregoing, Volato shall give the Company prompt written notice of any litigation against Volato and/or its directors relating to this Agreement or the Contemplated Transactions (“Volato Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Company reasonably informed with respect to the status thereof. Volato will (i) give the Company the opportunity to participate in, but not control, the defense, settlement or prosecution of any Volato Transaction Litigation (to the extent that the attorney-client privilege is not waived, undermined, or otherwise adversely affected; provided that Volato and the Company will use commercially reasonable efforts to find alternative solutions to not undermine or adversely effect the privilege such as entering into common interest agreements, joint defense agreements or similar agreements), (ii) consult with the Company with respect to the defense, settlement and prosecution of any Volato Transaction Litigation and (iii) consider in good faith the Company’s advice with respect to such Volato Transaction Litigation. Volato will obtain the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.

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6.5. Omitted.

6.6. Employee Benefits.

(a) Volato shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified under Section 4.17 or contemplated by Section 5.1(b) of the Volato Disclosure Schedule, subject to the provisions of such agreements.

(b) From and after the Effective Time, with respect to each benefit plan maintained by Volato that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Post-Closing Welfare Plan”) in which any current or former employee of Volato or the Company is or becomes eligible to participate (including under COBRA), Volato shall use commercially reasonable efforts to cause each such Post-Closing Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Post-Closing Welfare Plan for such current or former Volato and his or her eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Volato Employee Plan, in which such current or former Volato employee was a participant immediately prior to his or her commencement of participation in such Post-Closing Welfare Plan, and (ii) provide each such current or former Volato employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the plan year that includes the Effective Time, and prior to the date that, such current or former Volato employee commences participation in such Post-Closing Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Post-Closing Welfare Plan for the applicable plan year, to the extent that such expenses were recognized for such purposes under the comparable Volato Employee Plan.

(c) This Section 6.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.6 shall confer upon any other Person any rights or remedies of any nature whatsoever. Nothing contained herein shall be construed to establish, amend or modify any benefit plan, program, agreement, or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.6 shall not create any right in any employee or any other Person to any continued employment with the Company, the Surviving Corporation, Volato or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

6.7. Reserved.

6.8. No Indemnification; No Limitation on Liability. Each Party shall be responsible for the actions or inactions of itself, or its present or former directors, officers or shareholders (“D&O Parties”). Neither Party or its D&O Parties shall have any right under this Agreement or under other legal principle to be indemnified or reimbursed by the other Party or any of D&O Parties, provided, that nothing in this Agreement shall limit the liability of either Party or its D&O Parties, joint or several, arising out of gross negligence, fraud or willful misconduct of such party.

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6.9. Disclosure. The Parties shall use their commercially reasonable efforts to agree to the text of any initial press release and Volato’s and/or the Company’s Current Report on Form 8-K announcing the execution and delivery of this Agreement. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Volato may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, or internal employee communications, so long as in each case any such statements or internal employee communications are consistent with previous press releases, public disclosures or public statements made by the Company or Volato in compliance with this Section 6.9. Notwithstanding the foregoing, Volato and Merger Sub need not consult with the Company in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3 or relating thereto.

6.10. Listing. At or prior to the Effective Time, Volato shall use its commercially reasonable efforts to (a) maintain its listing on NYSE until the Effective Time and to obtain approval of the listing of the combined corporation on NYSE, and (b) to the extent required by the rules and regulations of NYSE, within five (5) days from the date of execution of this Agreement, prepare and submit to NYSE a notification form for the listing of the shares of Volato Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance). Each Party will reasonably promptly inform the other Party of all verbal or written communications between NYSE and such Party or its representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NYSE rules and regulations.

6.11. Tax Matters.

(a) The Parties shall use reasonable best efforts (and each shall cause its Affiliates) to cause the Merger to qualify for the Intended Tax Treatment. No Party shall take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. The Parties shall report the Contemplated Transactions for all applicable Tax purposes in a manner that is consistent with the Intended Tax Treatment. No Party shall take any position that is inconsistent with the Intended Tax Treatment during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. The Parties shall comply with the recordkeeping and information reporting requirements imposed on them, including, but not limited to, those set forth in Treasury Regulation Section 1.368-3.

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(b) Volato shall promptly notify the Company if, at any time before the Effective Time, Volato becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Merger from qualifying for the Intended Tax Treatment. The Company shall promptly notify Volato if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Merger from qualifying for the Intended Tax Treatment.

(c) If, after good faith efforts by Volato, in cooperation with the Company, to respond to any comments from the SEC requiring or requesting that an opinion with respect to the Intended Tax Treatment be prepared and submitted in connection with the Registration Statement and Proxy Statement (or any other filing required by applicable Law) or the SEC’s review thereof (“Tax Opinion”), the SEC continues to request or require that a Tax Opinion be prepared and submitted, (i) each of Volato and the Company shall cause Dykema Gossett PLLC (or such other nationally recognized law or accounting firm reasonably satisfactory to Volato and the Company) and Sichenzia Ross Ference Carmel LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to the Company and Volato), respectively, to furnish such opinions (as so required or requested and subject to customary assumptions and limitations) and (ii) Volato and the Company shall each deliver to Dykema Gossett PLLC (or such other nationally recognized law or accounting firm reasonably satisfactory to Volato and the Company) and Sichenzia Ross Ference Carmel LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to the Company and Volato) a Tax certificate, dated as of the date the Registration Statement and Proxy Statement (or such other filing if required by applicable Law) shall have been declared effective by the SEC and signed by an officer of Volato or the Company, as applicable, containing customary representations and covenants reasonably acceptable to the Company and Volato, as applicable, in each case, as reasonably necessary and appropriate to enable such advisors to render such opinion (the “Tax Certificates”). Each of Volato and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the Tax certifications, covenants or representations included in the Tax Certificates.

(d) Volato and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Volato and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.

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(e) Without limiting the generality of Section 6.11(a), if the Company or Volato reasonably determines on advice of its counsel that there is a material risk that the Merger will not qualify for the Intended Tax Treatment, but would be reasonably expected to so qualify if a second-step merger of the Surviving Corporation into a limited liability company directly and wholly owned by Volato that is disregarded as an entity for U.S. federal income tax purposes were consummated (such second-step merger, the “Second Merger”), then the Company and Volato shall cause the Second Merger to be so consummated; provided, that if such Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes, (ii) the Second Merger shall be consummated in accordance with Nevada Law and as promptly as practicable following the Merger, and (iii) references to Volato or the Surviving Corporation (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the business combination. For the avoidance of doubt, any such amendment described in this Section 6.11(e) shall not alter or change the amount, nature or mix of the Merger Consideration.

6.12. Legends. Volato shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Volato Common Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Volato for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Volato Common Stock.

6.13. Officers and Directors.

(a) The Volato Board shall take all necessary corporate action including any amendments to the certificate of incorporation of Volato to cause the following to occur as of the Effective Time: (i) the directors constituting the Volato Board shall comprise seven (7) directors duly nominated prior to the Effective Time, subject to such individuals’ ability and willingness to serve and shall include: (a) six (6) directors to be nominated by the Company; and (b) Matthew Liotta, who shall be a designated Class I director on the Volato Board from the Effective Time. In the event any designee identified becomes unable or unwilling to serve as a director on the Volato Board or executive officer of Volato as of the Effective Time, or as a chairperson of a committee or as chairman, a replacement for such designee shall be determined solely by the Company.

(b) The board of directors of the Surviving Corporation as of the Effective Time shall comprise of a designated number to be determined prior to the Effective Time, with the Company holding the right to appoint additional officers for the management of the Surviving Corporation.

6.14. Termination of Certain Agreements and Rights. Except as set forth on Section 6.14 of the Volato Disclosure Schedule and Section 3.6(d)(i) of the Company Disclosure Schedule, each of Volato and the Company shall use commercially reasonable efforts to cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Volato and any holders of Volato Common Stock or involving the Company as a party, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Volato or the Surviving Corporation (the “Termination of Agreements and Rights”).

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6.15. Section 16 Matters. Prior to the Effective Time, Volato shall take all such steps as may be required to cause any acquisitions of Volato Common Stock and any options to purchase Volato Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Volato, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16. Allocation Certificate. The Company will prepare and deliver to Volato at least five (5) Business Days prior to the Closing Date a certificate signed by the Company’s Chief Executive Officer in a form reasonably acceptable to Volato setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Common Stock, (b) such holder’s name and address, (c) the number and type of Company Common Stock held as of immediately prior to the Effective Time for each such holder, (d) the number of shares of Volato Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Common Stock held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.17. Obligations of Merger Sub. Volato will take all action necessary to cause Merger Sub to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7. Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1. Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

7.2. Regulatory Approvals. Any applicable waiting periods (or any extensions thereof) under the HSR Act (if applicable) shall have expired or otherwise been terminated.

7.3. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.4. Board Approval: (a) Volato shall have obtained the Volato Board Approval and (b) the Company shall have obtained the Company Board Approval.

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7.5. Stockholder Approval. (a) Volato shall have obtained the Required Volato Stockholder Vote with respect to the Volato Stockholder Matters and (b) the Company shall have obtained the Required Company Stockholder Vote.

7.6. Listing. The approval of the listing of the additional shares of Volato Common Stock on NYSE shall have been obtained and the shares of Volato Common Stock to be issued in the Contemplated Transactions pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on NYSE.

7.7. Completion of Due Diligence. Due diligence on Volato and the Company has been completed to the satisfaction of Sichenzia Ross Ference Carmel LLP and Alliance Global Partners.

Section 8. Additional Conditions Precedent to Obligations of Volato and Merger Sub. The obligations of Volato and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Volato, at or prior to the Closing, of each of the following conditions:

8.1. Accuracy of Representations. The Company Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2. Performance of Covenants. The Company shall not have breached or failed to perform in any material respect any agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

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8.3. Documents. Volato shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 8.1, 8.2, 8.4 and 8.5 have been duly satisfied and (ii) that the information (other than emails and addresses) set forth in the Allocation Certificate delivered by the company in accordance with Section 6.16 is true and accurate in all respects as of the Closing Date;

(b) a fairness opinion of Volato by an independent third party reasonably satisfactory to the Parties and engaged by Volato; and

(c) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Volato;

(d) the Allocation Certificate.

8.4. No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

8.5. Company Stockholder Written Consent. The Company Stockholder Written Consent executed by the stockholders of the Company shall be in full force and effect.

8.6. Tax Opinion. Sichenzia Ross Ference Carmel LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to Volato and the Company) shall have furnished its Tax Opinion in accordance with Section 6.11(c), as may be required.

Section 9. Additional Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1. Accuracy of Representations. Each of the Volato Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Volato Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Volato and Merger Sub contained in this Agreement (other than the Volato Fundamental Representations and the Volato Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Volato Material Adverse Effect (without giving effect to any references therein to any Volato Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Volato Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

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9.2. Performance of Covenants. Volato and Merger Sub shall not have breached or failed to perform in any material respect any agreements or covenants required to be performed or complied with by either of them under this Agreement at or prior to the Effective Time.

9.3. Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of Volato certifying that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied;

(b) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Volato who are not to continue as officers or directors of Volato pursuant to Section 6.13 hereof;

(c) the Volato Net Debt Schedule; and

(d) the Volato Stockholder Voting and Support Agreement in substantially the form attached hereto as Exhibit A dated as of the date of this Agreement.

9.4. No Volato Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Volato Material Adverse Effect that is continuing.

9.5. Tax Opinion. Dykema Gossett PLLC (or such other nationally recognized law or accounting firm reasonably satisfactory to Volato and the Company) shall have furnished its Tax Opinion in accordance with Section 6.11(c), as may be required.

9.6. Volato Termination of Contracts and Rights. Volato has completed the Termination of Contracts and Rights without any liability being imposed on the part of Volato or the Surviving Corporation pursuant to Section 6.14 hereof.

9.7. Volato Net Debt. At the Effective Time, the Volato Net Debt shall not be more than $10,000,000.

Section 10. Termination.

10.1. Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Volato Stockholder Matters by Volato’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Volato and the Company;

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(b) by either Volato or the Company if the Merger shall not have been consummated by January 15, 2026 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Volato if such Party’s (or in the case of Volato, Merger Sub) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, that the End Date can be extended by mutual consent of Volato and the Company;

(c) by either Volato or the Company if a court or other Governmental Authority of competent jurisdiction shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by either Volato or the Company if (i) the Volato Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Volato’s stockholders shall have taken a final vote on the Volato Stockholder Matters and (ii) the Volato Stockholder Matters shall not have been approved at the Volato Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Volato Stockholder Vote; provided, however, that once the approval by irrevocable written consent from Volato Consenting Shareholders has been obtained, Volato may not terminate this Agreement pursuant to this Section 10.1(d).

(e) by the Company (at any time prior to the approval of the Volato Stockholder Matters by the Required Volato Stockholder Vote) if an Volato Triggering Event shall have occurred;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Volato or Merger Sub or if any representation or warranty of Volato or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Volato’s or Merger Sub’s representations and warranties or breach by Volato or Merger Sub of any representation, warranty, covenant or agreement is curable by Volato or Merger Sub then this Agreement shall not terminate pursuant to this Section 10.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from the Company to Volato of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(f) and (ii) Volato ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Volato of such breach or inaccuracy, its intention to terminate pursuant to this Section 10.1(f), and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(f) as a result of such particular breach or inaccuracy if such breach by Volato or Merger Sub is cured prior to such termination becoming effective);

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(g) by Volato, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Volato is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company of any representation, warranty, covenant or agreement is curable by the Company then this Agreement shall not terminate pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from Volato to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(g) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Volato to the Company of such breach or inaccuracy, its intention to terminate pursuant to this Section 10.1(g), and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(g) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(h) by Volato (at any time prior to the approval of the Volato Stockholder Matters by the Required Volato Stockholder Vote) and following compliance with all of the requirements set forth in Section 5.4 and Section 6.3, upon the Volato Board authorizing Volato to enter into a Permitted Alternative Agreement; or

(i) by Volato (at any time prior to the Required Company Stockholder Vote being obtained) if a Company Triggering Event shall have occurred.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 6.9, Section 10.3 and Section 11 (and the related definitions of the defined terms in such section) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 11. Miscellaneous Provisions.

11.1. Non-Survival of Representations and Warranties. The representations and warranties of the Company, Volato and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.

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11.2. Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Volato at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Volato Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Volato.

11.3. Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that Sections 3 to 9 of the Term Sheet shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Nevada or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Nevada or the United States District Court for the District of Nevada, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

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11.6. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Volato or Merger Sub:

Volato Group, Inc.

1954 Airport Road, Suite 124

Chamblee, GA 30341

Attention:	Matt Liotta, Chief Executive Officer
Email:	matt.liotta@flyvolato.com

with a copy to (which shall not constitute notice):

Dykema Gossett PLLC

111 E. Kilbourn Ave., Suite 1050

Milwaukee, WI 53202

Attention:	Kate Bechen
Email:	KBechen@dykema.com

if to the Company:

M2i Global, Inc.

885 Tahoe Blvd.

Incline Village, Nevada 89451

Attention:	Alberto Rosende, Chief Executive Officer
Email:	arosende@m2i.global

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with a copy to (which shall not constitute notice):

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, New York 10036

Attention:	Darrin M. Ocasio
E-mail:	dmocasio@srfc.law

11.8. Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Nevada or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Nevada or the United States District Court for the District of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.11. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

VOLATO GROUP, INC.

By:	/s/ Matthew Liotta
Name:	Matthew Liotta
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

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VOLATO MERGER SUBSIDIARY, INC.

By:	/s/ Matthew Liotta
Name:	Matthew Liotta
Title:	President

[Signature Page to Agreement and Plan of Merger and Reorganization]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

M2i GLOBAL, INC.

By:	/s/ Alberto Rosende
Name:	Alberto Rosende
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

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AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDMENT is made and entered into this 19th day of January, 2026, by and among Volato Group, Inc., a Delaware corporation (“Volato”),Volato Merger Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of Volato (“Merger Sub”), and M2i Global, Inc., a Nevada corporation (the “Company”). Each of Volato, Merger Sub, and Company are referred to as a “party” and collectively as the “parties.” Defined terms that are used but not otherwise defined herein shall have the meanings set forth for such terms in that certain Agreement and Plan of Merger and Reorganization, dated as of July 28, 2025, by and among Volato, Merger Sub, and Company (the “Agreement”).

RECITALS

1. Volato, Merger Sub, and Company are parties to the Agreement; and

2. Volato Merger Sub, and Company desire to modify the Agreement in certain respects as described herein.

AGREEMENT

ARTICLE I

AMENDMENTS

1.1 Section 10.1(b Termination). Section 10.1(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“by either Volato or the Company if the Merger shall not have been consummated by March 31, 2026 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Volato if such Party’s (or in the case of Volato, Merger Sub) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, that the End Date can be extended by mutual consent of Volato and the Company;”.

ARTICLE II

MISCELLANEOUS

2.1 Effect of Amendment.

(a) Except as set forth in Article I above, nothing herein or arising in connection with or relating to any discussion regarding these matters shall constitute a waiver of any rights under the Agreement.

(b) Except as amended in Article I above, the Agreement shall remain unchanged and in full force and effect, and this Amendment shall be governed by and subject to the terms of the Agreement, as amended hereby. Unless otherwise expressly provided herein, all references in this Amendment to “Section,” “Subsection,” “Article,” “Exhibit,” shall be deemed to be references to a section, subsection, article, exhibit or annex to the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder,” or works of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) shall be deemed to mean the Agreement, as amended by this Amendment, whether or not such Amendment is expressly referenced.

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2.2 Modifications, Amendments and Waivers. This Amendment cannot be amended or changed nor any performance, term, or condition waived in whole or in part, except by a writing signed by the party against whom enforcement of the amendment, change or waiver is sought. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

2.3 Governing Law. This Amendment is to be construed in accordance with and governed by the laws of the State of Nevada, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of Nevada to the rights and duties of the parties.

2.4 Severability. Should any one or more of the provisions of this Amendment be determined to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provisions shall be deemed severed therefrom, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. The parties shall replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

2.5 Counterparts. This Amendment may be executed in any number of counterparts which may be delivered by facsimile, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

2.6 No Third-Party Beneficiaries. The terms and provisions of this Amendment are intended solely for the benefit of each party and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

[Signatures Follow On a Separate Page]

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

VOLATO:

Volato Group, Inc.

By:	/s/ Matt Liotta
Name:	Matt Liotta
Title:	Chief Executive Officer

VOLATO MERGER SUB:

Volato Merger Subsidiary, Inc.

By:	/s/ Matt Liotta
Name:	Matt Liotta
Title:	President

COMPANY:

M2i Global, Inc.

By:	/s/ Alberto Rosende
Name:	Alberto Rosende
Title:	President and Chief Executive Officer

Signature Page – Amendment No. 1 to Agreement and Plan of Merger and Reorganization

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Annex B

CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF VOLATO GROUP, INC.

Volato Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:	That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Second Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Article I of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is M2i Global, Inc. (the “Corporation”).

SECOND:	That, at a special meeting of stockholders of the Corporation, the aforesaid amendment was duly adopted by the stockholders of the Corporation.

THIRD:	That, the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

***

B-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this [●] day of [●], [●].

VOLATO GROUP, INC.

By:
Matthew Liotta, Chief Executive Officer

B-2

ANNEX C

M2i GLOBAL, INC.

2026 STOCK INCENTIVE PLAN

1.	Definitions

In addition to other terms defined herein or in an Award Agreement, the following terms shall have the meanings given below:

(a) Administrator means the Board and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee.

(b) Affiliate means any Parent or Subsidiary of the Company, and also includes any other business entity which is controlled by, under common control with or controls the Company; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws if and to the extent required.

(c) Applicable Law means any applicable laws, rules or regulations (or similar guidance), including but not limited to the General Corporation Law of the State of Delaware, the Securities Act, the Exchange Act, the Code and the listing or other rules of any applicable stock exchange. References to applicable laws, rules and regulations, including references to any sections or other provisions of applicable laws, rules and regulations, shall also refer to any successor provisions thereto unless the Administrator determines otherwise.

(d) Award means, individually or collectively, a grant under the Plan of an Option (including an Incentive Option or a Nonqualified Option); a Stock Appreciation Right (including a Related SAR or a Freestanding SAR); a Restricted Award (including a Restricted Stock Award or a Restricted Stock Unit Award); a Performance Award (including a Performance Share Award or a Performance Unit Award); a Phantom Stock Award; an Other Cash-Based Award; an Other Stock-Based Award; a Dividend Equivalent Award; and/or any other award granted under the Plan.

(e) Award Agreement means an award agreement (which may be in written or electronic form, in the Administrator’s discretion, and which includes any amendment or supplement thereto) between the Company and a Participant specifying the terms, conditions and restrictions of an Award granted to the Participant. An Award Agreement may also state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock or any other benefit underlying an Award, as may be established by the Administrator.

(f) Base Price means the price assigned to a Stock Appreciation Right on the date of grant.

(g) Board or Board of Directors means the Board of Directors of the Company.

(h) Cause means, unless the Administrator determines otherwise, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “Cause” as defined under the Participant’s employment, change in control, consulting or other agreement or arrangement with the Company or an Affiliate, if any, or (ii) if the Participant has not entered into any such agreement (or, if any such agreement does not define “Cause”), then the Participant’s termination shall be for “Cause” if termination results due to the Participant’s (A) dishonesty; (B) failure to perform his or her duties for the Company or an Affiliate; (C) engaging in fraudulent conduct or conduct that could be materially damaging to the Company without a reasonable good faith belief that such conduct was in the best interest of the Company; or (D) material breach of any confidentiality, non-solicitation, non-competition or other similar covenant applicable to the Participant. The determination of “Cause” shall be made by the Administrator and its determination shall be final and conclusive. Without in any way limiting the effect of the foregoing, for purposes of the Plan and an Award, a Participant’s employment or service shall also be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a termination for Cause.

C-1

(i) A Change of Control shall (except as may be otherwise required for compliance with Code Section 409A) be deemed to have occurred on the earliest of the following dates:

(i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting stock;

(ii) The date of the consummation of (A) a merger, consolidation, recapitalization or reorganization of the Company (or similar transaction involving the Company), in which the holders of the Common Stock or other voting securities immediately prior to the transaction have voting control over less than fifty percent (50%) of the voting securities of the surviving corporation immediately after such transaction, or (B) the sale or disposition of all or substantially all the assets of the Company;

(iii) The date there shall have been a change in a majority of the Board within a 12-month period unless the nomination for election by the Company’s stockholders or the appointment of each new Director (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) was approved by the vote of two-thirds or more of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the 12- month period; or

(iv) The date on which the stockholders of the Company approve of a complete liquidation or dissolution of the Company to the extent that stockholder approval is required by Applicable Law.

(For the purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, a Subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any Subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)

For the purposes of clarity, a transaction shall not constitute a Change of Control if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or is another transaction of other similar effect.

Notwithstanding the preceding provisions of Section 1(i), in the event that any Awards granted under the Plan are deemed to be deferred compensation subject to (and not exempt from) the provisions of Code Section 409A, then distributions related to such Awards to be made upon a Change of Control may be permitted, in the Administrator’s discretion, upon the occurrence of one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Company; (B) a change in effective control of the Company; or (C) a change in the ownership of a substantial portion of the assets of the Company.

The Administrator shall have full and final authority, in its discretion (subject to any Code Section 409A considerations), to determine whether a Change of Control of the Company has occurred, the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(j) Code means the Internal Revenue Code of 1986, as amended, or any successor thereto. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.

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(k) Committee means the Compensation Committee of the Board (or a subcommittee thereof), or other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan. For clarity, the term “Committee” includes the Board (or subcommittee of the Committee or other committee of the Board) if exercising the authority of the Committee under the Plan.

(l) Common Stock means shares of the Class A common stock of the Company, $0.0001 par value, or any successor securities thereto.

(m) Company means M2i Global, Inc., a Delaware corporation, together with any successor thereto. In the Administrator’s discretion, the term “Company” may also refer to the Company and any or all of its Affiliates.

(n) Director means a member of the Board or of the board of directors of an Affiliate.

(o) Disability means (except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations) or otherwise defined in a Participant’s Award Agreement or any employment, change in control, consulting or other agreement or arrangement to which the Participant is a party) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Administrator shall have authority to determine if a Disability has occurred.

(p) Dividend Equivalent Award means a right granted to a Participant pursuant to Section 13 to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on Common Stock.

(q) Effective Date means the effective date of the Plan, as provided in Section 4.

(r) Employee means any person who is an employee of the Company or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan). For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Company or an Affiliate the legal and bona fide relationship of employer and employee (taking into account Code Section 409A considerations if and to the extent applicable); provided, however, that, with respect to Incentive Options, “Employee” means any person who is considered an employee of the Company or any Parent or Subsidiary for purposes of Treas. Reg. Section 1.421-1(h) (or any successor provision related thereto).

(s) Exchange Act means the Securities Exchange Act of 1934, as amended.

(t) Fair Market Value per share of the Common Stock shall be established by the Administrator and, unless otherwise determined by the Administrator, the Fair Market Value shall be determined in accordance with the following provisions: (A) if the shares of Common Stock are listed for trading on The NASDAQ Stock Market (“Nasdaq”), the New York Stock Exchange, Inc. (the “NYSE”) or another national or regional stock exchange, the Fair Market Value shall be the closing sales price per share of the shares on Nasdaq, the NYSE or other principal stock exchange on which such securities are listed on the date an Award is granted or other determination is made (such date of determination being referred to herein as a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are not listed for trading on Nasdaq, the NYSE or another stock exchange but are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, the Fair Market Value shall be the closing sales price for such shares as quoted on such system or by such securities dealer on the valuation date, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the valuation date (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (B) if the shares of Common Stock are not listed or reported in any of the foregoing, then the Fair Market Value shall be determined by the Administrator based on such valuation measures or other factors as it deems appropriate. Notwithstanding the foregoing, (i) with respect to the grant of Incentive Options, the Fair Market Value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with Code Section 422; and (ii) Fair Market Value shall be determined in accordance with Code Section 409A if and to the extent required.

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(u) Freestanding SAR means a Stock Appreciation Right that is not granted in tandem with an Option, as provided in Section 8.

(v) Good Reason means, unless the Administrator determines otherwise, in the context of a Change of Control, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “Good Reason” as defined under the Participant’s employment, change in control, consulting or other agreement or arrangement with the Company or an Affiliate, if any, or (ii) if the Participant has not entered into any agreement (or, if any such agreement does not define “Good Reason”), then, a Participant’s termination shall be for “Good Reason” if termination results from any of the following without the Participant’s consent: (A) a material reduction in the Participant’s base salary as in effect immediately prior to the date of the Change of Control, or (B) the assignment to the Participant of duties or responsibilities materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change of Control. Notwithstanding the foregoing, with respect to Directors, unless the Administrator determines otherwise, a Director’s termination from service on the Board shall be for “Good Reason” if the Participant ceases to serve as a Director or, if the Company is not the surviving company in the Change of Control event, a member of the board of directors of the surviving entity, in either case, due to the Participant’s failure to be nominated to serve as a director of such entity or the Participant’s failure to be elected to serve as a director of such entity, but not due to the Participant’s decision not to continue service on the Board or the board of directors of the surviving entity, as the case may be. In the context other than a Change of Control, “Good Reason” shall have the meaning given in a Participant’s Award Agreement or employment, change in control, consulting or other agreement or arrangement with the Company or an Affiliate, as applicable. An event or condition that would otherwise constitute “Good Reason” shall constitute Good Reason only if the Company fails to rescind or cure such event or condition within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason, and Good Reason shall cease to exist for any event or condition described herein on the 60th day following the later of the occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date. The determination of “Good Reason” shall be made by the Administrator and its determination shall be final and conclusive.

(w) Incentive Option means an Option that is designated by the Administrator as an Incentive Option pursuant to Section 7 and intended to meet the requirements of incentive stock options under Code Section 422.

(x) Independent Contractor means an individual, other than an Employee, who provides services to the Company or an Affiliate (other than capital-raising services) as an independent contractor, consultant or advisor.

(y) Nonqualified Option means an Option granted under Section 7 that is not intended to qualify (or does not qualify) as an incentive stock option under Code Section 422.

(z) Option means a stock option granted under Section 7 that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the Option Price and subject to such terms and conditions as may be set forth in the Plan or an Award Agreement or established by the Administrator.

(aa) Option Period means the term of an Option, as provided in Section 7(d).

(bb) Option Price means the price at which an Option may be exercised, as provided in Section 7(b).

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(cc) Other Cash-Based Award means a right granted to a Participant under Section 12 that is payable in cash and subject to the terms of the Plan and the terms and conditions established by the Administrator.

(dd) Other Stock-Based Award means a right granted to a Participant under Section 12 that relates to or is valued by reference to shares of Common Stock or other Awards relating to shares of Common Stock and subject to the terms of the Plan and the terms and conditions established by the Administrator.

(ee) Parent means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e) (or any successor section thereto).

(ff) Participant means an individual who is an Employee employed by, or a Director or Independent Contractor providing services to, the Company or an Affiliate who satisfies the requirements of Section 6 and is selected by the Administrator to receive an Award under the Plan.

(gg) Performance Award means a Performance Share Award and/or a Performance Unit Award, as provided in Section 10.

(hh) Performance Measures mean one or more performance factors or criteria which may be established by the Administrator with respect to an Award. Performance Measures may be based on such corporate, business unit or division and/or individual performance or other factors or criteria, whether objective or subjective, as the Administrator in its discretion may deem appropriate. Such criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions, departments, units, segments, partnerships, joint ventures or minority investments, facilities, product lines or products or any combination of the foregoing. The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Administrator may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, and/or relative to one or more peer group companies or indices, or any combination thereof.

(ii) Performance Share means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive, in the form of shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), value equal to the value of the reference shares, subject to the terms of the Plan and the terms and conditions established by the Administrator.

(jj) Performance Unit means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

(kk) Phantom Stock Award means an Award granted under Section 11 entitling a Participant to a payment in cash, shares of Common Stock or a combination of cash and Common Stock (as determined by the Administrator) following the completion of the applicable vesting period and compliance with the terms of the Plan and other terms and conditions established by the Administrator. The unit value of a Phantom Stock Award shall be based on the Fair Market Value of a share of Common Stock.

(ll) Plan means the M2i Global, Inc. 2026 Stock Incentive Plan, as it may be amended and/or restated.

(mm) Prior Plan means the Volato, Inc. (formerly, Aerago, Inc.) 2021 Equity Incentive Plan, as amended and/or restated, the Volato Group, Inc. 2023 Stock Incentive Plan, as it may be amended and/or restated, and the Volato Group, Inc. 2025 Stock Incentive Plan.

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(nn) Related SAR means a Stock Appreciation Right that is granted in tandem with a particular Option, as provided in Section 8, and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

(oo) Restricted Award means a Restricted Stock Award or a Restricted Stock Unit Award, as provided in Section 9.

(pp) Restricted Stock Award means an Award of shares of Common Stock granted to a Participant under Section 9. Shares of Common Stock subject to a Restricted Stock Award shall cease to be restricted when, in accordance with the terms of the Plan and the terms and conditions established by the Administrator, the shares vest and become transferable or free of any substantial risk of forfeiture.

(qq) Restricted Stock Unit means a Restricted Award granted to a Participant pursuant to Section 9 will be settled, if at all, (i) by the delivery of one share of Common Stock for each Restricted Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, or (iii) in a combination of cash and shares equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, as determined by the Administrator. A Restricted Stock Unit represents the promise of the Company to deliver shares of Common Stock, cash or a combination thereof, as applicable, at the end of the applicable restriction period if and only to the extent the Award vests and ceases to be subject to forfeiture, subject to compliance with the terms of the Plan and Award Agreement and any terms and conditions established by the Administrator.

(rr) Retirement means (except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations) or otherwise defined in a Participant’s Award Agreement, employment agreement, change in control agreement, consulting agreement or other similar agreement to which the Participant is a party) retirement in accordance with the retirement policies and procedures established by the Company. The Administrator shall have authority to determine if a Retirement has occurred.

(ss) Securities Act means the Securities Act of 1933, as amended.

(tt) Stock Appreciation Right or SAR means an Award granted under Section 8 entitling the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the Base Price, subject to the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.

(uu) Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f) (or any successor section thereto).

(vv) Termination Date means the date of termination of a Participant’s employment or service for any reason, as determined by the Administrator (taking into account any Code Section 409A considerations).

2.	Purpose

The purposes of the Plan are to encourage and enable selected Employees, Directors and Independent Contractors of the Company and its Affiliates to acquire or to increase their holdings of Common Stock and other equity-based interests in the Company and to provide other incentive awards in order to promote a closer identification of their interests with those of the Company and its stockholders, and to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends. These purposes may be carried out through the granting of Awards to selected Participants.

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3.	Administration of the Plan

(a) The Plan shall be administered by the Board or, upon its delegation, by the Committee (or a subcommittee thereof). To the extent required under Rule 16b-3 adopted under the Exchange Act, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3. In addition, Committee members shall qualify as “independent directors” under applicable stock exchange rules if and to the extent required.

(b) Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority to (i) determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of Common Stock, if any, subject to an Award, and all terms, conditions, restrictions and limitations of an Award; (ii) prescribe the form or forms of Award Agreements evidencing any Awards granted under the Plan; (iii) establish, amend and rescind rules and regulations for the administration of the Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement; and (v) construe and interpret the Plan, Awards and Award Agreements made under the Plan, interpret rules and regulations for administering the Plan and make all other determinations deemed necessary or advisable for administering the Plan. In addition, (i) the Administrator shall have the authority to accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient; and (ii) the Administrator may in its sole discretion modify or extend the terms and conditions for exercise, vesting or earning of an Award (in each case, taking into account any Code Section 409A considerations). The Administrator’s authority to grant Awards and authorize payments under the Plan shall not in any way restrict the authority of the Company to grant compensation to Employees, Directors or Independent Contractors under any other compensation plan, program or arrangement of the Company or any Affiliate. The Administrator may determine that a Participant’s rights, payments and/or benefits with respect to an Award (including but not limited to any shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, violation of policies of the Company or an Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Company or any Affiliate, and/or other circumstances where such reduction, cancellation, forfeiture or recoupment is required by Applicable Law. In addition, the Administrator shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of subplans) as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. In addition to action by meeting in accordance with Applicable Law, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. All determinations of the Administrator with respect to the Plan and any Award or Award Agreement will be final and binding on the Company and all persons having or claiming an interest in any Award granted under the Plan. No member of the Board or Committee, as applicable, shall be liable while acting as Administrator for any action or determination made in good faith with respect to the Plan, an Award or an Award Agreement. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner and to the fullest extent provided in the Company’s certificate of incorporation or bylaws or pursuant to Applicable Law.

(c) The Administrator may adjust or modify Performance Measures or other performance factors or criteria or terms or conditions of Awards due to extraordinary items, transactions, events or developments, or in recognition of, or in anticipation of, any other unusual or infrequent events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in Applicable Law, accounting principles or business conditions, in each case as determined by the Administrator. By way of example but not limitation, the Administrator may provide with respect to any Award that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including circumstances or events such as the following: (i) asset write-downs or impairment charges; (ii) significant litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting standards or principles or other laws or regulatory rules; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in then-current accounting principles; (vi) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders; (vii) acquisitions or divestitures; (viii) a change in the Company’s fiscal year; (ix) foreign exchange gains and losses; or (x) any other unusual or infrequent events.

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(d) Notwithstanding the other provisions of Section 3, the Board may expressly delegate to one or more officers of the Company or a special committee consisting of one or more directors who are also officers of the Company the authority, within specified limits, to grant Awards to eligible Participants, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 3(b) with respect to such Awards (subject to any restrictions imposed by Applicable Law and such terms and conditions as may be established by the Administrator); provided, however, that the granting of Awards may not be delegated under this Section (3)(d) if the Participant to whom the Award is granted is deemed to be an officer or director of the Company within the meaning of Section 16 of the Exchange Act and the grant would not satisfy the requirements of that section. To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 3(d) to an officer(s) and/or a special committee, references to the “Administrator” shall include references to such officer(s) and/or special committee, subject, however, to the requirements of the Plan, Rule 16b-3 and other Applicable Law.

(e) Notwithstanding the provisions of Section 3(b) herein, Awards granted under the Plan (other than cash-based awards) shall be subject to a minimum vesting (or earning) (collectively, “vesting”) period of one year; provided, however, that (i) the Administrator may provide for acceleration of vesting and/or exercisability of all or a portion of an Award in its discretion, including but not limited to in cases of a Participant’s death, Disability or Retirement, or (to the extent provided pursuant to Section 14 herein) upon the occurrence of a Change of Control of the Company; (ii) the Administrator may provide for the grant of Awards to Participants without a minimum vesting period or with a shorter minimum vesting period, but only with respect to Awards for no more than an aggregate of five percent (5%) of the total number of Shares authorized for issuance under the Plan pursuant to Section 5(a) herein, upon such terms and conditions as the Administrator shall determine; (iii) the Administrator also may provide for the grant of Awards to Participants that have different vesting terms in the case of Awards that are substituted for other equity awards in connection with mergers, consolidations or other similar transactions, Awards that are granted as an inducement to be employed by the Company or an Affiliate or to replace forfeited awards from a former employer, or Awards that are granted in exchange for forgone cash compensation; and (iv) with respect to Awards granted to non-employee Directors, the minimum vesting period shall be the period commencing with the date on which such non-employee Director is elected to appointed to the Board and ending on the earlier to occur of (X) the one-year anniversary of the grant date of such Award or (Y) the date of the next annual meeting following such non-employee Director’s election or appointment to the Board, so long as the period between the date of the annual meeting of the Company’s stockholders related to the grant date and the date of the next annual meeting of the Company’s stockholders is not less than 50 weeks.

4.	Effective Date

The Effective Date of the Plan is [_______________, 2026] (the “Effective Date”). Awards may be granted on or after the Effective Date, but no Awards may be granted after 10 years less one day from Effective Date.

Awards that are outstanding at the end of the Plan term (or such earlier termination date as may be established by the Board pursuant to Section 16(a)) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Agreement.

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5.	Shares of Stock Subject to the Plan; Award Limitations

(a) Shares of Stock Subject to the Plan: Subject to adjustments as provided in Section 5(d), the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed [NUMBER OF SHARES EQUAL TO 30% OF POST-MERGER CAPITALIZATION] shares, which shall be automatically increased, so long as the Company has a sufficient number of authorized shares of Common Stock, on [January 1, 2026] and on each January 1 thereafter by the number of shares equal to five percent (5%) of total issued and outstanding shares of Common Stock on the immediately preceding December 31, unless a lesser number of shares of Common Stock is approved by the Administrator. Shares delivered under the Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase. The Company hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder. If the Plan is approved, no further awards shall be granted under the Prior Plan on or after the Effective Date, although Prior Plan awards that are outstanding as of such date shall continue in accordance with their terms.

(b) Share Adjustment for Acquisitions: If during the term of the Plan, the Company closes a transaction (whether by way of a merger, asset acquisition, a stock purchase or similar) in which it acquires substantially all of the assets of a company, a controlling interest in that company, or that transaction otherwise equates to a change of control of the Company or the counterparty, and the Company issues shares of Common Stock and/or securities convertible into shares of Common Stock as consideration at the closing of that transaction (any such shares of Common Stock, together with shares of Common Stock issued upon conversion of any convertible securities, the “Consideration Shares”), the shares of Common Stock which may be issued under the Plan shall automatically increase by a number of shares of Common Stock equal to 20% of the Consideration Shares.

(c) Additional Share Counting Provisions: The following provisions shall apply with respect to the share limitations of Section 5(a):

(i) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any such unissued or forfeited shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

(ii) Awards settled in cash shall not be counted against the share limitations stated in Section 5(a) herein.

(iii) Dividends, including dividends paid in shares, or dividend equivalents paid in connection with outstanding Awards, will not be counted towards the share limitations in Section 5(a).

(iv) Except as provided in Paragraph (vi), to the extent any shares are withheld or used to satisfy any tax withholding requirements in connection with the vesting or earning of an Award in accordance with the terms of the Plan, such shares will not be counted towards the share limitations in Section 5(a).

(v) Except as provided in Paragraph (vi), to the extent that the full number of shares subject to an Award is not issued for any reason, including by reason of failure to achieve maximum performance factors or criteria, only the number of shares issued and delivered shall be considered for purposes of determining the number of shares remaining available for issuance pursuant to Awards granted under the Plan.

(vi) The following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (A) shares withheld or delivered to satisfy the tax withholding requirements for an Option or SAR and shares withheld or delivered to pay the exercise price related to an Option or SAR; (B) shares not issued or delivered as a result of the net settlement of an Option or SAR; and (C) shares repurchased on the open market with the proceeds of the Option Price of an Option.

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(vii) Further, (A) shares issued under the Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving the Company acquiring another entity shall not reduce the maximum number of shares available for delivery under the Plan, and (B) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of shares available under the Plan, subject, in the case of both (A) and (B) herein, to applicable stock exchange listing requirements.

(d) Adjustments; Right to Issue Additional Securities: If there is any change in the outstanding shares of Common Stock because of a merger, consolidation, recapitalization or reorganization involving the Company, or if the Board declares a stock dividend, stock split distributable in shares of Common Stock or reverse stock split, other distribution (other than an ordinary or regular cash dividend) or combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Company affecting the Common Stock (excluding conversion of convertible securities by the Company and/or the exercise of warrants by their holders), then the number and class of securities available under the Plan, the terms of each outstanding Award (including the number and class and type of securities subject to each outstanding Award and the Option Price, Base Price or purchase price per share, if applicable for such Award) shall be appropriately adjusted, and the Administrator shall make such adjustments to Awards or to any provisions of this Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may otherwise be advisable. Nothing in the Plan, an Award or an Award Agreement shall limit the ability of the Company to issue additional securities (including but not limited to the issuance of other options or other derivative securities, warrants, additional shares or classes of Common Stock, preferred stock and/or other convertible securities).

6.	Eligibility

An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:

(a) The individual is (i) an Employee, (ii) a Director or (iii) an Independent Contractor.

(b) With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under this Section 6, is an Employee of the Company or a Parent or Subsidiary and does not own, immediately before the time that the Incentive Option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary. Notwithstanding the foregoing, an Employee who owns more than 10% of the total combined voting power of the Company or a Parent or Subsidiary may be granted an Incentive Option if the Option Price is at least 110% of the Fair Market Value of the Common Stock, and the Option Period does not exceed five years. For this purpose, an individual will be deemed to own stock which is attributable to him or her under Code Section 424(d).

(c) With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or similar transaction involving the Company or an Affiliate, the recipient is otherwise eligible to receive the Award and the terms of the award are consistent with the Plan and Applicable Law (including, to the extent necessary, the federal securities laws registration provisions, Code Section 409A and Code Section 424(a)).

(d) The individual, being otherwise eligible under this Section 6, is selected by the Administrator as an individual to whom an Award shall be granted (as defined above, a “Participant”).

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7.	Options

(a) Grant of Options: Subject to the limitations of the Plan, the Administrator may in its discretion grant Options to such eligible individuals in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options may be granted only to Employees of the Company or a Parent or Subsidiary. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Code Section 422, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.

(b) Option Price: The Option Price per share at which an Option may be exercised shall be established by the Administrator and stated in the Award Agreement evidencing the grant of the Option; provided, that (i) the Option Price of an Option shall be no less than 100% of the Fair Market Value per share of the Common Stock as determined on the date the Option is granted (or 110% of the Fair Market Value with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)); and (ii) in no event shall the Option Price per share of any Option be less than the par value, if any, per share of the Common Stock. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed options of an acquired entity with an Option Price not equal to 100% of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

(c) Date of Grant: An Option shall be considered to be granted on the date that the Administrator acts to grant the Option, or on such later date as may be established by the Administrator in accordance with Applicable Law.

(d) Option Period and Limitations on the Right to Exercise Options:

(i) The Option Period shall be determined by the Administrator at the time the Option is granted and shall be stated in the Award Agreement. The Option Period shall not extend more than 10 years from the date on which the Option is granted (or five years with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate. The period or periods during which, and the terms and conditions pursuant to which, an Option may vest and become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan.

(ii) An Option may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. Unless an Award Agreement provides otherwise, such payment shall be in the form of cash or cash equivalent; provided that, except where prohibited by the Administrator or Applicable Law (and subject to such terms and conditions as may be established by the Administrator), payment may also be made:

(A) By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for such time period, if any, as may be determined by the Administrator;

(B) By shares of Common Stock withheld upon exercise;

(C) By delivery of written notice of exercise to the Company and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds to pay the Option Price;

(D) By such other payment methods as may be approved by the Administrator and which are acceptable under Applicable Law; or

(E) By any combination of the foregoing methods.

Shares delivered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise, as determined by the Administrator or its designee.

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(iii) The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise an Option following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be subject to the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all Options issued pursuant to this Section 7, and may reflect distinctions based on the reasons for termination of employment or service. Subject to Plan terms, the Administrator also shall have authority, in its sole discretion (taking into account any Code Section 409A considerations), to accelerate the date for exercising all or any part of an Option which was not otherwise vested and exercisable, extend the period during which an Option may be exercised, modify the other terms and conditions of exercise, or any combination of the foregoing.

(e) Notice of Disposition: If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two years following the date of grant or one year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.

(f) Limitation on Incentive Options: In no event shall there first become exercisable by an Employee in any one calendar year Incentive Options granted by the Company or any Parent or Subsidiary with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than $100,000; provided that, if such limit is exceeded, then the first $100,000 of shares to become exercisable in such calendar year will be Incentive Options and the Options (or portion thereof) for shares with a value in excess of $100,000 that first became exercisable in that calendar year will be Nonqualified Options. In the event the Code or the regulations promulgated thereunder are amended after the Effective Date of the Plan to provide for a different limitation on the Fair Market Value of shares permitted to be subject to Incentive Options, then such different limit shall be automatically incorporated herein.

(g) Nontransferability of Options: Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers by will or the laws of intestate succession or, in the Administrator’s discretion, such transfers (for no consideration) as may otherwise be permitted in accordance with Treas. Reg. Section 1.421-1(b)(2) or Treas. Reg. Section 1.421-2(c) or any successor provisions thereto. Nonqualified Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except for transfers (for no consideration) if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. Except as may be permitted by the preceding, an Option shall be exercisable during the Participant’s lifetime only by him or her or by his or her guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

8.	Stock Appreciation Rights

(a) Grant of Stock Appreciation Rights: Subject to the limitations of the Plan, the Administrator may in its discretion grant SARs to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. SARs may be granted to the holder of an Option with respect to all or a portion of the shares of Common Stock subject to the Related Option or may be granted separately to an eligible individual. The Base Price per share of an SAR shall be no less than 100% of the Fair Market Value per share of the Common Stock on the date the SAR is granted. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity with a Base Price per share not equal to at least 100% of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a). An SAR shall be considered to be granted on the date that the Administrator acts to grant the SAR, or on such later date as may be established by the Administrator in accordance with Applicable Law.

(b) Related SARs: A Related SAR may be granted either concurrently with the grant of the Related Option or (if the Related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such Related Option. The Base Price of a Related SAR shall be equal to the Option Price of the Related Option. Related SARs shall be exercisable only at the time and to the extent that the Related Option is exercisable (and may be subject to such additional limitations on exercisability as the Administrator may provide in an Award Agreement), and in no event after the complete termination or full exercise of the Related Option. Notwithstanding the foregoing, a Related SAR that is related to an Incentive Option may be exercised only to the extent that the Related Option is exercisable and only when the Fair Market Value exceeds the Option Price of the Related Option. Upon the exercise of a Related SAR granted in connection with a Related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a Related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the Related Option is exercised or surrendered.

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(c) Freestanding SARs: An SAR may be granted without relationship to an Option (as defined above, a “Freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.

(d) Exercise of SARs:

(i) Subject to the terms of the Plan, SARs shall be vested and exercisable in whole or in part upon such terms and conditions as may be established by the Administrator. The period during which an SAR may be exercisable shall not exceed 10 years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the Related Option (the “SAR Period”). Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.

(ii) SARs may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. Unless the Administrator determines otherwise, the date of exercise of an SAR shall mean the date on which the Company shall have received proper notice from the Participant of the exercise of such SAR.

(iii) The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise an SAR following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be determined in the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all SARs issued pursuant to this Section 8, and may reflect distinctions based on the reasons for termination of employment or service. Subject to Plan terms, the Administrator also may, in its sole discretion (taking into account any Code Section 409A considerations), accelerate the date for exercising all or any part of an SAR which was not otherwise exercisable on the Termination Date, extend the period during which an SAR may be exercised, modify the terms and conditions to exercise, or any combination of the foregoing.

(e) Payment Upon Exercise: Subject to the limitations of the Plan, upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the Base Price of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. The consideration payable upon exercise of an SAR shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR) or a combination of cash and shares of Common Stock, as determined by the Administrator or provided in the Award Agreement.

(f) Nontransferability: Unless the Administrator determines otherwise, SARs shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except for transfers (for no consideration) if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. Except as may be permitted by the preceding sentence, SARs may be exercised during the Participant’s lifetime only by him or her or by his or her guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

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9.	Restricted Awards

(a) Grant of Restricted Awards: Subject to the limitations of the Plan, the Administrator may in its discretion grant Restricted Awards to such individuals, for such numbers of shares of Common Stock, upon such terms and at such times as the Administrator shall determine. Such Restricted Awards may be in the form of Restricted Stock Awards or Restricted Stock Units. The Award Agreement shall specify (i) in the case of Restricted Stock Awards, the Award’s vesting conditions, the payment, if any, required from the Participant as a condition to the grant of the Award and any restrictions on the Participant’s right to make an election under Code Section 83(b), and (ii) in the case of Restricted Stock Units, the date on which, or the event on the occurrence of which, the Common Stock subject to the Award will be transferred to the Participant and any vesting conditions applicable to the Award. Restricted Stock Awards shall be payable in shares of Common Stock. Restricted Stock Units shall be payable in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, as determined by the Administrator.

(b) Vesting of Restricted Awards: The vesting conditions for a Restricted Award shall be determined by the Administrator and may include, but are not limited to, attainment of performance objectives, continued service or employment for a specified period of time, a combination of attainment of performance objectives and continued service or other conditions (such as the period within which such conditions must be met, the “Restricted Period”). In the case of Restricted Awards based upon performance factors or criteria, or a combination of performance factors or criteria and continued service, the Administrator shall determine the Performance Measures applicable to such Restricted Awards. Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Restricted Awards have vested and been earned and are payable and to establish and interpret the terms and conditions of Restricted Awards. Subject to Plan terms, the Administrator, in its sole discretion, may (subject to any Code Section 409A considerations) accelerate the date that any Restricted Award granted to a Participant shall be deemed to be vested or earned in whole or in part, without any obligation to accelerate such date with respect to other Restricted Awards granted to any Participant.

(c) Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise, if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Restricted Award has not vested or been earned pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d) Share Certificates; Escrow: Unless the Administrator determines otherwise, a certificate or certificates representing the shares of Common Stock subject to a Restricted Stock Award shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) after the Award is granted. Notwithstanding the foregoing, the Administrator may require that the Participant (i) deliver the certificate(s) (or other instruments) for such shares to the Administrator or its designee to be held in escrow until the Restricted Stock Award vests and is no longer subject to a substantial risk of forfeiture (in which case the shares will be promptly released to the Participant) or is forfeited (in which case the shares shall be returned to the Company); and/or (ii) deliver to the Company a stock power, endorsed in blank (or similar instrument), relating to the shares subject to the Restricted Stock Award which are subject to forfeiture. Unless the Administrator determines otherwise, a certificate or certificate representing shares of Common Stock issuable pursuant to a Restricted Stock Unit shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) promptly after the Award (or portion thereof) has vested and is distributable.

(e) Nontransferability: Unless the Administrator determines otherwise, Restricted Awards that have not vested shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers (for no consideration) by will or the laws of intestate succession, and the recipient of a Restricted Award shall not sell, transfer, assign, pledge or otherwise encumber shares subject to the Award until the Restriction Period has expired and until all conditions to vesting have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

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10.	Performance Awards

(a) Grant of Performance Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such eligible individuals upon such terms and conditions and at such times as the Administrator shall determine. Performance Awards may be in the form of Performance Shares or Performance Units. An Award of Performance Share is a grant of a right to receive a number of shares of Common Stock as determined by the Administrator, the cash value thereof, or a combination thereof (in the Administrator’s discretion or as specified in the Award Agreement), which is contingent upon the achievement of performance or other objectives during a specified period. An Award of a Performance Unit is a grant of a right to receive a designated dollar value as determined by the Administrator in the form of Common Stock, cash or a combination thereof, which is contingent upon the achievement of performance or other objectives during a specified period. The Administrator shall have discretion to determine the number of Performance Units and/or Performance Shares granted to any Participant. Subject to Plan terms, the Administrator shall determine the nature, length and starting date of the period during which a Performance Award may be earned (the “Performance Period”), and shall determine the conditions which must be met in order for a Performance Award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to attainment of performance objectives, continued service or employment for a certain period of time, or any other conditions. The Administrator shall determine the Performance Measures applicable to Performance Awards.

(b) Earning of Performance Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards and the provisions of this Section 10. Subject to Plan terms, the Administrator, in its sole discretion, may (subject to any Code Section 409A considerations) accelerate the date that any Performance Award granted to a Participant shall be deemed to be earned in whole or in part, without any obligation to accelerate such date with respect to other Awards granted to any Participant.

(c) Form of Payment: Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

(d) Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall terminate for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and the Participant has not earned and vested in all or part of a Performance Award pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then earned and vested, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(e) Nontransferability: Unless the Administrator determines otherwise, Performance Awards which have not been earned shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers (for no consideration) by will or the laws of intestate succession, and the recipient of a Performance Award shall not sell, transfer, assign, pledge or otherwise encumber any shares or any other benefit subject to the Award until the Performance Period has expired and the conditions to earning the Award have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

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11.	Phantom Stock Awards

(a) Grant of Phantom Stock Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Phantom Stock Awards to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with a value equal to the Fair Market Value of a share of Common Stock.

(b) Vesting of Phantom Stock Awards: The vesting conditions for a Phantom Stock Award shall be determined by the Administrator and may include, but are not limited to, attainment of performance objectives, continued service or employment for a specified period of time, a combination of attainment of performance objectives and continued service or other conditions. In the case of Phantom Stock Awards based upon performance factors or criteria, or a combination of performance factors or criteria and continued service, the Administrator shall determine the Performance Measures applicable to such Awards. Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards. Subject to Plan terms, the Administrator, in its sole discretion, may (subject to any Code Section 409A considerations) accelerate the date that any Phantom Stock Award granted to a Participant shall be deemed to be earned in whole or in part, without any obligation to accelerate such date with respect to other Awards granted to any Participant.

(c) Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Phantom Stock Award has not vested and become payable pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d) Payment of Phantom Stock Awards: Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one share of Common Stock with respect to each such Phantom Stock unit which has vested and is payable. Payment may be made, as determined in the discretion of the Administrator, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

(e) Nontransferability: Unless the Administrator determines otherwise, (i) Phantom Stock Awards shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers (for no consideration) by will or the laws of intestate succession and (ii) shares of Common Stock (if any) subject to a Phantom Stock Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Phantom Stock Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

12.	Other Cash-Based Awards and Other Stock-Based Awards

The Administrator shall have the authority to grant Other Cash-Based Awards and Other Stock-Based Awards to one or more eligible individuals. Other Stock-Based Awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock or Awards for shares of Common Stock, including but not limited to Other Stock-Based Awards granted in lieu of bonus, salary or other compensation, Other Stock- Based Awards granted with vesting or performance conditions, or Other Stock-Based Awards granted without vesting or performance conditions. Subject to the provisions of the Plan, the Administrator shall determine the number of shares of Common Stock, if any, to be awarded to a Participant under (or otherwise related to) such Other Stock- Based Awards; whether such Other Stock-Based Awards shall be settled in cash, shares of Common Stock or a combination of cash and shares of Common Stock; and the other terms and conditions of such Awards. Other Cash- Based Awards shall be valued and settled in cash, may be granted in lieu of bonus, salary or other compensation, may be granted with vesting or performance conditions and/or may be granted without being subject to vesting or performance conditions. Other Cash-Based Awards shall be subject to such other terms and conditions as may be established by the Administrator. Unless the Administrator determines otherwise, (i) Other Cash-Based Awards and Other Stock-Based Awards shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers (for no consideration) by will or the laws of intestate succession, and (ii) shares of Common Stock (if any) subject to an Other Stock-Based Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Other Stock-Based Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

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13.	Dividends and Dividend Equivalents

The Administrator may, in its sole discretion, provide that Awards other than Options and Stock Appreciation Rights will be credited with dividends or dividend equivalent rights; provided, however, that dividends and dividend equivalent rights (whether paid in cash or shares of Common Stock) on unearned or unvested Awards shall not be paid (even if accrued) unless and until the underlying Award (or portion thereof) has vested and been earned. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents. Notwithstanding the other provisions herein, any dividends or dividend equivalents related to an Award shall be structured in a manner intended to be exempt from, or to comply with, Code Section 409A.

14.	Change of Control

(a) General: Notwithstanding any other provision in the Plan to the contrary, and except as otherwise provided in Section 14(b), the following provisions shall apply in the event of a Change of Control (except to the extent, if any, otherwise required under Code Section 409A or provided in an Award Agreement):

(i) To the extent that the successor or surviving company in the Change of Control event does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as Awards outstanding under the Plan immediately prior to the Change of Control event, (A) all outstanding Options and Stock Appreciation Rights shall become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (B) any restrictions, including but not limited to the Restricted Period, Performance Period and/or performance or other factors or criteria applicable to any outstanding Award (other than Options or Stock Appreciation Rights) shall be deemed to have been met, and such Awards shall be deemed vested and earned in full at the greater of actual or target.

(ii) Further, if an Award is substituted, assumed or continued as provided in Section 14(a)(i) herein, the Award will nonetheless become vested (and, in the case of Options and SARs, exercisable) and any restrictions, including but not limited to the Restricted Period, Performance Period and/or performance factors or criteria applicable to any outstanding Award other than Options or SARs shall be deemed to have been met, and such Awards shall be deemed vested and earned in full at the greater of actual or target, if the employment or service of the Participant is terminated within six months before (in which case vesting shall not occur until the effective date of the Change of Control) or 12 months (or such other period after a Change of Control as may be stated in a Participant’s change in control agreement, employment agreement or similar agreement, if applicable) after the effective date of a Change of Control if such termination of employment or service (A) is by the Company not for Cause or (B) is by the Participant for Good Reason. For clarification, for the purposes of this Section 14, the “Company” shall include any successor to the Company.

(b) Effect of Employment Agreement, Change in Control Agreement or other Similar Arrangement: Notwithstanding any other provision of the Plan to the contrary, and unless an individual Award Agreement expressly provides otherwise, in the event that a Participant has entered into, or is a participant in, a change in control agreement or plan, employment agreement or similar agreement, plan or arrangement with the Company, the Participant shall be entitled to the greater of the benefits provided upon a change of control of the Company under this Plan or the respective change in control agreement, employment agreement or similar agreement, plan or arrangement, and such change in control agreement, employment agreement or similar agreement, plan or arrangement shall not be construed to reduce in any way the benefits otherwise provided to a Participant upon the occurrence of a Change of Control as defined in the Plan.

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15.	Withholding

The Company shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, the Company shall require any Participant or other person to pay to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may in its discretion establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an Award, by electing to deliver to the Company shares of Common Stock held by the Participant (which are fully vested and not subject to any pledge or other security interest) or to have the Company withhold shares of Common Stock from the shares to which the recipient is otherwise entitled. The number of shares to be withheld or delivered shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with Applicable Law and applicable accounting principles), the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.

16.	Amendment and Termination of the Plan and Awards

(a) Amendment and Termination of Plan; Prohibition on Repricing: The Plan may be amended, altered, suspended and/or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by Applicable Law; and (ii) except for adjustments made pursuant to Section 5(d) or in connection with a Change of Control, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options or SARs to reduce the Option Price or Base Price of such outstanding Options or SARs; (ii) exchange outstanding Options or SARs for cash, for Options or SARs with an Option Price or Base Price that is less than the Option Price or Base Price of the original Option or SAR, or for other equity awards at a time when the original Option or SAR has an Option Price or Base Price, as the case may be, above the Fair Market Value of the Common Stock; or (iii) take other action with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which shares of the Common Stock are listed.

(b) Amendment and Termination of Awards: The Administrator may amend, alter, suspend and/or terminate any Award granted under the Plan, prospectively or retroactively, but (except as otherwise provided in Section 3(b) or Section 16(c)) such amendment, alteration, suspension or termination of an Award shall not, without the written consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.

(c) Amendments to Comply with Applicable Law: Notwithstanding Section 16(a) and Section 16(b), the following provisions shall apply:

(i) The Administrator shall have unilateral authority to amend the Plan and any Award (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law (including but in no way limited to Code Section 409A, Code Section 422 and federal securities laws).

(ii) The Administrator shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law, or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles or Applicable Law.

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17.	Restrictions on Awards and Shares; Compliance with Applicable Law

(a) General: As a condition to the issuance and delivery of Common Stock hereunder, or the grant of any benefit pursuant to the Plan, the Company may require a Participant or other person at any time and from time to time to become a party to an Award Agreement, other agreement(s) restricting the transfer, purchase, repurchase and/or voting of shares of Common Stock of the Company, and any employment agreements, consulting agreements, non-competition agreements, confidentiality agreements, non- solicitation agreements, non-disparagement agreements or other agreements imposing such restrictions as may be required by the Company. In addition, without in any way limiting the effect of the foregoing, each Participant or other holder of shares issued under the Plan shall be permitted to transfer such shares only if such transfer is in accordance with the Plan, the Award Agreement, any other applicable agreements and Applicable Law. The Administrator reserves the right to impose other requirements on an Award and the shares acquired upon vesting of the Award, to the extent the Administrator determines it is necessary or advisable for legal or administrative reasons, and to require a Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The acquisition of shares of Common Stock under the Plan by a Participant or any other holder of shares shall be subject to, and conditioned upon, the agreement of the Participant or other holder of such shares to the restrictions described in the Plan, the Award Agreement and any other applicable agreements and Applicable Law.

(b) Compliance with Applicable Laws, Rules and Regulations: The Company may impose such restrictions on Awards, shares of Common Stock and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register shares of Common Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to an Award hereunder in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.

18.	No Right or Obligation of Continued Employment or Service or to Awards; Compliance with the Plan

Neither the Plan, an Award, an Award Agreement nor any other action related to the Plan shall confer upon a Participant any right to continue in the employ or service of the Company or an Affiliate as an Employee, Director or Independent Contractor, or to interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise provided in the Plan, an Award Agreement or as may be determined by the Administrator, all rights of a Participant with respect to an Award shall terminate upon the termination of the Participant’s employment or service. In addition, no person shall have any right to be granted an Award, and the Company shall have no obligation to treat Participants or Awards uniformly. By participating in the Plan, each Participant shall be deemed to have accepted all of the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Administrator and shall be fully bound thereby. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

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19.	General Provisions

(a) Stockholder Rights: Except as otherwise determined by the Administrator (and subject to the provisions of Section 9(d) regarding Restricted Awards and Section 13 regarding dividends and dividend equivalents), a Participant and his or her legal representative, legatees or distributees shall not be deemed to be the holder of any shares of Common Stock subject to an Award and shall not have any rights of a stockholder unless and until certificates for such shares have been issued and delivered to him, her or them under the Plan. A certificate or certificates for shares of Common Stock acquired upon exercise of an Option or SAR shall be issued in the name of the Participant or his or her beneficiary and distributed to the Participant or his or her beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the Option Price (except as may otherwise be determined by the Company in the event of payment of the Option Price pursuant to Section 7(d)(ii)(C)). Except as otherwise provided in Section 9(d) regarding Restricted Stock Awards or otherwise determined by the Administrator, a certificate for any shares of Common Stock issuable pursuant to a Restricted Award, Performance Award, Phantom Stock Award or Other Stock-Based Award shall be issued in the name of the Participant or his or her beneficiary and distributed to the Participant or his or her beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) after the Award (or portion thereof) has vested and been earned.

(b) Section 16(b) Compliance: To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Company that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

(c) Unfunded Plan; No Effect on Other Plans:

(i) The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to shares of Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

(ii) The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.

(iii) Except as otherwise provided in the Plan, the adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees or service providers of the Company or any Affiliate.

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(d) Governing Law: The Plan and Awards shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States.

(e) Beneficiary Designation: The Administrator may, in its discretion, permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have discretion to approve and interpret the form or forms of such beneficiary designation. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent that the Plan and/or Award Agreement provide otherwise, and to any additional restrictions deemed necessary or appropriate by the Administrator.

(f) Gender and Number: Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(g) Severability: If any provision of the Plan or an Award Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan or Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(h) Rules of Construction: Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall (unless the Administrator determines otherwise) be construed to refer to any amendment to or successor of such provision of law.

(i) Successors and Assigns: The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

(j) Award Agreement: The grant of any Award under the Plan shall be evidenced by an Award Agreement between the Company and the Participant. Such Award Agreement may state terms, conditions and restrictions applicable to the Award and any may state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock (or other benefits) subject to an Award, as may be established by the Administrator.

(k) Right of Offset: Notwithstanding any other provision of the Plan or an Award Agreement, the Company may at any time (subject to any Code Section 409A considerations) reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company or an Affiliate that is or becomes due and payable.

(l) Uncertificated Shares: Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may, in the Company’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Company’s certificate of incorporation or bylaws or by Applicable Law (including but not limited to applicable state corporate law and the applicable rules of any stock exchange on which the Common Stock may be traded).

(m) Income and Other Taxes: Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including but not limited to any taxes arising under Code Section 409A), and the Company shall not have any liability for, or any obligation to indemnify, gross up or otherwise hold any Participant harmless from, any or all of such taxes. The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person.

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(n) Effect of Certain Changes in Status: Notwithstanding the other terms of the Plan or an Award Agreement, the Administrator has sole discretion to determine (taking into account any Code Section 409A considerations), at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards (including but not limited to modifying the vesting, exercisability and/or earning of Awards) granted to a Participant if the Participant’s status as an Employee, Director or Independent Contractor changes, including but not limited to a change from full-time to part-time, or vice versa, or if other similar changes in the nature or scope of the Participant’s employment or service occur.

(o) Stockholder Approval: The Plan is subject to approval by the stockholders of the Company, which approval must occur, if at all, within twelve (12) months of the Effective Date. Awards granted prior to such stockholder approval shall be conditioned upon and shall be effective only upon approval of the Plan by such stockholders on or before such date if and to the extent required under Applicable Law or so determined by the Administrator. Subsequent stockholder approval shall be obtained in the manner and to the degree required under Applicable Law.

(p) Deferrals: Subject to the provisions of this Section 19(p) and Section 20, the Administrator may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be payable with respect to an Award. Any such deferral shall be subject to such terms and conditions as may be established by the Administrator and to any applicable Code Section 409A requirements.

(q) Fractional Shares: Except as otherwise provided in an Award Agreement or determined by the Administrator, (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded down to the nearest whole share, and (ii) no fractional shares shall be issued. The Administrator may, in its discretion, determine that a fractional share shall be settled in cash and/or Common Stock.

(r) Compliance with Recoupment, Ownership and Other Policies or Agreements: Notwithstanding anything in the Plan to the contrary, the Administrator may, at any time, consistent with, but without limiting, the authority granted in Section 3(b) herein, in its discretion provide that an Award, shares of Common Stock, cash or other benefits related to an Award shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain specified conduct, including but not limited to violation of policies of the Company or an Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants, or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Company or any Affiliate. In addition, without limiting the effect of the foregoing, as a condition to the grant of an Award or receipt or retention of shares of Common Stock, cash or any other benefit under the Plan, the Administrator may, at any time, require that a Participant agree to abide by any equity retention policy, stock ownership guidelines, compensation recovery policy and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Law.

(s) Attestation: Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise, vesting or earning of an Award by delivering shares of Common Stock, the Participant may, unless the Committee determines otherwise and subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such shares, in which case the Company shall treat the Award as exercised, vested or earned without further payment and/or shall withhold such number of shares from the shares acquired by the exercise, vesting or earning of the Award, as appropriate.

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(t) Plan Controls: Unless the Administrator determines otherwise, (i) in the event of a conflict between any term or provision contained in the Plan and an express term contained in any Award Agreement, the applicable terms and provisions of the Plan will govern and prevail, and (ii) the terms of an Award Agreement shall not be deemed to be in conflict or inconsistent with the Plan merely because they impose greater or additional restrictions, obligations or duties, or if the Award Agreement provides that such Award Agreement terms apply notwithstanding the provisions to the contrary in the Plan.

(u) Electronic Delivery and Participation: The Company may, in its sole discretion, decide to deliver to and obtain a Participant’s acceptance of any documents related to an Award that may be granted under the Plan by electronic means or request such Participant’s consent to participate in the Plan by electronic means.

20.	Compliance with Code Section 409A

Notwithstanding any other provision in the Plan or an Award Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award, it is the general intention of the Company that the Plan and all such Awards shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and the Plan and any such Award Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of shares or any other benefit issuable pursuant to an Award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with, or exempt from, Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise, distributions that are subject to Code Section 409A to any Participant who is a “specified employee” (as defined under Code Section 409A) upon a separation from service may only be made following the expiration of the six-month period after the date of separation from service (with such distributions to be made during the seventh month following separation of service), or, if earlier than the end of the six-month period, the date of death of the specified employee, or as otherwise permitted under Code Section 409A. For purposes of Code Section 409A, each installment payment provided under the Plan or an Award Agreement shall be treated as a separate payment. Without in any way limiting the effect of any of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award Agreement, as applicable, and (ii) terms used in the Plan or an Award Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any Award shall be deemed not to comply with Code Section 409A, the Company, the Administrator and its or their designees or agents shall not be liable to any Participant or other person for actions, decisions or determinations made in good faith.

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Annex D

CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF VOLATO GROUP, INC.

Volato Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:	That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Second Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Section 4.1 of Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

“Section 4.1 Authorized Capital Stock: That, effective as of 5 p.m. Eastern Time on the date this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation is filed with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), a one for [●] reverse stock split of the Corporation’s Class A Common Stock (as defined below) shall become effective, pursuant to which each [●] shares of Class A Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Class A Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Class A Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Class A Common Stock following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Class A Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, stockholders of record who would otherwise hold fractional shares because the number of shares of Class A Common Stock they hold before the reverse stock split is not evenly divisible by the reverse stock split ratio will be rounded up to the nearest whole share of Class A Common Stock.

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 201,000,000, consisting of two classes as follows:

a) 200,000,000 shares of Class A common stock (the “Class A Common Stock”); and

b) 1,000,000 shares of preferred stock (the “Preferred Stock”).”

The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of Class A Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this certificate of incorporation (as heretofore amended, this “Certificate of Incorporation”) or any Preferred Stock Designation (as defined below) designating a series of Preferred Stock.

SECOND:	That, at a special meeting of stockholders of the Corporation, the aforesaid amendment was duly adopted by the stockholders of the Corporation.

THIRD:	That, the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

***

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this [●] day of [●], [●].

VOLATO GROUP, INC.

By:
Matthew Liotta, Chief Executive Officer

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Annex E

Fairness Opinion – Volato Group Inc.

As of September 29, 2025

PRIVATE & CONFIDENTIAL

Prepared by:

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December 8, 2025	PRIVATE AND CONFIDENTIAL

Board of Directors

Volato Group, Inc.

1954 Airport Road, Suite 124

Chamblee, GA 30341

RE: Houlihan Capital Fairness Opinion – Volato Group Inc.

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that Volato Group, Inc., and/or its affiliates, a Delaware corporation with securities listed on NYSE American (collectively, the “Client”, “SOAR”, “Volato”, or the “Company”) has executed a merger agreement dated July 28, 2025, whereby it will merge with M2i Global, Inc., a Nevada corporation (“MTWO” or “M2i Global”) in a reverse merger in exchange for the issuance of shares of SOAR common stock to MTWO shareholders (collectively, the “Transaction”).

Pursuant to an engagement letter dated August 6, 2025, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion (the “Opinion”), whether or not favorable, to the Board as to whether, as of the date of such Opinion, the Transaction is fair to the shareholders of the Company from a financial point of view.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

●	Held discussions with certain members of M2i Global senior management (“M2i Management”) and Volato senior management (“Volato Management”) regarding the Transaction, the historical performance of the Company (giving effect to the Transaction), and the future outlook for the Company;
●	Reviewed information provided by Client and Target, including, but not limited to:

◌	The Company’s latest reports on Form 10-Q and 10-K and other relevant public documents as filed with the Securities and Exchange Commission;
◌	Volato’s proforma capitalization, upon closing of the merger, as of September 2, 2025;
◌	The Amended and Restated Non-binding Letter of Intent by and between Volato Group, Inc., and M2i Global, Inc., dated June 9, 2025;
◌	The Agreement and Plan of Merger and Reorganization among: Volato Group, Inc.; Volato Merger Subsidiary, Inc.; and M2i Global, Inc., dated as of July 28, 2025;
◌	The M2i Platform Competition Analysis: National Platform and Site-Specific Comparison;
◌	The M2i Global, Inc., An Introduction presentation dated October 2024;
◌	The Volato board presentations dated May 19, 2025 and July 15, 2025;

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●	Reviewed the industry in which the Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses; and
●	Developed indications of value for the Target using generally accepted valuation methodologies.

Our analyses contained herein are confidential. Our written opinion shall be used only (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to holders of the common stock, (iii) in filings with the SEC (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board, and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. We have not assumed responsibility for any independent verification of this information, nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

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Several analytical methodologies were considered, and a subset of those were employed, in arriving at the Opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. The Opinion, the analyses contained herein, and all conclusions drawn from such analyses are necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of this presentation.

The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and also on the application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date of such Opinion, that the Transaction is fair to the shareholders of the Company from a financial point of view. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.

E-4

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any ownership or other beneficial interests in the Company or Target and has provided no previous investment banking or consulting services to the Company or Target. Houlihan Capital has received and is receiving a fee from the Company relating to its services in providing this Opinion that is not contingent on the consummation of the proposed Transaction. In an engagement letter dated August 6, 2025, Client has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services.

Subject to the foregoing qualifications, assumptions, and limitations, as of the date hereof, it is Houlihan Capital’s opinion that the Transaction is fair to the shareholders of the Company from a financial point of view. The Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

Houlihan Capital, LLC

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Annex F

VOLATO GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS – MARCH 31, 2026 AT 9:00 AM EST

CONTROL ID:
REQUEST ID:

The undersigned, a stockholder of Volato Group, Inc. (the "Company"), hereby revoking any proxy heretofore given, does hereby appoint Mark Heinen proxy, with power of substitution, for and in the name of the undersigned to attend the 2026 Special Meeting of stockholders of the Company to be held at https://edge.media-server.com/mmc/go/SOAR2026SGM, on Tuesday, March 31, 2026 beginning at 9:00 AM, local time, or at any adjournment or postponement thereof, and there to vote, as designated below.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS

If you vote by phone, fax or internet, please DO NOT mail your proxy card.

	MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
	FAX:	Complete the reverse portion of this Proxy Card and Fax to **202-521-3464.**
	INTERNET:	https://www.iproxydirect.com/SOAR
	PHONE:	1-866-752-VOTE(8683)

→ Please ensure you fold then detach and retain this portion of this Proxy →

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SPECIAL MEETING OF THE STOCKHOLDERS OF
VOLATO GROUP, INC.

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONTROL ID:

REQUEST ID:

	→	FOR	AGAINST	ABSTAIN
Proposal 3				
To approve the election of seven directors to serve staggered terms on the Combined Company's board of directors.		☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

____
____
____

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2026

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)

F-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit, or where the action is by or in the right of the corporation. Our Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted in respect of any claim as to which the person has been adjudged to be liable to the corporation unless the applicable court determines that the person is, nonetheless, fairly and reasonably entitled to indemnity for such expenses which such court deems proper. Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

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We have entered into indemnification agreements with each of our directors and the NEOs. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our directors and the NEOs against certain liabilities that may arise by reason of their status or service as directors or executive officers, to the fullest extent permitted by law.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our Certificate of Incorporation and Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify or advance expenses to a director or officer in respect of a proceeding (or part thereof) initiated by such director or officer, unless such proceeding (or part thereof) was authorized by the Board.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145. We currently maintain and expect to continue to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. Additionally, certain of our non-employee directors may, through their relationships with their respective employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Board.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board at the time such action occurred or immediately after such director has notice of the unlawful acts.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions. Ultimately, we believe that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

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Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1^	Agreement and Plan of Merger and Reorganization, dated July 28, 2025, between Volato Group, Inc., Volato Merger Subsidiary, Inc., and M2i Global, Inc. (incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2025).
2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated January 19, 2026, between Volato Group, Inc., Volato Merger Subsidiary, Inc., and M2i Global, Inc. (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2026).
2.3	Business Combination Agreement, dated as of August 1, 2023, by and among PROOF Acquisition Corp I, PACI Merger Corp, Inc., and Volato, Inc. (included as Annex A to the Company’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).
3.1	Second Amended and Restated Certificate of Incorporation of Volato Group, Inc., as amended through February 19, 2025 (incorporated by reference from Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 7, 2025).
3.2	Third Amended and Restated Bylaws of Volato Group, Inc., as amended through October 10, 2024 (incorporated by reference from Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2025).
4.1	Specimen Class A Common Stock Certificate of Volato Group, Inc (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).
4.2	Specimen Warrant Certificate (Incorporated by reference to the corresponding exhibit the Company’s Registration Statement on Form S-l (File No. 333-261015), filed with the SEC on November 12, 2021).
4.3	Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, dated as of December 17, 2020 (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-41104), filed with the SEC on December 6, 2021).
4.4	Form of First Tranche 10% Original Issue Discount Senior Unsecured Convertible Promissory Note (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 5, 2024).
4.5	Form of Second Tranche 10% Original Issue Discount Senior Unsecured Convertible Promissory Note (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 13, 2025).
4.6	Form of Third Tranche 10% Original Issue Discount Senior Unsecured Convertible Promissory Note (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 21, 2025).
4.7	Form of Fourth Tranche 10% Original Issue Discount Senior Unsecured Convertible Promissory Note (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).
5.1**	Opinion of Dykema Gossett PLLC.
8.1*	Opinion of Dykema Gossett PLLC regarding certain U.S. federal income tax matters.
10.1#	Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Mark Heinen (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).
10.2#	Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Matthew Liotta (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).
10.3#	Form of Employee Invention Assignment, Restrictive Covenants, and Confidentiality Agreement (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on January 16, 2024).
10.4#	Form of Restricted Stock Unit Agreement (incorporated by reference herein from the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2024).
10.5	Aircraft Purchase and Sale Agreement, dated as of August 9, 2024, between Volato, Inc. and TVPX Aircraft Solutions, Inc. (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2024).
10.6	Aircraft Lease Agreement (S/N 2282), dated as of August 9, 2024, between Volato, Inc. and TVPX Aircraft Solutions, Inc. (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2024).
10.7#	Form of Indemnification Agreement (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2024).
10.8#	Form of Stock Option Agreement (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2024).
10.9	Business Loan and Security Agreement, dated July 26, 2024, between Volato, Inc. and TVT Capital Source LLC (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2024).
10.10	Aircraft Management Services Agreement, dated September 2, 2024, between flyExclusive, Inc. and Volato Group, Inc. (incorporated by reference herein from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2024).
10.11	Settlement Agreement and Stipulation dated November 4, 2024 by and between Volato Inc. and Sunpeak Holdings Corporation (incorporated by reference herein from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024).
10.12	Securities Purchase Agreement between the Company and JAK Opportunities IX, LLC, dated December 4, 2024 (incorporated by reference from Exhibit 10.12 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 7, 2025).

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10.13	Registration Rights Agreement between the Company and JAK Opportunities IX, LLC, dated December 4, 2024 (incorporated by reference from Exhibit 10.13 to the Company’s Registration Statement on Form S-1 filed with the SEC on May 7, 2025).
10.14^	Form of Stockholder Voting and Support Agreement (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2025).
10.15	Agreement and Plan of Merger, dated as of May 12, 2023 and entered into by and among Inky, Inc. and U.S. M and M Acquisition Corp. and U.S. Minerals and Metals Corp. (incorporated by reference to Exhibit 2.01 to M2i Global’s Registration Statement on Form S-1 filed with the SEC on November 21, 2023).
10.16	Consulting Agreement with Jeffrey Talley (incorporated by reference to Exhibit 10.1 to M2i Global’s Registration Statement on Form S-1 filed with the SEC on November 21, 2023).
10.17

Business Development Agreement with Lyons Capital LLC dated February 23, 2023 (incorporated by reference to Exhibit 10.2 to M2i Global’s Registration Statement on Form S-1 filed with the SEC on November 21, 2023).

10.18	Wall Street Conference Business Development Agreement with Lyons Capital LLC dated February 23, 2023 (incorporated by reference to Exhibit 10.3 to M2i Global’s Registration Statement on Form S-1 filed with the SEC on November 21, 2023).
10.19	Business Development Agreement with Doug Cole dated January 23, 2023 (incorporated by reference to Exhibit 10.4 to M2i Global’s Registration Statement on Form S-1 filed with the SEC on November 21, 2023).
10.20*#	Form of M2i Global, Inc. 2026 Stock Incentive Plan.
10.21*#	Form of Board of Directors Agreement.
10.22*#	Form of Executive Employment Agreement between M2i Global, Inc. and Alberto Rosende.
10.23*#	Form of Executive Employment Agreement between M2i Global, Inc. and Mark Heinen.
10.24*#	Form of Executive Employment Agreement between M2i Global, Inc. and Doug Cole.
10.25*#	Form of Executive Employment Agreement between M2i Global, Inc. and Michael Prachar.
10.26	Form of Share Exchange Agreement, dated September 30, 2025, between Volato Group, Inc. and certain shareholders of M2i Global, Inc. (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2025).
10.27	Fourth Amendment to Aircraft Management Services Agreement, dated October 1, 2025, between Volato Group, Inc. and flyExclusive, Inc. (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 7, 2025).
10.28	Fifth Amendment to Aircraft Management Services Agreement, dated March 6, 2026, between Volato Group, Inc. and flyExclusive, Inc. (incorporated by reference from Exhibit 10.7 to the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2026).
10.29	Asset Purchase Agreement, dated March 6, 2026, between Volato Group, Inc. and flyExclusive, Inc. (incorporated by reference from Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2026).
10.30	ATM Sales Agreement, dated March 27, 2026, with Curvature Securities, LLC (incorporated by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 30, 2026).
16.1	Letter from Rose, Snyder & Jacobs LLP, dated as of April 04, 2025 (incorporated by reference herein from Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2025).
21.1*	List of Subsidiaries.
23.1*	Consent of Elliott Davis, PLLC, Independent Registered Public Accounting Firm of Volato.
23.2*	Consent of Rose Snyder Jacobs, LLP, Former Independent Registered Public Accounting Firm of Volato.
23.3**	Form of Consent of Dykema Gossett PLLC (included as part of Exhibit 5.1).
23.4*	Form of Consent of Dykema Gossett PLLC (included as part of Exhibit 8.1).
23.5*	Consent of TAAD, L.L.P., Independent Registered Public Accounting Firm of M2i Global.
24.1*	Power of Attorney (included on signature page of this Registration Statement as filed by the Company on December 15, 2025).
24.2*	Power of Attorney (included on signature page of this Registration Statement as filed by the Company on January 12, 2026).
99.1*	Opinion of Houlihan Capital, LLC.
99.2*	Consent of Houlihan Capital, LLC.
99.3*	Consent of Alberto Rosende to be named as a director nominee.
99.4*	Consent of Douglas Cole to be named as a director nominee.
99.5*	Consent of Douglas MacLellan to be named as a director nominee.
99.6*	Consent of Michael Sander to be named as a director nominee.
99.7*	Consent of Anthony Short to be named as a director nominee.
107**	Filing Fee Table.

*	Previously filed.

**	Filed herewith.

#	Indicates management contract or compensatory pan or arrangement.

^	Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any exhibits or schedules so furnished.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

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(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g)	That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chamblee, State of Georgia, on April 8, 2026.

VOLATO GROUP, INC.

By:	/s/ Matthew Liotta
Matthew Liotta
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Liotta	Chief Executive Officer and Director	April 8, 2026
Matthew Liotta	(Principal Executive Officer)

/s/ Mark Heinen	Chief Financial Officer	April 8, 2026
Mark Heinen	(Principal Financial Officer)

/s/ Leslie Miller	Chief Accounting Officer	April 8, 2026
Leslie Miller	(Principal Accounting Officer)

*	Director	April 8, 2026
Christopher Burger

*	Director	April 8, 2026
Nicholas Cooper

*	Director	April 8, 2026
Michael Nichols

*	Director	April 8, 2026
Alan D. Gaines

* By:	/s/ Matthew Liotta
Matthew Liotta Attorney-in-fact

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